Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205558 and 333-205558-01

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell the securities and neither is soliciting any offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated August 2, 2016

PROSPECTUS SUPPLEMENT

(To prospectus dated July 8, 2015)

NextEra Energy, Inc.

             Equity Units

(Initially Consisting of              Corporate Units)

This is an offering of Equity Units by NextEra Energy, Inc. (“NEE”). Each Equity Unit will have a stated amount of $50 and will consist of (1) a purchase contract issued by NEE and (2) initially a 5% undivided beneficial ownership interest in a Series I Debenture due September 1, 2021 issued in the principal amount of $1,000 by NextEra Energy Capital Holdings, Inc. (“NEE Capital”), a wholly-owned subsidiary of NEE, which is referred to as a Corporate Unit.

•	The purchase contract will obligate holders of Equity Units to purchase from NEE, no later than September 1, 2019 for a price of $50 in cash, the following number of shares of NEE common stock (subject to anti-dilution adjustments):

•	if the applicable market value of NEE common stock is equal to or greater than the threshold appreciation price of $ , shares of NEE common stock;

•	if the applicable market value is less than the threshold appreciation price of $ , but greater than the reference price of $ , a number of shares of NEE common stock having a value (based on the applicable market value) which is equal to $50; and

•	if the applicable market value is less than or equal to the reference price of $ , shares of NEE common stock.

The applicable market value of NEE common stock will be determined by reference to average closing prices of NEE common stock over the 20 consecutive trading day period ending on the third trading day prior to September 1, 2019.

•	The NEE Capital debentures will initially bear interest at a rate of % per year, payable quarterly in arrears. NEE has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the NEE Capital debentures. The NEE Capital debentures will be remarketed as described in this prospectus supplement. If this remarketing is successful, the interest rate on the NEE Capital debentures will be reset and thereafter interest will be payable semi-annually at the reset rate.

•	NEE will also pay quarterly contract adjustment payments at a rate of % per year on the stated amount of $50 per Corporate Unit, or $ per year, subject to NEE’s right to defer contract adjustment payments, as described in this prospectus supplement.

•	The NEE Capital debentures will not trade separately from the Corporate Units unless and until substitution is made, the purchase contracts are settled early or the NEE Capital debentures are successfully remarketed, all as described in this prospectus supplement.

NEE does not intend to apply to list the Corporate Units on a securities exchange. However, if NEE is advised by the underwriters prior to issuance of the Corporate Units that the minimum distribution requirement established by the New York Stock Exchange (“NYSE”) for listing the Corporate Units has been satisfied and the underwriters request NEE to apply for listing on the NYSE, NEE will apply to list those securities on the NYSE. There can be no assurance that such requirement will be satisfied. If an application for listing is made and the Corporate Units are approved for listing, trading of the Corporate Units on the NYSE would be expected to commence within 30 days after the Corporate Units are first issued.

See “Risk Factors” beginning on page S-30 of this prospectus supplement to read about certain factors you should consider before making an investment in the Equity Units.

Neither the Securities and Exchange Commission nor any other securities commission in any jurisdiction has approved or disapproved of the Equity Units or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Corporate Unit	Total
Price to Public (1)	$	$
Underwriting Discount	$	$
Proceeds to NEE Capital (before expenses)	$	$

(1)	Plus accrued interest and accumulated contract adjustment payments from August , 2016, if settlement occurs after that date. The accrued interest and accumulated contract adjustment payments must be paid by the purchasers if settlement occurs after that date.

The Corporate Units are expected to be delivered in book-entry only form through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and/or Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about August     , 2016.

Goldman, Sachs & Co.	Credit Suisse	Mizuho Securities

The date of this prospectus supplement is August     , 2016.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and in the accompanying prospectus and in any written communication from NEE, NEE Capital or the underwriters specifying the final terms of the offering. None of NEE, NEE Capital or the underwriters have authorized anyone else to provide you with additional or different information. None of NEE, NEE Capital or the underwriters are making an offer of the Corporate Units in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Prospectus Supplement

i

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. This prospectus supplement and the accompanying prospectus contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements should be read with the cautionary statements in the accompanying prospectus under the heading “Forward-Looking Statements” and the important factors discussed in this prospectus supplement and in the incorporated documents. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. You should pay special attention to the “Risk Factors” section beginning on page S-30 of this prospectus supplement to determine whether an investment in the Equity Units is appropriate for you.

NEE

The information in this section supplements the information in the “NEE” section on page 3 of the accompanying prospectus.

NEE is a holding company incorporated in 1984 as a Florida corporation and conducts its operations principally through two wholly-owned subsidiaries, Florida Power & Light Company (“FPL”) and, indirectly through NEE Capital, NextEra Energy Resources, LLC (“NEER”). FPL is a rate-regulated electric utility engaged primarily in the generation, transmission, distribution and sale of electric energy in Florida. NEER produces the majority of its electricity from clean and renewable sources, including wind and solar. NEER also provides full energy and capacity requirements services, engages in power and gas marketing and trading activities and invests in natural gas, natural gas liquids and oil production and pipeline infrastructure assets.

NEE’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

NEE CAPITAL

The information in this section supplements the information in the “NEE Capital” section on page 4 of the accompanying prospectus.

NEE Capital owns and provides funding for all of NEE’s operating subsidiaries other than FPL and its subsidiaries. NEE Capital was incorporated in 1985 as a Florida corporation and is a wholly-owned subsidiary of NEE.

NEE Capital’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

RECENT DEVELOPMENTS

Agreement to Acquire Energy Future Holdings Corp.

Agreement and Plan of Merger

In April 2014, Energy Future Holdings Corp. (“EFH Corp.”) and the substantial majority of its direct and indirect subsidiaries, including Energy Future Intermediate Holding Company LLC (“EFIH”), but excluding Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”), and its direct and indirect subsidiaries, filed voluntary petitions for relief (“Bankruptcy Filing”) under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”). During the pendency of the Bankruptcy Filing, EFH Corp. and its direct and indirect subsidiaries that are included in the Bankruptcy Filing are operating their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

On July 29, 2016, as part of a proposed third amended plan of reorganization filed with the Bankruptcy Court for EFH Corp., EFIH and certain other EFH Corp. subsidiaries (“amended plan of reorganization”), EFH Corp. and EFIH entered into an agreement and plan of merger (“merger agreement”) with NEE and EFH Merger Co., LLC, a direct wholly owned subsidiary of NEE (“Merger Sub”). Pursuant to the merger agreement and after the reorganization of EFH Corp. (“reorganized EFH”) and EFIH (“reorganized EFIH”) under the Bankruptcy Code, reorganized EFH will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company and the successor to reorganized EFH Corp. (“merger”).

As a result of the merger, Merger Sub will become the direct owner of reorganized EFIH, the direct or indirect owner of certain other former subsidiaries of EFH Corp. and, through its ownership of reorganized EFIH and reorganized EFIH’s direct subsidiary, Oncor Holdings, the indirect owner of 80.03% of the outstanding equity interests of Oncor Electric Delivery Company LLC (“Oncor”).

Oncor is a regulated electric distribution and transmission business that operates the largest distribution and transmission system in Texas, providing power to more than 3.3 million electric delivery points over more than 103,000 miles of distribution and 15,000 miles of transmission lines. In addition to Oncor Holdings’ ownership of 80.03% of Oncor’s outstanding membership interests, Texas Transmission Investment LLC (“TTI”) owns 19.75% of Oncor’s outstanding membership interests and certain members of Oncor’s management team and board of directors indirectly beneficially own the remaining 0.22% of Oncor’s outstanding membership interests. TTI is an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity, Borealis Infrastructure Management Inc., and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm, GIC Special Investments Pte Ltd.

The merger agreement provides that the consideration for the transaction funded by NEE will be $9.496 billion, which will be paid primarily in cash, with the balance in shares of NEE common stock. The allocation between the cash and stock components of the consideration will be determined as provided in the merger agreement, the amount of consideration will be subject to adjustment as provided in the merger agreement and there may be a post-closing cash true up of the value of the shares of NEE common stock paid at closing. The amended plan of reorganization provides that the cash component of the consideration will be used by EFIH primarily to repay all or a portion of the amounts owed to certain of its creditors and estate professionals and that the NEE common stock component of the consideration will be used to repay a portion of amounts owed to certain EFH Corp. creditors and possibly EFIH creditors.

EFH Corp., EFIH, NEE and Merger Sub have each made customary representations, warranties and covenants in the merger agreement. The parties have also agreed to cooperate with each other to make all filings and obtain all consents, registrations, approvals, permits and authorizations necessary from any third party or governmental entity in connection with execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The merger agreement also prohibits EFH Corp. and EFIH from soliciting, or participating in discussions or negotiations or providing information with respect to, alternative proposals, subject to specified exceptions.

The merger agreement contains various conditions precedent to consummation of the transactions contemplated by the merger agreement, including, among others: (i) entry of an order by the Bankruptcy Court approving the merger agreement and related agreements and confirming the amended plan of reorganization with respect to the EFH /EFIH Debtors (as defined below); (ii) that the Internal Revenue Service (“IRS”) has issued and not revoked or withdrawn specified private letter rulings with respect to the transactions contemplated by the merger agreement; and (iii) that the representations and warranties of each party to the merger agreement are accurate. The conditions precedent of NEE and Merger Sub also include, but are not limited to, conditions that: (i) certain approvals and rulings be obtained that are necessary to consummate the merger, including approvals from, among others, the Public Utility Commission of Texas (“PUCT”) and the U.S. Federal Energy Regulatory Commission (“FERC”); (ii) certain members of the boards of directors of Oncor and Oncor Holdings have resigned from such boards of directors at the closing of the merger and the designees of NEE constitute the entire board of directors of Oncor Holdings and Oncor (subject to limited exceptions); (iii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), has expired or terminated and (iv) the PUCT approval approves, among other things, the acquisition, directly or indirectly, of 100% of Oncor and an initial public offering of an indirect minority interest in Oncor.

NEE, Merger Sub, EFH Corp. and EFIH have certain termination rights under the merger agreement. The merger agreement may be terminated, among other reasons: (i) by NEE or EFH Corp. and EFIH (acting together), if the closing has not been consummated within 240 days of the date of the Merger Agreement (subject to a 90-day extension in certain circumstances for the continued pursuit of the PUCT, FERC or IRS approvals or rulings, as applicable, as described above); (ii) by NEE or EFH Corp. and EFIH (acting together), if the plan support agreement (described below) is terminated in accordance with its terms; or (iii) by NEE, if the Bankruptcy Court enters, or EFH Corp. or EFIH seeks from the Bankruptcy Court, an order approving any sale or other disposition of the assets of EFH Corp. or its subsidiaries or the equity interests in EFIH to any person other than NEE, Merger Sub or any of their affiliates. The merger agreement may also be terminated at any time prior to closing by mutual written consent of the parties thereto.

EFH is not prohibited from soliciting proposals from third parties prior to Bankruptcy Court approval of EFH entering into the merger agreement with NEE. In the event the merger agreement is terminated by EFH in accordance with its terms at any time after Bankruptcy Court approval of EFH entering into the merger agreement and prior to confirmation of the amended plan of reorganization because it chooses to proceed with an alternative superior transaction, and an alternative superior transaction is consummated pursuant to which neither NEE nor any of its affiliates will obtain direct or indirect ownership of 100% of Oncor Holdings and Oncor Holdings’ approximately 80% equity interest in Oncor, subject to Bankruptcy Court approval, EFH Corp. and EFIH, subject to the exclusion of a limited number of termination events, would be required to pay to NEE a termination fee of $275 million (“termination fee”). In the event EFH Corp. and EFIH pay to NEE the termination fee in accordance with the merger agreement, such payment shall be the sole and exclusive remedy of NEE and Merger Sub against EFH Corp., EFIH and their respective affiliates, representatives, creditors or shareholders with respect to any breach of the merger agreement prior to termination.

Upon consummation of the merger, Merger Sub will succeed to the rights and obligations of reorganized EFH under a number of transaction agreements referred to in the amended plan of reorganization, including a tax matters agreement and a separation agreement.

The above description of the merger agreement has been included to provide investors with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for the purpose of allocating risk between the parties rather than establishing matters as facts and are subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date and may be subject to a contractual standard of materiality different from those generally applicable to investors.

The foregoing description of the merger agreement is qualified in its entirety by reference to the merger agreement, and the form of the amended plan of reorganization, which have been filed by NEE with the Securities Exchange Commission (“SEC”).

Plan Support Agreement

On July 29, 2016, EFH Corp., EFIH and certain of EFH Corp.’s other direct and indirect subsidiaries (collectively, “EFH/EFIH Debtors”) entered into a plan support agreement (“plan support agreement”) with NEE solely in its capacity as the sponsor of the amended plan of reorganization.

Pursuant to the plan support agreement, NEE and the EFH/EFIH Debtors have agreed, subject to the terms and conditions of the plan support agreement, to support in a variety of ways specified in the plan support agreement the EFH/EFIH Debtors’ proposed restructuring pursuant to the amended plan of reorganization.

The plan support agreement may be terminated only upon the occurrence of certain events described in the plan support agreement.

The foregoing description of the plan support agreement is qualified in its entirety by reference to the plan support agreement, which has been filed by NEE with the SEC.

Oncor Letter Agreement

The merger agreement contemplates that NEE and Merger Sub will enter into a letter agreement (“Oncor letter agreement”) with Oncor Holdings and Oncor. The Oncor letter agreement will set forth certain rights and obligations of NEE and Merger Sub, and of Oncor Holdings, Oncor and their respective subsidiaries (collectively, the “Oncor Entities”) to cooperate with respect to the initial steps described in the next paragraph to be taken in connection with the merger and the other transactions contemplated by the merger agreement.

The Oncor letter agreement contemplates that NEE, Merger Sub and the Oncor Entities will use their respective reasonable best efforts to submit to the PUCT a single filing and file with FERC a joint application, seeking prior approval by the PUCT and FERC, respectively, of the merger and other transactions contemplated by the merger agreement, with such filing and application to include certain key terms and undertakings. NEE and Merger Sub, on the one hand, and the Oncor Entities, on the other, will also agree to keep the other parties reasonably informed of any material developments (including receipt of material communications) in connection with obtaining the regulatory and other governmental entity approvals described in the Oncor letter agreement.

The Oncor letter agreement will acknowledge that, subject to PUCT approval, (i) each independent director who serves on the board of directors of Oncor and/or Oncor Holdings will resign from such board of directors and (ii) the vacancies on the board of directors of Oncor and/or Oncor Holdings created by such resignations will be filled by the appointment of NEE’s designees.

Additionally, the Oncor Entities will make certain representations, warranties and covenants, including (i) a covenant to operate their businesses in the ordinary course from and after the date the Bankruptcy Court has entered an order approving the merger agreement until the consummation of the merger and other transactions contemplated by the merger agreement, subject to certain exceptions set forth in the Oncor letter agreement, including the right to comply with or respond to any requirement of, or request by, a governmental entity or order; and (ii) a covenant not to (a) initiate, solicit, propose, knowingly encourage or induce any alternative proposal (as defined in the Oncor letter agreement), (b) enter into, maintain or continue negotiations with any person with respect to any alternative proposal or (c) enter into any written letter of intent, agreement in principle or other agreement (whether or not legally binding, oral or written) with respect to an alternative proposal, provided that the Oncor Entities may take certain of the foregoing prohibited actions with respect to an alternative proposal to satisfy their respective fiduciary obligations.

The Oncor letter agreement is not intended to give NEE or Merger Sub, directly or indirectly, the right to control or direct the operations of any Oncor Entity prior to the receipt of all approvals required by the Bankruptcy Court, the PUCT and other governmental entities and the consummation of the merger and related transactions (if and when such transactions are consummated).

The foregoing description of the Oncor letter agreement is qualified in its entirety by reference to the form of the Oncor letter agreement, which has been filed by NEE with the SEC.

There can be no assurance that the proposed acquisition of EFH Corp. will be completed. This offering of Equity Units is not contingent upon the acquisition of EFH Corp.

THE OFFERING—Q&A

What are Equity Units?

The Equity Units consist of units referred to as either Corporate Units or Treasury Units. The Equity Units offered will initially consist of          Corporate Units, each with a stated amount of $50. From each Corporate Unit, the holder may create a Treasury Unit, as described below under “How can I create Treasury Units from Corporate Units?”

What is a Corporate Unit?

Each Corporate Unit consists of (1) a purchase contract and (2) initially a 5% undivided beneficial ownership interest in a Series I Debenture due September 1, 2021 issued in the principal amount of $1,000 by NEE Capital, also referred to as the “applicable ownership interest in NEE Capital debentures.” In this prospectus supplement, the Series I Debentures due September 1, 2021 are referred to as the “NEE Capital debentures.” The NEE Capital debentures will rank equally and ratably with NEE Capital’s other unsecured and unsubordinated obligations. The applicable ownership interest in NEE Capital debentures corresponds to $50 principal amount of NEE Capital debentures. NEE has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the NEE Capital debentures. The guarantee is an unsecured obligation of NEE and will rank equally and ratably with all other unsecured and unsubordinated obligations of NEE. The applicable ownership interests in NEE Capital debentures that are components of the Corporate Units will be owned by the holders of the Corporate Units, but they will be pledged to NEE through the collateral agent to secure the holders’ obligations to purchase NEE common stock under the related purchase contracts. The NEE Capital debentures will be issued in minimum denominations of $1,000 and integral multiples thereof (except in certain limited circumstances). If the NEE Capital debentures are successfully remarketed on or prior to the ninth business day preceding September 1, 2019, or a special event redemption or a mandatory redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in a Treasury portfolio (as defined under “What is the Treasury portfolio?”) will replace the applicable ownership interest in NEE Capital debentures as a component of each Corporate Unit and will be pledged to NEE through the collateral agent to secure the holders’ obligation to purchase NEE common stock under the related purchase contracts. The NEE Capital debentures will not trade separately from the Corporate Units unless and until Treasury securities are substituted for NEE Capital debentures, the purchase contracts are settled early or the NEE Capital debentures are successfully remarketed.

Will the Corporate Units be listed on a securities exchange?

NEE does not intend to apply to list the Corporate Units on a securities exchange. However, if NEE is advised by the underwriters prior to issuance of the Corporate Units that the NYSE’s minimum distribution requirement for listing the Corporate Units has been satisfied and the underwriters request NEE to apply for listing on the NYSE, NEE will apply to list those securities on the NYSE. The minimum distribution requirement for listing the Corporate Units on the NYSE requires that there be at least 400 beneficial holders of the Corporate Units. There can be no assurance that such requirement will be satisfied. Accordingly, no investor should take account of the potential for listing the Corporate Units with the NYSE when considering whether to make an investment in such securities.

What is a purchase contract?

Each purchase contract that is a component of an Equity Unit obligates the holder of the purchase contract to purchase, and obligates NEE to sell, on September 1, 2019, which is referred to as the “purchase contract settlement date,” for $50 in cash, a number of newly issued shares of NEE common stock as shall be determined by reference to the “settlement rate.” The settlement rate will be calculated, subject to adjustment under the circumstances described in “Description of the Purchase Contracts—Anti-dilution Adjustments” and in “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change,” as follows:

•	if the applicable market value (as defined below) of NEE common stock is equal to or greater than the threshold appreciation price of $ , the applicable settlement rate shall equal shares of NEE common stock;

•	if the applicable market value of NEE common stock is less than the threshold appreciation price, but greater than the reference price of $ , the applicable settlement rate shall equal the number of shares of NEE common stock equal to $50 divided by the applicable market value; and

•	if the applicable market value of NEE common stock is less than or equal to the reference price, the applicable settlement rate shall equal shares of NEE common stock.

“Applicable market value” means the average of the closing price per share of NEE common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to adjustment under the circumstances set forth in “Description of the Purchase Contracts—Anti-dilution Adjustments.” “Applicable market value” will also be subject to adjustments under the circumstances set forth under “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change.” The “reference price,” which is $        , equals the last reported sale price of NEE common stock on the NYSE on August     , 2016. The “threshold appreciation price” is $        , and represents an appreciation of     % over the reference price.

What is a Treasury Unit?

A Treasury Unit is a unit that can be created from a Corporate Unit and consists of (1) a purchase contract and (2) a 5% undivided beneficial ownership interest in a zero-coupon United States (“U.S.”) Treasury security that will mature on August 31, 2019 with a principal amount at maturity of $1,000 (CUSIP No. 912820RW9), which is referred to as a “Treasury security.” The ownership interest in the Treasury security that is a component of each Treasury Unit will be owned by the holder of the Treasury Unit, but it will be pledged to NEE through the collateral agent to secure the holder’s obligation to purchase NEE common stock under the related purchase contract.

How can I create Treasury Units from Corporate Units?

Unless the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units as a result of a successful remarketing of the NEE Capital debentures, a special event redemption or a mandatory redemption, each holder of Corporate Units will have the right, subject to the last sentence of this paragraph, on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related NEE Capital debentures held by the collateral agent a Treasury security having a principal amount at maturity equal to the aggregate principal amount of the NEE Capital debentures for which substitution is being made. Because Treasury securities and NEE Capital debentures are issued in integral multiples of $1,000, holders of Corporate Units may make these substitutions only in integral multiples of 20 Corporate Units. The ability of holders of Corporate Units to create Treasury Units will be subject to the limitation that holders may not create Treasury Units during any period commencing on and including the business day prior to the first day of any three-day remarketing period as described under “What is remarketing?” below and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the reset effective date (as defined under “What is remarketing?” below), or, if none of the remarketings during that three-day remarketing period is successful, the business day following the last remarketing date in the applicable three-day remarketing period.

If a Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units as a result of a successful remarketing of the NEE Capital debentures, a special event redemption or a mandatory redemption, holders of Corporate Units may create Treasury Units by making substitutions of Treasury securities for the applicable ownership interests in the Treasury portfolio held by the collateral agent, on or prior to the second business day immediately preceding the purchase contract settlement date and only in integral multiples of          Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents in connection with a successful remarketing of the NEE Capital debentures if the reset effective date is not a regular quarterly interest payment date).

Each of these substitutions will create Treasury Units, and the NEE Capital debentures underlying the applicable ownership interests in NEE Capital debentures or the applicable ownership interests in the Treasury portfolio will be released to the holder and be tradable separately from the Treasury Units.

How can I recreate Corporate Units from Treasury Units?

Unless the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units as a result of a successful remarketing of the NEE Capital debentures, a special event redemption or a mandatory redemption, each holder of Treasury Units will have the right, subject to the last sentence of this paragraph, on or prior to the second business day immediately preceding the first day of the final three-day remarketing period, to substitute NEE Capital debentures for any related Treasury securities held by the collateral agent, having a principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. Because Treasury securities and NEE Capital debentures are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units. The ability of holders of Treasury Units to recreate Corporate Units will be subject to the limitation that holders may not recreate Corporate Units during any period commencing on and including the business day prior to the first day of any three-day remarketing period and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the reset effective date, or, if none of the remarketings during that three-day remarketing period is successful, the business day following the last remarketing date in the applicable three-day remarketing period.

If a Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units as a result of a successful remarketing of the NEE Capital debentures, a special event redemption or a mandatory redemption, holders of Treasury Units may recreate Corporate Units by making substitutions of the applicable ownership interests in the Treasury portfolio for Treasury securities held by the collateral agent, on or prior to the second business day immediately preceding the purchase contract settlement date and only in integral multiples of          Treasury Units (or such other number of Treasury Units as may be determined by the remarketing agents in connection with a successful remarketing of the NEE Capital debentures if the reset effective date is not a regular quarterly interest payment date).

Each of these substitutions will recreate Corporate Units, and the Treasury securities or the applicable ownership interests in the Treasury portfolio will be released to the holder and be tradable separately from the Corporate Units.

What payments am I entitled to as a holder of Corporate Units?

Holders of Corporate Units will be entitled to receive aggregate quarterly cash distributions at the rate of     % per year on the stated amount of $50 per Corporate Unit. These quarterly cash distributions will consist of:

•	a pro rata share of interest payments, payable in arrears, on the applicable ownership interest in NEE Capital debentures (or distributions on the applicable ownership interest in the Treasury portfolio, if the NEE Capital debentures have been replaced by the Treasury portfolio), equivalent to the rate of % per year on the stated amount of $50 per Corporate Unit; and

•	contract adjustment payments payable by NEE at the rate of % per year on the stated amount of $50 per Corporate Unit, subject to NEE’s right to defer the payment of such contract adjustment payments.

If, following a successful remarketing, the interest rate on the NEE Capital debentures is reset on a reset effective date that is not a scheduled interest payment date, the collateral agent will receive on behalf of holders of Corporate Units a payment from NEE Capital on such reset effective date of accrued and unpaid interest on the NEE Capital debentures from the most recent quarterly interest payment date to, but excluding, such reset effective date. On the quarterly payment date next following the reset effective date, Corporate Unit holders will receive a quarterly cash distribution comprised of their pro rata portion of the interest payment received by the collateral agent which is described in the preceding sentence, the portion of their applicable ownership interest in the remarketing Treasury portfolio, as described below under “What is the Treasury portfolio?”, that matures prior to that quarterly payment date, and the contract adjustment payment payable on that date.

In addition, original issue discount, or OID, for U.S. federal income tax purposes will accrue on each NEE Capital debenture. NEE Capital is not entitled to defer interest payments on the NEE Capital debentures.

What payments am I entitled to if I convert my Corporate Units to Treasury Units?

Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by NEE at the rate of     % per year on the stated amount of $50 per Treasury Unit, subject to NEE’s right to defer the payment of such contract adjustment payments. In addition, OID will accrue on each related Treasury security. There will be no distributions in respect of the Treasury securities that are a component of the Treasury Units, but the holders of the Treasury Units will continue to receive the scheduled interest payments on the NEE Capital debentures that were released to them when they created the Treasury Units as long as they continue to hold such NEE Capital debentures.

What rights do NEE or NEE Capital have to defer current payments?

NEE has the right to defer the payment of contract adjustment payments until no later than the purchase contract settlement date; provided, however, that in the event of an early settlement upon a fundamental change or any other early settlement of the purchase contracts, NEE will pay deferred contract adjustment payments to but not including the fundamental change settlement date or the most recent quarterly payment date, as applicable (unless earlier paid in full). Any deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of     % per year (such additional payment being equal to the initial interest rate on the NEE Capital debentures plus the rate of contract adjustment payments on the purchase contracts) until paid, compounded quarterly. NEE Capital is not entitled to defer payments of interest on the NEE Capital debentures. In the event NEE exercises its right to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, NEE will not, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock. See “Description of the Purchase Contracts—Option to Defer Contract Adjustment Payments.”

What are the payment dates for the Corporate Units?

The payments described above in respect of the Corporate Units will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2016. If any date on which interest on the NEE Capital debentures is to be paid or contract adjustment payments are to be made on the purchase contracts is not a business day, then payment of the interest and the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that scheduled payment date. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law, regulation or executive order to close.

What is remarketing?

NEE Capital may, at its option and in its sole discretion, elect to remarket the NEE Capital debentures that are a component of Corporate Units on any remarketing date occurring during the period for early remarketing beginning on the fifth business day preceding March 1, 2019 and ending on and including the ninth business day preceding September 1, 2019, unless the NEE Capital debentures have been previously redeemed in connection with a special event redemption or a mandatory redemption or have been previously successfully remarketed. Each holder of NEE Capital debentures that are not a component of Corporate Units may elect to include those NEE Capital debentures in a remarketing. Any remarketing during the period for early remarketing will occur during one or more three-day remarketing periods that consist of three sequential possible remarketing days selected by NEE Capital and will include the NEE Capital debentures that are a component of the Corporate Units and those separate NEE Capital debentures whose holders have elected to include those debentures in the remarketing.

On each remarketing date, if any, occurring during the period for early remarketing, the remarketing agents will use their commercially reasonable efforts to obtain a price for the NEE Capital debentures remarketed equal to or greater than 100% of the purchase price for the remarketing Treasury portfolio plus the separate NEE Capital debentures purchase price (as defined below) plus the remarketing fee. In no event shall the price for the NEE Capital debentures on each remarketing date, if any, occurring during the period for early remarketing be less than a price equal to 100% of the purchase price for the remarketing Treasury portfolio plus the separate NEE Capital debentures purchase price. The “separate NEE Capital debenture purchase price,” with respect to separate NEE Capital debentures that were not a component of Corporate Units and whose holders have elected to include those NEE Capital debentures in an early remarketing, means an amount equal to the purchase price for the remarketing Treasury portfolio divided by the principal amount of NEE Capital debentures which were a component of Corporate Units that participated in the remarketing multiplied by the aggregate principal amount of NEE Capital debentures that were not a component of Corporate Units whose holders elected to include those NEE Capital debentures in an early remarketing. A portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase the remarketing Treasury portfolio. The remarketing Treasury portfolio will be substituted for the NEE Capital debentures that are a component of the Corporate Units and will be pledged to NEE through the collateral agent to secure the holders’ obligations to purchase NEE common stock under the related purchase contracts. When paid at maturity, an amount of the remarketing Treasury portfolio equal to the principal amount of the NEE Capital debentures for which that Treasury portfolio was substituted will automatically be applied to satisfy the Corporate Unit holders’ obligations to purchase NEE common stock under the related purchase contracts on September 1, 2019.

In addition, if a remarketing during the period for early remarketing is successful, the remarketing agents may deduct the remarketing fee from any portion of the proceeds from the remarketing of the NEE Capital debentures that is in excess of the sum of the remarketing Treasury portfolio purchase price and the aggregate separate NEE Capital debentures purchase price, which remarketing fee shall be 25 basis points (0.25%) of the sum of the remarketing Treasury portfolio purchase price and the aggregate separate NEE Capital debentures purchase price. The remarketing agents will then remit the separate NEE Capital debentures purchase price to the holders of NEE Capital debentures that were not a component of Corporate Units and whose holders elected to include those NEE Capital debentures in an early remarketing. The remarketing agents will then remit the remaining portion of the proceeds from the remarketing of those NEE Capital debentures, if any, for the benefit of the holders of the Corporate Units and the holders, prior to remarketing, of NEE Capital debentures that were not a component of Corporate Units and whose holders elected to include those NEE Capital debentures in an early remarketing. The “reset effective date” will be, in the case of a successful remarketing during the period for early remarketing, the third business day immediately following the date of the successful remarketing, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case the reset effective date will be such interest payment date, and, in the case of a successful remarketing during the final three-day remarketing period, the purchase contract settlement date.

If a remarketing attempt described above is unsuccessful on the first day of a three-day remarketing period, subsequent remarketings as described above will be attempted on each of the two following remarketing days in that three-day remarketing period until a successful remarketing occurs. If none of the three remarketings occurring during a three-day remarketing period results in a successful remarketing because the remarketing agents cannot obtain a price for the NEE Capital debentures on any such date equal to at least 100% of the purchase price for the remarketing Treasury portfolio plus the separate NEE Capital debentures purchase price or a condition precedent to the remarketing has not been fulfilled, the interest rate on the NEE Capital debentures will not be reset, the applicable ownership interests in NEE Capital debentures will continue to be a component of the Corporate Units and subsequent remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-day remarketing periods as described above.

Unless the NEE Capital debentures have been successfully remarketed on or prior to the ninth business day immediately preceding September 1, 2019, the NEE Capital debentures that are a component of the Corporate Units whose holders have failed to notify the purchase contract agent on or prior to the seventh business day immediately preceding September 1, 2019 of their intention to pay cash in order to satisfy their obligations under the related purchase contracts will, unless a special event redemption or a mandatory redemption has occurred or will occur prior to September 1, 2019, be remarketed during a three-day remarketing period beginning on and including the fifth business day, and ending on and including the third business day, immediately preceding September 1, 2019. This three-day remarketing period is referred to as the “final three-day remarketing period,” and the third business day immediately preceding September 1, 2019 is referred to as the “final remarketing date.” In this remarketing, the remarketing agents will use their commercially reasonable efforts to obtain a price for the NEE Capital debentures equal to or greater than 100% of the aggregate principal amount of the NEE Capital debentures being remarketed plus the remarketing fee. In no event shall the price for the NEE Capital debentures being remarketed in this remarketing be less than the aggregate principal amount of the NEE Capital debentures being remarketed. The proceeds from the remarketing of NEE Capital debentures that are a component of Corporate Units equal to the aggregate principal amount of such NEE Capital debentures will be automatically applied to satisfy in full the Corporate Unit holders’ obligations to purchase NEE common stock under the related purchase contracts on the purchase contract settlement date.

If a remarketing during the final three-day remarketing period is successful, the remarketing agents may deduct the remarketing fee from any portion of the proceeds from the remarketing of the NEE Capital debentures that is in excess of the aggregate principal amount of the remarketed NEE Capital debentures, which remarketing fee shall be 25 basis points (0.25%) of the aggregate principal amount of the NEE Capital debentures remarketed. The remarketing agents will then remit an amount equal to 100% of the aggregate principal amount of the NEE Capital debentures that were not components of the Corporate Units to the holders of such NEE Capital debentures who elected to participate in the remarketing. The remarketing agents will then remit the remaining portion of the proceeds from the remarketing of the NEE Capital debentures, if any, for the benefit of the holders of the Corporate Units and the holders, prior to remarketing, of such debentures.

In connection with a successful remarketing, interest on the NEE Capital debentures will be payable semi-annually at the reset rate. The reset rate on the NEE Capital debentures will be determined on the date that the remarketing agents are able to successfully remarket the NEE Capital debentures. The reset rate will become effective, if the remarketing is successful, on the reset effective date.

If a remarketing attempt described above is unsuccessful on the first day of the final three-day remarketing period, subsequent remarketings will be attempted as described above on each of the two following remarketing days in the final three-day remarketing period until a successful remarketing occurs.

What happens if the NEE Capital debentures are not successfully remarketed?

If the remarketing of the NEE Capital debentures on or prior to the final remarketing date is not successful because the remarketing agents cannot obtain a price of at least 100% of the aggregate principal amount of the NEE Capital debentures being remarketed or a condition precedent to such remarketing has not been fulfilled, holders of all NEE Capital debentures (including beneficial owners of NEE Capital debentures that are components of the Corporate Units) will have the right to put their NEE Capital debentures to NEE Capital on the purchase contract settlement date, upon at least two business days’ prior written notice to the purchase contract agent, for an amount (the “put price”) equal to the principal amount of their NEE Capital debentures, plus accrued and unpaid interest, if any. A holder of Corporate Units will be deemed to have automatically exercised this put right with respect to the NEE Capital debentures that are components of such Corporate Units unless, on the second business day immediately prior to the purchase contract settlement date, the holder provides written notice to the purchase contract agent of its intention to settle the related purchase contracts with separate cash and, on or prior to the business day immediately preceding the purchase contract settlement date, delivers to the collateral agent $50 in cash per purchase contract. This settlement with separate cash may only be effected in integral multiples of 20 Corporate Units. Unless a holder of Corporate Units has settled the related purchase contracts with separate cash on or prior to the business day immediately preceding the purchase contract settlement date, the holder will be deemed to have elected to apply a portion of the put price equal to the principal amount of the NEE Capital debentures against such holder’s obligations to NEE under the related purchase contracts, thereby satisfying such obligations in full, and NEE will deliver to such holder NEE common stock pursuant to the related purchase contracts. Any amount of the put price remaining following settlement of such purchase contracts will be delivered to the purchase contract agent for the benefit of the holder of such Corporate Units.

Do I have to participate in the remarketing?

A holder of Corporate Units may elect not to participate in any remarketing and to retain its applicable ownership interests in NEE Capital debentures that are a component of the holder’s Corporate Units by (1) creating Treasury Units at any time prior to the business day preceding any three-day remarketing period, (2) if there has not been a successful remarketing prior to the final three-day remarketing period, providing written notice to the purchase contract agent of the holder’s intention to pay cash to satisfy its obligation under the related purchase contracts on or prior to the seventh business day before the purchase contract settlement date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the sixth business day before the purchase contract settlement date or (3) settling the related purchase contracts early.

Whether or not a holder of Corporate Units participates in the remarketing, upon a successful remarketing of the NEE Capital debentures, the NEE Capital debentures will become subject to the modified provisions described under “Which provisions will govern the NEE Capital debentures following the remarketing?” Following a successful remarketing prior to the final three-day remarketing period, holders of Treasury Units can recreate Corporate Units, on or prior to the second business day immediately preceding the purchase contract settlement date, as described under “How can I recreate Corporate Units from Treasury Units?”

Which provisions will govern the NEE Capital debentures following the remarketing?

The NEE Capital debentures will continue to be governed by the indenture under which they were issued. Following a successful remarketing, the interest rate on the NEE Capital debentures will be reset and will bear interest, payable semi-annually in arrears from the reset effective date at the reset rate in accordance with the terms of the indenture.

What is the Treasury portfolio?

If there is a successful remarketing on or prior to the ninth business day preceding the purchase contract settlement date or if a special event redemption described under “Certain Terms of the NEE Capital Debentures—Special Event Redemption” or a mandatory redemption described under “Certain Terms of the NEE Capital Debentures—Mandatory Redemption” occurs prior to the purchase contract settlement date, the NEE Capital debentures will be replaced by the Treasury portfolio. The Treasury portfolio is a portfolio of U.S. Treasury securities consisting of:

•	for a remarketing Treasury portfolio,

•	U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to August 31, 2019 in an aggregate amount at maturity equal to the aggregate principal amount of the NEE Capital debentures which are a component of the Corporate Units;

•	if the reset effective date occurs prior to June 1, 2019, with respect to the originally-scheduled quarterly interest payment dates on the NEE Capital debentures that would have occurred on June 1, 2019 and September 1, 2019, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to (i) May 31, 2019 (in connection with the interest payment date that would have occurred on June 1, 2019) and (ii) August 31, 2019 (in connection with the interest payment date that would have occurred on September 1, 2019), each in an aggregate amount at maturity equal to the aggregate interest payments that would be due on June 1, 2019 and September 1, 2019, respectively, on the principal amount of the NEE Capital debentures that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the NEE Capital debentures as described under “Certain Terms of the NEE Capital Debentures—Market Reset Rate” and assuming that interest on the NEE Capital debentures accrued from the reset effective date to, but excluding, June 1, 2019 and from June 1, 2019 to, but excluding, September 1, 2019, respectively; and

•	if the reset effective date occurs on or after June 1, 2019, with respect to the originally-scheduled quarterly interest payment date on the NEE Capital debentures that would have occurred on September 1, 2019, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to August 31, 2019 in an aggregate amount at maturity equal to the aggregate interest payment that would be due on September 1, 2019 on the principal amount of the NEE Capital debentures that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the NEE Capital debentures and assuming that interest on the NEE Capital debentures accrued from the reset effective date to, but excluding, September 1, 2019.

If, on any day during a period for early remarketing, U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the remarketing Treasury portfolio have a yield that is less than zero, then instead, at NEE Capital’s option, an amount of cash equal to the aggregate principal amount at maturity of the applicable U.S. Treasury securities (or principal or interest strips thereof) described above will be substituted for the NEE Capital debentures that are components of the Corporate Units and will be pledged to NEE through the collateral agent to secure the holders’ obligations to purchase NEE common stock under the related purchase contracts. In such case, references to “U.S. Treasury securities (or principal or interest strips thereof)” in connection with the remarketing Treasury portfolio will, thereafter, be deemed to be references to such amount of cash.

•	for a special event Treasury portfolio,

•	U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to August 31, 2019 in an aggregate amount at maturity equal to the aggregate principal amount of the NEE Capital debentures which are a component of the Corporate Units; and

•	with respect to each scheduled interest payment date on the NEE Capital debentures that occurs after the special event redemption date and on or prior to September 1, 2019, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the aggregate principal amount of the NEE Capital debentures which would have been components of the Corporate Units on that date (assuming no special event redemption) and assuming that interest accrued from and including the immediately preceding interest payment date to which interest has been paid.

If a Treasury portfolio is required to be purchased in connection with a mandatory redemption of NEE Capital debentures, it will consist of the same securities as the special event Treasury portfolio.

If I am holding a NEE Capital debenture as a security separate from the Corporate Units, can I still participate in a remarketing of the NEE Capital debentures?

Holders of NEE Capital debentures that are not components of Corporate Units may elect, in the manner described in this prospectus supplement, to have their separate NEE Capital debentures remarketed by the remarketing agents along with the NEE Capital debentures that are a component of the Corporate Units. See “Certain Terms of the NEE Capital Debentures—Optional Remarketing.” Holders may also participate in any remarketing by recreating Corporate Units from Treasury Units on or prior to the second business day immediately prior to any three-day remarketing period.

Other than by using proceeds from a successful remarketing, how else may I satisfy my obligations under the purchase contracts?

Holders of Equity Units may satisfy their obligations under the purchase contracts as follows:

•	in the case of holders of Corporate Units (unless the NEE Capital debentures are successfully remarketed during a period for early remarketing or a special event redemption or a mandatory redemption has occurred), by settling the purchase contracts with cash prior to the final three-day remarketing period by providing written notice to the purchase contract agent on or prior to the seventh business day prior to September 1, 2019 and delivering the cash payment required under the related purchase contracts on or prior to the sixth business day immediately prior to September 1, 2019;

•	in the case of holders of Treasury Units (or Corporate Units if the NEE Capital debentures are successfully remarketed during the period for early remarketing, the NEE Capital debentures are not successfully remarketed during the final three-day remarketing period, or a special event redemption or a mandatory redemption has occurred), by settling the purchase contracts with cash prior to the purchase contract settlement date by providing written notice to the purchase contract agent on or prior to the second business day prior to September 1, 2019 and delivering the cash payment required under the related purchase contracts on or prior to the business day immediately prior to September 1, 2019;

•	through early settlement as described under “Can I settle the purchase contract early?” and under “What happens if there is an early settlement upon a fundamental change?” below; provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled; or

•	in the case of holders of Corporate Units (of which the applicable ownership interest in a NEE Capital debenture remains a component), through exercise of the put right as described under “What happens if the NEE Capital debentures are not successfully remarketed?”

In addition, the purchase contract agreement that governs the Corporate Units and the Treasury Units provides that a holder’s obligation to purchase NEE common stock under the related purchase contract will be terminated without any further action upon the termination of the purchase contracts as a result of bankruptcy, insolvency or reorganization of NEE.

What interest payments will I receive on the NEE Capital debentures?

Interest on the NEE Capital debentures will be payable initially quarterly in arrears at the annual rate of     % per year on the principal amount per debenture of $1,000 to, but excluding, the reset effective date. The reset effective date will be, in the case of a successful remarketing during the period for early remarketing, the third business day immediately following the date of the successful remarketing, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, and, in the case of a successful remarketing during the final three-day remarketing period, the purchase contract settlement date. Following a successful remarketing, the NEE Capital debentures will bear interest, payable semi-annually in arrears from the reset effective date at the reset rate to, but excluding, September 1, 2021.

If interest on the NEE Capital debentures is reset on a reset effective date that is not a scheduled interest payment date, the collateral agent will receive on behalf of holders of Corporate Units a payment from NEE Capital on such reset effective date of accrued and unpaid interest on the NEE Capital debentures from the most recent quarterly interest payment date to, but excluding, such reset effective date. On the quarterly payment date next following the reset effective date, Corporate Unit holders will receive a quarterly cash distribution comprised of their pro rata portion of that interest payment, the portion of their applicable ownership interest in the remarketing Treasury portfolio that matures prior to that quarterly payment date and the contract adjustment payment payable on that date. If interest on the NEE Capital debentures is reset on a reset effective date that is not a scheduled interest payment date, holders of separate NEE Capital debentures that were not a component of Corporate Units will receive on the reset effective date a payment of accrued and unpaid interest from the most recent interest payment date to, but excluding, such reset effective date. On the semi-annual interest payment date next following the reset effective date, holders of NEE Capital debentures will receive a payment of interest accrued from and including the reset effective date to, but excluding, such interest payment date. For U.S. federal income tax purposes, OID will accrue on the NEE Capital debentures. If there is not a successful remarketing of the NEE Capital debentures, the interest rate will not be reset and the NEE Capital debentures will continue to bear interest at the initial interest rate, payable quarterly in arrears on the originally-scheduled quarterly interest payment dates.

What are the payment dates on the applicable ownership interests in the NEE Capital debentures?

On or prior to the reset effective date, interest payments will be payable quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing September 1, 2016, and on the reset effective date as described above under “What interest payments will I receive on the NEE Capital debentures?” if the reset effective date is not otherwise a quarterly interest payment date. If the interest rate on the NEE Capital debentures is reset on a reset effective date that is not otherwise a quarterly interest payment date, the collateral agent will receive the interest payment made on NEE Capital debentures that are a component of the Corporate Units on that reset effective date, which will be paid to holders of Corporate Units on the quarterly payment date next following that reset effective date.

From the reset effective date, interest payments on all NEE Capital debentures will be paid semi-annually in arrears on interest payment dates to be selected by NEE Capital. If there is no successful remarketing of the NEE Capital debentures, interest payments on all NEE Capital debentures will remain payable quarterly in arrears on the originally-scheduled quarterly interest payment dates.

When will the interest rate on the NEE Capital debentures be reset and what is the reset rate?

Unless a special event redemption or a mandatory redemption has occurred, the interest rate on the NEE Capital debentures will be reset on the date of a successful remarketing of the NEE Capital debentures and the reset rate will become effective three business days thereafter, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, or in the case of a remarketing during the final three-day remarketing period, the purchase contract settlement date. The reset rate will be the interest rate determined by the remarketing agents as the rate the NEE Capital debentures should bear in order for the aggregate principal amount of NEE Capital debentures being remarketed to have an aggregate market value on the remarketing date of at least 100% of the Treasury portfolio purchase price plus the aggregate separate NEE Capital debenture purchase price plus the remarketing fee, in the case of a remarketing prior to the final three-day remarketing period, or at least 100% of the aggregate principal amount of the NEE Capital debentures being remarketed plus the remarketing fee, in the case of a remarketing during the final three-day remarketing period. The interest rate on the NEE Capital debentures will not be reset if there is not a successful remarketing. Any reset rate may not exceed the maximum rate, if any, permitted by applicable law.

When is the maturity of the NEE Capital debentures?

The maturity date of the NEE Capital debentures is September 1, 2021.

When may the NEE Capital debentures be redeemed?

The NEE Capital debentures are redeemable at NEE Capital’s option, in whole but not in part, upon the occurrence and continuation of a special event under the circumstances described in this prospectus supplement under “Certain Terms of the NEE Capital Debentures—Special Event Redemption.” Following such redemption of the NEE Capital debentures (referred to as a “special event redemption”) which occurs prior to a successful remarketing of the NEE Capital debentures or the purchase contract settlement date, holders of Corporate Units will own the applicable ownership interest in the Treasury portfolio as a component of their Corporate Units.

In addition, the NEE Capital debentures are mandatorily redeemable by NEE Capital if NEE’s guarantee of the NEE Capital debentures ceases to be in full force or effect, or upon the bankruptcy, insolvency or reorganization of NEE under the circumstances described in this prospectus supplement, unless Standard & Poor’s Ratings Service (a Standard & Poor’s Financial Services LLC business) and Moody’s Investors Service, Inc. (if the NEE Capital debentures are then rated by those rating agencies, or, if the NEE Capital debentures are then rated by only one of those rating agencies, then such rating agency, or, if the NEE Capital debentures are not then rated by either one of those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such event, the credit rating on the outstanding NEE Capital debentures is “investment grade.” Following such mandatory redemption of the NEE Capital debentures which occurs prior to a successful remarketing of the NEE Capital debentures or the purchase contract settlement date, holders of Corporate Units will own the applicable ownership interest in the Treasury portfolio as a component of their Corporate Units.

Can I settle the purchase contract early?

At any time prior to the seventh business day immediately preceding the purchase contract settlement date, in the case of Corporate Units (of which the applicable ownership interest in a NEE Capital debenture remains a component), or at any time prior to the second business day immediately preceding the purchase contract settlement date, in the case of Treasury Units (or Corporate Units of which the applicable ownership interest in a NEE Capital debenture no longer is a component or remains a component because a successful remarketing did not occur during the final three-day remarketing period), a holder of Equity Units may settle the related purchase contracts in their entirety by paying $50 in cash per Equity Unit, in which case              shares, subject to adjustment under the circumstances described in “Description of the Purchase Contracts—Anti-dilution

Adjustments,” of NEE common stock will be issued to the holder pursuant to each purchase contract. A holder may only elect early settlement in integral multiples of 20 Corporate Units or 20 Treasury Units.

If the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units, holders of Corporate Units may settle a purchase contract early on or prior to the second business day immediately preceding the purchase contract settlement date only in integral multiples of          Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents in connection with a successful remarketing of the NEE Capital debentures if the reset effective date is not a regular quarterly interest payment date).

If the Treasury portfolio has not replaced the NEE Capital debentures as a component of Corporate Units, holders of Corporate Units will not be permitted to exercise their early settlement right during any period commencing on and including the business day preceding any three-day remarketing period and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the reset effective date or, if none of the remarketings during that three-day remarketing period is successful, the business day following the last remarketing date in the applicable three-day remarketing period. See “Description of the Purchase Contracts—Early Settlement by Delivering Cash.”

This right to settle a purchase contract early by paying cash is distinct from the right to an early settlement upon a fundamental change. See “What happens if there is an early settlement upon a fundamental change?”

The early settlement right is subject to the condition that, if so required under the U.S. federal securities laws, NEE has a registration statement under the Securities Act of 1933 in effect and an available prospectus covering the shares of NEE common stock and/or other securities, if any, deliverable upon settlement of a purchase contract. NEE has agreed that, if so required under the U.S. federal securities laws, it will use its commercially reasonable efforts to have a registration statement in effect and to provide a prospectus covering those shares of common stock and/or other securities to be delivered in respect of the purchase contracts being settled.

What happens if there is an early settlement upon a fundamental change?

Prior to the purchase contract settlement date, if either of the following occurs:

•	a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of NEE common stock representing more than 50% of the voting power of the common stock, or

•	NEE is involved in a consolidation with or merger into any other person, or any merger of another person into NEE, or any transaction or series of related transactions (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of NEE common stock), in each case in which 10% or more of the total consideration paid to NEE’s shareholders consists of cash or cash equivalents which is referred to as a “fundamental change,” then following the fundamental change, each holder of an Equity Unit will have the right to accelerate and settle the related purchase contract that is a component of the Equity Unit early at the settlement rate described under “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change,” plus an additional make-whole amount of shares (such additional make-whole amount of shares being hereafter referred to as the “make-whole shares”) described under “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change,” provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the common stock and/or other securities, if any, to be delivered in respect of the purchase contracts being settled. This right is referred to in this prospectus supplement as the “fundamental change early settlement right.”

NEE will provide each holder of an Equity Unit with a notice of the completion of a fundamental change within five business days thereof. The notice will specify a date, which shall be at least ten days after the date of the notice but no later than the earlier of 20 days after the date of such notice or five business days prior to the purchase contract settlement date, by which each holder’s fundamental change early settlement right would need to be exercised (this date is referred to in this prospectus supplement as the “fundamental change early settlement date”). The notice will set forth, among other things, the applicable settlement rate and the kind and amount of securities, cash or other consideration receivable by the holder upon settlement. To exercise the fundamental change early settlement right, a holder would need to deliver to the purchase contract agent, no later than 4:00 p.m., New York City time, on the third business day before the fundamental change early settlement date, the certificate or certificates evidencing such holder’s Corporate Units or Treasury Units, and payment of the applicable purchase price in immediately available funds.

If the fundamental change early settlement right is exercised by a holder, NEE will deliver to the holder on the fundamental change early settlement date the kind and amount of securities, cash or other consideration that the holder would have been entitled to receive if such holder had settled the purchase contract immediately before the fundamental change at the settlement rate described under “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change,” plus the additional make-whole shares. The holder will also receive the NEE Capital debentures, applicable ownership interests in the Treasury portfolio or Treasury securities that are a component of the Corporate Units or Treasury Units, as the case may be. If the holder does not elect to exercise its fundamental change early settlement right, the holder’s Corporate Units or Treasury Units will remain outstanding and subject to normal settlement on the purchase contract settlement date. NEE has agreed that, if so required under the U.S. federal securities laws, it will use commercially reasonable efforts to (1) have in effect a registration statement covering the securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with an early settlement upon a fundamental change. In the event that a holder seeks to exercise its fundamental change early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder’s exercise of such right shall be void unless and until such a registration statement shall be effective and NEE will have no further obligation with respect to any such registration statement if, notwithstanding using its commercially reasonable efforts, no registration statement is then effective.

If the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units, holders of the Corporate Units may exercise the fundamental change early settlement right only in integral multiples of          Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents upon a successful remarketing of the NEE Capital debentures if the reset effective date is not a regular quarterly interest payment date). Otherwise, a holder of Corporate Units or Treasury Units may exercise the fundamental change early settlement right only in integral multiples of 20 Corporate Units or 20 Treasury Units, respectively.

The number of make-whole shares per purchase contract applicable to a fundamental change early settlement will be determined by reference to the table set forth under “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change.”

What is the ranking of the NEE Capital debentures?

The NEE Capital debentures will rank equally and ratably with all of NEE Capital’s other unsecured and unsubordinated obligations. NEE Capital is a holding company that derives substantially all of its income from its operating subsidiaries. NEE Capital’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts on the NEE Capital debentures or to make any funds available for such payment. Therefore, the NEE Capital debentures will be effectively subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock issued, guaranteed or otherwise incurred by NEE Capital’s subsidiaries. In addition to trade liabilities, many of NEE Capital’s operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will be effectively senior to the NEE Capital debentures. The indenture pursuant to which the NEE Capital debentures will be issued does not place any limit on the amount of indebtedness that NEE Capital may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that NEE Capital’s subsidiaries may issue, guarantee or otherwise incur. See “Description of NEE Capital Senior Debt Securities” in the accompanying prospectus.

What is the NEE guarantee?

NEE has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the NEE Capital debentures. See “Description of NEE Guarantee of NEE Capital Senior Debt Securities” in the accompanying prospectus.

The guarantee is an unsecured obligation of NEE and will rank equally and ratably with all other unsecured and unsubordinated obligations of NEE. There is no limit on the amount of other indebtedness, including guarantees, that NEE may issue, guarantee or otherwise incur. NEE is a holding company that derives substantially all of its income from its operating subsidiaries. NEE’s subsidiaries are separate and distinct legal entities and, other than NEE Capital, have no obligation to pay any amounts on the NEE Capital debentures or to make any funds available for such payment. Therefore, the guarantee will be effectively subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock issued, guaranteed or otherwise incurred by NEE’s subsidiaries. In addition to trade liabilities, many of NEE’s operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will be effectively senior to the guarantee. The indenture pursuant to which the NEE Capital debentures will be issued does not place any limit on the amount of indebtedness that NEE may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that NEE’s subsidiaries may issue, guarantee or otherwise incur.

Will there be a limitation on liens?

NEE Capital may not grant a lien on the capital stock of any of its majority-owned subsidiaries which shares of capital stock NEE Capital now or hereafter directly owns to secure indebtedness of NEE Capital without similarly securing the NEE Capital debentures, with certain exceptions. The granting of liens by NEE Capital’s subsidiaries is not restricted in any way. See “Description of NEE Capital Senior Debt Securities” in the accompanying prospectus.

What are the principal U.S. federal income tax consequences related to the Corporate Units, Treasury Units and NEE Capital debentures?

NEE Capital intends to treat the NEE Capital debentures as contingent payment debt instruments that are subject to the contingent payment debt instrument rules for U.S. federal income tax purposes. Accordingly, through the reset effective date, and possibly thereafter, a U.S. holder of Corporate Units or NEE Capital debentures will be required to include in gross income an amount in excess of the interest actually received in respect of such applicable ownership interests in NEE Capital debentures, regardless of the holder’s usual method of tax accounting, and will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or other disposition of applicable ownership interests in NEE Capital debentures or of the Corporate Units, to the extent such income is allocable to applicable ownership interests in NEE Capital debentures. A beneficial owner of Treasury Units will be required to include in gross income any OID with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced applicable ownership interests in NEE Capital debentures as a component of Corporate Units as a result of a successful remarketing of the NEE Capital debentures or a special event redemption or a mandatory redemption, a beneficial owner of Corporate Units will be required to include in gross income its allocable share of OID on the applicable ownership interest in the Treasury portfolio as it accrues on a constant yield to maturity basis. To the extent NEE is required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, it intends to report such payments as taxable ordinary income to beneficial owners of Equity Units, but holders may want to consult their tax advisors concerning possible alternative characterizations. See “Material United States Federal Income Tax Consequences.”

Are there limitations on the purchase, holding or disposition of the Corporate Units with assets of, or on behalf of, a U.S. employee benefit plan or similar arrangement?

Yes. The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and similar federal, state and local laws that are substantively similar or are of similar effect impose restrictions on the purchase, holding and disposition of Corporate Units (and the securities underlying the Corporate Units) by employee benefit plans or similar arrangements that are subject to those laws. Corporate Units (and the securities underlying the Corporate Units) may be purchased with assets of, or on behalf of, a U.S. employee benefit plan or similar arrangement subject to the investing fiduciary’s determination that the investment satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code and/or similar federal, state and local laws applicable to investments by such employee benefit plan or similar arrangement. An investing fiduciary that proposes to cause a U.S. employee benefit plan or similar arrangement, or to act on behalf of, or use assets of, a U.S. employee benefit plan or similar arrangement, to purchase Corporate Units (and the securities underlying the Corporate Units) should consult its own counsel regarding the potential applicability of ERISA, the Code and/or similar federal, state or local laws that are substantively similar or are of similar effect applicable to such investment, the potential consequences in its specific circumstances, and whether any exemption or exemptions would be applicable and should determine on its own whether all conditions of such exemption or exemptions have been satisfied. See “ERISA Considerations.”

What are the rights and privileges of NEE common stock?

The shares of NEE common stock that holders of Equity Units will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of NEE common stock in the accompanying prospectus under the heading “Description of NEE Common Stock.” As of June 30, 2016, there were 461,972,920 shares of common stock and no shares of preferred stock issued and outstanding. As of the same date, NEE’s board of directors had not authorized for issuance any series of preferred stock.

The Offering—Explanatory Diagrams

The diagrams on the following pages demonstrate some of the key features of the purchase contracts, the applicable ownership interests in the NEE Capital debentures, the Corporate Units and the Treasury Units, and the transformation of Corporate Units into Treasury Units and separate NEE Capital debentures.

The following diagrams also assume that the NEE Capital debentures are successfully remarketed during the final three-day remarketing period, there has not been a special event redemption or a mandatory redemption, the interest rate on the NEE Capital debentures is reset on the purchase contract settlement date, the payment of contract adjustment payments is not deferred and no anti-dilution adjustments were required to be made.

Purchase Contract

Both the Corporate Units and the Treasury Units include a purchase contract under which the holder agrees to purchase shares of NEE common stock on the purchase contract settlement date. In addition, these purchase contracts include contract adjustment payments as shown in the diagrams on the following pages.

Notes:

(1)	If the applicable market value of NEE common stock is less than or equal to the reference price of $ , the number of shares of NEE common stock to be delivered to a holder of an Equity Unit will be shares.
(2)	If the applicable market value of NEE common stock is between the reference price and the threshold appreciation price of $ , the number of shares of NEE common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the applicable market value.
(3)	If the applicable market value of NEE common stock is greater than or equal to the threshold appreciation price, the number of shares of NEE common stock to be delivered to a holder of an Equity Unit will be shares.
(4)	The “reference price” equals $ .
(5)	The “threshold appreciation price” represents an appreciation of % over the reference price.
(6)	Expressed as a percentage of the reference price. The “applicable market value” means the average of the closing price per share of NEE common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date.

Corporate Units

Each Corporate Unit consists of two components as described below:

Purchase Contract	NEE Capital Debenture (1)

(Owed to Holder) NEE common stock + Contract adjustment payment % of $50 per year, payable quarterly to the purchase contract settlement date (September 1, 2019)	(Owed to Holder) (2) Interest % of $50 per year, payable quarterly (reset at the purchase contract settlement date and payable semi-annually at reset rate thereafter)

(Owed to NEE) $50 payable at the purchase contract settlement date (September 1, 2019)	(Owed to Holder) (3) $50 payable at maturity (September 1, 2021)

Notes:

(1)	The holder of a Corporate Unit owns the applicable ownership interest in a NEE Capital debenture that is a component of the Corporate Unit but will pledge it to NEE through the collateral agent to secure the holder’s obligation to purchase NEE common stock under the related purchase contract.
(2)	Each owner of an applicable ownership interest in a NEE Capital debenture will be entitled to 5% of each interest payment paid in respect of the NEE Capital debenture in the principal amount of $1,000.
(3)	NEE Capital debentures will be issued in minimum denominations of $1,000, except in limited circumstances. Each applicable ownership interest in NEE Capital debentures represents a 5% undivided beneficial ownership interest in a NEE Capital debenture in the principal amount of $1,000.

The foregoing analysis assumes the NEE Capital debentures are successfully remarketed during the final three-day remarketing period. If the remarketing was successful prior to such period, following the remarketing of the NEE Capital debentures the applicable ownership interest in the Treasury portfolio would have replaced the applicable ownership interest in NEE Capital debentures as a component of the Corporate Unit and the reset rate would be effective three business days following the successful remarketing, unless the remarketing was successful within five business days of the next succeeding interest payment date in which case such interest payment date would be the reset effective date.

Following the remarketing of the NEE Capital debentures, the applicable ownership interest in the Treasury portfolio will replace the applicable ownership interest in NEE Capital debentures as a component of the Corporate Unit.

Treasury Units

Each Treasury Unit consists of two components as described below:

Purchase Contract	Treasury Securities (1)

(Owed to Holder) NEE common stock + Contract adjustment payment % of $50 per year, payable quarterly to the purchase contract settlement date (September 1, 2019)

(Owed to NEE) $50 payable at the purchase contract settlement date (September 1, 2019)	(Owed to Holder) $50 payable at maturity (August 31, 2019)

Note:

(1)	The holder of a Treasury Unit owns the applicable ownership interest in the Treasury security that forms a part of the Treasury Unit but will pledge it to NEE through the collateral agent to secure the holder’s obligation to purchase NEE common stock under the related purchase contract. Unless the purchase contract is terminated as a result of bankruptcy, insolvency or reorganization of NEE or the holder recreates a Corporate Unit, the proceeds from the Treasury security will be used to satisfy the holder’s obligation to purchase NEE common stock under the related purchase contract.

NEE Capital debentures

Each NEE Capital debenture has the terms described below (1)(2):

NEE Capital Debenture

(Owed to Holder) Interest % of $1,000 per year, payable quarterly (reset at the purchase contract settlement date and payable semi-annually at reset rate thereafter)

(Owed to Holder) $1,000 payable at maturity (September 1, 2021)

Notes:

(1)	Unless the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units, Treasury Units may only be created with integral multiples of 20 Corporate Units. As a result, the creation of 20 Treasury Units will release a NEE Capital debenture in the principal amount of $1,000 held by the collateral agent.
(2)	If the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units, Treasury Units may only be created with integral multiples of Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents upon a successful remarketing of the NEE Capital debentures if the reset effective date is not a regular quarterly interest payment date).

The foregoing analysis assumes the NEE Capital debentures are successfully remarketed during the final three-day remarketing period. If the remarketing was successful prior to such period, the reset rate would be effective three business days following the successful remarketing, unless the remarketing was successful within five business days of the next succeeding interest payment date in which case such interest payment date would be the reset effective date.

Transforming Corporate Units into Treasury Units and NEE Capital debentures

•	Because the NEE Capital debentures and the Treasury securities are issued in minimum denominations of $1,000, holders of Corporate Units may only create Treasury Units in integral multiples of 20 Corporate Units.

•	To create 20 Treasury Units, the holder separates 20 Corporate Units into their two components—the 20 purchase contracts and the NEE Capital debenture—and then combines the purchase contracts with a Treasury security that matures the business day immediately preceding the purchase contract settlement date.

•	A Treasury security together with 20 purchase contracts constitute 20 Treasury Units. The NEE Capital debenture in the principal amount of $1,000, which is no longer a component of the Corporate Units, is released to the holder and is tradable as a separate security.

Notes:

(1)	Each holder will own a 5% undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a NEE Capital debenture in the principal amount of $1,000.
(2)	The NEE Capital debentures mature on September 1, 2021.
(3)	The applicable ownership interest in a NEE Capital debenture that is a component of the Corporate Unit will be pledged to NEE through the collateral agent to secure the holder’s obligation to purchase NEE common stock under the related purchase contract. The Treasury security that forms a part of the Treasury Unit will be pledged to NEE through the collateral agent to secure the holder’s obligation to purchase NEE common stock under the related purchase contract.

The applicable ownership interests in the Treasury portfolio will be released to the holder of such transformed Corporate Unit, and will be tradable separately, following the successful remarketing of the NEE Capital debentures prior to the final three-day remarketing period, a special event redemption or a mandatory redemption.

ILLUSTRATIVE REMARKETING TIMELINE

The following timeline is for illustrative purposes only. The dates in this timeline are based on the time periods set forth in the purchase contract agreement, the pledge agreement and the remarketing agreement. These dates are subject to change based on changes in the number of business and/or trading days for the relevant periods.

Date	Event
If NEE Capital elects to conduct an early remarketing during any three-day remarketing period beginning February 22, 2019:

Between February 22, 2019 and August 20, 2019 (fifth business day preceding March 1, 2019 to the ninth business day preceding September 1, 2019)	NEE Capital may elect, at its option and in its sole discretion, to remarket the NEE Capital debentures on any day during any three-day remarketing period during this period for early remarketing.

No later than January 30, 2019 (ten business days prior to the remarketing announcement date)	NEE Capital will request that The Depository Trust Company (“DTC”) notify its participants holding NEE Capital debentures, Corporate Units or Treasury Units of the remarketing period.

February 13, 2019 (sixth business day preceding the first remarketing day of the first possible three-day remarketing period during the period for early remarketing)	This will be the remarketing announcement date and NEE Capital will make an announcement with respect to the remarketing period.

February 14, 2019 (business day following the remarketing announcement date)	Not later than this date, NEE Capital will issue a press release with respect to the remarketing period.

On or prior to February 20, 2019 (the second business day prior to the first remarketing day of the first possible three-day remarketing period)

This will be the:

•    Last day prior to the three-day remarketing period beginning February 22, 2019 to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units (holders may once again be able to create and recreate units after February 26, 2019 if all three remarketings are unsuccessful during such remarketing period).

•    Last day prior to the three-day remarketing period beginning February 22, 2019 for holders of Corporate Units to settle the related purchase contracts early (holders may once again be able to early settle after February 26, 2019 if all three remarketings are unsuccessful during such remarketing period).

•    Last day prior to the three-day remarketing period beginning February 22, 2019 for holders of separate NEE Capital debentures to give notice of their election to participate in such remarketing.

Date	Event
February 22, 2019 to February 26, 2019

Period for early remarketing:

If the remarketing is unsuccessful on each of the three business days during the three-day remarketing period, NEE Capital will issue a press release.

If a remarketing on any business day during the three-day remarketing period is successful, the remarketing agents will purchase the Treasury portfolio.

If the remarketing is successful, NEE Capital will request that DTC notify its participants holding NEE Capital debentures, Corporate Units or Treasury Units no later than the business day following the successful remarketing date.

March 1, 2019	This is the date the reset rate will become effective if a remarketing on any business day during the three-day period for early remarketing is successful.

If NEE Capital has elected to remarket the NEE Capital debentures during any three-day remarketing period during the period for early remarketing and the remarketing was unsuccessful on each of those three days:

Between February 22, 2019 and August 20, 2019 (fifth business day preceding March 1, 2019 to the ninth business day preceding September 1, 2019)	NEE Capital may elect to remarket the NEE Capital debentures during additional three-day remarketing periods. If NEE Capital elects to conduct such additional remarketings during the period for early remarketing, procedures similar to those described above with respect to a remarketing during the three-day remarketing period beginning February 22, 2019 will be followed.

Unless there was a successful remarketing during the period for early remarketing:

No later than August 7, 2019 (ten business days prior to the remarketing announcement date)	NEE Capital will request that DTC notify its participants holding NEE Capital debentures, Corporate Units or Treasury Units of the final three-day remarketing period.

August 21, 2019 (third business day preceding the first remarketing day of the final three-day remarketing period)	This will be the remarketing announcement date and NEE Capital will make an announcement with respect to the final three-day remarketing period.

August 22, 2019 (business day following the remarketing announcement date)	Not later than this date, NEE Capital will issue a press release with respect to the remarketing period.

On or prior to August 22, 2019 (the second business day prior to the first remarketing day of the final three-day remarketing period)	This will be the: • Last day prior to the final three-day remarketing period to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units.

Date	Event

•    Last day prior to the final three-day remarketing period for holders of Corporate Units to settle the related purchase contracts early.

•    Last day prior to final three-day remarketing period for holders of separate NEE Capital debentures to give notice of their election to participate in such remarketing.

August 22, 2019 (seventh business day prior to the purchase contract settlement date)	Last day prior to the final three-day remarketing period for holders of Corporate Units (of which the applicable ownership interest in a NEE Capital debenture remains a component) to notify the purchase contract agent of their intention to pay cash to satisfy their obligation under the purchase contracts on the purchase contract settlement date.

August 23, 2019 (sixth business day prior to purchase contract settlement date)	Last day prior to the final three-day remarketing period for holders of Corporate Units (of which the applicable ownership interest in a NEE Capital debenture remains a component) who have notified the purchase contract agent of their intention to pay cash to satisfy their obligations under the purchase contracts on the purchase contract settlement date to deliver the required cash payment to the collateral agent.

August 26, 2019 to August 28, 2019 (five to three business days prior to purchase contract settlement date)	NEE Capital will attempt a remarketing during this final three-day remarketing period if NEE Capital has not elected to conduct a remarketing during the period for early remarketing or each remarketing conducted during the period for early remarketing has been unsuccessful for any reason.

August 29, 2019 (second business day prior to the purchase contract settlement date)	Last day for holders of Corporate Units (of which the applicable ownership interest in a NEE Capital debenture is no longer a component, or remains a component because a successful remarketing did not occur during the final three-day remarketing period) or Treasury Units to notify the purchase contract agent of any intention to pay cash to satisfy their obligation under the purchase contracts on the purchase contract settlement date.

August 30, 2019 (business day prior to purchase contract settlement date)	Last day for holders of Corporate Units (of which the applicable ownership interest in a NEE Capital debenture is no longer a component, or remains a component because a successful remarketing did not occur during the final three-day remarketing period) or Treasury Units who have notified the purchase contract agent of their intention to pay cash to satisfy their obligations under the purchase contracts on the purchase contract settlement date to deliver the required cash payment to the collateral agent.

Date	Event
Purchase contract settlement date:

September 1, 2019	Purchase contract settlement date, remarketing settlement date and reset effective date in connection with a successful final remarketing of the NEE Capital debentures during the final three-day remarketing period.

RISK FACTORS

The information in this section supplements the information in the “Risk Factors” section beginning on page 3 of the accompanying prospectus.

Before purchasing the Equity Units, investors should carefully consider the following risk factors together with the risk factors and other information incorporated by reference or provided in the accompanying prospectus or in this prospectus supplement in order to evaluate an investment in the Equity Units.

Risks Relating to NEE’s and NEE Capital’s Business

Regulatory, Legislative and Legal Risks

NEE’s and NEE Capital’s business, financial condition, results of operations and prospects may be materially adversely affected by the extensive regulation of their business.

The operations of NEE and NEE Capital are subject to complex and comprehensive federal, state and other regulation. This extensive regulatory framework, portions of which are more specifically identified in the following risk factors, regulates, among other things and to varying degrees, NEE’s and NEE Capital’s industries, businesses, rates and cost structures, operation of nuclear power facilities, construction and operation of electricity generation, transmission and distribution facilities and natural gas and oil production, natural gas, oil and other fuel transportation, processing and storage facilities, acquisition, disposal, depreciation and amortization of facilities and other assets, decommissioning costs and funding, service reliability, wholesale and retail competition, and commodities trading and derivatives transactions. In their business planning and in the management of their operations, NEE and NEE Capital must address the effects of regulation on their business and any inability or failure to do so adequately could have a material adverse effect on their business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s business, financial condition, results of operations and prospects could be materially adversely affected if they are unable to recover in a timely manner any significant amount of costs, a return on certain assets or a reasonable return on invested capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise.

FPL, a wholly owned subsidiary of NEE, is a regulated entity subject to the jurisdiction of the Florida Public Service Commission (“FPSC”) over a wide range of business activities, including, among other items, the retail rates charged to its customers through base rates and cost recovery clauses, the terms and conditions of its services, procurement of electricity for its customers, issuances of securities, and aspects of the siting, construction and operation of its generation plants and transmission and distribution systems for the sale of electric energy. The FPSC has the authority to disallow recovery by FPL of costs that it considers excessive or imprudently incurred and to determine the level of return that FPL is permitted to earn on invested capital. The regulatory process, which may be adversely affected by the political, regulatory and economic environment in Florida and elsewhere, limits FPL’s ability to increase earnings. The regulatory process also does not provide any assurance as to achievement of authorized or other earnings levels, or that FPL will be permitted to earn an acceptable return on capital investments it wishes to make. NEE’s business, financial condition, results of operations and prospects could be materially adversely affected if any material amount of costs, a return on certain assets or a reasonable return on invested capital cannot be recovered through base rates, cost recovery clauses, other regulatory mechanisms or otherwise. Certain other subsidiaries of NEE are regulated electric transmission utilities subject to the jurisdiction of their regulators and are subject to similar risks.

Regulatory decisions that are important to NEE and NEE Capital may be materially adversely affected by political, regulatory and economic factors.

The local and national political, regulatory and economic environment has had, and may in the future have, an adverse effect on FPSC decisions with negative consequences for FPL. These decisions may require, for example, FPL to cancel or delay planned development activities, to reduce or delay other planned capital expenditures or to pay for investments or otherwise incur costs that it may not be able to recover through rates, each of which could have a material adverse effect on the business, financial condition, results of operations and prospects of NEE. Certain other subsidiaries of NEE are subject to similar risks.

FPL’s use of derivative instruments could be subject to prudence challenges and, if found imprudent, could result in disallowances of cost recovery for such use by the FPSC.

The FPSC engages in an annual prudence review of FPL’s use of derivative instruments in its risk management fuel procurement program and should it find any such use to be imprudent, the FPSC could deny cost recovery for such use by FPL. Such an outcome could have a material adverse effect on NEE’s business, financial condition, results of operations and prospects.

Any reductions to, or the elimination of, governmental incentives or policies that support utility scale renewable energy, including, but not limited to, tax incentives, renewable portfolio standards (“RPS”) or feed-in tariffs or the U.S. Environmental Protection Agency’s final rule under Section 111(d) of the Clean Air Act (“Clean Power Plan”), or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development of new renewable energy projects, NEER abandoning the development of renewable energy projects, a loss of NEER’s investments in renewable energy projects and reduced project returns, any of which could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEER, a wholly owned subsidiary of NEE Capital, depends heavily on government policies that support utility scale renewable energy and enhance the economic feasibility of developing and operating wind and solar energy projects in regions in which NEER operates or plans to develop and operate renewable energy facilities. The federal government, a majority of the 50 U.S. states and portions of Canada and Spain provide incentives, such as tax incentives, RPS, feed-in tariffs or the Clean Power Plan, that support or are designed to support the sale of energy from utility scale renewable energy facilities, such as wind and solar energy facilities. As a result of budgetary constraints, political factors or otherwise, governments from time to time may review their policies that support renewable energy and consider actions that would make the policies less conducive to the development and operation of renewable energy facilities. Any reductions to, or the elimination of, governmental incentives that support renewable energy, such as those reductions that have been enacted in Spain and are applicable to NEER’s solar generation facilities in that country, or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development of new renewable energy projects, NEER abandoning the development of renewable energy projects, a loss of NEER’s investments in the projects and reduced project returns, any of which could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s business, financial condition, results of operations and prospects could be materially adversely affected as a result of new or revised laws, regulations, interpretations or other regulatory initiatives.

NEE’s and NEE Capital’s business is influenced by various legislative and regulatory initiatives, including, but not limited to, new or revised laws, regulations, interpretations and other regulatory initiatives regarding deregulation or restructuring of the energy industry, regulation of the commodities trading and derivatives markets, and regulation of environmental matters, such as regulation of air emissions, regulation of water consumption and water discharges, and regulation of gas and oil infrastructure operations, as well as associated environmental permitting. Changes in the nature of the regulation of NEE’s and NEE Capital’s business could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects. NEE and NEE Capital are unable to predict future legislative or regulatory changes, initiatives or interpretations, although any such changes, initiatives or interpretations may increase costs and competitive pressures on NEE and NEE Capital, which could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

FPL has limited competition in the Florida market for retail electricity customers. Any changes in Florida law or regulation which introduce competition in the Florida retail electricity market, such as government incentives that facilitate the installation of solar generation facilities on residential or other rooftops at below cost, or would permit third-party sales of electricity, could have a material adverse effect on NEE’s business, financial condition, results of operations and prospects. There can be no assurance that FPL will be able to respond adequately to such regulatory changes, which could have a material adverse effect on NEE’s business, financial condition, results of operations and prospects.

NEER is subject to FERC rules related to transmission that are designed to facilitate competition in the wholesale market on practically a nationwide basis by providing greater certainty, flexibility and more choices to wholesale power customers. NEE and NEE Capital cannot predict the impact of changing FERC rules or the effect of changes in levels of wholesale supply and demand, which are typically driven by factors beyond NEE’s and NEE Capital’s control. There can be no assurance that NEER will be able to respond adequately or sufficiently quickly to such rules and developments, or to any other changes that reverse or restrict the competitive restructuring of the energy industry in those jurisdictions in which such restructuring has occurred. Any of these events could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s business, financial condition, results of operations and prospects could be materially adversely affected if the rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) broaden the scope of its provisions regarding the regulation of over-the-counter (“OTC”) financial derivatives and make certain provisions applicable to NEE and NEE Capital.

The Dodd-Frank Act, enacted into law in July 2010 provides for, among other things, substantially increased regulation of the OTC derivatives market and futures contract markets. While the legislation is broad and detailed, there are still portions of the legislation that either require implementing rules to be adopted by federal governmental agencies or otherwise require further interpretive guidance.

NEE and NEE Capital continue to monitor the development of rules related to the Dodd-Frank Act and have taken steps to comply with those rules that affect their businesses. A number of rules have been finalized and are effective, but there are rules yet to be finalized and rules that have been finalized but may be amended in the future.

NEE and NEE Capital cannot predict the impact any proposed rules will have on their ability to hedge their commodity and interest rate risks or on OTC derivatives markets as a whole, but they could potentially have a material adverse effect on NEE’s and NEE Capital’s risk exposure, as well as reduce market liquidity and further increase the cost of hedging activities.

NEE and NEE Capital are subject to numerous environmental laws, regulations and other standards that may result in capital expenditures, increased operating costs and various liabilities, and may require NEE and NEE Capital to limit or eliminate certain operations.

NEE and NEE Capital are subject to domestic and foreign environmental laws and regulations, including, but not limited to, extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality and usage, climate change, emissions of greenhouse gases, including, but not limited to, carbon dioxide (“CO2”), waste management, hazardous wastes, marine, avian and other wildlife mortality and habitat protection, historical artifact preservation, natural resources, health (including, but not limited to, electric and magnetic fields from power lines and substations), safety and RPS, that could, among other things, prevent or delay the development of power generation, power or natural gas transmission, or other infrastructure projects, restrict the output of some existing facilities, limit the availability and use of some fuels required for the production of electricity, require additional pollution control equipment, and otherwise increase costs, increase capital expenditures and limit or eliminate certain operations.

There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future as a result of new requirements, the current trend toward more stringent standards, and stricter or more expansive application of existing environmental regulations. For example, among other new, potential or pending changes are federal regulation of CO2 emissions under the Clean Power Plan and state and federal regulation of the use of hydraulic fracturing or similar technologies to drill for natural gas and related compounds used by NEE’s gas infrastructure business.

Violations of current or future laws, rules, regulations or other standards could expose NEE and NEE Capital to regulatory and legal proceedings, disputes with, and legal challenges by, third parties, and potentially significant civil fines, criminal penalties and other sanctions. Proceedings could include, for example, litigation regarding property damage, personal injury, common law nuisance and enforcement by citizens or governmental authorities of environmental requirements such as air, water and soil quality standards.

NEE’s and NEE Capital’s business could be negatively affected by federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions.

Federal or state laws or regulations may be adopted that would impose new or additional limits on the emissions of greenhouse gases, including, but not limited to, CO2 and methane, from electric generation units using fossil fuels like coal and natural gas. Although it is currently subject to a stay issued by the U.S. Supreme Court, the Clean Power Plan is an example of such a new regulation at the federal level. The potential effects of greenhouse gas emission limits on NEE’s and NEE Capital’s electric generation units are subject to significant uncertainties based on, among other things, the timing of the implementation of any new requirements, the required levels of emission reductions, the nature of any market-based or tax-based mechanisms adopted to facilitate reductions, the relative availability of greenhouse gas emission reduction offsets, the development of cost-effective, commercial-scale carbon capture and storage technology and supporting regulations and liability mitigation measures, and the range of available compliance alternatives.

While NEE’s and NEE Capital’s electric generation units emit greenhouse gases at a lower rate of emissions than most of the U.S. electric generation sector, the results of operations of NEE and NEE Capital could be materially adversely affected to the extent that new federal or state laws or regulations impose any new greenhouse gas emission limits. Any future limits on greenhouse gas emissions could:

•	create substantial additional costs in the form of taxes or emission allowances;

•	make some of NEE’s and NEE Capital’s electric generation units uneconomical to operate in the long term;

•	require significant capital investment in carbon capture and storage technology, fuel switching, or the replacement of high-emitting generation facilities with lower-emitting generation facilities; or

•	affect the availability or cost of fossil fuels.

There can be no assurance that NEE or NEE Capital would be able to completely recover any such costs or investments, which could have a material adverse effect on their business, financial condition, results of operations and prospects.

Extensive federal regulation of the operations of NEE and NEE Capital exposes NEE and NEE Capital to significant and increasing compliance costs and may also expose them to substantial monetary penalties and other sanctions for compliance failures.

NEE and NEE Capital are subject to extensive federal regulation, which generally imposes significant and increasing compliance costs on NEE’s and NEE Capital’s operations. Additionally, any actual or alleged compliance failures could result in significant costs and other potentially adverse effects of regulatory investigations, proceedings, settlements, decisions and claims, including, among other items, potentially significant monetary penalties. As an example, under the Energy Policy Act of 2005, NEE and NEE Capital, as owners and operators of bulk-power transmission systems and/or electric generation facilities, are subject to mandatory reliability standards. Compliance with these mandatory reliability standards may subject NEE and NEE Capital to higher operating costs and may result in increased capital expenditures. If NEE or NEE Capital is found not to be in compliance with these standards, it may incur substantial monetary penalties and other sanctions. Both the costs of regulatory compliance and the costs that may be imposed as a result of any actual or alleged compliance failures could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s provision for income taxes and reporting of tax-related assets and liabilities require significant judgments and the use of estimates. Amounts of tax-related assets and liabilities involve judgments and estimates of the timing and probability of recognition of income, deductions and tax credits, including, but not limited to, estimates for potential adverse outcomes regarding tax positions that have been taken and the ability to utilize tax benefit carryforwards, such as net operating loss and tax credit carryforwards. Actual income taxes could vary significantly from estimated amounts due to the future impacts of, among other things, changes in tax laws, regulations and interpretations, the financial condition and results of operations of NEE and NEE Capital, and the resolution of audit issues raised by taxing authorities. Ultimate resolution of income tax matters may result in material adjustments to tax-related assets and liabilities, which could materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s business, financial condition, results of operations and prospects may be materially adversely affected due to adverse results of litigation.

NEE’s and NEE Capital’s business, financial condition, results of operations and prospects may be materially affected by adverse results of litigation. Unfavorable resolution of legal proceedings in which NEE is involved or other future legal proceedings, including, but not limited to, class action lawsuits, may have a material adverse effect on the business, financial condition, results of operations and prospects of NEE and NEE Capital.

Operational Risks

NEE’s and NEE Capital’s business, financial condition, results of operations and prospects could suffer if NEE and NEE Capital do not proceed with projects under development or are unable to complete the construction of, or capital improvements to, electric generation, transmission and distribution facilities, gas infrastructure facilities or other facilities on schedule or within budget.

NEE’s and NEE Capital’s ability to complete construction of, and capital improvement projects for, their electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities on schedule and within budget may be adversely affected by escalating costs for materials and labor and regulatory compliance, inability to obtain or renew necessary licenses, rights-of-way, permits or other approvals on acceptable terms or on schedule, disputes involving contractors, labor organizations, land owners, governmental entities, environmental groups, Native American and aboriginal groups, lessors, joint venture partners and other third parties, negative publicity, transmission interconnection issues and other factors. If any development project or construction or capital improvement project is not completed, is delayed or is subject to cost overruns, certain associated costs may not be approved for recovery or otherwise be recoverable through regulatory mechanisms that may be available, and NEE and NEE Capital could become obligated to make delay or termination payments or become obligated for other damages under contracts, could experience the loss of tax credits or tax incentives, or delayed or diminished returns, and could be required to write off all or a portion of their investment in the project. Any of these events could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE and NEE Capital may face risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements that may impede their development and operating activities.

NEE and NEE Capital own, develop, construct, manage and operate electric-generation and transmission facilities and natural gas transmission facilities. A key component of NEE’s and NEE Capital’s growth is their ability to construct and operate generation and transmission facilities to meet customer needs. As part of these operations, NEE and NEE Capital must periodically apply for licenses and permits from various local, state, federal and other regulatory authorities and abide by their respective conditions. Should NEE or NEE Capital be unsuccessful in obtaining necessary licenses or permits on acceptable terms, should there be a delay in obtaining or renewing necessary licenses or permits or should regulatory authorities initiate any associated investigations or enforcement actions or impose related penalties or disallowances on NEE or NEE Capital, NEE’s and NEE Capital’s business, financial condition, results of operations and prospects could be materially adversely affected. Any failure to negotiate successful project development agreements for new facilities with third parties could have similar results.

The operation and maintenance of NEE’s and NEE Capital’s electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities are subject to many operational risks, the consequences of which could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities are subject to many operational risks. Operational risks could result in, among other things, lost revenues due to prolonged outages, increased expenses due to monetary penalties or fines for compliance failures, liability to third parties for property and personal injury damage, a failure to perform under applicable power sales agreements or other agreements and associated loss of revenues from terminated agreements or liability for liquidated damages under continuing agreements, and replacement equipment costs or an obligation to purchase or generate replacement power at higher prices.

Uncertainties and risks inherent in operating and maintaining NEE’s and NEE Capital’s facilities include, but are not limited to:

•	risks associated with facility start-up operations, such as whether the facility will achieve projected operating performance on schedule and otherwise as planned;

•	failures in the availability, acquisition or transportation of fuel or other necessary supplies;

•	the impact of unusual or adverse weather conditions and natural disasters, including, but not limited to, hurricanes, tornadoes, icing events, floods, earthquakes and droughts;

•	performance below expected or contracted levels of output or efficiency;

•	breakdown or failure, including, but not limited to, explosions, fires, leaks or other major events, of equipment, transmission and distribution lines or pipelines;

•	availability of replacement equipment;

•	risks of property damage or human injury from energized equipment, hazardous substances or explosions, fires, leaks or other events;

•	availability of adequate water resources and ability to satisfy water intake and discharge requirements;

•	inability to identify, manage properly or mitigate equipment defects in NEE’s and NEE Capital’s facilities;

•	use of new or unproven technology;

•	risks associated with dependence on a specific type of fuel or fuel source, such as commodity price risk, availability of adequate fuel supply and transportation, and lack of available alternative fuel sources;

•	increased competition due to, among other factors, new facilities, excess supply, shifting demand and regulatory changes; and

•	insufficient insurance, warranties or performance guarantees to cover any or all lost revenues or increased expenses from the foregoing.

NEE’s and NEE Capital’s business, financial condition, results of operations and prospects may be negatively affected by a lack of growth or slower growth in the number of customers or in customer usage.

Growth in customer accounts and growth of customer usage each directly influence the demand for electricity and the need for additional power generation and power delivery facilities, as well as the need for energy-related commodities such as natural gas. Customer growth and customer usage are affected by a number of factors outside the control of NEE and NEE Capital, such as mandated energy efficiency measures, demand side management requirements, and economic and demographic conditions, such as population changes, job and income growth, housing starts, new business formation and the overall level of economic activity. A lack of growth, or a decline, in the number of customers or in customer demand for electricity or natural gas and other fuels may cause NEE and NEE Capital to fail to fully realize the anticipated benefits from significant investments and expenditures and could have a material adverse effect on NEE’s and NEE Capital’s growth, business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s business, financial condition, results of operations and prospects can be materially adversely affected by weather conditions, including, but not limited to, the impact of severe weather.

Weather conditions directly influence the demand for electricity and natural gas and other fuels and affect the price of energy and energy-related commodities. In addition, severe weather and natural disasters, such as hurricanes, floods, tornadoes, icing events and earthquakes, can be destructive and cause power outages and property damage, reduce revenue, affect the availability of fuel and water, and require NEE and NEE Capital to incur additional costs, for example, to restore service and repair damaged facilities, to obtain replacement power and to access available financing sources. Furthermore, NEE’s and NEE Capital’s physical plant could be placed at greater risk of damage should changes in the global climate produce unusual variations in temperature and weather patterns, resulting in more intense, frequent and extreme weather events, abnormal levels of precipitation and, particularly relevant to FPL, a change in sea level. FPL operates in the east and lower west coasts of Florida, an area that historically has been prone to severe weather events, such as hurricanes. A disruption or failure of electric generation, transmission or distribution systems or natural gas production, transmission, storage or distribution systems in the event of a hurricane, tornado or other severe weather event, or otherwise, could prevent NEE and NEE Capital from operating their business in the normal course and could result in any of the adverse consequences described above. Any of the foregoing could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

At FPL and other businesses of NEE where cost recovery is available, recovery of costs to restore service and repair damaged facilities is or may be subject to regulatory approval, and any determination by the regulator not to permit timely and full recovery of the costs incurred could have a material adverse effect on NEE’s and, with respect to businesses other than FPL, NEE Capital’s business, financial condition, results of operations and prospects.

Changes in weather can also affect the production of electricity at power generation facilities, including, but not limited to, NEER’s wind and solar facilities. For example, the level of wind resource affects the revenue produced by wind generation facilities. Because the levels of wind and solar resources are variable and difficult to predict, NEER’s results of operations for individual wind and solar facilities specifically, and NEE’s and NEE Capital’s results of operations generally, may vary significantly from period to period, depending on the level of available resources. To the extent that resources are not available at planned levels, the financial results from these facilities may be less than expected.

Threats of terrorism and catastrophic events that could result from terrorism, cyber attacks, or individuals and/or groups attempting to disrupt NEE’s and NEE Capital’s business, or the businesses of third parties, may materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE and NEE Capital are subject to the potentially adverse operating and financial effects of terrorist acts and threats, as well as cyber attacks and other disruptive activities of individuals or groups. There have been cyber attacks on energy infrastructure such as substations, gas pipelines and related assets in the past and there may be such attacks in the future. NEE’s and NEE Capital’s generation, transmission and distribution facilities, fuel storage facilities, information technology systems and other infrastructure facilities and systems could be direct targets of, or otherwise be materially adversely affected by, such activities.

Terrorist acts, cyber attacks or other similar events affecting NEE’s and NEE Capital’s systems and facilities, or those of third parties on which NEE and NEE Capital rely, could harm NEE’s and NEE Capital’s business, for example, by limiting their ability to generate, purchase or transmit power, natural gas or other energy-related commodities by limiting their ability to bill customers and collect and process payments, and by delaying their development and construction of new generation, distribution or transmission facilities or capital improvements to existing facilities. These events, and governmental actions in response, could result in a material decrease in revenues, significant additional costs (for example, to repair assets, implement additional security requirements or maintain or acquire insurance), significant fines and penalties and reputational damage, could materially adversely affect NEE’s and NEE Capital’s operations (for example, by contributing to disruption of supplies and markets for natural gas, oil and other fuels), and could impair NEE’s and NEE Capital’s ability to raise capital (for example, by contributing to financial instability and lower economic activity). In addition, the implementation of security guidelines and measures has resulted in and is expected to continue to result in increased costs. Such events or actions may materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

The ability of NEE and NEE Capital to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. NEE’s and NEE Capital’s insurance coverage does not provide protection against all significant losses.

Insurance coverage may not continue to be available or may not be available at rates or on terms similar to those presently available to NEE and NEE Capital. The ability of NEE and NEE Capital to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. If insurance coverage is not available or obtainable on acceptable terms, NEE or NEE Capital may be required to pay costs associated with adverse future events. NEE and NEE Capital generally are not fully insured against all significant losses. For example, FPL is not fully insured against hurricane-related losses, but would instead seek recovery of such uninsured losses from customers subject to approval by the FPSC, to the extent losses exceed restricted funds set aside to cover the cost of storm damage. A loss for which NEE or NEE Capital is not fully insured could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE and NEE Capital invest in gas and oil producing and transmission assets through NEER’s gas infrastructure business. The gas infrastructure business is exposed to fluctuating market prices of natural gas, natural gas liquids, oil and other energy commodities. A prolonged period of low gas and oil prices could impact NEER’s gas infrastructure business and cause NEER to delay or cancel certain gas infrastructure projects and for certain existing projects to be impaired, which could materially adversely affect NEE’s and NEE Capital’s results of operations.

Natural gas and oil prices are affected by supply and demand, both globally and regionally. Factors that influence supply and demand include operational issues, natural disasters, weather, political instability, conflicts, new discoveries, technological advances, economic conditions and actions by major oil-producing countries. There can be significant volatility in market prices for gas and oil, and price fluctuations could have a material effect on the financial performance of gas and oil producing and transmission assets. For example, in a low gas and oil price environment, NEER would generate less revenue from its gas infrastructure investments in gas and oil producing properties, and as a result certain investments might become less profitable or incur losses. Prolonged periods of low oil and gas prices could also result in oil and gas production and transmission projects to be delayed or cancelled or to experience lower returns, and for certain projects to become impaired, which could materially adversely affect NEE’s and NEE Capital’s results of operations.

If supply costs necessary to provide NEER’s full energy and capacity requirement services are not favorable, operating costs could increase and materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEER provides full energy and capacity requirements services primarily to distribution utilities, which include load-following services and various ancillary services, to satisfy all or a portion of such utilities’ power supply obligations to their customers. The supply costs for these transactions may be affected by a number of factors, including, but not limited to, events that may occur after such utilities have committed to supply power, such as weather conditions, fluctuating prices for energy and ancillary services, and the ability of the distribution utilities’ customers to elect to receive service from competing suppliers. NEER may not be able to recover all of its increased supply costs, which could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

Due to the potential for significant volatility in market prices for fuel, electricity and renewable and other energy commodities, NEER’s inability or failure to manage properly or hedge effectively the commodity risks within its portfolios could materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

There can be significant volatility in market prices for fuel, electricity and renewable and other energy commodities. NEE’s and NEE Capital’s inability or failure to manage properly or hedge effectively its assets or positions against changes in commodity prices, volumes, interest rates, counterparty credit risk or other risk measures, based on factors both from within, or wholly or partially outside of, NEE’s and NEE Capital’s control, may materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

Sales of power on the spot market or on a short-term contractual basis may cause NEE’s and NEE Capital’s results of operations to be volatile.

A portion of NEER’s power generation facilities operate wholly or partially without long-term power purchase agreements. Power from these facilities is sold on the spot market or on a short-term contractual basis.

Spot market sales are subject to market volatility, and the revenue generated from these sales is subject to fluctuation that may cause NEE’s and NEE Capital’s results of operations to be volatile. NEER and NEE may not be able to manage volatility adequately, which could then have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

Reductions in the liquidity of energy markets may restrict the ability of NEE and NEE Capital to manage their operational risks, which, in turn, could negatively affect NEE’s and NEE Capital’s results of operations.

NEE and NEE Capital are active participants in energy markets. The liquidity of regional energy markets is an important factor in NEE’s and NEE Capital’s ability to manage risks in these operations. Over the past several years, other market participants have ceased or significantly reduced their activities in energy markets as a result of several factors, including, but not limited to, government investigations, changes in market design and deteriorating credit quality. Liquidity in the energy markets can be adversely affected by price volatility, restrictions on the availability of credit and other factors, and any reduction in the liquidity of energy markets could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s hedging and trading procedures and associated risk management tools may not protect against significant losses.

NEE and NEE Capital have hedging and trading procedures and associated risk management tools, such as separate but complementary financial, credit, operational, compliance and legal reporting systems, internal controls, management review processes and other mechanisms. NEE and NEE Capital are unable to assure that such procedures and tools will be effective against all potential risks, including, without limitation, employee misconduct. If such procedures and tools are not effective, this could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

If price movements significantly or persistently deviate from historical behavior, NEE’s and NEE Capital’s risk management tools associated with their hedging and trading procedures may not protect against significant losses.

NEE’s and NEE Capital’s risk management tools and metrics associated with their hedging and trading procedures, such as daily value at risk, earnings at risk, stop loss limits and liquidity guidelines, are based on historical price movements. Due to the inherent uncertainty involved in price movements and potential deviation from historical pricing behavior, NEE and NEE Capital are unable to assure that their risk management tools and metrics will be effective to protect against material adverse effects on their business, financial condition, results of operations and prospects.

If power transmission or natural gas, nuclear fuel or other commodity transportation facilities are unavailable or disrupted, FPL’s and NEER’s ability to sell and deliver power or natural gas may be limited.

FPL and NEER depend upon power transmission and natural gas, nuclear fuel and other commodity transportation facilities, many of which they do not own. Occurrences affecting the operation of these facilities that may or may not be beyond FPL’s and NEER’s control (such as severe weather or a generation or transmission facility outage, pipeline rupture, or sudden and significant increase or decrease in wind generation) may limit or halt the ability of FPL and NEER to sell and deliver power and natural gas, or to purchase necessary fuels and other commodities, which could materially adversely impact NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE and NEE Capital are subject to credit and performance risk from customers, hedging counterparties and vendors.

NEE and NEE Capital are exposed to risks associated with the creditworthiness and performance of their customers, hedging counterparties and vendors under contracts for the supply of equipment, materials, fuel and other goods and services required for their business operations and for the construction and operation of, and for capital improvements to, their facilities. Adverse conditions in the energy industry or the general economy, as well as circumstances of individual customers, hedging counterparties and vendors, may adversely affect the ability of some customers, hedging counterparties and vendors to perform as required under their contracts with NEE and NEE Capital. For example, the prolonged downturn in oil and natural gas prices has adversely affected the financial stability of a number of enterprises in the energy industry, including some with which NEE and NEE Capital do business.

If any hedging, vending or other counterparty fails to fulfill its contractual obligations, NEE and NEE Capital may need to make arrangements with other counterparties or vendors, which could result in material financial losses, higher costs, untimely completion of power generation facilities and other projects, and/or a disruption of their operations. If a defaulting counterparty is in poor financial condition, NEE and NEE Capital may not be able to recover damages for any contract breach.

NEE and NEE Capital could recognize financial losses or a reduction in operating cash flows if a counterparty fails to perform or make payments in accordance with the terms of derivative contracts or if NEE or NEE Capital is required to post margin cash collateral under derivative contracts.

NEE and NEE Capital use derivative instruments, such as swaps, options, futures and forwards, some of which are traded in the OTC markets or on exchanges, to manage their commodity and financial market risks, and for NEE to engage in trading and marketing activities. Any failures by their counterparties to perform or make payments in accordance with the terms of those transactions could have a material adverse effect on NEE’s or NEE Capital’s business, financial condition, results of operations and prospects. Similarly, any requirement for NEE or NEE Capital to post margin cash collateral under its derivative contracts could have a material adverse effect on its business, financial condition, results of operations and prospects. These risks may be increased during periods of adverse market or economic conditions affecting the industries in which NEE and NEE Capital participate.

NEE and NEE Capital are highly dependent on sensitive and complex information technology systems, and any failure or breach of those systems could have a material adverse effect on their business, financial condition, results of operations and prospects.

NEE and NEE Capital operate in a highly regulated industry that requires the continuous functioning of sophisticated information technology systems and network infrastructure. Despite NEE’s and NEE Capital’s implementation of security measures, all of their technology systems are vulnerable to disability, failures or unauthorized access due to such activities. If NEE’s or NEE Capital’s information technology systems were to fail or be breached, sensitive confidential and other data could be compromised and NEE and NEE Capital could be unable to fulfill critical business functions.

NEE’s and NEE Capital’s business is highly dependent on their ability to process and monitor, on a daily basis, a very large number of transactions, many of which are highly complex and cross numerous and diverse markets. Due to the size, scope, complexity and geographical reach of NEE’s and NEE Capital’s business, the development and maintenance of information technology systems to keep track of and process information is critical and challenging. NEE’s and NEE Capital’s operating systems and facilities may fail to operate properly or become disabled as a result of events that are either within, or wholly or partially outside of, their control, such as operator error, severe weather or terrorist activities. Any such failure or disabling event could materially adversely affect NEE’s and NEE Capital’s ability to process transactions and provide services, and their business, financial condition, results of operations and prospects.

NEE and NEE Capital add, modify and replace information systems on a regular basis. Modifying existing information systems or implementing new or replacement information systems is costly and involves risks, including, but not limited to, integrating the modified, new or replacement system with existing systems and processes, implementing associated changes in accounting procedures and controls, and ensuring that data conversion is accurate and consistent. Any disruptions or deficiencies in existing information systems, or disruptions, delays or deficiencies in the modification or implementation of new information systems, could result in increased costs, the inability to track or collect revenues and the diversion of management’s and employees’ attention and resources, and could negatively impact the effectiveness of the companies’ control environment, and/or the companies’ ability to timely file required regulatory reports.

NEE and NEE Capital also face the risks of operational failure or capacity constraints of third parties, including, but not limited to, those who provide power transmission and natural gas transportation services.

NEE’s and NEE Capital’s retail businesses are subject to the risk that sensitive customer data may be compromised, which could result in a material adverse impact to their reputation and/or the results of operations of the retail business.

NEE’s and NEE Capital’s retail businesses require access to sensitive customer data in the ordinary course of business. NEE’s and NEE Capital’s retail businesses may also need to provide sensitive customer data to vendors and service providers who require access to this information in order to provide services, such as call center services, to the retail businesses. If a significant breach occurred, the reputation of NEE and NEE Capital could be materially adversely affected, customer confidence could be diminished, or customer information could be subject to identity theft. NEE and NEE Capital would be subject to costs associated with the breach and/or NEE and NEE Capital could be subject to fines and legal claims, any of which may have a material adverse effect on the business, financial condition, results of operations and prospects of NEE and NEE Capital.

NEE and NEE Capital could recognize financial losses as a result of volatility in the market values of derivative instruments and limited liquidity in OTC markets.

NEE and NEE Capital execute transactions in derivative instruments on either recognized exchanges or via the OTC markets, depending on management’s assessment of the most favorable credit and market execution factors. Transactions executed in OTC markets have the potential for greater volatility and less liquidity than transactions on recognized exchanges. As a result, NEE and NEE Capital may not be able to execute desired OTC transactions due to such heightened volatility and limited liquidity.

In the absence of actively quoted market prices and pricing information from external sources, the valuation of derivative instruments involves management’s judgment and use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these derivative instruments and have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE and NEE Capital may be materially adversely affected by negative publicity.

From time to time, political and public sentiment may result in a significant amount of adverse press coverage and other adverse public statements affecting NEE and NEE Capital. Adverse press coverage and other adverse statements, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from NEE’s and NEE Capital’s business.

Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of NEE and NEE Capital, on the morale and performance of their employees and on their relationships with their respective regulators. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE’s business, financial condition, results of operations and prospects may be materially adversely affected if FPL is unable to maintain, negotiate or renegotiate franchise agreements on acceptable terms with municipalities and counties in Florida.

FPL must negotiate franchise agreements with municipalities and counties in Florida to provide electric services within such municipalities and counties, and electricity sales generated pursuant to these agreements represent a very substantial portion of FPL’s revenues. If FPL is unable to maintain, negotiate or renegotiate such franchise agreements on acceptable terms, it could contribute to lower earnings and FPL may not fully realize the anticipated benefits from significant investments and expenditures, which could materially adversely affect NEE’s business, financial condition, results of operations and prospects.

Increasing costs associated with health care plans may materially adversely affect NEE’s and NEE Capital’s results of operations.

The costs of providing health care benefits to employees and retirees have increased substantially in recent years. NEE and NEE Capital anticipate that their employee benefit costs, including, but not limited to, costs related to health care plans for employees and former employees, will continue to rise. The increasing costs and funding requirements associated with NEE’s and NEE Capital’s health care plans may materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s business, financial condition, results of operations and prospects could be negatively affected by the lack of a qualified workforce or the loss or retirement of key employees.

NEE and NEE Capital may not be able to service customers, grow their business or generally meet their other business plan goals effectively and profitably if they do not attract and retain a qualified workforce. Additionally, the loss or retirement of key executives and other employees may materially adversely affect service and productivity and contribute to higher training and safety costs.

Over the next several years, a significant portion of NEE’s and NEE Capital’s workforce, including, but not limited to, many workers with specialized skills maintaining and servicing the nuclear generation facilities and electrical infrastructure, will be eligible to retire. Such highly skilled individuals may not be able to be replaced quickly due to the technically complex work they perform. If a significant amount of such workers retire and are not replaced, the subsequent loss in productivity and increased recruiting and training costs could result in a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s business, financial condition, results of operations and prospects could be materially adversely affected by work strikes or stoppages and increasing personnel costs.

Employee strikes or work stoppages could disrupt operations and lead to a loss of revenue and customers. Personnel costs may also increase due to inflationary or competitive pressures on payroll and benefits costs and revised terms of collective bargaining agreements with union employees. These consequences could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including, but not limited to, the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

NEE and NEE Capital are likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry in general. In addition, NEE and NEE Capital may be unable to identify attractive acquisition opportunities at favorable prices and to complete and integrate them successfully and in a timely manner.

NextEra Energy Partners, LP’s (“NEP”) acquisitions may not be completed and, even if completed, NEE and NEE Capital may not realize the anticipated benefits of any acquisitions, which could materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

During 2014, NEE formed NEP to acquire, manage and own contracted clean energy projects with stable, long-term cash flows. NEE and NEE Capital may not realize the anticipated benefits from the acquisition, in October 2015, of the membership interests in NET Holdings Management, LLC, a developer, owner and operator of a portfolio of seven intrastate long-term contracted natural gas pipeline assets located in Texas (“Texas pipeline business”). Although NEP has made a number of acquisitions of wind and solar generation projects, the Texas pipeline business is the first third party acquisition by NEP and is NEP’s first acquisition of natural gas pipeline assets.

In the future NEP may make additional acquisitions of assets which are inherently risky and NEE and NEE Capital may not realize the anticipated benefits of any acquisitions, which could materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

Nuclear Generation Risks

The construction, operation and maintenance of NEE’s and NEE Capital’s nuclear generation facilities involve environmental, health and financial risks that could result in fines or the closure of the facilities and in increased costs and capital expenditures.

NEE’s and NEE Capital’s nuclear generation facilities are subject to environmental, health and financial risks, including, but not limited to, those relating to site storage of spent nuclear fuel, the disposition of spent nuclear fuel, leakage and emissions of tritium and other radioactive elements in the event of a nuclear accident or otherwise, the threat of a terrorist attack and other potential liabilities arising out of the ownership or operation of the facilities. NEE and NEE Capital maintain decommissioning funds and external insurance coverage which are intended to reduce the financial exposure to some of these risks; however, the cost of decommissioning nuclear generation facilities could exceed the amount available in NEE’s and NEE Capital’s decommissioning funds, and the exposure to liability and property damages could exceed the amount of insurance coverage. If NEE or NEE Capital is unable to recover the additional costs incurred through insurance or, in the case of FPL, through regulatory mechanisms, NEE’s and NEE Capital’s business, financial condition, results of operations and prospects could be materially adversely affected.

In the event of an incident at any nuclear generation facility in the U.S. or at certain nuclear generation facilities in Europe, NEE and NEE Capital could be assessed significant retrospective assessments and/or retrospective insurance premiums as a result of their participation in a secondary financial protection system and nuclear insurance mutual companies.

Liability for accidents at nuclear power plants is governed by the Price-Anderson Act, which limits the liability of nuclear reactor owners to the amount of insurance available from both private sources and an industry retrospective payment plan. In accordance with this Act, NEE maintains $375 million of private liability insurance per site, which is the maximum obtainable, and participates in a secondary financial protection system, which provides up to $13.0 billion of liability insurance coverage per incident at any nuclear reactor in the U.S. Under the secondary financial protection system, NEE is subject to retrospective assessments and/or retrospective insurance premiums of up to $1.0 billion, plus any applicable taxes, per incident at any nuclear reactor in the U.S. or at certain nuclear generation facilities in Europe, regardless of fault or proximity to the incident, payable at a rate not to exceed $152 million per incident per year. Such assessments, if levied, could materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

U.S. Nuclear Regulatory Commission (“NRC”) orders or new regulations related to increased security measures and any future safety requirements promulgated by the NRC could require NEE and NEE Capital to incur substantial operating and capital expenditures at their nuclear generation facilities.

The NRC has broad authority to impose licensing and safety-related requirements for the operation and maintenance of nuclear generation facilities, the addition of capacity at existing nuclear generation facilities and the construction of nuclear generation facilities, and these requirements are subject to change. In the event of non-compliance, the NRC has the authority to impose fines or shut down a nuclear generation facility, or to take both of these actions, depending upon its assessment of the severity of the situation, until compliance is achieved. Any of the foregoing events could require NEE and NEE Capital to incur increased costs and capital expenditures, and could reduce revenues.

Any serious nuclear incident occurring at a NEE or NEE Capital plant could result in substantial remediation costs and other expenses. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear generation facility. An incident at a nuclear facility anywhere in the world also could cause the NRC to impose additional conditions or other requirements on the industry, or on certain types of nuclear generation units, which could increase costs, reduce revenues and result in additional capital expenditures.

The inability to operate any of NEER’s or FPL’s nuclear generation units through the end of their respective operating licenses could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

The operating licenses for NEE’s and NEE Capital’s nuclear generation facilities extend through at least 2030. If the facilities cannot be operated for any reason through the life of those operating licenses, NEE or NEE Capital may be required to increase depreciation rates, incur impairment charges and accelerate future decommissioning expenditures, any of which could materially adversely affect their business, financial condition, results of operations and prospects.

Various hazards posed to nuclear generation facilities, along with increased public attention to and awareness of such hazards, could result in increased nuclear licensing or compliance costs which are difficult or impossible to predict and could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

The threat of terrorist activity, as well as recent international events implicating the safety of nuclear facilities, could result in more stringent or complex measures to keep facilities safe from a variety of hazards, including, but not limited to, natural disasters such as earthquakes and tsunamis, as well as terrorist or other criminal threats. This increased focus on safety could result in higher compliance costs which, at present, cannot be assessed with any measure of certainty and which could have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

NEE’s and NEE Capital’s nuclear units are periodically removed from service to accommodate normal refueling and maintenance outages, and for other purposes. If planned outages last longer than anticipated or if there are unplanned outages, NEE’s and NEE Capital’s results of operations and financial condition could be materially adversely affected.

NEE’s and NEE Capital’s nuclear units are periodically removed from service to accommodate normal refueling and maintenance outages, including, but not limited to, inspections, repairs and certain other modifications. In addition, outages may be scheduled, often in connection with a refueling outage, to replace equipment, to increase the generating capacity at a particular nuclear unit, or for other purposes, and those planned activities increase the time the unit is not in operation. In the event that a scheduled outage lasts longer than anticipated or in the event of an unplanned outage due to, for example, equipment failure, such outages could materially adversely affect NEE’s or NEE Capital’s business, financial condition, results of operations and prospects.

Liquidity and Capital Requirements Risks

Disruptions, uncertainty or volatility in the credit and capital markets may negatively affect NEE’s and NEE Capital’s ability to fund their liquidity and capital needs and to meet their growth objectives, and can also materially adversely affect the results of operations and financial condition of NEE and NEE Capital.

NEE and NEE Capital rely on access to capital and credit markets as significant sources of liquidity for capital requirements and other operations requirements that are not satisfied by operating cash flows. Disruptions, uncertainty or volatility in those capital and credit markets, including, but not limited to, the conditions of the most recent financial crises in the U.S. and abroad, could increase NEE’s and NEE Capital’s cost of capital. If NEE or NEE Capital is unable to access regularly the capital and credit markets on terms that are reasonable, it may have to delay raising capital, issue shorter-term securities and incur an unfavorable cost of capital, which, in turn, could adversely affect its ability to grow its business, could contribute to lower earnings and reduced financial flexibility, and could have a material adverse effect on its business, financial condition, results of operations and prospects.

Although NEE’s and NEE Capital’s competitive energy subsidiaries have used non-recourse or limited-recourse, project-specific or other financing in the past, market conditions and other factors could adversely affect the future availability of such financing. The inability of NEE’s and NEE Capital’s subsidiaries including, without limitation, NEP and its subsidiaries, to access the capital and credit markets to provide project-specific or other financing for electric-generation or other facilities or acquisitions on favorable terms, whether because of disruptions or volatility in those markets or otherwise, could necessitate additional capital raising or borrowings by NEE and/or NEE Capital in the future.

The inability of subsidiaries that have existing project-specific or other financing arrangements to meet the requirements of various agreements relating to those financings could give rise to a project-specific financing default which, if not cured or waived, might result in the specific project, and potentially in some limited instances its parent companies, being required to repay the associated debt or other borrowings earlier than otherwise anticipated, and if such repayment were not made, the lenders or security holders would generally have rights to foreclose against the project assets and related collateral. Such an occurrence also could result in NEE and NEE Capital expending additional funds or incurring additional obligations over the shorter term to ensure continuing compliance with project-specific financing arrangements based upon the expectation of improvement in the project’s performance or financial returns over the longer term. Any of these actions could materially adversely affect NEE’s and NEE Capital’s business, financial condition, results of operations and prospects, as well as the availability or terms of future financings for NEE, NEE Capital or their respective subsidiaries.

NEE’s, NEE Capital’s and FPL’s inability to maintain their current credit ratings may materially adversely affect NEE’s and NEE Capital’s liquidity and results of operations, limit the ability of NEE and NEE Capital to grow their business, and increase interest costs.

The inability of NEE, NEE Capital and FPL to maintain their current credit ratings could materially adversely affect their ability to raise capital or obtain credit on favorable terms, which, in turn, could impact NEE’s, NEE Capital’s and FPL’s ability to grow their business and service indebtedness and repay borrowings, and would likely increase their interest costs. In addition, certain agreements and guarantee arrangements would require posting of additional collateral in the event of a ratings downgrade. Some of the factors that can affect credit ratings are cash flows, liquidity, the amount of debt as a component of total capitalization, NEE’s and NEE Capital’s overall business mix and political, legislative and regulatory actions. There can be no assurance that one or more of the ratings of NEE, NEE Capital and FPL will not be lowered or withdrawn entirely by a rating agency.

NEE’s, NEE Capital’s and FPL’s liquidity may be impaired if their credit providers are unable to fund their credit commitments to the companies or to maintain their current credit ratings.

The inability of NEE’s, NEE Capital’s and FPL’s credit providers to fund their credit commitments or to maintain their current credit ratings could require NEE, NEE Capital or FPL, among other things, to renegotiate requirements in agreements, find an alternative credit provider with acceptable credit ratings to meet funding requirements, or post cash collateral and could have a material adverse effect on NEE’s, NEE Capital’s and FPL’s liquidity.

Poor market performance and other economic factors could affect NEE’s defined benefit pension plan’s funded status, which may materially adversely affect NEE’s and NEE Capital’s business, financial condition, liquidity and results of operations and prospects.

NEE sponsors a qualified noncontributory defined benefit pension plan for substantially all employees of NEE and its subsidiaries. A decline in the market value of the assets held in the defined benefit pension plan due to poor investment performance or other factors may increase the funding requirements for this obligation.

NEE’s defined benefit pension plan is sensitive to changes in interest rates, since, as interest rates decrease the funding liabilities increase, potentially increasing benefits costs and funding requirements. Any increase in benefits costs or funding requirements may have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, liquidity, results of operations and prospects.

Poor market performance and other economic factors could adversely affect the asset values of NEE’s and NEE Capital’s nuclear decommissioning funds, which may materially adversely affect NEE’s and NEE Capital’s liquidity and results of operations.

NEE and NEE Capital are required to maintain decommissioning funds to satisfy their future obligations to decommission their nuclear power plants. A decline in the market value of the assets held in the decommissioning funds due to poor investment performance or other factors may increase the funding requirements for these obligations. Any increase in funding requirements may have a material adverse effect on NEE’s and NEE Capital’s business, financial condition, results of operations and prospects.

Certain of NEE’s and NEE Capital’s investments are subject to changes in market value and other risks, which may materially adversely affect NEE’s and NEE Capital’s liquidity, financial results and results of operations.

NEE and NEE Capital hold other investments where changes in the fair value affect NEE’s and NEE Capital’s financial results. In some cases there may be no observable market values for these investments, requiring fair value estimates to be based on other valuation techniques. This type of analysis requires significant judgment and the actual values realized in a sale of these investments could differ materially from those estimated. A sale of an investment below previously estimated value, or other decline in the fair value of an investment, could result in losses or the write-off of such investment, and may have a material adverse effect on NEE’s and NEE Capital’s liquidity, financial condition and results of operations.

NEE and NEE Capital may be unable to meet their ongoing and future financial obligations if their respective subsidiaries are unable to pay upstream dividends or repay funds to NEE and NEE Capital.

NEE and NEE Capital are each a holding company and, as such, have no material operations of their own. Substantially all of NEE’s and NEE Capital’s consolidated assets are held by their respective subsidiaries. NEE’s and NEE Capital’s ability to meet their financial obligations, including, but not limited to, their guarantees, are primarily dependent on their subsidiaries’ net income and cash flows, which are subject to the risks of their respective businesses, and their ability to pay upstream dividends or to repay funds to NEE and NEE Capital.

NEE’s and NEE Capital’s subsidiaries are separate legal entities and have no independent obligation to provide NEE or NEE Capital with funds for their payment obligations. The subsidiaries have financial obligations, including, but not limited to, payment of debt service, which they must satisfy before they can provide NEE or NEE Capital with funds. In addition, in the event of a subsidiary’s liquidation or reorganization, NEE’s and NEE Capital’s right to participate in a distribution of assets is subject to the prior claims of the subsidiary’s creditors.

The dividend-paying ability of some of the subsidiaries is limited by contractual restrictions which are contained in outstanding financing agreements and which may be included in future financing agreements. The future enactment of laws or regulations also may prohibit or restrict the ability of NEE’s and NEE Capital’s respective subsidiaries to pay upstream dividends or to repay funds.

NEE and NEE Capital may be unable to meet their ongoing and future financial obligations if NEE or NEE Capital is required to perform under guarantees of obligations of its subsidiaries.

NEE guarantees many of the obligations of its consolidated subsidiaries, other than FPL, through guarantee agreements with NEE Capital. NEE Capital, in turn, guarantees many of the obligations of its consolidated subsidiaries through additional guarantee agreements. These guarantees may require NEE or NEE Capital to provide substantial funds to their respective subsidiaries or their creditors or counterparties at a time when NEE or NEE Capital is in need of liquidity to meet its own financial obligations. Funding such guarantees may materially adversely affect NEE’s and NEE Capital’s ability to meet their financial obligations or to pay dividends.

NEP may not be able to access sources of capital on commercially reasonable terms, which would have a material adverse effect on its ability to consummate future acquisitions and on the value of NEE’s limited partner interest in NextEra Energy Operating Partners, LP (“NEP OpCo”).

NEE and NEE Capital understand that NEP expects to finance acquisitions of clean energy projects partially or wholly through the issuance of additional common units. NEP needs to be able to access the capital markets on commercially reasonable terms when acquisition opportunities arise. NEP’s ability to access the equity capital markets is dependent on, among other factors, the overall state of the capital markets and investor appetite for investment in clean energy projects in general and NEP’s common units in particular. An inability to obtain equity financing on commercially reasonable terms could limit NEP’s ability to consummate future acquisitions and to effectuate its growth strategy in the manner currently contemplated. Furthermore there may not be sufficient availability under NEP OpCo’s subsidiaries’ revolving credit facility or other financing arrangements on commercially reasonable terms when acquisition opportunities arise. If debt financing is available, it may be available only on terms that could significantly increase NEP’s interest expense, impose additional or more restrictive covenants and reduce cash distributions to its unitholders. An inability to access sources of capital on commercially reasonable terms could significantly limit NEP’s ability to consummate future acquisitions and to effectuate its growth strategy. NEP’s inability to effectively consummate future acquisitions could have a material adverse effect on NEP’s ability to grow its business and make cash distributions to its unitholders.

Through an indirect wholly owned subsidiary, NEE owns a limited partner interest in NEP OpCo. NEP’s inability to access the capital markets on commercially reasonable terms and effectively consummate future acquisitions could have a material adverse effect on NEP’s ability to grow its cash distributions to its unitholders, including NEE and NEE Capital, and on the value of NEE’s and NEE Capital’s limited partnership interest in NEP OpCo.

Risks Relating to the Equity Units

Investors assume the risk that the market value of NEE common stock may decline.

Holders of Equity Units will have an obligation to buy shares of NEE common stock pursuant to the purchase contract on the purchase contract settlement date at a fixed price. The number of shares of NEE common stock that a holder will purchase on the purchase contract settlement date is not fixed, but is based on a settlement rate that will depend on the closing price of NEE common stock on each day of a specified 20-trading day period preceding the purchase contract settlement date. The market value of NEE common stock a holder will purchase on the purchase contract settlement date may be materially lower than the price that the purchase contract requires a holder to pay. Accordingly, Equity Unit holders assume the risk that the market value of NEE common stock may be lower than the price that the purchase contract requires a holder to pay and that the difference could be substantial.

A holder of Equity Units will receive only a portion of any appreciation in the price of NEE common stock and only if the appreciation of NEE common stock exceeds a specified threshold.

The opportunity for equity appreciation afforded by investing in the Equity Units will generally be less than if a holder of Equity Units invested directly in NEE common stock.

In particular, a formula will be applied under which a holder of Equity Units will receive none of the appreciation in the value of NEE common stock if the applicable market value of NEE common stock calculated by reference to the closing prices of NEE common stock over a 20-trading day period that precedes the purchase contract settlement date is less than the threshold appreciation price but greater than the reference price.

In addition, because the number of shares of NEE common stock to be delivered on the purchase contract settlement date will be based on the closing price of NEE common stock on each of the 20 consecutive trading days used to calculate such number of shares, the shares of NEE common stock a holder receives may be worth less than the shares of NEE common stock that would have been received had the number of shares of NEE common stock been calculated based on the closing price on the purchase contract settlement date.

The trading price of NEE common stock, the general level of interest rates and NEE’s and NEE Capital’s credit quality will directly affect the trading prices for the Equity Units.

The trading prices of Corporate Units and the Treasury Units in the secondary market will be directly affected by the trading prices of NEE common stock, the general level of interest rates and NEE’s and NEE Capital’s credit quality. It is impossible to predict whether the price of NEE common stock or interest rates will rise or fall. Trading prices of NEE common stock and the Equity Units will be influenced by NEE’s operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales or other issuances by NEE of substantial amounts of its common stock (or securities convertible into, or that may otherwise be settled in, shares of common stock) in the market after the issuance of the Equity Units, or the perception that such sales or other issuances could occur, could affect the trading price of NEE common stock.

NEE’s common stock price has fluctuated over a wide range, and could fluctuate significantly in the future, as a result of the operating performance of NEE and its subsidiaries, conditions in the electric utility and wholesale electric generation industries, and economic conditions generally.

The market price of NEE common stock has been, and may continue to be, subject to significant fluctuations due to factors relating to the operating performance of NEE and its subsidiaries and conditions in the electric utility and wholesale electric generation industries, including the risk factors and other information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. In addition, the stock market in recent years has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including NEE and other electric power companies. The changes in the market prices of securities may appear to occur without regard to the financial results of these companies. Accordingly, the market price of NEE common stock could fluctuate based upon factors that are not directly related to the operating performance of NEE and its subsidiaries, and these fluctuations could materially reduce NEE’s stock price.

Fluctuations in interest rates may give rise to arbitrage opportunities, which would affect the trading prices of the Equity Units, NEE Capital debentures and NEE common stock.

Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of NEE common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, NEE Capital debentures and NEE common stock.

Holders of Equity Units will not be entitled to any rights with respect to NEE common stock, but will be subject to all changes affecting NEE common stock.

Holders of Equity Units will not be entitled to any rights with respect to NEE common stock (including, without limitation, voting rights, rights to receive any dividends or other distributions on NEE common stock), but will be subject to all changes affecting NEE common stock. Holders of Equity Units will only be entitled to rights with respect to NEE common stock if NEE delivers shares of NEE common stock upon settlement of purchase contracts on September 1, 2019, or as a result of early settlement of a purchase contract, as the case may be (and then only with respect to the shares actually delivered on or before September 1, 2019, as the case may be), and the applicable record date, if any, for the exercise of rights or the receipt of dividends or other distributions occurs after that date. For example, in the event that an amendment is proposed to NEE’s restated articles of incorporation, or “Charter,” or to its bylaws that requires shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of NEE common stock to holders of Equity Units, those holders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of NEE common stock.

The delivery of make-whole shares upon a fundamental change early settlement may not adequately compensate a holder.

If a fundamental change (as defined below under “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change”) occurs and a holder of Equity Units exercises its fundamental change early settlement right, such holder will be entitled to receive additional value in respect of make-whole shares unless the price paid per share of NEE common stock upon a fundamental change is in excess of $        , subject to adjustment. A description of how the make-whole shares will be determined is set forth under “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change—Calculation of the Number of Make-Whole Shares.” Although the make-whole shares are designed to compensate a holder of Equity Units for the lost value of its Equity Units as a result of a fundamental change, this feature may not adequately compensate a holder for such loss.

NEE may issue additional shares of its common stock and thereby materially and adversely affect the price of its common stock. The Equity Units provide limited settlement rate adjustments.

The number of shares of NEE common stock that holders of Equity Units are entitled to receive on the purchase contract settlement date, or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by NEE that modify its capital structure. See “Description of the Purchase Contracts—Anti-dilution Adjustments.” NEE will not adjust the number of shares of NEE common stock that the holders are to receive on the purchase contract settlement date, or as a result of early settlement of a purchase contract, for other events, including, but not limited to, offerings of common stock by NEE for cash, or of securities convertible or exchangeable for NEE common stock or issuances in connection with acquisitions or issuances pursuant to any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or agents or a stock purchase or dividend reinvestment plan. There can be no assurance that an event that adversely affects the value of the Equity Units, but does not result in an adjustment to the settlement rate, will not occur. Further, NEE is not restricted from issuing additional common stock during the term of the purchase contracts and has no obligation to consider the interests of holders of Equity Units for any reason. If NEE issues additional shares of its common stock, that issuance may materially and adversely affect the price of NEE common stock and, because of the relationship of the number of shares to be received on the purchase contract settlement date to the price of NEE common stock, such other events may adversely affect the trading price of Corporate Units or Treasury Units.

The Corporate Units, Treasury Units and NEE Capital debentures have no prior public market, and there can be no assurance that an active trading market will develop.

Prior to this offering, there has not been a market for the Corporate Units, Treasury Units or NEE Capital debentures. NEE does not intend to apply to list the Corporate Units on a securities exchange. However, if NEE is advised by the underwriters prior to issuance of the Corporate Units that the NYSE’s minimum distribution requirement for listing the Corporate Units has been satisfied and the underwriters request NEE to apply for listing on the NYSE, NEE will apply to list those securities on the NYSE. The minimum distribution requirement for listing the Corporate Units on the NYSE requires that there be at least 400 beneficial holders of the Corporate Units. There can be no assurance that such requirement will be satisfied. Accordingly, no investor should take account of the potential for listing the Corporate Units with the NYSE when considering whether to make an investment in such securities. Neither NEE nor NEE Capital has any obligation or intention to apply for any separate listing of the Treasury Units or the NEE Capital debentures on any securities exchange. There can be no assurance as to the liquidity of any secondary market that may develop for the Corporate Units, the Treasury Units or the NEE Capital debentures, whether a trading market, if it develops, will continue, or a holder’s ability to sell those securities. In addition, in the event a holder were to substitute Treasury securities for NEE Capital debentures or NEE Capital debentures for Treasury securities, thereby converting Corporate Units to Treasury Units or Treasury Units to Corporate Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units, if listed on the NYSE, will not be delisted or that trading in the Corporate Units will not be suspended as a result of the election by one or more holders to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for the continued listing of such securities on the NYSE.

An Equity Unit holder’s rights to the pledged securities will be subject to NEE’s security interest and may be affected by a bankruptcy proceeding.

Although holders of Equity Units will be the beneficial owners of the applicable ownership interests in the related NEE Capital debentures, Treasury securities or Treasury portfolio, as the case may be, those underlying applicable ownership interests will be pledged to NEE through the collateral agent to secure the holders’ obligations to purchase NEE common stock under the related purchase contracts. Thus, the holders’ rights to the pledged securities will be subject to NEE’s security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that NEE becomes the subject of a proceeding under the U.S. Bankruptcy Code, the delivery of the pledged securities to holders of Equity Units may be delayed by the imposition of the automatic stay of Section 362 of the U.S. Bankruptcy Code. Moreover, claims arising out of the NEE Capital debentures would be subject to the equitable jurisdiction and powers of the bankruptcy court. For example, although NEE does not believe such an argument would prevail, a party in interest in a bankruptcy proceeding might successfully argue that the holders of Corporate Units or Treasury Units should be treated as equity holders, rather than creditors or owners of collateral, in the bankruptcy proceeding.

NEE Capital may redeem the NEE Capital debentures upon the occurrence of a special event.

NEE Capital has the option to redeem the NEE Capital debentures, upon at least 30 but not more than 60 days prior written notice, in whole but not in part, if a special event occurs and continues under the circumstances described in this prospectus supplement under “Certain Terms of the NEE Capital Debentures—Special Event Redemption.” If NEE Capital exercises this option, it will redeem the NEE Capital debentures at the redemption amount plus accrued and unpaid interest, if any. If NEE Capital redeems the NEE Capital debentures, it will pay the redemption amount in cash to the holders of the NEE Capital debentures that are not part of the Corporate Units. If the special event redemption occurs prior to a successful remarketing of the NEE Capital debentures, or if the NEE Capital debentures are not successfully remarketed prior to the purchase contract settlement date, the redemption price for the NEE Capital debentures that are a component of the Corporate Units at the time of the special event redemption will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio on behalf of the holders of those Corporate Units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The Treasury portfolio will be substituted for NEE Capital debentures and will be pledged to NEE through the collateral agent to secure the Corporate Unit holders’ obligations to purchase NEE common stock under the related purchase contracts. Holders of NEE Capital debentures that are not components of Corporate Units will receive redemption payments directly. There can be no assurance as to the impact on the market prices for the Corporate Units if the Treasury portfolio is substituted as collateral in place of the NEE Capital debentures so redeemed. A special event redemption will be a taxable event to the holders of the NEE Capital debentures.

NEE Capital and NEE are each holding companies. Neither the indenture nor NEE’s guarantee of the NEE Capital debentures limits the amount of debt or preferred stock that NEE Capital, NEE or their respective subsidiaries may issue, guarantee or otherwise incur. The claims of creditors and holders of preferred stock of NEE Capital’s subsidiaries are effectively senior to claims of holders of NEE Capital debentures. The claims of creditors and holders of preferred stock of NEE’s subsidiaries are effectively senior to claims of holders of NEE Capital debentures under NEE’s guarantee thereof and to claims of the holders of the Equity Units. In addition, contract adjustment payments will be subordinated obligations of NEE.

The NEE Capital debentures will be issued as a new series of unsecured debt securities under an indenture between NEE Capital and The Bank of New York Mellon, as trustee, and will rank equally and ratably in right of payment with all of NEE Capital’s other unsecured and unsubordinated obligations. NEE has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the NEE Capital debentures. The indenture does not limit the amount of debt or preferred stock that NEE Capital, NEE or their respective subsidiaries may issue, guarantee or otherwise incur. NEE’s guarantee does not limit the amount of other indebtedness, including guarantees, that NEE may issue, guarantee or otherwise incur.

The indenture provides that NEE Capital may not grant a lien on the capital stock of any of its majority-owned subsidiaries which shares of capital stock NEE Capital now or hereafter directly owns to secure indebtedness of NEE Capital without similarly securing the NEE Capital debentures, with certain exceptions. However, the indenture does not limit in any manner the ability of:

•	NEE Capital to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries;

•	NEE Capital or NEE to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions;

•	NEE to place liens on any of its assets; or

•	any of the direct or indirect subsidiaries of NEE Capital or NEE (other than NEE Capital) to place liens on any of their assets.

NEE and NEE Capital are each a holding company that derive substantially all of their income from their respective operating subsidiaries. Accordingly, the ability of NEE Capital to service its debt, including its obligations under the NEE Capital debentures, and the ability of NEE to service its debt, including its obligations under the guarantee of the NEE Capital debentures, and other obligations are primarily dependent on the net income and cash flows of their respective subsidiaries and the ability of such subsidiaries to pay dividends or make loans or advances to, and to repay loans or advances from, NEE Capital and NEE, respectively. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. The subsidiaries of NEE Capital are separate and distinct legal entities and have no obligation to pay any amounts due on the NEE Capital debentures, and the subsidiaries of NEE are separate and distinct legal entities and have no obligation to pay any amounts due under NEE’s guarantee of the NEE Capital debentures.

Therefore, the NEE Capital debentures, NEE’s obligations under the guarantee of NEE Capital debentures and NEE’s obligations with respect to the Equity Units will be effectively subordinated to existing and future obligations, including debt and any preferred stock or other preferred securities at the subsidiary level. In the event of a liquidation or reorganization of a subsidiary of NEE Capital or NEE, the claims of that subsidiary’s creditors and preferred shareholders generally will be paid before payments can be made to NEE Capital or NEE, as the case may be, that could be applied by NEE Capital to payments on the NEE Capital debentures, NEE’s obligations under the guarantee of NEE Capital debentures or NEE’s obligations with respect to the Equity Units or to other creditors of NEE Capital or NEE, respectively. In the event of a liquidation or reorganization of a subsidiary of NEE Capital or NEE, NEE’s and NEE Capital’s right to participate in a distribution of assets is subject to the prior claims of the subsidiary’s creditors. In addition, NEE’s obligations with respect to contract adjustment payments will be subordinate and junior in right of payment to its obligations under any of its existing or future senior indebtedness.

NEE’s ability to continue to pay dividends on the common stock is subject to the risks affecting the businesses of its subsidiaries and to contractual restrictions that may limit NEE’s dividend-paying ability in specified circumstances.

NEE is a holding company that conducts substantially all of its operations through its subsidiaries. The ability of NEE to pay dividends on its common stock is currently subject to, and in the future may be limited by:

•	the ability of FPL, a subsidiary of NEE, and NEE’s other subsidiaries, including NEE Capital, to pay dividends or make loans or advances to, and to repay loans or advances from, NEE, which is subject to the risks affecting the businesses of such subsidiaries; and

•	contractual restrictions applicable to NEE and some of its subsidiaries.

FPL is subject to the terms of its Mortgage and Deed of Trust, dated as of January 1, 1944, between FPL and Deutsche Bank Trust Company Americas, as trustee, as amended and supplemented (the “Mortgage”), that secures its obligations under first mortgage bonds issued by it and outstanding from time to time. In specified circumstances, the terms of the Mortgage could restrict the amount of FPL’s retained earnings that FPL can use to pay cash dividends on its common stock.

Other contractual restrictions on the dividend-paying ability of NEE or its subsidiaries are contained in outstanding financing arrangements, and may be included in future financing arrangements. In the event that NEE exercises its right to defer the payment of contract adjustment payments on the purchase contracts that are components of the Equity Units, or on purchase contracts that are components of previously-issued equity units, then, until the deferred contract adjustment payments have been paid, NEE would not be able, with limited exceptions, to pay dividends on NEE common stock. NEE Capital, a subsidiary of NEE, has issued outstanding junior subordinated debentures that are guaranteed by NEE. NEE Capital has the right, from time to time, to defer the payment of interest on its outstanding junior subordinated debentures for a deferral period of up to 20 consecutive quarters, in the case of one series of such securities, and on one or more occasions for up to ten consecutive years, in the case of other series of such securities. NEE, FPL or NEE Capital may issue, from time to time, additional equity units, junior subordinated debentures or other securities that (1) provide them with rights to defer the payment of interest or other payments and (2) contain dividend restrictions in the event of the exercise of such rights. In the event that NEE or NEE Capital were to exercise any right to defer interest or other payments on currently outstanding or future series of equity units, junior subordinated debentures or other securities, or if there were to occur certain payment defaults on those securities, NEE would not be able, with limited exceptions, to pay dividends on NEE common stock during the periods in which such payments were deferred or such payment defaults continued. In the event that FPL were to exercise any such right to defer the payment of interest or other payments, it would not be able, with limited exceptions, to pay dividends to any holder of its common stock or preferred stock, including NEE, during the periods in which such payments were deferred. In addition, NEE, NEE Capital and FPL might issue other securities in the future containing similar or other restrictions on NEE’s ability to pay dividends on NEE common stock and on FPL’s ability to pay dividends to any holder of its common stock or preferred stock, including NEE.

The right of the holders of NEE common stock to receive dividends might become subject to the preferential dividend, redemption, sinking fund or other rights of the holders of any series of preferred stock that may be issued in the future by NEE, and the right of the holders of common or preferred stock of NEE Capital or FPL to receive dividends might become subject to the preferential dividend, redemption, sinking fund or other rights of the holders of any series of preferred stock that may be issued in the future by NEE Capital or FPL, as the case may be.

NEE may defer contract adjustment payments, and this may have an adverse effect on the trading prices of the Equity Units.

NEE has the right to defer the payment of contract adjustment payments on the purchase contracts that are components of the Equity Units until no later than September 1, 2019. Deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of         % per year until paid, compounded quarterly. If NEE exercises its right to defer contract adjustment payments, the market price of the Equity Units is likely to be adversely affected. As a result of the existence of NEE’s deferral rights, the market price of the Equity Units may be more volatile than the market prices of other securities that are not subject to optional deferrals.

Contract adjustment payments will terminate in bankruptcy.

If the purchase contracts are terminated due to NEE’s bankruptcy, insolvency or reorganization, the right to receive contract adjustment payments and deferred contract adjustment payments, if any, will also terminate.

Because the NEE Capital debentures will be issued with OID, holders of Corporate Units and separate NEE Capital debentures will have to include interest in their taxable income before they receive cash.

NEE Capital intends to treat the NEE Capital debentures as contingent payment debt instruments for U.S. federal income tax purposes. Accordingly, the NEE Capital debentures will be treated as issued with OID. OID will accrue from the issue date of the NEE Capital debentures and will be included in the gross income of holders of Corporate Units and separate NEE Capital debentures for U.S. federal income tax purposes before the holders receive the cash payments to which the income is attributable. See “Material United States Federal Income Tax Consequences—U.S. Holders—NEE Capital Debentures—Original Issue Discount.”

A holder of Equity Units may have to pay taxes with respect to constructive distributions on NEE common stock notwithstanding the fact that the holder does not actually receive the distribution.

The number of shares of NEE common stock that a holder of Equity Units is entitled to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by NEE that modify its capital structure. See “Description of the Purchase Contracts—Anti-dilution Adjustments.” The adjustment of the settlement rate (or a failure to adjust the settlement rate) may result in a constructive distribution that is taxable to holders of Equity Units for U.S. federal income tax purposes in the year of such constructive distribution notwithstanding the fact that the holders do not actually receive any distribution related thereto. In addition, non-U.S. holders of Equity Units may, in certain circumstances, be subject to U.S. federal withholding tax on the amount of such a constructive distribution. See “Material United States Federal Income Tax Consequences.”

A holder of Equity Units may not be able to exercise its right to settle a purchase contract prior to the purchase contract settlement date unless a registration statement under the Securities Act of 1933 is in effect and a prospectus is available covering the shares of common stock deliverable upon early settlement of a purchase contract.

The early settlement right under the purchase contracts is subject to the condition that, if so required under the U.S. federal securities laws, NEE has a registration statement under the Securities Act of 1933 in effect and an available prospectus covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. Although NEE has agreed to use its commercially reasonable efforts to have such a registration statement in effect and to provide a prospectus if so required under the U.S. federal securities laws, any failure or inability to maintain an effective registration statement or to have available a prospectus covering the common stock, including as a result of pending corporate events or announcements that prevent the delivery of a current prospectus, may prevent or delay an early settlement.

The trading price of the NEE Capital debentures may not fully reflect the value of accrued but unpaid interest.

The NEE Capital debentures may trade at prices that do not fully reflect the value of accrued but unpaid interest. If holders dispose of their NEE Capital debentures between record dates for interest payments, those holders will be required to include in gross income the daily portions of OID through the date of disposition as ordinary income, and to add this amount to their adjusted tax basis in the NEE Capital debentures disposed of. To the extent the selling price is less than a holder’s adjusted tax basis (which will include accruals of OID through the date of sale), the holder will recognize a loss. Some or all of this loss may be capital in nature, and the deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations. See “Material United States Federal Income Tax Consequences.”

Provisions in NEE’s organizational documents and the Florida Business Corporation Act could discourage takeover attempts that NEE’s board of directors and management oppose even if holders of NEE common stock might benefit from a change in control of NEE.

Provisions in NEE’s Charter and bylaws and the Florida Business Corporation Act, or “Florida Act,” may make it difficult and expensive for a third party to pursue a takeover attempt that NEE’s board of directors and management oppose even if a change in control of NEE might be beneficial to the interests of holders of NEE common stock. Among Charter provisions that could have an anti-takeover effect are those that:

•	provide that a vacancy on the board of directors may be filled only by a majority vote of the remaining directors,

•	prohibit the shareholders from taking action by written consent in lieu of a meeting of shareholders,

•	limit the persons who may call a special meeting of shareholders to the chairman of the NEE board of directors, the president or the secretary, a majority of the board of directors or the holders of 20% of the outstanding shares of stock entitled to vote on the matter or matters to be presented at the meeting,

•	require any action by shareholders to amend or repeal NEE’s Bylaws, or to adopt new bylaws, to receive the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of voting stock, voting together as a single class, and

•	require the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of voting stock, voting together as a single class, to alter, amend or repeal specified provisions of NEE’s Charter, including the foregoing provisions.

The NEE bylaws contain some of the foregoing provisions contained in the Charter. In addition, the bylaws contain provisions that limit to 16 directors the maximum number of authorized directors of NEE and that establish advance notice requirements for shareholders to nominate candidates for election as directors at any annual or special meeting of shareholders or to present any other business for consideration at an annual meeting. See “Description of NEE Common Stock—Anti-Takeover Effects of Provisions in NEE’s Charter and NEE’s Bylaws” in the accompanying prospectus.

As a Florida corporation, NEE is subject to the Florida Act, which provides that an affiliated transaction with an interested shareholder generally must be approved by the affirmative vote of the holders of two-thirds of NEE’s voting shares, other than the shares beneficially owned by the interested shareholder. The Florida Act also contains a control-share acquisition statute which provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person. See “Description of NEE Common Stock—Restrictions on Affiliated and Control Share Transactions Under Florida Act” in the accompanying prospectus.

The Charter authorizes NEE’s board of directors from time to time and without shareholder action to provide for the issuance of up to 100,000,000 shares of serial preferred stock in one or more series, and to fix the powers, preferences and rights of each such series. The rights and privileges of holders of NEE common stock may be adversely affected by the powers, preferences and rights of holders of any series of preferred stock which the NEE board of directors may authorize for issuance from time to time. By authorizing the issuance of shares of preferred stock with particular voting, conversion or other rights and preferences, the board of directors could adversely affect the voting power of the holders of NEE common stock and could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of NEE or otherwise could adversely affect the market price of NEE common stock.

Risks Relating to the Proposed Acquisition of EFH Corp.

The completion of the merger is subject to the receipt of consents and approvals from the Bankruptcy Court and from governmental entities, which may impose conditions that could have a material adverse effect on NEE or could cause either NEE or EFH Corp. to abandon the merger.

On July 29, 2016, NEE, as part of the amended plan of reorganization, entered into the merger agreement under which NEE, through the merger, would acquire reorganized EFH. As a result of the merger, Merger Sub will become the direct or indirect owner of certain other former subsidiaries of EFH Corp. and, through its ownership of reorganized EFIH and reorganized EFIH’s direct subsidiary, Oncor Holdings, the indirect owner of 80.03% of Oncor’s outstanding membership interests.

The Bankruptcy Court must approve EFH Corp. entering into the merger agreement. In addition, the merger agreement contains various conditions precedent to consummation of the transactions contemplated by the merger agreement, including, among others: (i) entry of an order by the Bankruptcy Court approving the merger agreement and related agreements and confirming the amended plan of reorganization with respect to the EFH Corp./EFIH Debtor; (ii) that the IRS has issued and not revoked or withdrawn specified private letter rulings with respect to the transactions contemplated by the merger agreement; and (iii) that the representations and warranties of each party to the merger agreement are accurate. The conditions precedent to NEE and Merger Sub’s obligation to consummate the merger also include, but are not limited to, conditions that: (i) certain approvals and rulings be obtained from, among others, the PUCT and the FERC that are necessary to consummate the merger; (ii) certain members of the boards of directors of Oncor and Oncor Holdings have resigned from such boards of directors at the closing of the merger and the designees of NEE constitute the entire board of directors of Oncor Holdings and Oncor (subject to limited exceptions); (iii) the applicable waiting period under the HSR Act has expired or terminated and (iv) the PUCT approval approves, among other things, the acquisition, directly or indirectly, of 100% of Oncor’s membership interests and an initial public offering of an indirect minority interest in Oncor.

The Bankruptcy Court or these governmental entities may decline to approve the merger or the other related actions or may impose conditions on the completion, or require changes to the terms, of the merger, including, but not limited to, restrictions or conditions on the business, operations, or which could adversely affect the financial performance of, the combined company following the merger.

Satisfying the conditions to completion of the merger may take longer, and could cost more, than NEE expects. Any delay in completing the merger or any additional conditions imposed in order to complete the merger may materially adversely affect the benefits that NEE expects to achieve from the merger and the integration of the companies’ respective businesses. In addition, conditions to the completion of the merger may not be satisfied.

The merger agreement may be terminated, among other reasons: (i) by NEE or by EFH Corp. and EFIH (acting together), if the closing has not been consummated within 240 days of the date of the Merger Agreement (subject to a 90-day extension in certain circumstances for the continued pursuit of the PUCT, FERC or IRS approvals or rulings, as applicable, as described above); (ii) by NEE or by EFH Corp. and EFIH (acting together), if the plan support agreement is terminated in accordance with its terms; or (iii) by NEE, if the Bankruptcy Court enters, or EFH Corp. or EFIH seeks from the Bankruptcy Court, an order approving any sale or other disposition of the assets of EFH Corp. or its subsidiaries or the equity interests in EFIH to any person other than NEE, Merger Sub or any of their affiliates. The merger agreement may also be terminated at any time prior to closing by mutual written consent of the parties thereto.

EFH Corp. is not prohibited from soliciting proposals from third parties prior to the Bankruptcy Court’s approval of EFH Corp. entering into the merger agreement with NEE. EFH Corp. may terminate the merger agreement in accordance with its terms at any time after Bankruptcy Court approval of EFH Corp. entering into the merger agreement and prior to confirmation of the amended plan of reorganization because it chooses to proceed with an alternative superior transaction. In the event the merger agreement is so terminated by EFH Corp., and an alternative superior transaction is consummated pursuant to which neither NEE nor any of its affiliates will obtain direct or indirect ownership of 100% of Oncor Holdings and Oncor Holdings’ equity interest in Oncor, EFH Corp. and EFIH, subject to the exclusion of a limited number of termination events, would be required to pay to NEE a termination fee of $275 million. In the event EFH Corp. and EFIH pay the termination fee to NEE in accordance with the merger agreement, such payment shall be the sole and exclusive remedy of NEE and Merger Sub against EFH Corp., EFIH and their respective affiliates, representatives, creditors or shareholders with respect to any breach of the merger agreement prior to termination.

Any delay in completing the merger, conditions imposed by governmental entities, if accepted, or failure to complete the merger could have a material adverse effect on the business, financial condition, results of operations and prospects of NEE.

Failure to complete the merger could negatively impact the market price of NEE’s common stock price which will directly affect trading prices of the Equity Units as well as the business, financial condition, results of operations and prospects of NEE.

Completion of the merger is subject to risks and uncertainties, including the risks that approval of the transaction by the Bankruptcy Court or governmental entities will not be obtained or that certain other closing conditions will not be satisfied. If the merger is not completed, the business, financial condition, results of operations and prospects of NEE may be materially adversely affected and NEE will be subject to a number of risks, including, but not limited to, matters relating to the merger (including integration planning) which may require substantial commitments of time and resources by NEE management, which could otherwise have been devoted to other opportunities that may have been available to NEE.

The occurrence of any of these events, individually or in combination, could cause the market price of NEE’s common stock, and the trading price of the Equity Units, to decline if and to the extent that the prices at which the Equity Units are sold in this offering reflect an assumption by the market that the merger will be completed.

NEE expects to incur substantial expenses related to the merger, whether or not the merger is completed.

NEE expects to incur relatively significant expenses in connection with the merger, whether or not the merger is completed. While NEE has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

Following the merger, NEE may be unable to successfully integrate the merged company’s business.

NEE and EFH Corp. currently operate as independent public companies. Following the merger, NEE will be required to devote significant management attention and resources to integrating EFH Corp. and its direct and indirect subsidiaries to be acquired pursuant to the merger agreement, including Oncor (collectively, the “EFH companies”). Potential difficulties NEE may encounter in the integration process include the following:

•	the complexities associated with integrating the businesses of the EFH companies, while at the same time continuing to provide consistent, high quality services;

•	the additional complexities of integrating the businesses of the EFH companies with different core services, markets and customers;

•	the inability to retain key employees;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the businesses of the EFH companies.

For these reasons, investors should be aware that it is possible that the integration process following the merger could result in the distraction of NEE’s management, the disruption of NEE’s ongoing business or inconsistencies in its services, standards, controls, procedures and policies, any of which could adversely affect the ability of NEE to maintain relationships with customers, vendors and employees or could otherwise adversely affect NEE’s business, financial condition, results of operations and prospects.

NEE and the EFH companies may be materially adversely affected by negative publicity related to the proposed merger and in connection with other matters.

Political and public sentiment in connection with the proposed merger and in connection with other matters may result in adverse press coverage and other adverse public statements affecting NEE and the EFH companies.

Adverse press coverage and other adverse statements, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of NEE’s business.

Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of NEE and the EFH companies, on the morale and performance of their employees and on their relationships with their respective regulators. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on NEE’s business, financial condition, results of operations and prospects.

NEE has goodwill and other intangible assets on its balance sheet, and these amounts may increase as a result of the merger. If its goodwill or other intangible assets become impaired in the future, NEE may be required to record a significant, non-cash charge to earnings and reduce its shareholders’ equity.

Under generally accepted accounting principles in the United States, intangible assets are reviewed for impairment on an annual basis or more frequently whenever events or circumstances indicate that its carrying value may not be recoverable. If NEE’s intangible assets, including goodwill as a result of the merger, are determined to be impaired in the future, NEE may be required to record a significant, non-cash charge to earnings during the period in which the impairment is determined.

SELECTED CONSOLIDATED INCOME STATEMENT DATA OF NEE AND SUBSIDIARIES

The following material, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. In the opinion of NEE, all adjustments (consisting of normal recurring accruals) considered necessary for a fair financial statement presentation of the results of operations for the six months ended June 30, 2016 and 2015 have been made. The results of operations for an interim period generally will not give a true indication of results for the year.

	Six Months Ended June 30,		Years Ended December 31,
	2016	2015	2015	2014	2013
	(In Millions, Except Per Share Amounts)
Operating revenues	$7,651	$8,463	$17,486	$17,021	$15,136
Net income attributable to NEE	$1,193	$1,366	$2,752	$2,465	$1,908
Weighted-average number of common shares outstanding (assuming dilution)	464.0	449.0	454.0	440.1	427.0
Earnings per share of common stock attributable to NEE (assuming dilution)	$2.57	$3.04	$6.06	$5.60	$4.47

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The information in this section supplements the information in the “Consolidated Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends” section on page 4 of the accompanying prospectus.

NEE’s consolidated ratio of earnings to fixed charges for the year ended December 31, 2015 was 3.81 and for the six months ended June 30, 2016 was 2.31.

CONSOLIDATED CAPITALIZATION OF NEE AND SUBSIDIARIES

The following table shows NEE’s consolidated capitalization as of June 30, 2016, and as adjusted to reflect the issuance of the Corporate Units and the other transactions described below. This table, which is presented in this prospectus supplement solely to provide limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

	June 30, 2016	Adjusted (a)
		Amount		Percent
	(In Millions)
Total common shareholders’ equity	$23,174	$	(b)		%
Noncontrolling interests	708

Total equity	23,882
Long-term debt (excluding current maturities) (c)	27,001				%

Total capitalization	$50,883	$		100.0%

(a)	To give effect only to (i) the issuance of the Corporate Units offered by this prospectus supplement, (ii) the borrowing in July 2016 by an indirect subsidiary of NEP of $100 million under a variable rate senior secured term loan agreement, which matures in 2019, (iii) the borrowing in July 2016 by an indirect subsidiary of NEP of $100 million under an existing revolving credit facility entered into in December 2015, and (iv) the borrowing in July 2016 by an indirect subsidiary of NEE Capital of approximately $283 million under a limited-recourse construction and term loan facility, which matures in 2023. Adjusted amounts do not reflect the addition of any premiums or deduction of any discounts or debt issuance costs in connection with the issuance of the Corporate Units. Adjusted amounts also do not reflect any possible additional borrowings or issuance and sale of additional securities by NEE and its subsidiaries, including NEE Capital, from time to time after the date of this prospectus supplement.
(b)	Reflects a reduction of approximately $ million representing the present value of the contract adjustment payments payable in connection with the Corporate Units. See “Accounting Treatment.”
(c)	Includes the Series I Debentures due September 1, 2021 of NEE Capital that are components of the Corporate Units offered hereby.

COMMON STOCK DIVIDENDS AND PRICE RANGE

NEE and its predecessor, FPL, have paid dividends on the common stock each year since 1944. It is generally the practice of NEE to pay dividends quarterly on the 15th day of March, June, September and December. The amount and timing of dividends payable on NEE common stock are within the sole discretion of NEE’s board of directors. The ability of NEE to pay dividends on its common stock is dependent upon, among other things, dividends paid to it by its subsidiaries. See “Description of NEE Common Stock” beginning on page 6 of the accompanying prospectus. The high and low prices of NEE common stock, as reported on the NYSE consolidated tape (NYSE ticker symbol: “NEE”), and dividends paid per share, for the periods indicated, are presented below:

	Price Range		Dividends Paid Per Share
	High	Low
2014
First Quarter	$96.13	$83.97	$0.725
Second Quarter	$102.51	$93.28	$0.725
Third Quarter	$102.46	$91.79	$0.725
Fourth Quarter	$110.84	$90.33	$0.725

2015
First Quarter	$112.64	$97.48	$0.770
Second Quarter	$106.63	$97.23	$0.770
Third Quarter	$109.98	$93.74	$0.770
Fourth Quarter	$105.85	$95.84	$0.770

2016
First Quarter	$119.37	$102.20	$0.870
Second Quarter	$130.43	$112.44	$0.870
Third Quarter
(through August 1, 2016)	$131.98	$125.55	—

Holders of purchase contracts that are components of the Corporate Units or Treasury Units, in their capacities as such holders, will have no rights with respect to NEE common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on NEE common stock).

On July 29, 2016, the NEE board of directors declared a regular quarterly common stock dividend of $0.87 per share. The dividend is payable on September 15, 2016, to shareholders of record on August 30, 2016.

USE OF PROCEEDS

The information in this section supplements the information in the “Use of Proceeds” section on page 4 of the accompanying prospectus. Please read these two sections together.

NEE has stated its intention is to use a combination of debt, equity units and proceeds from asset sales to fund the cash to be paid in connection with the proposed acquisition of EFH Corp. (see “Prospectus Supplement Summary—Recent Developments”). The issuance of the Equity Units is a component of that financing plan.

NEE Capital will add the net proceeds from the sale of the NEE Capital debentures, which are expected to be approximately $     billion (after deducting the underwriting discount and other offering expenses), to its general funds. NEE Capital expects to use its general funds to finance the potential acquisition of EFH Corp., to fund investments in energy and power projects and for other general corporate purposes, including the repayment of all or a portion of NEE Capital’s outstanding commercial paper obligations as well as indebtedness under certain of its term loans. As of August 1, 2016, NEE Capital had approximately $694 million of outstanding commercial paper obligations which had maturities of up to 10 days and which had annual interest rates ranging from 0.68% to 0.76%. NEE Capital also intends to repay all of its indebtedness under four term loan agreements in the aggregate principal amount of $775 million, the proceeds from which were used for general corporate purposes, which loans otherwise would mature on October 27, 2016, March 26, 2017, December 30, 2018 and January 14, 2019 and each of which bears interest at a floating credit ratings-based margin above the London InterBank Offered Rate. NEE Capital will temporarily invest in short-term instruments any proceeds that are not immediately used for these purposes.

ACCOUNTING TREATMENT

The net proceeds from the sale of the Equity Units will be allocated between the purchase contracts and the NEE Capital debentures on NEE’s financial statements. NEE expects that at the time of issuance, the fair market value of each NEE Capital debenture will be $1,000. The present value of the Equity Units’ contract adjustment payments will be initially charged to common shareholders’ equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments are allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

The Equity Unit purchase contracts are forward transactions in NEE common stock. Upon settlement of the purchase contract, NEE will receive $50 on that purchase contract and will issue the requisite number of shares of its common stock. The $50 that NEE receives will be credited to common shareholders’ equity.

Before the issuance of NEE common stock upon settlement of the purchase contracts, NEE believes the purchase contracts will be reflected in NEE’s diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of NEE common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by NEE in the market, at the average market price during the period, using the proceeds receivable upon settlement.

DESCRIPTION OF THE EQUITY UNITS

The information in this section supplements the information in the “Description of NEE Stock Purchase Contracts and Stock Purchase Units” on page 12 of the accompanying prospectus. Please read these two sections together.

This section briefly summarizes some of the terms of the Equity Units and some of the provisions of the purchase contract agreement and the pledge agreement. This summary does not contain a complete description of the Equity Units. You should read this summary together with the purchase contract agreement and the pledge agreement for a complete understanding of all the provisions and for the definitions of some terms used in this summary. The forms of purchase contract agreement and pledge agreement have been previously filed with the SEC and are exhibits to the registration statement filed with the SEC of which this prospectus supplement and accompanying prospectus are a part. In addition, the purchase contract agreement is qualified under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

General

NEE will issue the Equity Units under the purchase contract agreement between the purchase contract agent and NEE. The Equity Units initially will consist of          Corporate Units, each with a stated amount of $50.

Each Corporate Unit will consist of a unit comprised of:

•	a purchase contract, pursuant to which

•	the holder will agree to purchase from NEE, and NEE will agree to sell to the holder, not later than September 1, 2019, which is referred to as the “purchase contract settlement date,” or upon early settlement, for $50, a number of newly issued shares of NEE common stock equal to the applicable settlement rate described below under “Description of the Purchase Contracts—Purchase of NEE Common Stock,” “Description of the Purchase Contracts—Early Settlement by Delivering Cash,” and “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change,” and

•	NEE will make contract adjustment payments to the holder at the rate of % per year on the stated amount of $50, or $ per year, payable quarterly, and subject to NEE’s right to defer these payments,

and either

•	a 5% applicable ownership interest in a NEE Capital debenture in the principal amount of $1,000 under which NEE Capital will pay to the holder 5% of the interest payment on a debenture in the principal amount of $1,000 at the initial rate of % per year (resulting in a payment of $ per year), or

•	following a successful remarketing of the NEE Capital debentures on or prior to the ninth business day preceding the purchase contract settlement date, or the occurrence of a special event redemption or a mandatory redemption, the applicable ownership interest in a portfolio of U.S. Treasury securities maturing on or prior to August 31, 2019, which is referred to as the “Treasury portfolio.”

“Applicable ownership interest” means with respect to the U.S. Treasury securities in the Treasury portfolio:

•	for a remarketing Treasury portfolio,

•	a 5% undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that mature on or prior to August 31, 2019,

•	if the reset effective date occurs prior to June 1, 2019, with respect to the originally-scheduled quarterly interest payment dates on the NEE Capital debentures that would have occurred on June 1, 2019 and September 1, 2019, an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to (i) May 31, 2019 (in connection with the interest payment date that would have occurred on June 1, 2019) and (ii) August 31, 2019 (in connection with the interest payment date that would have occurred on September 1, 2019), each in an aggregate amount at maturity equal to the aggregate interest payments that would be due on June 1, 2019 and September 1, 2019, respectively, with respect to a 5% beneficial ownership interest in a NEE Capital debenture in the principal amount of $1,000 that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the NEE Capital debentures as described under “Certain Terms of the NEE Capital Debentures—Market Reset Rate” and assuming that interest on the NEE Capital debentures accrued from the reset effective date to, but excluding, June 1, 2019 and from June 1, 2019 to, but excluding, September 1, 2019, respectively, and

•	if the reset effective date occurs on or after June 1, 2019, with respect to the originally-scheduled quarterly interest payment date on the NEE Capital debentures that would have occurred on September 1, 2019, an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to August 31, 2019 in an aggregate amount at maturity equal to the aggregate interest payment that would be due on September 1, 2019 with respect to a 5% beneficial ownership interest in a NEE Capital debenture in the principal amount of $1,000 that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the NEE Capital debentures and assuming that interest on the NEE Capital debentures accrued from the reset effective date to, but excluding, September 1, 2019.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the remarketing Treasury portfolio have a yield that is less than zero, then instead, at NEE Capital’s option, the remarketing Treasury portfolio will consist of an amount in cash equal to the aggregate principal amount at maturity of the applicable U.S. Treasury securities (or principal or interest strips thereof) described above. If the provisions set forth in this paragraph apply, references to “U.S. Treasury securities (or principal or interest strips thereof)” in connection with the remarketing Treasury portfolio will, thereafter, be deemed to be references to such amount of cash.

•	for a special event Treasury portfolio,

•	a 5% undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that mature on or prior to August 31, 2019, and

•	with respect to each scheduled interest payment date on the NEE Capital debentures that would have occurred after the special event redemption date and on or prior to September 1, 2019, an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due with respect to a 5% beneficial ownership interest in a NEE Capital debenture in the principal amount of $1,000 that would have been components of the Corporate Units on that date (assuming no special event redemption) and accruing from and including the immediately preceding interest payment date to which interest has been paid.

If a Treasury portfolio is required to be purchased in connection with a mandatory redemption of NEE Capital debentures, an applicable ownership interest in such Treasury portfolio will be the same as an applicable ownership interest in a special event Treasury portfolio.

For U.S. federal income tax purposes, the purchase price of each Corporate Unit will be allocated between the related purchase contract and the applicable ownership interest in a NEE Capital debenture in proportion to their respective fair market values at the time of issuance. At the time of issuance, NEE will report the fair market value of the 5% applicable ownership interest in a $1,000 principal amount of each NEE Capital debenture as $        , and NEE Capital will report the fair market value of each purchase contract as $        . This position generally will be binding on each beneficial owner of each Corporate Unit, but not on the IRS. See “Material United States Federal Income Tax Consequences—U.S. Holders—Allocation of Purchase Price.”

As long as an Equity Unit is in the form of a Corporate Unit, the related applicable ownership interest in a NEE Capital debenture or the applicable ownership interest in a Treasury portfolio, as applicable, that is a component of the Corporate Unit will be pledged to NEE through the collateral agent to secure the holder’s obligation to purchase NEE common stock under the related purchase contract.

Creating Treasury Units by Substituting a Treasury Security for a NEE Capital Debenture

Unless the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units as a result of a successful remarketing, a special event redemption or a mandatory redemption, each holder of Corporate Units will have the right, on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related NEE Capital debentures held by the collateral agent a zero-coupon U.S. Treasury security (CUSIP No. 912820RW9) maturing on August 31, 2019, having a principal amount at maturity equal to the aggregate principal amount of the NEE Capital debentures for which substitution is being made. These substitutions will create Treasury Units, and the NEE Capital debentures will be released to the holder. Because Treasury securities and NEE Capital debentures are issued in integral multiples of $1,000, holders of Corporate Units may make these substitutions only in integral multiples of 20 Corporate Units.

The ability of holders of Corporate Units to create Treasury Units will be subject to the limitation that holders may not create Treasury Units during any period commencing on and including the business day prior to the first day of any three-day remarketing period and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the reset effective date, or, if none of the remarketings during that three-day remarketing period is successful, the business day following the last remarketing date in the applicable three-day remarketing period.

If a Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units as a result of a successful remarketing of the NEE Capital debentures, a special event redemption or a mandatory redemption, each holder of Corporate Units may create Treasury Units by making substitutions of Treasury securities for the applicable ownership interest in the Treasury portfolio, on or prior to the second business day immediately preceding September 1, 2019 and only in integral multiples of          Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents upon a successful remarketing of the NEE Capital debentures if the reset effective date is not a regular quarterly interest payment date). In such a case, the holder would also obtain the release of the applicable ownership interest in the Treasury portfolio rather than a release of the NEE Capital debentures.

Each Treasury Unit will consist of a unit with a stated amount of $50, comprised of:

•	a purchase contract, pursuant to which

•	the holder will agree to purchase from NEE, and NEE will agree to sell to the holder, not later than the purchase contract settlement date, or upon early settlement, for $50, a number of newly issued shares of NEE common stock equal to the applicable settlement rate described below under “Description of the Purchase Contracts—Purchase of NEE Common Stock,” “Description of the Purchase Contracts—Early Settlement by Delivering Cash,” and “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change,” and

•	NEE will make contract adjustment payments to the holder at the rate of % per year on the stated amount of $50, or $ per year, payable quarterly, and subject to NEE’s right to defer these payments, and

•	a 5% undivided beneficial ownership interest in a Treasury security having a principal amount at maturity of $1,000.

Unless the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units, to create 20 Treasury Units the Corporate Unit holder will:

•	deposit with the collateral agent a Treasury security having a principal amount at maturity of $1,000, which Treasury security must have been purchased in the open market at the holder’s expense, unless otherwise owned by the holder; and

•	transfer 20 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security in the required amount with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the related NEE Capital debenture.

Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related NEE Capital debenture from the pledge under the pledge agreement and deliver it to the purchase contract agent, on behalf of the holder, free and clear of NEE’s security interest. The purchase contract agent then will:

•	cancel the 20 Corporate Units;

•	transfer the related NEE Capital debenture to the holder; and

•	deliver 20 Treasury Units to the holder.

The Treasury security will be substituted for the NEE Capital debenture and will be pledged to NEE through the collateral agent to secure the holder’s obligation to purchase NEE common stock under the related purchase contract. The related NEE Capital debenture released to the holder thereafter will trade separately from the resulting Treasury Units.

If the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units, then to create Treasury Units the Corporate Unit holder will have the right to substitute Treasury securities for the applicable ownership interests in the Treasury portfolio by following the same procedure specified above for creating a Treasury Unit, except the holder will have to deposit integral multiples of          Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents upon a successful remarketing of the NEE Capital debentures if the reset effective date is not a regular quarterly interest payment date).

Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution. See “Certain Other Provisions of the Purchase Contract Agreement and the Pledge Agreement—Miscellaneous.”

Recreating Corporate Units

Unless the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units as a result of a successful remarketing, a special event redemption or a mandatory redemption, each holder of Treasury Units will have the right, on or prior to the second business day immediately preceding the first day of the final three-day remarketing period, to substitute NEE Capital debentures for any related Treasury securities held by the collateral agent, having a principal amount equal to the aggregate principal amount of the Treasury securities at maturity for which substitution is being made. These substitutions will recreate Corporate Units, and the Treasury securities will be released to the holder. Because Treasury securities and NEE Capital debentures are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units.

The ability of holders of Treasury Units to recreate Corporate Units will be subject to the limitation that holders may not recreate Corporate Units during any period commencing on and including the business day prior to the first day of any three-day remarketing period and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the reset effective date, or, if none of the remarketings during that three-day remarketing period is successful, the business day following the last remarketing date in the applicable three-day remarketing period.

If a Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units as a result of a successful remarketing of the NEE Capital debentures, a special event redemption or a mandatory redemption, each holder of Treasury Units may recreate Corporate Units by making substitutions of the applicable ownership interest in the Treasury portfolio for the Treasury securities, on or prior to the second business day immediately preceding September 1, 2019 and only in integral multiples of          Treasury Units (or such other number of Treasury Units as may be determined by the remarketing agents in connection with a successful remarketing of the NEE Capital debentures if the reset effective date is not a regular quarterly interest payment date). In such a case, the holder would also obtain the release of the Treasury securities for which substitution is being made.

Unless the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units, to recreate 20 Corporate Units a Treasury Unit holder will:

•	deposit with the collateral agent a NEE Capital debenture in the principal amount of $1,000, which NEE Capital debenture must have been purchased in the open market at the holder’s expense, unless otherwise owned by the holder; and

•	transfer 20 Treasury Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a NEE Capital debenture in the principal amount of $1,000 with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the related Treasury security.

Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury security from the pledge under the pledge agreement and deliver it to the purchase contract agent, on behalf of the holder, free and clear of NEE’s security interest. The purchase contract agent will then:

•	cancel the 20 Treasury Units;

•	transfer the related Treasury security to the holder; and

•	deliver 20 Corporate Units to the holder.

The NEE Capital debenture will be substituted for the Treasury security and will be pledged to NEE through the collateral agent to secure the holder’s obligation to purchase NEE common stock under the related purchase contract.

If the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units, the Treasury Unit holder will follow the same procedure specified above for recreating Corporate Units, except that the holder will have to deposit integral multiples of          Treasury Units and must deposit integral multiples of            applicable ownership interests in the Treasury portfolio with the collateral agent, which must be purchased in the open market at the expense of the Treasury Unit holder, unless otherwise owned by the holder.

Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution. See “Certain Other Provisions of the Purchase Contract Agreement and the Pledge Agreement—Miscellaneous.”

Payments on Corporate Units and Treasury Units

Holders of Corporate Units will be entitled to receive aggregate cash payments at the rate of     % per year on the $50 stated amount per Corporate Unit, payable quarterly in arrears. The quarterly payments on the Corporate Units will consist of:

•	interest on the related applicable ownership interest in NEE Capital debentures payable by NEE Capital (or cash distributions on the applicable ownership interest in the Treasury portfolio if the NEE Capital debentures have been replaced by the Treasury portfolio), equivalent to the rate of % per year on the stated amount; and

•	distributions of quarterly contract adjustment payments payable by NEE at the rate of % per year on the stated amount, subject to NEE’s right to defer the payment of such contract adjustment payments.

If interest on the NEE Capital debentures is reset on a reset effective date that is not a scheduled interest payment date, the collateral agent will receive on behalf of holders of Corporate Units a payment from NEE Capital on such reset effective date of accrued and unpaid interest on the NEE Capital debentures from the most recent quarterly interest payment date to, but excluding, such reset effective date. On the quarterly payment date next following the reset effective date, Corporate Unit holders will receive a quarterly cash distribution comprised of their pro rata portion of that interest payment, the portion of their applicable ownership interest in the remarketing Treasury portfolio that matures prior to that quarterly payment date and the contract adjustment payment payable on that date. If interest on the NEE Capital debentures is reset on a reset effective date that is not a scheduled interest payment date, holders of separate NEE Capital debentures that were not a component of Corporate Units will receive on the reset effective date a payment of accrued and unpaid interest from the most recent interest payment date to, but excluding, such reset effective date. On the semi-annual interest payment date next following the reset effective date, holders of NEE Capital debentures will receive a payment of interest accrued from and including the reset effective date, to, but excluding, such interest payment date.

Holders that create Treasury Units will be entitled to receive quarterly cash distributions of contract adjustment payments payable by NEE at the rate of     % per year on the $50 stated amount per Treasury Unit, subject to NEE’s right to defer the payment of such contract adjustment payments. Although holders of Treasury Units will not receive any interest payments on the Treasury securities pledged in connection with the creation of the Treasury Units, the holders of the Treasury Units will continue to receive the scheduled interest payments on the NEE Capital debentures that were released to them when the Treasury Units were created for so long as they hold the NEE Capital debentures. Holders of Treasury Units will be required to accrue OID on these Treasury securities.

Ranking

The NEE Capital debentures will be senior unsecured obligations of NEE Capital and will rank equally in right of payment with all of NEE Capital’s other unsecured and unsubordinated debt obligations. See “Description of NEE Capital Senior Debt Securities” in the accompanying prospectus.

NEE’s obligations under its guarantee of NEE Capital debentures will be senior unsecured obligations of NEE and will rank equally in right of payment with all of NEE’s other unsecured and unsubordinated debt obligations. See “Description of NEE Guarantee of NEE Capital Senior Debt Securities” in the accompanying prospectus.

NEE’s obligations with respect to the contract adjustment payments will be unsecured and subordinate and junior in right of payment to its obligations under any of its senior indebtedness. “Senior indebtedness” with respect to the contract adjustment payments means all of NEE’s indebtedness of any kind, existing or incurred in the future, unless the instrument, if any, under which such indebtedness is incurred expressly provides that it is on a parity in right of payment with or subordinate in right of payment to the contract adjustment payments. Senior indebtedness will be entitled to the benefits of the subordination provisions in the purchase contract agreement.

Voting and Certain Other Rights

Holders of purchase contracts that are components of the Corporate Units or Treasury Units, in their capacities as such holders, will have no rights with respect to NEE common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on NEE common stock).

Trading of the Securities

NEE does not intend to apply to list the Corporate Units on any securities exchange. However, if NEE is advised by the underwriters prior to issuance of the Corporate Units that the minimum distribution requirement established by the NYSE for listing the Corporate Units has been satisfied and, consequently, the underwriters request NEE to apply for listing on the NYSE, NEE will apply to list those securities on the NYSE. The minimum distribution requirement for listing the Corporate Units on the NYSE requires that there be at least 400 beneficial holders of the Corporate Units. There can be no assurance that such requirement will be satisfied. If an application for listing is made and the Corporate Units are approved for listing, trading of the Corporate Units on the NYSE would be expected to commence within 30 days after the Corporate Units are first issued. In the event a secondary market should develop for the Corporate Units, unless and until substitution has been made as described in “—Creating Treasury Units by Substituting a Treasury Security for a NEE Capital Debenture” or “—Recreating Corporate Units,” neither the NEE Capital debentures, nor the applicable ownership interest in the Treasury portfolio component of a Corporate Unit nor the Treasury security component of a Treasury Unit will trade separately from Corporate Units or Treasury Units. The applicable ownership interests in NEE Capital debentures or applicable ownership interest in the Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury security component will trade as a unit with the purchase contract component of the Treasury Units. NEE has no obligation or current intention to apply for listing of the Treasury Units or the NEE Capital debentures. There can be no assurance as to the liquidity of any secondary market that may develop for the Corporate Units, the Treasury Units or the NEE Capital debentures.

NEE common stock is listed on the NYSE and trades under the symbol “NEE.”

Purchase of Equity Units and NEE Capital Debentures

NEE, its subsidiaries or its affiliates may from time to time, to the extent permitted by law, purchase any of the Corporate Units, Treasury Units or NEE Capital debentures which are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE PURCHASE CONTRACTS

This section briefly summarizes some of the terms of the purchase contract agreement, the purchase contracts, the pledge agreement, the remarketing agreement, and the indenture and the officer’s certificate which will supplement the indenture and create the specific terms of the NEE Capital debentures. This summary does not contain a complete description of the purchase contracts. You should read this summary together with the purchase contract agreement, the pledge agreement, the remarketing agreement, the indenture, the officer’s certificate and other documents establishing the purchase contracts for a complete understanding of all the provisions and for the definitions of some terms used in this summary. The forms of the purchase contract agreement, the purchase contracts, the pledge agreement, the remarketing agreement and the officer’s certificate creating the specific terms of the NEE Capital debentures and the indenture have been previously filed with the SEC and are exhibits to the registration statement filed with the SEC of which this prospectus supplement and the accompanying prospectus are a part. In addition, the purchase contract agreement and the indenture are qualified under the Trust Indenture Act of 1939 and are therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

Purchase of NEE Common Stock

Each purchase contract that is part of a Corporate Unit or a Treasury Unit will obligate its holder to purchase, and NEE to sell, on September 1, 2019, the purchase contract settlement date (unless the purchase contract terminates prior to that date or is settled early at the holder’s option), a number of newly issued shares of NEE common stock determined by reference to the “settlement rate,” for $50 in cash. The number of shares of NEE common stock issuable upon settlement of each purchase contract will be calculated, subject to adjustment under the circumstances described in “—Anti-dilution Adjustments” and “—Early Settlement upon a Fundamental Change,” as follows:

•	If the applicable market value of NEE common stock is equal to or greater than the “threshold appreciation price” of $ , the applicable settlement rate shall equal shares of NEE common stock, which is equal to $50 divided by the threshold appreciation price (such settlement rate being referred to as the “minimum settlement rate”).

Accordingly, if the applicable market value is greater than the threshold appreciation price, the aggregate market value of the shares of NEE common stock issued upon settlement of each purchase contract will be higher than $50, assuming that the market price of NEE common stock on the date of settlement is the same as the applicable market value of NEE common stock. If the market price is the same as the threshold appreciation price, the aggregate market value of those shares of NEE common stock will be equal to $50, assuming that the market price of NEE common stock on the date of settlement is the same as the applicable market value of NEE common stock.

•	If the applicable market value of NEE common stock is less than the threshold appreciation price but greater than the “reference price” of $ , the applicable settlement rate shall equal the number of shares of NEE common stock equal to $50 divided by the applicable market value.

Accordingly, if the applicable market value is greater than the reference price, but the applicable market value does not exceed the threshold appreciation price, the aggregate market value of the shares of NEE common stock issued upon settlement of each purchase contract will be equal to $50, assuming that the market price of NEE common stock on the date of settlement is the same as the applicable market value of NEE common stock.

•	If the applicable market value of NEE common stock is less than or equal to the reference price of $ , the applicable settlement rate shall equal shares of NEE common stock, which is equal to $50 divided by the reference price (such settlement rate being referred to as the “maximum settlement rate”).

Accordingly, if the applicable market value is less than the reference price, the aggregate market value of the shares of NEE common stock issued upon settlement of each purchase contract will be less than

$50, assuming that the market price of NEE common stock on the date of settlement is the same as the applicable market value of NEE common stock. If the market price is the same as the reference price, the aggregate market value of those shares of NEE common stock will be equal to $50, assuming that the market price of NEE common stock on the date of settlement is the same as the applicable market value of NEE common stock.

If a holder elects to settle its purchase contract early in the manner described under “—Early Settlement by Delivering Cash,” the number of shares of NEE common stock issuable upon settlement of such purchase contract will be         , the minimum settlement rate, subject to adjustment as described under “—Anti-dilution Adjustments.” The maximum settlement rate and minimum settlement rate are collectively referred to as the “fixed settlement rates.”

“Applicable market value” means the average of the closing price per share of NEE common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding September 1, 2019.

“Closing price” of NEE common stock on any date of determination means

•	the closing sale price (or, if no closing price is reported, the last reported sale price) of NEE common stock on the NYSE on that date or, if NEE common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which NEE common stock is so listed;

•	if shares of NEE common stock are not so reported, the last quoted bid price for NEE common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization; or

•	if the bid price is not available, the market value of NEE common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by NEE for this purpose.

A “trading day” means a day on which NEE common stock

•	is not suspended from trading on any national or regional securities exchange or over-the-counter market at the close of business, and

•	has traded at least once on the national or regional securities exchange or over-the-counter market that is the primary market for the trading of NEE common stock.

If the NEE common stock is not traded on a securities exchange or quoted in the over-the-counter market, then “trading day” shall mean business day.

NEE will not issue any fractional shares of its common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of the purchase contracts being settled by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the applicable market value.

Unless:

•	a holder of Corporate Units or Treasury Units has early settled the related purchase contracts through the delivery of cash to the purchase contract agent in the manner described under “—Early Settlement by Delivering Cash” or under “—Early Settlement upon a Fundamental Change;”

•	a holder of Corporate Units or Treasury Units has settled the related purchase contracts with separate cash pursuant to prior notice given in the manner described under “—Notice to Settle with Cash;” or

•	an event described under “—Termination of Purchase Contracts” has occurred,

then, on the purchase contract settlement date,

•	in the case of Corporate Units, provided that the Treasury portfolio has not replaced the NEE Capital debentures as a component of the Corporate Units as the result of a successful remarketing of the NEE Capital debentures or because a special event redemption or a mandatory redemption has occurred, such holders will be deemed to have elected to apply a portion of the put price equal to the principal amount of the NEE Capital debentures to satisfy in full the holder’s obligation to purchase NEE common stock under the related purchase contracts, and any amount of the put price remaining following settlement of such purchase contracts will be delivered to the purchase contract agent for the benefit of the holder of such Corporate Units; and

•	in the case of Treasury Units or, in the event that the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units as the result of a successful remarketing of the NEE Capital debentures, a special event redemption or a mandatory redemption, in the case of Corporate Units, the principal amount of the related Treasury securities, or the applicable ownership interest in the Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase NEE common stock under the related purchase contract.

NEE common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the Equity Units, and payment by the holder of any transfer or similar taxes payable in connection with the issuance of NEE common stock to any person other than the holder.

Each holder of Corporate Units or Treasury Units, by acceptance of those securities, will be deemed to have:

•	irrevocably agreed to be bound by the terms and provisions of the Corporate Units and the Treasury Units and to perform such holder’s obligations under the related purchase contract and the pledge agreement for so long as the holder remains a holder of Equity Units; and

•	duly and irrevocably appointed the purchase contract agent as the holder’s attorney-in-fact to enter into and perform the related purchase contracts and the pledge agreement on behalf of and in the name of the holder.

In addition, each holder and beneficial owner of Corporate Units or Treasury Units, by acceptance of a beneficial interest in those securities, will be deemed to have covenanted and agreed to treat:

•	itself as the beneficial owner of the related applicable ownership interest in NEE Capital debentures, the applicable ownership interest in the Treasury portfolio (or, if applicable, cash) or the Treasury securities, as the case may be, and

•	the related applicable ownership interest in NEE Capital debentures as indebtedness,

in each case, for all U.S. federal, state and local income, and franchise tax purposes.

So long as the Equity Units are held through the Depositary, the beneficial owners will have rights and obligations with respect to the Equity Units equivalent to those of a holder except exercisable only through the Depositary or its participants. See “—Book-Entry Only System.”

Remarketing

Pursuant to the remarketing agreement, and subject to the terms of the supplemental remarketing agreement, NEE Capital may, at its option and in its sole discretion, elect to remarket the NEE Capital debentures on any remarketing date occurring during the period for early remarketing beginning on the fifth business day preceding March 1, 2019 and ending on and including the ninth business day preceding September 1, 2019, unless the NEE Capital debentures have been previously redeemed in connection with a special event redemption or a mandatory redemption or have been previously successfully remarketed. Any remarketing during the period for early remarketing will occur during one or more three-day remarketing periods that consist of three sequential possible remarketing days selected by NEE Capital and will include the NEE Capital debentures that are a component of Corporate Units and other separate NEE Capital debentures of holders that have elected to include those NEE Capital debentures in the remarketing.

On each remarketing date occurring during the period for early remarketing, the remarketing agents will use their commercially reasonable efforts to obtain a price for the NEE Capital debentures remarketed equal to or greater than 100% of the remarketing Treasury portfolio purchase price plus the separate NEE Capital debentures purchase price plus the remarketing fee. In no event shall the price for the NEE Capital debentures on each remarketing date, if any, occurring during the period for early remarketing be less than a price equal to 100% of the purchase price for the remarketing Treasury portfolio plus the separate NEE Capital debentures purchase price. The proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase, on the reset effective date, a remarketing Treasury portfolio consisting of:

•	U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to August 31, 2019 in an aggregate amount at maturity equal to the principal amount of the NEE Capital debentures that are a component of the Corporate Units;

•	if the reset effective date occurs prior to June 1, 2019, with respect to the originally-scheduled quarterly interest payment dates on the NEE Capital debentures that would have occurred on June 1, 2019 and September 1, 2019, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to (i) May 31, 2019 (in connection with the interest payment date that would have occurred on June 1, 2019) and (ii) August 31, 2019 (in connection with the interest payment date that would have occurred on September 1, 2019), each in an aggregate amount at maturity equal to the aggregate interest payments that would be due on June 1, 2019 and September 1, 2019, respectively, on the principal amount of the NEE Capital debentures that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the NEE Capital debentures as described under “Certain Terms of the NEE Capital Debentures—Market Reset Rate” and assuming that interest on the NEE Capital debentures accrued from the reset effective date to, but excluding, June 1, 2019 and from June 1, 2019 to, but excluding, September 1, 2019, respectively; and

•	if the reset effective date occurs on or after June 1, 2019, with respect to the originally-scheduled quarterly interest payment date on the NEE Capital debentures that would have occurred on September 1, 2019, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to August 31, 2019 in an aggregate amount at maturity equal to the aggregate interest payment that would be due on September 1, 2019 on the principal amount of the NEE Capital debentures that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the NEE Capital debentures and assuming that interest on the NEE Capital debentures accrued from the reset effective date to, but excluding, September 1, 2019.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the remarketing Treasury portfolio have a yield that is less than zero, then instead, at NEE Capital’s option, the remarketing Treasury portfolio will consist of an amount in cash equal to the aggregate principal amount at maturity of the applicable U.S. Treasury securities (or principal or interest strips thereof) described above. If the provisions set forth in this paragraph apply, references to “U.S. Treasury securities (or principal or interest strips thereof)” in connection with the remarketing Treasury portfolio will, thereafter, be deemed to be references to such amount of cash

The remarketing Treasury portfolio will be substituted for the NEE Capital debentures that are a component of the Corporate Units and will be pledged to NEE through the collateral agent to secure the Corporate Unit holders’ obligations to purchase NEE common stock under the related purchase contracts.

In addition, if a remarketing during the period for early remarketing is successful, the remarketing agents may deduct the remarketing fee from any portion of the proceeds from the remarketing of the NEE Capital debentures that is in excess of the sum of the remarketing Treasury portfolio purchase price and the aggregate separate NEE Capital debentures purchase price, which remarketing fee shall be 25 basis points (0.25%) of the sum of the remarketing Treasury portfolio purchase price and the aggregate separate NEE Capital debentures purchase price. The remarketing agents will then remit the separate NEE Capital debentures purchase price to the holders of NEE Capital debentures that were not a component of Corporate Units and whose holders elected to include those NEE Capital debentures in an early remarketing. The remarketing agents will then remit the remaining portion of the proceeds from the remarketing of those NEE Capital debentures, if any, for the benefit of the holders of the Corporate Units and the holders, prior to remarketing, of NEE Capital debentures that were not a component of Corporate Units and whose holders elected to include those NEE Capital debentures in an early remarketing.

As used in this context, “remarketing Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the applicable remarketing day during the period for early remarketing for the purchase of the remarketing Treasury portfolio described above for settlement on the reset effective date; provided that if the remarketing Treasury portfolio consists of cash, “remarketing Treasury portfolio purchase price” means an amount of cash equal to the aggregate principal amount at maturity of the U.S. Treasury securities (or principal or interest strips thereof) that would have otherwise been components of the remarketing Treasury portfolio. “Quotation agent” means any primary U.S. government securities dealer in New York City selected by NEE Capital.

In connection with a successful remarketing, interest on the NEE Capital debentures will be payable semi-annually at the reset rate. The reset rate on the NEE Capital debentures to the maturity date will be determined on the date that the remarketing agents are able to successfully remarket the NEE Capital debentures. The reset rate and the semi-annual interest payment dates will become effective, if the remarketing is successful, on the reset effective date, which, in the case of a remarketing during the period for early remarketing, will be the third business day immediately following the date of the successful remarketing, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case the reset effective date will be such interest payment date. See “—General,” “—Interest and Payment” and “—Market Reset Rate” under “Certain Terms of the NEE Capital Debentures.” The interest rate and scheduled interest payment dates of NEE Capital debentures that are held by holders that do not participate in a remarketing will still be reset on the reset effective date in accordance with any reset of the interest rate and modification of the scheduled interest payment dates of the NEE Capital debentures in connection with a successful remarketing.

If a remarketing attempt described above is unsuccessful on the first remarketing day of a three-day remarketing period, subsequent remarketings will be attempted as described above on each of the two following remarketing days in that three-day remarketing period until a successful remarketing occurs. If (1) despite using its commercially reasonable efforts, the remarketing agents cannot remarket the NEE Capital debentures at a price equal to at least 100% of the remarketing Treasury portfolio purchase price plus the separate NEE Capital debentures purchase price or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in an unsuccessful remarketing on each of the three remarketing days comprising the three-day remarketing period, the NEE Capital debentures will continue to be a component of the Corporate Units and additional remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-day remarketing periods as described above.

Unless the NEE Capital debentures have been successfully remarketed on or prior to the ninth business day immediately preceding the purchase contract settlement date, the NEE Capital debentures that are a component of the Corporate Units whose holders have failed to notify the purchase contract agent on or prior to the seventh business day preceding the purchase contract settlement date of their intention to settle the related purchase contracts with separate cash will, unless a special event redemption or mandatory redemption has occurred or will occur prior to the purchase contract settlement date, be remarketed during a three-day remarketing period beginning on and including the fifth business day, and ending on and including the third business day, immediately preceding the purchase contract settlement date. This three-day remarketing period is referred to as the “final three-day remarketing period,” and the third business day immediately preceding the purchase contract settlement date is referred to as the “final remarketing date.” The reset effective date relating to any remarketing during the final three-day remarketing period will be the purchase contract settlement date. In this remarketing, the remarketing agents will use their commercially reasonable efforts to obtain a price for the NEE Capital debentures equal to or greater than 100% of the aggregate principal amount of the NEE Capital debentures being remarketed plus the remarketing fee. In no event shall the price for the NEE Capital debentures being remarketed in this remarketing be less than the aggregate principal amount of the NEE Capital debentures being remarketed. A portion of the proceeds from this remarketing equal to the aggregate principal amount of the NEE Capital debentures that are a component of the Corporate Units will be automatically applied to satisfy in full the Corporate Unit holders’ obligations to purchase NEE common stock on the purchase contract settlement date.

If a remarketing during the final three-day remarketing period is successful, the remarketing agents may deduct the remarketing fee from any portion of the proceeds from the remarketing of the NEE Capital debentures that is in excess of the aggregate principal amount of the remarketed NEE Capital debentures, which remarketing fee shall be 25 basis points (0.25%) of the aggregate principal amount of the NEE Capital debentures remarketed. The remarketing agents will then remit any remaining portion of the proceeds for the benefit of the holders. Corporate Unit holders whose component NEE Capital debentures are remarketed as well as holders of separate NEE Capital debentures who elect to participate in the remarketing will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

If the remarketing of the NEE Capital debentures on or prior to the final remarketing date is not successful because the remarketing agents cannot obtain a price of at least 100% of the aggregate principal amount of the NEE Capital debentures being remarketed or a condition precedent to such remarketing has not been fulfilled, holders of all NEE Capital debentures (including beneficial owners of NEE Capital debentures that are components of the Corporate Units) will have the right to put their NEE Capital debentures to NEE Capital on the purchase contract settlement date for an amount equal to the put price. A holder of Corporate Units will be deemed to have automatically exercised this put right with respect to the NEE Capital debentures that are components of such Corporate Units unless such holder has elected to settle the related purchase contracts with separate cash as described below under “—Notice to Settle with Cash.” Unless a holder of Corporate Units has so elected to settle the related purchase contracts with separate cash, such holder will be deemed to have elected to apply a portion of the put price equal to the principal amount of the NEE Capital debentures against such holder’s obligations to purchase NEE common stock under the related purchase contracts, thereby satisfying such obligations in full, and NEE will deliver to such holder NEE common stock pursuant to the related purchase contracts. Any amount of the put price remaining following settlement of such purchase contracts will be delivered to the purchase contract agent for the benefit of the holder of such Corporate Units.

NEE Capital will announce any remarketing of the NEE Capital debentures on the sixth business day immediately preceding the first remarketing day of a three-day remarketing period and, for the final three-day remarketing period, NEE Capital will announce the remarketing of the NEE Capital debentures on the third business day immediately preceding the first remarketing day of the final three-day remarketing period. Each such announcement (each a “remarketing announcement”) on each such date (each, a “remarketing announcement date”) shall specify

•	if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that

•	the NEE Capital debentures may be remarketed on any and all of the sixth, seventh or eighth business days following the remarketing announcement date,

•	the reset effective date will be the third business day following the remarketing date on which the NEE Capital debentures are successfully remarketed, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case the reset effective date will be such interest payment date,

•	the reset rate and interest payment dates for the NEE Capital debentures will be established on the remarketing date on which the NEE Capital debentures are successfully remarketed and effective on and after the reset effective date,

•	the reset rate will equal the coupon rate on the NEE Capital debentures that will enable the NEE Capital debentures to be remarketed at a price equal to 100% of the remarketing Treasury portfolio purchase price and the aggregate separate NEE Capital debentures purchase price plus the remarketing fee, and

•	the remarketing fee will equal 25 basis points (0.25%) of the sum of the remarketing Treasury portfolio purchase price and the aggregate separate NEE Capital debentures purchase price.

•	if the remarketing announcement relates to a remarketing to occur during the final three-day remarketing period, that

•	the NEE Capital debentures may be remarketed on any and all of the third, fourth or fifth business days following the remarketing announcement date,

•	the reset effective date will be September 1, 2019 if there is a successful remarketing,

•	the reset rate and interest payment dates for the NEE Capital debentures will be established on the remarketing date on which the NEE Capital debentures are successfully remarketed and effective on and after the reset effective date,

•	the reset rate will equal the coupon rate on the NEE Capital debentures that will enable the NEE Capital debentures to be remarketed at a price equal to 100% of their aggregate principal amount plus the remarketing fee, and

•	the remarketing fee will equal 25 basis points (0.25%) of the aggregate principal amount of the NEE Capital debentures being remarketed.

NEE Capital will cause each remarketing announcement to be published on the business day following the remarketing announcement date by making a timely release to any appropriate news agency, including Bloomberg News and the Dow Jones Newswires. In addition, NEE Capital will request, not later than ten business days prior to each remarketing announcement date, that the Depositary notify its participants holding NEE Capital debentures, Corporate Units and Treasury Units of the remarketing. If required, NEE Capital will use its commercially reasonable efforts to ensure that a registration statement with respect to the full principal amount of the NEE Capital debentures to be remarketed is effective such that the remarketing agents may rely on it in connection with the remarketing process. If a successful remarketing occurs on a remarketing date, NEE Capital will request the Depositary to notify its participants holding separate NEE Capital debentures of the reset rate and interest payment dates established for the NEE Capital debentures during the remarketing on the business day following the remarketing date on which the NEE Capital debentures were successfully remarketed. If a successful remarketing does not occur during a three-day remarketing period, NEE Capital will cause a notice of the unsuccessful remarketing attempt to be published on the business day following the last of the three remarketing days comprising the three-day remarketing period (which notice, in the event of an unsuccessful remarketing on the final remarketing date, shall be published not later than 9:00 a.m., New York City time, and shall include the procedures that must be followed if a holder of separate NEE Capital debentures wishes to exercise its right to put such NEE Capital debentures to NEE Capital), in each case, by making a timely release to any appropriate news agency, including Bloomberg News and the Dow Jones Newswires.

In connection with a remarketing, holders of NEE Capital debentures that are not a component of the Corporate Units may elect to have their NEE Capital debentures remarketed as described under “Certain Terms of the NEE Capital Debentures—Optional Remarketing.”

A holder of Corporate Units may elect not to participate in any remarketing and to retain its applicable ownership interests in NEE Capital debentures that are a component of the holder’s Corporate Units by

(1) creating Treasury Units at any time prior to the business day preceding any three-day remarketing period, (2) if there has not been a successful remarketing prior to the final three-day remarketing period, providing written notice to the purchase contract agent of the holder’s intention to pay cash to satisfy its obligation under the related purchase contracts on or prior to the seventh business day before the purchase contract settlement date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the sixth business day before the purchase contract settlement date or (3) settling the related purchase contracts early.

Early Settlement by Delivering Cash

At any time prior to the seventh business day immediately preceding the purchase contract settlement date, in the case of Corporate Units (of which the applicable ownership interest in a NEE Capital debenture remains a component), or at any time prior to the second business day immediately preceding the purchase contract settlement date, in the case of Treasury Units (or Corporate Units of which the applicable ownership interest in a NEE Capital debenture no longer is a component, or which remains a component because a successful remarketing did not occur during the final three-day remarketing period), a holder of Equity Units may settle the related purchase contracts in their entirety provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled, by presenting and surrendering the related Equity Units certificate at the office of the purchase contract agent with the form of “Election to Settle Early/Fundamental Change Early Settlement” on the reverse side of such certificate completed and executed as indicated, accompanied by payment to NEE in immediately available funds of an amount equal to:

•	$50 multiplied by the number of purchase contracts being settled, plus

•	if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable, if any, on the payment date with respect to the purchase contract; provided that no payment is required if NEE has elected to defer the contract adjustment payments which would otherwise be payable on the payment date.

If the Treasury portfolio has not replaced the NEE Capital debentures as a component of Corporate Units, holders of Corporate Units will not be permitted to exercise their early settlement right during any period commencing on and including the business day preceding any three-day remarketing period and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the reset effective date or, if none of the remarketings during that three-day remarketing period is successful, the business day following the last remarketing date in the applicable three-day remarketing period.

Holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If a Treasury portfolio has replaced the NEE Capital debentures as a component of Corporate Units as a result of a successful remarketing of the NEE Capital debentures, a special event redemption or a mandatory redemption, holders of the Corporate Units may settle early only in integral multiples of          Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents upon a successful remarketing of NEE Capital debentures if the reset effective date is not a regular quarterly interest payment date). Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

So long as the Equity Units are evidenced by one or more global security certificates deposited with the Depositary, procedures for early settlement will also be governed by standing arrangements between the Depositary and the purchase contract agent.

The early settlement right is also subject to the condition that, if so required under the U.S. federal securities laws, NEE has a registration statement under the Securities Act of 1933 in effect covering the shares of NEE common stock and other securities, if any, deliverable upon settlement of a purchase contract. NEE has agreed that, if so required under the U.S. federal securities laws, NEE will use its commercially reasonable efforts (1) to have a registration statement in effect covering those shares of common stock and other securities to be delivered in respect of the purchase contracts being settled, and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement.

Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

•	the holder will receive a number of newly issued shares of NEE common stock equal to the minimum settlement rate per Corporate Unit or Treasury Unit, regardless of the market price of NEE common stock on the date of early settlement, subject to adjustment under the circumstances described in “—Anti-dilution Adjustments” below, accompanied by an appropriate prospectus if required by law;

•	the NEE Capital debentures, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of NEE’s security interest;

•	the holder’s right to receive future contract adjustment payments will terminate and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly payment date will terminate; and

•	no adjustment will be made to or for the holder on account of any accrued and unpaid contract adjustment payments referred to in the previous bullet point.

NEE will not issue any fractional shares of its common stock in connection with early settlement of any purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of the purchase contracts being early settled on any date by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by $        , the threshold appreciation price.

If the purchase contract agent receives an Equity Unit certificate, accompanied by the completed and executed “Election to Settle Early/Fundamental Change Early Settlement” and the required immediately available funds, from a holder of Equity Units by 5:00 p.m., New York City time, on a business day, that day will be considered the settlement date for the purchase contracts that form a component of those Equity Units. If the purchase contract agent receives the necessary documentation and funds after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date for the purchase contracts that form a component of those Equity Units.

Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the Equity Unit certificate evidencing the related Corporate Units or Treasury Units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related NEE common stock to any person other than the holder of the Corporate Units or Treasury Units, NEE will cause the shares of its common stock being purchased to be issued, and the related NEE Capital debentures, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in “—Pledged Securities and Pledge Agreement” and transferred, within three business days following the settlement date, to the purchasing holder or the holder’s designee.

Early Settlement upon a Fundamental Change

Prior to the purchase contract settlement date, if NEE is involved in a transaction that constitutes a fundamental change (as defined below), then following the fundamental change each holder of an Equity Unit will have the right to accelerate and settle the related purchase contract that is a component of the Equity Unit early at the settlement rate determined as if the applicable market value equaled the stock price (as defined below), plus an additional make-whole amount of shares (such additional make-whole amount of shares being hereafter referred to as the “make-whole shares”), provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled. This right is referred to as the “fundamental change early settlement right.”

NEE will provide each holder of an Equity Unit with a notice of the completion of a fundamental change within five business days thereof. The notice will specify a date, which shall be at least ten days after the date of the notice but no later than the earlier of 20 days after the date of such notice or five business days prior to the purchase contract settlement date, by which each holder’s fundamental change early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the kind and amount of securities, cash or other consideration receivable by the holder upon settlement. To exercise the fundamental change early settlement right, a holder of an Equity Unit must deliver to the purchase contract agent, no later than 4:00 p.m., New York City time, on the third business day before the fundamental change early settlement date, the certificate or certificates evidencing its Corporate Units or Treasury Units, and payment of the applicable purchase price in immediately available funds.

A “fundamental change” will be deemed to have occurred if either of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of NEE common stock representing more than 50% of the voting power of NEE common stock; or

(2)	NEE is involved in a consolidation with or merger into any other person, or any merger of another person into NEE, or any transaction or series of related transactions (other than a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of NEE common stock), in each case in which 10% or more of the total consideration paid to NEE’s shareholders consists of cash or cash equivalents.

If a holder exercises the fundamental change early settlement right, NEE will deliver to the holder on the fundamental change early settlement date the kind and amount of securities, cash or other consideration that the holder would have been entitled to receive if it had settled the purchase contract immediately before the fundamental change at the settlement rate described above, plus the additional make-whole shares. The holder will also receive the NEE Capital debentures, the applicable ownership interest in the Treasury portfolio or the Treasury securities that are a component of the Corporate Units or Treasury Units, as the case may be. If a holder of an Equity Unit does not elect to exercise its fundamental change early settlement right, its Corporate Units or Treasury Units will remain outstanding and subject to normal settlement on the purchase contract settlement date. NEE has agreed that, if so required under the U.S. federal securities laws, NEE will use its commercially reasonable efforts to (1) have in effect a registration statement covering the securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with an early settlement upon a fundamental change. In the event that a holder seeks to exercise its fundamental change early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder’s exercise of such right shall be void unless and until such a registration statement shall be effective and NEE will have no further obligation with respect to any such registration statement if, notwithstanding using its commercially reasonable efforts, no registration statement is then effective.

If the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units, holders of the Corporate Units may exercise the fundamental change early settlement right only in integral multiples of          Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents upon a successful remarketing of the NEE Capital debentures if the reset effective date is not a regular quarterly interest payment date). Otherwise, a holder of Corporate Units or Treasury Units may exercise the fundamental change early settlement right only in integral multiples of 20 Corporate Units or 20 Treasury Units, respectively.

Calculation of the Number of Make-Whole Shares. The number of make-whole shares per purchase contract applicable to a fundamental change early settlement will be determined by reference to the table below, based on the date on which the fundamental change becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•	in the case of a fundamental change described in clause (2) in the definition of “fundamental change” above and the holders of NEE common stock receive only cash in such fundamental change, the stock price paid per share will be the cash amount paid per share; or

•	otherwise, the stock price paid per share will be the average of the closing prices of NEE common stock over the 20 consecutive trading day period ending on the trading day immediately preceding the effective date of the fundamental change.

Effective Date
Stock Price	August , 2016	September 1, 2017	September 1, 2018	September 1, 2019

The stock prices set forth in the first column heading of the table above will be adjusted upon the occurrence of certain events requiring anti-dilution adjustments to the fixed settlement rates. Each of the make-whole share amounts in the table will be subject to adjustment in the same manner as the fixed settlement rates. See “—Anti-dilution Adjustments.”

The exact stock price and effective date applicable to a fundamental change may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the amount of make-whole shares will be determined by straight line interpolation between the make-whole share amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $ per share (subject to adjustment as described above), then the amount of make-whole shares will be zero; and

•	if the stock price is less than $ per share (subject to adjustment as described above) (the “minimum stock price”), then the amount of make-whole shares will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above, if the effective date is between two dates on the table.

Notice to Settle with Cash

A holder of a Corporate Unit (of which the applicable ownership interest in a NEE Capital debenture remains a component) that wishes to settle the related purchase contract with separate cash prior to the final three-day remarketing period must notify the purchase contract agent by presenting and surrendering the certificate evidencing the Corporate Unit at the office of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date and delivering the required cash payment to the collateral agent on or prior to 11:00 a.m., New York City time, on the sixth business day immediately preceding the purchase contract settlement date.

A holder of a Treasury Unit or a Corporate Unit (of which the applicable ownership interest in a NEE Capital debenture is no longer a component or remains a component because a successful remarketing did not occur during the final three-day remarketing period) that wishes to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the certificate representing the Treasury Unit or the certificate evidencing the Corporate Unit, as the case may be, at the office of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of such certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the second business day immediately preceding the purchase contract settlement date and delivering the required cash payment to the collateral agent on or prior to 11:00 a.m., New York City time, on the business day immediately preceding the purchase contract settlement date.

Upon cash settlement, the NEE Capital debenture or the applicable ownership interest in a Treasury portfolio, as the case may be, related to the Corporate Units will be transferred to the holder free and clear of NEE’s security interest. The holder of the Corporate Units will then receive the applicable number of shares of NEE common stock on the purchase contract settlement date.

Upon cash settlement, the Treasury security related to the Treasury Units will be transferred to the holder free and clear of NEE’s security interest. The holder of the Treasury Units will then receive the applicable number of shares of NEE common stock on the purchase contract settlement date.

If a holder of a Corporate Unit that has given notice of its intention to settle the purchase contract with separate cash fails to deliver the cash to the collateral agent by the applicable time and date specified above, the NEE Capital debentures component of such holder’s Corporate Units will automatically be remarketed, or if the NEE Capital debentures are not successfully remarketed during the final three-day remarketing period, holders of all NEE Capital debentures (including beneficial owners of NEE Capital debentures that are components of the Corporate Units) will have the right to put their NEE Capital debentures to NEE Capital as described under “—Remarketing” above.

If a holder of a Treasury Unit that has given notice of its intention to settle the purchase contract with separate cash fails to deliver the cash to the collateral agent by the applicable time and date specified above, the proceeds of the Treasury security component of such holder’s Treasury Unit will be used to satisfy the holder’s obligation to purchase NEE common stock under the related purchase contract.

Contract Adjustment Payments

Contract adjustment payments in respect of Corporate Units and the Treasury Units will be fixed at the rate of     % of $50 per purchase contract per year. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of contract adjustment payments for any period shorter than a full semi-annual period for which contract adjustments payments are computed will be computed on the basis of the number of days in the period using 30-day calendar months. Contract adjustment payments will accrue from August     , 2016 and will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2016.

Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which, as long as all of the Equity Units remain in book-entry only form, will be the close of business on the business day immediately prior to the relevant payment date. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Equity Units. Subject to any applicable laws and regulations, each such payment will be made as described under “—Book-Entry Only System.” In the event that all of the Equity Units do not remain in book-entry only form, NEE shall have the right to select relevant record dates, which shall be at least one business day but not more than 60 business days prior to the relevant payment dates, and to make payments by check mailed to the specified address of the holder as of the relevant record date or by wire transfer to an account appropriately designated by the holder entitled to payment.

If any date on which contract adjustment payments are to be made is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if such next succeeding business day is in the next succeeding calendar year, that payment will be made on the business day immediately preceding the scheduled payment date, in each case with the same force and effect as if made on that scheduled payment date. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law, regulation or executive order to close.

NEE’s obligations with respect to contract adjustment payments will be subordinate and junior in right of payment to its obligations under any of its senior indebtedness. Upon any payment or distribution of assets of NEE to its creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the Equity Units shall be entitled to receive any contract adjustment payments with respect to any Equity Unit.

By reason of this subordination, in those events, holders of NEE’s senior indebtedness may receive more, ratably, and holders of the Equity Units may receive less, ratably, than NEE’s other creditors. Because NEE is a holding company, contract adjustment payments on the Equity Units are effectively subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock issued, guaranteed or otherwise incurred by NEE’s subsidiaries. NEE’s subsidiaries are separate and distinct legal entities and have no obligation to pay any contract adjustment payments or to make any funds available for such payment.

In addition, no payment of contract adjustment payments with respect to any Equity Units may be made if:

•	any payment default on any senior indebtedness of NEE has occurred and is continuing beyond any applicable grace period; or

•	any default on any indebtedness of NEE (other than a payment default with respect to senior indebtedness) occurs and is continuing that permits the acceleration of the maturity on any indebtedness of NEE and the purchase contract agent receives a written notice of such default from NEE or the holders of such senior indebtedness.

Option to Defer Contract Adjustment Payments

NEE may, at its option and upon prior written notice to the holders of the Equity Units and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts that are a component of the Equity Units otherwise payable on a payment date to any subsequent payment date (a “deferral period”) until no later than the purchase contract settlement date; provided, however, that in an early settlement upon a fundamental change or any other early settlement of the purchase contracts, NEE will pay deferred contract adjustment payments to but not including the fundamental change settlement date or the most recent quarterly payment date, as applicable. Prior to the expiration of any deferral period, NEE may further extend such deferral period to any subsequent payment date, but not beyond the purchase contract settlement date (or any applicable early settlement date or fundamental change early settlement date). Any deferred contract

adjustment payments will accrue additional contract adjustment payments at the rate of     % per year until paid, compounded quarterly, which is equal to the rate of total distributions on the Corporate Units. If a purchase contract is settled early other than on a fundamental change early settlement date, a holder will have no right to receive any accrued and unpaid contract adjustment payments. In addition, if the purchase contracts are terminated upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to NEE, the right to receive any accrued and unpaid contract adjustment payments and deferred contract adjustment payments will also terminate.

In the event that NEE exercises its right to defer the payment of contract adjustment payments, then, until the deferred contract adjustment payments have been paid, NEE will not declare or pay dividends on, make other distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or make guarantee payments with respect to the foregoing other than:

•	purchases, redemptions or other acquisitions of NEE capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security, outstanding on the date that the payment of contract adjustment payments is deferred requiring NEE to purchase, redeem or acquire its capital stock;

•	as a result of a reclassification of NEE’s capital stock or the exchange or conversion of all or a portion of one class or series of its capital stock, or the capital stock of one of its subsidiaries, for another class or series of its capital stock;

•	any exchange, redemption or conversion of any class or series of its indebtedness for any class or series of its capital stock;

•	the purchase of fractional interests in shares of NEE capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

•	dividends or other distributions paid or made in NEE capital stock (or rights to acquire NEE capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of NEE capital stock) and distributions in connection with the settlement of stock purchase contracts); or

•	redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or other distribution of or with respect to rights in the future.

NEE’s subsidiaries will not be restricted from making any similar payments on their capital stock if NEE exercises its right to defer payment of any contract adjustment payments.

Anti-dilution Adjustments

In order to maintain a holder’s relative investment in NEE common stock upon the occurrence of certain events, each fixed settlement rate will be subject to the following adjustments:

(1) Stock Dividends. If NEE pays or makes a dividend or other distribution on NEE common stock in such common stock, each fixed settlement rate in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by dividing:

•	such fixed settlement rate by

•	a fraction, the numerator of which shall be the number of shares of NEE common stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution.

(2) Stock Purchase Rights. If NEE issues to all holders of NEE common stock, rights, options, warrants or other securities (that are not available on an equivalent basis to holders of the Equity Units upon settlement of the purchase contracts), entitling them to subscribe for or purchase shares of NEE common stock for a period expiring within 45 days from the date of issuance of such rights, options, warrants or other securities at a price per share of NEE common stock less than the current market price (as defined below) on the date fixed for the determination of shareholders entitled to receive such rights, options, warrants or other securities (other than pursuant to a dividend reinvestment, stock purchase or similar plan), each fixed settlement rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing:

•	such fixed settlement rate by

•	a fraction, the numerator of which shall be the number of shares of NEE common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of NEE common stock which the aggregate consideration expected to be received by NEE upon the exercise, conversion or exchange of such rights, options, warrants or other securities would purchase at such current market price and the denominator of which shall be the number of shares of NEE common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of NEE common stock so offered for subscription or purchase, either directly or indirectly.

(3) Stock Splits, Reverse Splits and Combinations. If outstanding shares of NEE common stock shall be subdivided, split or reclassified into a greater number of shares of NEE common stock, each fixed settlement rate in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of NEE common stock shall each be combined or reclassified into a smaller number of shares of NEE common stock, each fixed settlement rate in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced.

(4) Debt or Asset Distributions. If NEE, by dividend or otherwise, distributes to all holders of NEE common stock evidences of its indebtedness or assets (including securities but excluding any rights, options, warrants or other securities referred to in paragraph (2) above, any dividend or other distribution paid exclusively in cash referred to in paragraph (5) below (including the reference dividend, as described therein) and any dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a spin-off referred to below, or dividend or other distribution referred to in paragraph (1) above), each fixed settlement rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution shall be increased by dividing:

•	such fixed settlement rate by

•	a fraction, the numerator of which shall be the current market price on the date fixed for such determination less the then fair market value (as determined in good faith by NEE’s board of directors, whose good faith determination will be conclusive) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of NEE common stock and the denominator of which shall be such current market price.

In the case of the payment of a dividend or other distribution on NEE common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of NEE, which is referred to as a “spin-off,” the fixed settlement rates in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by dividing:

•	such fixed settlement rate by

•	a fraction, the numerator of which shall be the current market price of NEE common stock and the denominator of which shall be such current market price plus the fair market value (as determined in good faith by NEE’s board of directors, whose good faith determination will be conclusive) of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock.

The adjustment to the fixed settlement rates under the preceding paragraph will occur on the date that is the earlier of:

•	the tenth trading day from and including the effective date of the spin-off; and

•	in the case of any spin-off that is effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the date on which the initial public offering price of the securities being offered in such initial public offering is determined.

For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of NEE common stock means the average of the closing sale prices of those securities over the first ten trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of NEE common stock means the average of the closing sale prices of NEE common stock over the first ten trading days following the effective date of the spin-off.

If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of NEE common stock means the closing sale price of NEE common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

(5) Cash Distributions. If NEE, by dividend or otherwise, makes distributions to all holders of NEE common stock exclusively in cash during any fiscal quarter (excluding any cash that is distributed in a reorganization event to which the provisions described below under “—Reorganization Events” apply or as part of a distribution referred to in paragraph (4) above) in an amount that exceeds $0.87 per share of NEE common stock (such per share amount being referred to as the “reference dividend”), immediately after the close of business on the date fixed for determination of the shareholders entitled to receive such distribution, each fixed settlement rate shall be increased by dividing:

•	each fixed settlement rate by

•	a fraction, the numerator of which shall be equal to the current market price on the date fixed for such determination less the per share amount of the distribution and the denominator of which shall be equal to such current market price minus the reference dividend.

The reference dividend is subject to adjustment (without duplication) from time to time whenever the fixed settlement rates are adjusted, in a manner inversely proportional to any such adjustment, provided that no adjustment will be made to the reference dividend for any adjustment made to the fixed settlement rates pursuant to this paragraph (5). In the event that such dividend or other distribution is not so paid or made, each fixed settlement rate shall again be adjusted to be the fixed settlement rates which would then be in effect if such dividend or other distribution had not been declared.

(6) Tender and Exchange Offers. In case a tender offer or exchange offer made by NEE or any subsidiary for all or any portion of NEE common stock shall expire and such tender offer or exchange offer (as amended through the expiration thereof) shall require the payment to shareholders (based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of reacquired shares (as defined below)) of an aggregate consideration having a fair market value per share (as determined in good faith by NEE’s board of directors, whose good faith determination will be conclusive) of NEE common stock that exceeds the closing price of NEE common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, then, immediately prior to the opening of business on the trading day after the date of the last time (which is referred to as the “expiration time”) tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as amended through the expiration thereof), each fixed settlement rate shall be increased by dividing:

•	each fixed settlement rate immediately prior to the close of business on the date of the expiration time by

•	a fraction (A) the numerator of which shall be equal to (i) the product of (x) the current market price of NEE common stock on the date of the expiration time and (y) the number of shares of common stock outstanding (including any tendered or exchanged shares) on the date of the expiration time less (ii) the fair market value (as determined in good faith by NEE’s board of directors, whose good faith determination will be conclusive) of the aggregate value of all cash and any other consideration payable to shareholders pursuant to the tender offer or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender offer or exchange offer, of reacquired shares), and (B) the denominator of which shall be equal to the product of (i) the current market price on the date of the expiration time and (ii) the result of (x) the number of shares of NEE common stock outstanding (including any tendered or exchanged shares) on the date of the expiration time less (y) the number of all shares validly tendered pursuant to the tender offer or exchange offer, not withdrawn and accepted on the date of the expiration time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “reacquired shares”).

The “current market price” per share of NEE common stock or any other security on any day means the average of the daily closing prices for the 20 consecutive trading days preceding the earlier of the day immediately preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which NEE common stock or such other security, as applicable, trades, regular way, on the principal U.S. securities exchange or quotation system on which NEE common stock or such other security, as applicable, is listed or quoted at that time, without the right to receive the issuance or distribution.

Reorganization Events. The following events are defined as “reorganization events”:

•	any consolidation or merger of NEE with or into another person or of another person with or into NEE, except in cases where NEE is the continuing entity and NEE common stock outstanding immediately prior to the consolidation or merger is not exchanged for cash, securities or other property of NEE or another person;

•	any sale, transfer, lease or conveyance to another person of the property of NEE as an entirety or substantially as an entirety;

•	any statutory share exchange business combination of NEE with another person (other than a statutory share exchange business combination in which NEE is the continuing entity and in which NEE common stock outstanding immediately prior to the statutory share exchange business combination is not exchanged for cash, securities or other property of NEE or another person); or

•	any liquidation, dissolution or winding up of NEE (other than as a result of, or after the occurrence of, bankruptcy, insolvency or reorganization of NEE).

Upon a reorganization event, each Equity Unit shall thereafter, in lieu of a variable number of shares of NEE common stock, be settled by delivery of exchange property units. An “exchange property unit” represents the right to receive the kind and amount of securities, cash and other property receivable in such reorganization event (without any interest thereon, and without any right to dividends or other distributions thereon which have a record date that is prior to the applicable settlement date) per share of NEE common stock by a holder of common stock that is not a person with which NEE is consolidated or into which NEE is merged or which merged into NEE or to which such sale or transfer was made, as the case may be (any such person is referred to as a “constituent person”), or an affiliate of a constituent person, to the extent such reorganization event provides for different treatment of common stock held by NEE’s affiliates and non-affiliates. In the event holders of NEE common stock have the opportunity to elect the form of consideration to be received in such transaction, the exchange property unit that holders of the Corporate Units or Treasury Units would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of NEE common stock that affirmatively make an election.

In the event of such a reorganization event, the person formed by such consolidation or merger or the person which acquires NEE’s assets shall execute and deliver to the purchase contract agent an agreement providing that the holder of each Equity Unit that remains outstanding after the reorganization event (if any) shall have the rights described in the preceding paragraph. Such supplemental agreement shall provide for adjustments to the amount of any securities constituting all or a portion of an exchange property unit which, for events subsequent to the effective date of such reorganization event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this “—Anti-dilution Adjustments” section. The provisions described in the preceding two paragraphs shall similarly apply to successive reorganization events.

Holders have the right to settle their obligations under the Equity Units early in the event of certain fundamental changes as described above under “—Early Settlement upon a Fundamental Change.”

A holder of Equity Units may be treated as receiving a constructive distribution from NEE with respect to the purchase contract if (1) the fixed settlement rates are adjusted (or fail to be adjusted) and, as a result of the adjustment (or failure to adjust), the holder’s proportionate interest in NEE’s assets or earnings and profits is increased, and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. Thus, under certain circumstances, an increase in (or a failure to decrease) the fixed settlement rates might give rise to a taxable dividend to a holder of Equity Units even though such holder will not receive any cash in connection with the increase in (or failure to decrease) such fixed settlement rate. In addition, non-U.S. holders of Equity Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. See “Material United States Federal Income Tax Consequences—U.S. Holders—Purchase Contracts—Adjustment to Settlement Rate” and “—Non-U.S. Holders—Dividends.”

In addition, NEE may, but shall not be required to, increase a fixed settlement rate if its board of directors considers it to be advisable to avoid or diminish any income tax to any holders of shares of its common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

NEE currently does not have a shareholder rights plan with respect to NEE common stock. If NEE later adopts any shareholder rights plan involving the issuance of preferred share purchase rights or other similar rights (the “rights”) to all holders of its common stock, a holder of Equity Units shall be entitled to receive upon settlement of any purchase contract, in addition to the shares of common stock issuable upon settlement of such purchase contract, the related rights for the common stock, unless such rights under the future shareholder rights plan have separated from the common stock prior to the time of settlement of such purchase contract, in which case each fixed settlement rate shall be adjusted as discussed under “—(4) Debt or Asset Distributions” above on the date such rights separate from the common stock.

Adjustments to a fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment to a fixed settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed settlement rate; provided, however, that if any adjustment is not required to be made because it would not change the fixed settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment of less than one percent that has not been made shall be made (x) upon the end of NEE’s fiscal year and (y) upon the applicable settlement date for a purchase contract.

No adjustment to a fixed settlement rate need be made if holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the holders would receive upon settlement of the purchase contracts, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following settlement of the purchase contracts.

The fixed settlement rates will not be adjusted:

•	upon the issuance of any shares of NEE common stock pursuant to any present or future plan providing for the direct investment in NEE common stock or the reinvestment of dividends or interest payable on NEE’s securities or investment of additional optional amounts in shares of NEE common stock under any plan;

•	upon the issuance of any shares of NEE common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant compensation or other benefit plan or program of or assumed by NEE or any of its subsidiaries;

•	upon the issuance of any shares of NEE common stock pursuant to any option, warrant, right or any exercisable, exchangeable or convertible security outstanding as of the date the Equity Units were first issued;

•	for a change in the par value or no par value of the common stock;

•	for accumulated and unpaid dividends; or

•	upon the issuance of shares of NEE common stock or securities convertible into, or exercisable or exchangeable for, NEE common stock, in public or private transactions, for consideration in cash or property, at any price NEE deems appropriate.

NEE will be required, within ten business days following the adjustment of any fixed settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to such fixed settlement rate was determined and setting forth the revised fixed settlement rates.

If an adjustment is made to a fixed settlement rate, an adjustment will also be made to the applicable market value solely to determine which of the clauses of the definition of settlement rate will be applicable on the purchase contract settlement date or any fundamental change early settlement date.

Termination of Purchase Contracts

The purchase contracts, and NEE’s rights and obligations and the rights and obligations of the holders of the Equity Units under the purchase contracts, including the right and obligation to purchase NEE common stock and the right to receive accumulated contract adjustment payments or deferred contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to NEE.

Upon any termination, the collateral agent will release the NEE Capital debentures underlying applicable ownership interests in NEE Capital debentures, the Treasury portfolio or the Treasury securities, as the case may be, held by it from the pledge agreement to the purchase contract agent for distribution to the holders of the Corporate Units and the Treasury Units. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any Treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon any termination, however, the release and distribution may be subject to a delay. In the event that NEE becomes the subject of a proceeding under the U.S. Bankruptcy Code, the delay may occur as a result of the imposition of the automatic stay under the U.S. Bankruptcy Code and continue until the automatic stay has been lifted. NEE expects any such delay to be limited. Moreover, claims relating to the NEE Capital debentures will be subject to the equitable jurisdiction and powers of the bankruptcy court. For example, although NEE does not believe such an argument would prevail, a party in interest in a bankruptcy proceeding might successfully argue that the holders of Corporate Units or Treasury Units should be treated as equity holders, rather than creditors or owners of collateral, in the bankruptcy proceeding.

Pledged Securities and Pledge Agreement

The applicable ownership interests in the NEE Capital debentures, or, following a successful remarketing during the period for early remarketing, a special event redemption or a mandatory redemption, the applicable ownership interests in the Treasury portfolio, that are a component of the Corporate Units or, if substituted, the applicable ownership interest in the Treasury securities that are a component of the Treasury Units, collectively referred to as the “pledged securities,” will be pledged to NEE through the collateral agent, for the benefit of NEE, pursuant to the pledge agreement to secure the obligations of holders of Equity Units to purchase NEE common stock under the related purchase contracts. The rights of holders of Equity Units to the related pledged securities will be subject to NEE’s security interest created by the pledge agreement.

No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to such Corporate Units or Treasury Units from the pledge arrangement except:

•	in the case of Corporate Units, to substitute Treasury securities for the related NEE Capital debentures or the applicable ownership interest in the Treasury portfolio, as the case may be, as provided for under “Description of the Equity Units—Creating Treasury Units by Substituting a Treasury Security for a NEE Capital Debenture;”

•	in the case of Treasury Units, to substitute NEE Capital debentures or the applicable ownership interest in the Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under “Description of the Equity Units—Recreating Corporate Units;” or

•	upon the termination, early settlement or cash settlement of the related purchase contracts.

Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related NEE Capital debentures that are a component of Corporate Units, including distribution, voting, redemption, repayment and liquidation rights. Each holder of Treasury Units and each holder of the Corporate Units, if the Treasury portfolio has replaced the NEE Capital debentures as a component of the Corporate Units, will retain beneficial ownership of the related Treasury securities or the applicable ownership interest in the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. NEE will have no interest in the pledged securities other than its security interest.

Except as described in “Description of the Equity Units—Payments on Corporate Units and Treasury Units,” the collateral agent will, upon receipt of payments, if any, on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

Book-Entry Only System

The Depositary will act as securities depositary for the Equity Units. The Equity Units will be issued only as fully-registered securities registered in the name of Cede & Co., the Depositary’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of Equity Units, will be issued and will be deposited with the Depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

Purchasers of the Equity Units may hold interests in a global security through the Depositary, Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), directly if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the Depositary’s books.

DTC. The Depositary is a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities for its participants. The Depositary also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depositary, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who clear through or maintain a custodial relationship with a participant can use the Depositary’s system. The rules that apply to the Depositary and those using its systems are on file with the SEC.

In the event that the Depositary notifies NEE that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice occurred and is continuing, certificates for the Equity Units will be printed and delivered in exchange for beneficial interests in the global security certificates. NEE may also decide to discontinue use of the system of book-entry transfers through the Depositary (or successor depositary). In that event, Equity Units certificates will be printed and delivered.

As long as the Depositary or its nominee is the registered owner of the global security certificates, the Depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Equity Units represented by these certificates for all purposes under the Equity Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the Equity Units represented by the global security certificates registered in their names, will not receive or be entitled to receive physical delivery of Equity Unit certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any Equity Units represented by these certificates for any purpose under the Equity Units or the purchase contract agreement.

All payments on the Equity Units represented by the global security certificates and all transfers and deliveries of related NEE Capital debentures, Treasury portfolios, Treasury securities and NEE common stock will be made to the Depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the Depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement will be governed by arrangements among the Depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the Depositary from time to time. Neither NEE, NEE Capital nor any of their agents, nor the purchase contract agent nor any of its agents will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the Depositary’s records or any participant’s records relating to these beneficial ownership interests.

Clearstream, Luxembourg. Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as Commission de Surveillance du Secteur Financier. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant, either directly or indirectly.

Distributions with respect to interests in the Equity Units held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the Depositary for Clearstream, Luxembourg.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (“Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law, which are referred to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no records of or relationship with persons holding through Euroclear Participants.

Investors that acquire, hold and transfer interests in the Equity Units by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records and Clearstream, Luxembourg and Euroclear will credit on their book-entry registration and transfer systems the number of Equity Units sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream, Luxembourg or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction.

Title to book-entry interests in the Equity Units will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Equity Units may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the Equity Units may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Equity Units among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC. The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that NEE Capital and NEE believe to be reliable, but none of NEE Capital, NEE or the underwriters take any responsibility for the accuracy of this information.

Global Clearance and Settlement Procedures. Initial settlement for the Equity Units will be made in immediately available funds. Secondary market trading between the Depositary participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s same-day funds settlement system. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within the established deadlines of such system.

Due to time-zone differences, credits of the Equity Units received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in the Equity Units settled during such processing will be reported to the relevant Clearstream, Luxembourg Participant or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the Equity Units by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the interests in the global Equity Units certificates among participants of the

Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. Neither NEE nor NEE Capital will have any responsibility for the performance by the Depositary, Clearstream, Luxembourg and Euroclear or their direct participants or indirect participants under the rules and procedures governing the Depositary, Clearstream, Luxembourg or Euroclear, as the case may be.

The information in this section concerning the Depositary and the Depositary’s book-entry system Clearstream, Luxembourg and Euroclear has been obtained from sources that NEE and NEE Capital believe to be reliable, but none of NEE, NEE Capital or the underwriters take any responsibility for the accuracy of this information.

CERTAIN OTHER PROVISIONS OF THE PURCHASE CONTRACT

AGREEMENT AND THE PLEDGE AGREEMENT

This section briefly summarizes some of the material provisions of the purchase contract agreement and the pledge agreement that are not described elsewhere in this prospectus supplement. This summary does not contain a complete description of the purchase contract agreement and the pledge agreement. You should read this summary together with the purchase contract agreement and the pledge agreement for a complete understanding of all the provisions and for the definitions of some terms used in this summary. The forms of purchase contract agreement and pledge agreement have been previously filed with the SEC and are exhibits to the registration statement filed with the SEC of which this prospectus supplement and accompanying prospectus are a part. In addition, the purchase contract agreement is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

General

Except as described in “Description of the Purchase Contracts—Book-Entry Only System,” distributions on the Equity Units will be payable, purchase contracts will be settled (and documents related to the Equity Units and purchase contracts will be delivered), and transfers of the Equity Units will be registrable, at the office of the purchase contract agent in New York City. In addition, if all of the Equity Units do not remain in book-entry only form, payment of distributions on the Equity Units may be made, at NEE’s option, by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

Shares of NEE common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the U.S. Bankruptcy Code (see “Description of the Purchase Contracts—Termination of Purchase Contracts”)), at the office of the purchase contract agent upon presentation and surrender of the related Equity Unit certificate.

If a holder of outstanding Corporate Units or Treasury Units fails to present and surrender the certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or before the purchase contract settlement date (or earlier upon early settlement), the shares of NEE common stock issuable in settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions thereon, will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, mutilated, lost or stolen, together with any indemnity that may be required by the purchase contract agent and NEE.

If the purchase contracts have terminated prior to the purchase contract settlement date, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the Equity Unit certificate evidencing the holder’s Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented and surrendered or the holder provides the evidence and the indemnity described above.

The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution to any holder.

No service charge will be made for any registration of transfer or exchange of the Equity Units, except for any tax or other governmental charge that may be imposed in connection therewith.

Modification

The purchase contract agreement and the pledge agreement will contain provisions permitting NEE and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to NEE’s obligations;

•	to add to the covenants for the benefit of holders or to surrender any right or power of NEE under those agreements;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary;

•	to cure any ambiguity, to correct or supplement any provisions that may be inconsistent with any other provision or to make such other provisions with respect to matters or questions arising under the purchase contract agreement and the pledge agreement, respectively, that do not adversely affect the interests of any holders in any material respect, provided that any amendment made solely to conform the provisions of the purchase contract agreement and the pledge agreement, respectively, to the description of the Equity Units, the purchase contracts and the other components of the Equity Units contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders; or

•	in the case of the purchase contract agreement only, to make provision with respect to the rights of holders pursuant to adjustments due to consolidations, mergers or other reorganization events.

The purchase contract agreement and the pledge agreement will contain provisions permitting NEE and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification:

•	change any payment date;

•	change the amount or type of pledged securities related to the purchase contract;

•	impair the right of the holder of any Equity Unit to receive distributions on the pledged securities or otherwise adversely affect the holder’s rights in or to the pledged securities;

•	reduce any contract adjustment payments or any deferred contract adjustment payments, or change the place or currency of payment;

•	impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments;

•	except as required pursuant to any anti-dilution adjustment, reduce the number of shares of NEE common stock or the amount of any other property purchasable under a purchase contract, increase the price to purchase NEE common stock or any other property upon settlement of any purchase contract, change the purchase contract settlement date or the right to early settlement or fundamental change early settlement or otherwise adversely affect the holder’s rights under a purchase contract in any material respect; or

•	reduce the percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or, if referred to in the seven preceding bullet points, all of the holders of the affected class.

No Consent to Assumption

Each holder of Corporate Units or Treasury Units, by acceptance of those securities, will under the terms of the purchase contract agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by NEE or its trustee if NEE becomes the subject of a case under the U.S. Bankruptcy Code.

Consolidation, Merger, Sale or Conveyance

NEE will covenant in the purchase contract agreement that it will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless:

•	NEE is the continuing entity, or the successor entity is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes NEE’s obligations under the purchase contracts, the purchase contract agreement, the pledge agreement, the guarantee agreement and the remarketing agreement; and

•	NEE or the successor entity is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the purchase contract agreement, the pledge agreement, the guarantee agreement or the remarketing agreement or in material default in the performance of any of its other obligations under these agreements.

Title

NEE, NEE Capital, the purchase contract agent, the collateral agent and any agent of NEE, NEE Capital, the purchase contract agent or the collateral agent may treat the registered owner of an Equity Unit as the absolute owner of that Equity Unit for the purpose of making payments and settling the related purchase contracts and for all other purposes regardless of any notice to the contrary.

Replacement of Equity Unit Certificates

In the event that physical certificates have been issued, any mutilated Equity Unit certificate will be replaced by NEE at the expense of the holder upon surrender of the certificate to the purchase contract agent. Equity Units certificates that have been destroyed, lost or stolen will be replaced by NEE at the expense of the holder upon delivery to NEE and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to NEE and the purchase contract agent. In the case of a destroyed, lost or stolen Equity Unit certificate, an indemnity satisfactory to NEE and the purchase contract agent may be required at the expense of the holder of the Equity Units evidenced by the certificate before a replacement will be issued.

Notwithstanding the foregoing, NEE will not be obligated to issue any certificates for Corporate Units or Treasury Units on or after

•	the business day immediately preceding the earliest of

•	any early settlement date,

•	any fundamental change early settlement date, or

•	the purchase contract settlement date or

•	the date on which the purchase contracts have terminated.

The purchase contract agreement will provide that, in lieu of the delivery of a replacement Equity Unit certificate following the purchase contract settlement date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver NEE common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Defaults under the Purchase Contract Agreement

Within 90 days after the occurrence of any default by NEE in any of its obligations under the purchase contract agreement of which a responsible officer of the purchase contract agent (as defined in the purchase contract agreement) has actual knowledge, the purchase contract agent will give notice of such default to the holders of the Equity Units unless such default has been cured or waived. Except for a default in any payment obligation under the purchase contract agreement, the purchase contract agent will be protected in withholding such notice if and so long as a responsible officer of the purchase contract agent in good faith determines that the withholding of such notice is in the interests of the holders of the Equity Units.

The purchase contract agent is not required to enforce any of the provisions of the purchase contract agreement against NEE. Each holder of Equity Units shall have the right to institute suit for the enforcement of any payment of contract adjustment payments then due and payable and the right to purchase NEE common stock as provided in such holder’s purchase contracts and generally exercise any other rights and remedies provided by law.

The holders of a majority of the outstanding purchase contracts voting as one class may waive any past default by NEE and its consequences, except a default (1) in any payment on any Equity Unit or (2) in respect of a provision of the purchase contract agreement which cannot be modified or amended without the consent of the holder of each outstanding Equity Unit affected.

The Trust Indenture Act of 1939 requires NEE to provide annually to the purchase contract agent a certificate of one of its principal officers as to NEE’s compliance with all conditions and covenants in the purchase contract agreement.

Governing Law

The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and interpreted in accordance with, the laws of the State of New York without regard to New York’s conflict of laws principles, except to the extent that the laws of any other jurisdiction are mandatorily applicable.

Information Concerning the Purchase Contract Agent

The Bank of New York Mellon will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and the Treasury Units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and the Treasury Units or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

The Bank of New York Mellon also acts, and may act, as trustee under various indentures, trusts and guarantees of NEE and its affiliates, including as indenture trustee, security registrar and paying agent under the indenture and as guarantee trustee under the guarantee agreement. NEE and its affiliates maintain various banking and trust relationships with The Bank of New York Mellon.

Information Concerning the Collateral Agent

Deutsche Bank Trust Company Americas will be the collateral agent. The collateral agent will act solely as NEE’s agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units and the Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

NEE and its affiliates maintain various banking and trust relationships with Deutsche Bank Trust Company Americas and its affiliates.

Miscellaneous

The purchase contract agreement will provide that NEE will pay all fees and expenses related to the offering of the Equity Units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the Equity Units.

Holders that elect to substitute the related pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and NEE will not be responsible for any of those fees or expenses.

CERTAIN TERMS OF THE NEE CAPITAL DEBENTURES

The information in this section supplements the information in the “Description of NEE Capital Senior Debt Securities” section beginning on page 14 of the accompanying prospectus. Please read these two sections together.

General

NEE Capital will issue the NEE Capital debentures under an indenture, dated as of June 1, 1999, as amended, between NEE Capital and The Bank of New York Mellon, as indenture trustee. An officer’s certificate will supplement the indenture and create the specific terms of the NEE Capital debentures. In addition to acting as purchase contract agent with respect to the Equity Units, The Bank of New York Mellon acts as indenture trustee, security registrar and paying agent under the indenture and as guarantee trustee under the guarantee agreement with respect to the NEE Capital debentures. Under the indenture, NEE Capital may issue an unlimited amount of additional debt securities.

The indenture provides that NEE Capital may not grant a lien on the capital stock of any of its majority-owned subsidiaries which shares of capital stock NEE Capital now or hereafter directly owns to secure indebtedness of NEE Capital without similarly securing the NEE Capital debentures, with certain exceptions. However, the indenture does not limit the aggregate amount of indebtedness that NEE Capital and its subsidiaries may issue, guarantee or otherwise incur nor does it limit the ability of NEE Capital’s subsidiaries to grant a lien on any of their assets, including the capital stock of their respective subsidiaries. The guarantee agreement referred to below under “—Mandatory Redemption” does not limit the aggregate amount of indebtedness NEE and its subsidiaries may issue, guarantee or otherwise incur.

NEE Capital’s corporate parent, NEE, has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the NEE Capital debentures. The NEE Capital debentures and the guarantee are unsecured and unsubordinated and rank equally with other unsecured and unsubordinated indebtedness from time to time outstanding of NEE Capital and NEE, respectively. See “Description of NEE Guarantee of NEE Capital Senior Debt Securities” in the accompanying prospectus.

Unless an earlier redemption has occurred, the entire principal amount of the NEE Capital debentures will mature and become due and payable, together with any accrued and unpaid interest, on September 1, 2021. Except as described below under “—Mandatory Redemption” and except for a special event redemption as described below under “—Special Event Redemption,” the NEE Capital debentures will not be redeemable by NEE Capital.

NEE Capital debentures which are a component of the Corporate Units will be issued in certificated form, will be in denominations of $1,000 and integral multiples of $1,000, without coupons; provided, however, that upon release by the collateral agent of NEE Capital debentures underlying the applicable ownership interests in the NEE Capital debentures pledged to secure the Corporate Units holders’ obligations to purchase NEE common stock under the related purchase contracts (other than any release of the NEE Capital debentures in connection with the creation of Treasury Units, an early settlement with separate cash, an early settlement upon a fundamental change, or a remarketing, each as described under “Description of the Purchase Contracts”), the NEE Capital debentures will be issuable in denominations of $50 principal amount and integral multiples thereof. The NEE Capital debentures may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below.

Payments on NEE Capital debentures issued as a global security will be made to the Depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the NEE Capital debentures. Principal and interest with respect to certificated NEE Capital debentures will be payable, the transfer of the NEE Capital debentures will be registrable and NEE Capital debentures will be exchangeable for NEE Capital debentures of a like aggregate principal amount in denominations of $1,000 and integral multiples of $1,000 (unless the NEE Capital debentures have previously been issued in denominations of $50 and integral multiples thereof, in which case debentures will be exchangeable for a like aggregate principal amount in denominations of $50 and integral multiples of $50), at the office or agency maintained by NEE Capital for this purpose in New York City. However, at NEE Capital’s option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

Each Corporate Unit includes a 5% undivided beneficial ownership interest in a NEE Capital debenture in the principal amount of $1,000 that corresponds to the stated amount of $50 per Corporate Unit.

The indenture trustee will initially be the security registrar and the paying agent for the NEE Capital debentures. All transactions with respect to the NEE Capital debentures, including registration, transfer and exchange of the NEE Capital debentures, will be handled by the security registrar at an office in New York City designated by NEE Capital. NEE Capital has initially designated the corporate trust office of the indenture trustee as that office. In addition, holders of the NEE Capital debentures should address any notices to NEE Capital regarding the NEE Capital debentures to that office. NEE Capital will notify holders of the NEE Capital debentures of any change in the location of that office.

Interest and Payment

Each NEE Capital debenture will bear interest initially at the rate of     % per year from the original issuance date to, but excluding, the reset effective date or, if no successful remarketing of the NEE Capital debentures occurs, September 1, 2021. On or prior to the reset effective date, interest payments will be payable quarterly in arrears on each March 1, June 1, September 1 and December 1, each a “quarterly interest payment date,” commencing September 1, 2016. In addition, if the reset effective date falls on a day that is not also a quarterly interest payment date, holders of NEE Capital debentures will receive on such reset effective date a payment of accrued and unpaid interest from the most recent quarterly interest payment date to, but excluding, such reset effective date. In addition, OID for U.S. federal income tax purposes will accrue on the NEE Capital debentures.

The interest rate on the NEE Capital debentures will be reset to the reset rate upon a successful remarketing as described above under “Description of the Purchase Contracts—Remarketing.” The reset rate will become effective on the reset effective date, which is three business days immediately following a successful remarketing, unless the remarketing is successful within five business days of the next succeeding interest payment date, in which case such interest payment date will be the reset effective date; provided that in the event of a successful remarketing during the final three-day remarketing period, the reset effective date will be the purchase contract settlement date. Following a successful remarketing of the NEE Capital debentures, the NEE Capital debentures will bear interest from the reset effective date at the reset rate to, but excluding, September 1, 2021. From the reset effective date, interest payments on all NEE Capital debentures will be paid semi-annually in arrears on interest payment dates to be selected by NEE Capital. Semi-annual interest payments will include interest accrued from and including the immediately preceding semi-annual interest payment date or, in the case of the first semi-annual interest payment date following the reset effective date, from the reset effective date.

If no successful remarketing of the NEE Capital debentures occurs, the interest rate on the NEE Capital debentures will not be reset and interest payments on all NEE Capital debentures will remain payable quarterly in arrears on the originally-scheduled quarterly interest payment dates.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semi-annual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months. Interest on the NEE Capital debentures will be payable to the holders of NEE Capital debentures as they appear on the books and records of the securities registrar on the relevant record dates which, as long as all of the NEE Capital debentures remain in certificated form and are held by the purchase contract agent or are held in book-entry only form, will be one business day prior to the relevant payment date. In the event that NEE Capital debentures remain in certificated form but all are not held by the purchase contract agent or are not held in book-entry only form, NEE Capital shall have the right to select relevant record dates, which shall be at least one business day but no more than 60 business days prior to the relevant payment dates, and to make payments by check mailed to the address of the holder as of the relevant record date or by wire transfer to an account appropriately designated by the holder entitled to payment. In the event that any date on which interest is payable on the NEE Capital debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Market Reset Rate

The reset rate will be equal to the rate that is sufficient to allow a successful remarketing of the NEE Capital debentures and will be determined by the remarketing agents. In the case of a reset prior to the final three-day remarketing period, which rate would be effective on the third day following the date of such successful remarketing, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, the reset rate will be the rate determined by the remarketing agents as the rate the NEE Capital debentures should bear in order for the NEE Capital debentures that are a component of the Corporate Units to have an aggregate market value on the reset effective date of at least 100% of the Treasury portfolio purchase price described under “Description of the Purchase Contracts—Remarketing” plus the aggregate separate NEE Capital debenture purchase price plus the remarketing fee. In the case of a reset during the final three-day remarketing period, the reset rate will be the rate determined by the remarketing agents as the rate the NEE Capital debentures should bear in order for each NEE Capital debenture being remarketed to have an aggregate market value of at least 100% of the principal amount of the NEE Capital debenture plus the remarketing fee. The reset rate will in no event exceed the maximum rate, if any, permitted by applicable law.

If the NEE Capital debentures are not successfully remarketed, the interest rate will not be reset and the NEE Capital debentures will continue to bear interest at the initial annual interest rate of     %, payable quarterly in arrears.

Optional Remarketing

On or prior to the second business day, but no earlier than the fifth business day immediately preceding the first of the three sequential remarketing days of any three-day remarketing period, holders of NEE Capital debentures that are not components of Corporate Units may elect to have their NEE Capital debentures remarketed in the same manner as NEE Capital debentures that are a component of Corporate Units by delivering their NEE Capital debentures, along with a notice of this election to the custodial agent. By delivering such notice, holders will elect to have their NEE Capital debentures remarketed in each remarketing attempt during the applicable three-day remarketing period. The custodial agent will hold the NEE Capital debentures in an account separate from the collateral account in which the pledged securities will be held. Holders of NEE Capital debentures electing to have those NEE Capital debentures remarketed will also have the right to withdraw the election on or prior to the second business day immediately preceding the first of the three sequential remarketing days of the applicable three-day remarketing period. If each remarketing attempt during the applicable three-day remarketing period is unsuccessful, the custodial agent will return the NEE Capital debentures that are not a component of the Corporate Units to their holders and these holders may elect to have their NEE Capital debentures included in the remarketings during each subsequent three-day remarketing period by redelivering their NEE Capital debentures and notice of election in the manner described in this paragraph. Holders of Treasury Units that are also holders of NEE Capital debentures that are not part of the Corporate Units may also participate in any remarketing by recreating Corporate Units from their Treasury Units on or prior to the second business day immediately prior to the first of the three sequential remarketing days of any three-day remarketing period.

Put Right Following Unsuccessful Final Remarketing

If the NEE Capital debentures have not been successfully remarketed prior to the purchase contract settlement date, holders of all NEE Capital debentures (including beneficial owners of NEE Capital debentures that are components of the Corporate Units) will have the right to put their NEE Capital debentures to NEE Capital on the purchase contract settlement date, upon at least two business days’ prior written notice to the purchase contract agent, for an amount equal to the put price. A holder of Corporate Units will be deemed to have automatically exercised this put right with respect to the NEE Capital debentures that are components of such Corporate Units as described under “Description of the Purchase Contracts—Remarketing,” unless the holder settles the related purchase contracts with separate cash as described under “Description of the Purchase Contracts—Early Settlement by Delivering Cash” and “—Notice to Settle with Cash.”

Events of Default

In addition to the events of default relating to any series of debt securities issued under the indenture, as set forth under the “Description of NEE Capital Senior Debt Securities—Events of Default” section on page 20 of the accompanying prospectus, each of the following events will be an event of default under the indenture with respect to the NEE Capital debentures:

•	NEE consolidates with or merges into any other entity or conveys, transfers or leases substantially all of its properties and assets to any entity, unless

(a)	the entity formed by such consolidation or into which NEE is merged, or the entity to which NEE conveys, transfers or leases substantially all of its properties and assets is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes the obligations of NEE under the guarantee agreement; and

(b)	immediately after giving effect to such transaction, no event of default under the indenture and no event that, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing; or

•	NEE Capital fails to redeem any of the NEE Capital debentures that it is required to redeem as described under “—Mandatory Redemption” below.

Mandatory Redemption

The following constitute “Guarantor Events” with respect to the NEE Capital debentures:

•	the guarantee agreement, dated as of June 1, 1999, between NEE, as guarantor, and The Bank of New York Mellon, as guarantee trustee, ceases to be in full force and effect;

•	a court issues a decree ordering or acknowledging the bankruptcy or insolvency of NEE, or appointing a custodian, receiver or other similar official for NEE, or ordering the winding up or liquidation of its affairs, and the decree remains in effect for 90 days; or

•	NEE seeks or consents to relief under federal or state bankruptcy or insolvency laws, or to the appointment of a custodian, receiver or other similar official for NEE, or makes an assignment for the benefit of its creditors, or admits in writing that it is bankrupt or insolvent.

NEE Capital shall, if a Guarantor Event occurs and is continuing, redeem all of the outstanding NEE Capital debentures within 60 days after the occurrence of the Guarantor Event at a redemption price described below unless, within 30 days after the occurrence of the Guarantor Event, Standard & Poor’s Ratings Services (a Standard & Poor’s Financial Services LLC business) and Moody’s Investors Service, Inc. (if the outstanding NEE Capital debentures are then rated by those rating agencies, or, if the outstanding NEE Capital debentures are then rated by only one of those rating agencies, then such rating agency, or, if the outstanding NEE Capital debentures are not then rated by either one of those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the outstanding NEE Capital debentures is investment grade (i.e., in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency).

If a Guarantor Event occurs and NEE Capital is not required to redeem the outstanding NEE Capital debentures as described above, NEE Capital will provide to the indenture trustee and the holders of the outstanding NEE Capital debentures annual and quarterly reports containing the information that NEE Capital would be required to file with the SEC under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of those Sections. If NEE Capital is, at that time, subject to the reporting requirements of those Sections, the filing of annual and quarterly reports with the SEC pursuant to those Sections will satisfy this requirement.

If NEE Capital is required to redeem all of the outstanding NEE Capital debentures following a Guarantor Event:

•	prior to September 1, 2019, if the purchase contracts have been previously or concurrently terminated as described in “Description of the Purchase Contracts—Termination of Purchase Contracts,” the mandatory redemption price will be equal to the principal amount of each NEE Capital debenture plus accrued and unpaid interest, if any, to, but excluding, the date of redemption;

•	prior to September 1, 2019, if the purchase contracts have not been so previously or concurrently terminated, the mandatory redemption price will be equal to, for each NEE Capital debenture, the redemption amount described below under “—Special Event Redemption” plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, and such redemption price will be distributed to the collateral agent, as described below under “—Special Event Redemption”; or

•	on or after September 1, 2019, the mandatory redemption price will be equal to the principal amount of each NEE Capital debenture plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Special Event Redemption

If a special event occurs and is continuing, NEE Capital may, at its option, redeem the NEE Capital debentures in whole but not in part at any time at a price, which is referred to as the “redemption price,” equal to, for each NEE Capital debenture, the redemption amount described below plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. Installments of interest on NEE Capital debentures which are due and payable on or prior to a redemption date will be payable to the holders of the NEE Capital debentures registered as such at the close of business on the relevant record dates. If, following the occurrence of a special event, NEE Capital exercises its option to redeem the NEE Capital debentures, the proceeds of the redemption will be payable in cash to the holders of the NEE Capital debentures which are not part of Corporate Units. If the special event redemption occurs prior to a successful remarketing of the NEE Capital debentures, or if the NEE Capital debentures are not successfully remarketed prior to the purchase contract settlement date, the redemption price for the NEE Capital debentures that are a component of the Corporate Units at the time of the special event redemption will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio described below on behalf of the holders of Corporate Units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. Thereafter, the applicable ownership interests in the Treasury portfolio will be substituted for the applicable ownership interests in the NEE Capital debentures and will be pledged to NEE through the collateral agent to secure the Corporate Unit holders’ obligations to purchase NEE common stock under the purchase contracts.

“Special event” means either an accounting event or a tax event, each as defined below.

“Accounting event” means the receipt by the audit committee of NEE’s Board of Directors (or, if there is no such committee, by such Board of Directors) of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50—Reports on the Application of Accounting Principles,”

from NEE’s independent auditors, provided at the request of NEE management, to the effect that, as a result of a change in accounting rules that becomes effective after the date of original issuance of the NEE Capital debentures, NEE must either (1) account for the purchase contracts as derivatives (or otherwise mark-to-market or measure the fair value of all or any portion of the purchase contracts with changes appearing in NEE’s income statement) or (2) account for the Equity Units using the if-converted method, and that such accounting treatment will cease to apply upon redemption of the NEE Capital debentures.

“Tax event” means the receipt by NEE Capital of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be Morgan, Lewis & Bockius LLP or Squire Patton Boggs (US) LLP) to the effect that there is more than an insubstantial risk that interest payable by NEE Capital on the NEE Capital debentures would not be deductible, in whole or in part, by NEE Capital for U.S. federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement by any legislative body, court, governmental agency or regulatory authority that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

“Redemption amount” means

•	in the case of a special event redemption occurring prior to the earlier of (1) a successful remarketing or (2) the purchase contract settlement date, for each NEE Capital debenture, the product of the principal amount of that NEE Capital debenture and a fraction, the numerator of which is the Treasury portfolio purchase price and the denominator of which is the aggregate principal amount of the NEE Capital debentures included in Corporate Units on the special event redemption date, and

•	in the case of a special event redemption occurring on or after the earlier of (1) a successful remarketing or (2) the purchase contract settlement date, for each NEE Capital debenture outstanding on the special event redemption date, the principal amount of the NEE Capital debenture.

Depending on the Treasury portfolio purchase price, the redemption amount could be less than or greater than the principal amount of the NEE Capital debentures.

As used in this context, “Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the special event redemption date for the purchase of the special event Treasury portfolio for settlement on the special event redemption date.

The Treasury portfolio to be purchased in connection with a special event redemption, or a special event Treasury portfolio, will consist of:

•	U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to August 31, 2019 in an aggregate amount at maturity equal to the aggregate principal amount of the NEE Capital debentures which are a component of the Corporate Units; and

•	with respect to each scheduled interest payment date on the NEE Capital debentures that occurs after the special event redemption date and on or prior to September 1, 2019, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the aggregate principal amount of the NEE Capital debentures which would have been components of the Corporate Units on that date (assuming no special event redemption) and assuming that interest accrued from and including the immediately preceding interest payment date to which interest has been paid.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of NEE Capital debentures to be redeemed at its registered address. Unless NEE Capital defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the NEE Capital debentures. In the event any NEE Capital debentures are called for redemption, neither NEE Capital nor the indenture trustee will be required to register the transfer of or exchange the NEE Capital debentures to be redeemed.

Book-Entry and Settlement

NEE Capital debentures which are released from the pledge following substitution of collateral or cash settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the Depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, NEE Capital debentures represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, NEE Capital debentures in certificated form. The global securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor depositary or its nominee.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of NEE Capital debentures in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing NEE Capital debentures shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the Depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the Depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

In the event that

•	the Depositary notifies NEE Capital that it is unwilling or unable to continue as a Depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

•	the Depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time the Depositary is required to be so registered to act as the Depositary and no successor depositary has been appointed within 90 days after NEE Capital learns that the Depositary has ceased to be so registered, or

•	NEE Capital determines in its sole discretion that it will no longer have NEE Capital debentures represented by global securities or permit any the global security certificates to be exchangeable,

certificates for the NEE Capital debentures will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global debenture certificate that is exchangeable pursuant to the preceding sentence shall be exchangeable for NEE Capital debenture certificates registered in the names directed by the Depositary. NEE Capital expects that these instructions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units, applicable ownership interests in NEE Capital debentures (or the Treasury portfolio, or Treasury securities) and NEE common stock acquired under a purchase contract and, unless otherwise noted in the following discussion, is the opinion of Morgan, Lewis & Bockius LLP, counsel to NEE and NEE Capital, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. Unless otherwise stated, this discussion deals only with Equity Units, applicable ownership interests in NEE Capital debentures (or the Treasury portfolio, or Treasury securities) and NEE common stock held as capital assets (generally, assets held for investment) by holders that are U.S. persons (as defined below) that purchase Equity Units upon original issuance at their “issue price,” which will equal the first price to the public at which a substantial amount of the Equity Units is sold for money (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The tax treatment of a holder may vary depending on the holder’s particular situation. This discussion does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, banks, insurance companies, broker dealers, tax exempt organizations, foreign taxpayers, regulated investment companies, persons holding Equity Units, applicable ownership interests in NEE Capital debentures (or the Treasury portfolio, or Treasury securities), or shares of NEE common stock as part of a straddle, hedge, conversion transaction or other integrated investment and persons whose functional currency is not the U.S. dollar. This discussion does not address any aspects of state, local, or foreign tax laws. In addition, this discussion does not address all of the U.S. federal income tax considerations that may be relevant to holders, such as the unearned income Medicare contribution tax or U.S. federal tax laws other than those pertaining to income tax, and the effect of those taxes on the ownership and disposition of the Equity Units, applicable ownership interests in NEE Capital debentures (or the Treasury portfolio, or Treasury securities) or NEE common stock acquired under a purchase contract. This discussion is based on the U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis. Holders should consult their own tax advisors as to the particular tax consequences to them of purchasing, owning, and disposing of the Equity Units, applicable ownership interests in NEE Capital debentures (or the Treasury portfolio, or Treasury securities) or NEE common stock acquired under a purchase contract, including the application and effect of U.S. federal, state, local and foreign tax laws.

For purposes of this discussion, the term “U.S. person” means:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a holder that is an individual, corporation, estate or trust that is not a U.S. person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Equity Units, any component thereof including applicable ownership interests in NEE Capital debentures (or the Treasury portfolio, or Treasury securities), or any NEE common stock acquired under a purchase contract, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding any of the above instruments should consult their tax advisors.

The IRS has issued a ruling, Rev. Rul. 2003-97, 2003-2 C.B. 380, addressing certain aspects of instruments substantially similar to the Equity Units. In the ruling, the IRS concluded that the notes issued as part of a unit with a purchase contract were debt for U.S. federal income tax purposes. In the opinion of Morgan, Lewis & Bockius LLP, under current law and based on the facts contained in this prospectus supplement, the terms of the purchase contract agreement, the pledge agreement, the guarantee agreement, the remarketing agreement, the indenture, the NEE Capital debentures and the purchase contracts, and certain assumptions and representations relied upon in rendering the opinion, the NEE Capital debentures issued as part of an Equity Unit with a purchase contract will be indebtedness for U.S. federal income tax purposes. This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. The remainder of this discussion assumes that the NEE Capital debentures will be respected as indebtedness for U.S. federal income tax purposes.

For the reasons described below, Morgan, Lewis & Bockius LLP has not rendered an opinion with respect to the U.S. federal income tax treatment of the contract adjustment payments or deferred contract adjustment payments (please read “—Purchase Contracts—Contract Adjustment Payments and Deferred Contract Adjustment Payments”).

Holders should consult their own tax advisors with respect to the tax consequences to them of purchasing, owning and disposing of the Equity Units, any component thereof including applicable ownership interests in NEE Capital debentures (or the Treasury portfolio, or Treasury securities), and any NEE common stock acquired under a purchase contract, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in the U.S. federal or other tax laws.

U.S. Holders

Allocation of Purchase Price

A holder’s acquisition of an Equity Unit will be treated as an acquisition of a unit consisting of two components, an applicable ownership interest in a NEE Capital debenture (or the Treasury portfolio, or Treasury securities) and a related purchase contract. The purchase price of each Equity Unit will be allocated between the components in proportion to their respective fair market values at the time of purchase. The allocation will establish a holder’s initial tax basis in the applicable ownership interest in the NEE Capital debenture (or the Treasury portfolio, or Treasury securities) and the purchase contract. NEE Capital will report the fair market value of the applicable ownership interest in the NEE Capital debenture as $         and NEE will report the fair market value of each purchase contract as $        . This position will be binding upon holders (but not on the IRS) unless holders explicitly disclose a contrary position on a statement attached to their timely filed U.S. federal income tax returns for the taxable year in which an Equity Unit is acquired. Thus, absent such disclosure, holders should allocate the purchase price for an Equity Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for U.S. federal income tax purposes.

Ownership of Applicable Interests in the NEE Capital Debentures or Treasury Securities

Holders will be treated as owning the applicable interests in NEE Capital debentures or Treasury securities constituting a part of the Corporate Units or Treasury Units, respectively, for U.S. federal income tax purposes. NEE, NEE Capital and, by virtue of their acquisition of Equity Units, holders agree to treat the applicable interests in the NEE Capital debentures or Treasury securities constituting a part of the Equity Units as owned by holders for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment. The U.S. federal income tax consequences of owning the applicable interests in the NEE Capital debentures or Treasury securities are discussed below (see “—NEE Capital Debentures,” “—Treasury Securities” and “—Remarketing, Special Event Redemption and Mandatory Redemption of NEE Capital Debentures”).

Sales, Exchanges or Other Taxable Dispositions of Equity Units

If holders sell, exchange or otherwise dispose of an Equity Unit in a taxable disposition (a “disposition”), they will be treated as having sold, exchanged or disposed of each of the purchase contract and the applicable ownership interest in the NEE Capital debenture, or the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, that constitute such Equity Unit, and the proceeds realized on such disposition will be allocated among the components of the Equity Unit in proportion to the respective fair market values of the components. As a result, a holder generally will recognize gain or loss equal to the difference between the portion of the proceeds received that is allocable to the component and the holder’s adjusted tax basis in the applicable component, except to the extent the holder is treated as receiving an amount with respect to accrued interest, accrued contract adjustment payments or deferred contract adjustment payments on the purchase contract, which amount may be treated as ordinary income to the extent not previously included in income. In the case of the purchase contract, or the applicable ownership interest in the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if holders held the particular component for more than one year immediately prior to such disposition. Under U.S. federal income tax law, certain non-corporate holders, including individuals, are eligible for preferential tax rates with respect to long-term capital gains. The deductibility of capital losses is subject to certain limitations. The rules governing the determination of the character of gain or loss on the disposition of applicable ownership interests in NEE Capital debentures are summarized under “—NEE Capital Debentures—Sales, Exchanges or Other Taxable Dispositions of Applicable Ownership Interests in NEE Capital Debentures.”

If the disposition of an Equity Unit occurs when the purchase contract has a negative value, holders are considered to have received additional consideration for the applicable ownership interest in the NEE Capital debenture, or the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from their obligation under the purchase contract. Because, as discussed below, any gain on the disposition of applicable ownership interests in NEE Capital debentures prior to the earlier of the reset effective date and September 1, 2019 (the “Reset Date”) generally will be treated as ordinary interest income for U.S. federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. Holders should consult their tax advisors regarding a disposition of an Equity Unit at a time when the purchase contract has a negative value.

In determining gain or loss, contract adjustment payments or deferred contract adjustment payments that have been received by holders, but have not previously been included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments previously included in holders’ income but not received by the holders should increase their adjusted tax basis in the purchase contract (see “—Purchase Contracts—Contract Adjustment Payments and Deferred Contract Adjustment Payments” below).

NEE Capital Debentures

The discussion in this section will apply to holders if they hold applicable ownership interests in NEE Capital debentures or Corporate Units that include applicable ownership interests in NEE Capital debentures.

Original Issue Discount. Because of the manner in which the interest rate on the NEE Capital debentures is to be reset, the NEE Capital debentures will be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, or OID, as set forth in the applicable Treasury Regulations. NEE Capital intends to treat the NEE Capital debentures in that manner, and the remainder of this discussion assumes that the NEE Capital debentures will be so treated for U.S. federal income tax purposes. As discussed more fully below, the effects of applying such method will be:

•	to require holders, regardless of their usual method of tax accounting, to use an accrual method with respect to the interest income on their applicable ownership interests in NEE Capital debentures;

•	for all accrual periods until the Reset Date, and possibly for accrual periods thereafter with respect to applicable ownership interests in NEE Capital debentures, to require holders to accrue interest income in excess of interest payments actually received; and

•	generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of applicable ownership interests in NEE Capital debentures.

See “—Sales, Exchanges or Other Taxable Dispositions of Applicable Ownership Interests in NEE Capital Debentures.”

Holders will be required to accrue OID on a constant yield to maturity basis based on the “comparable yield” of the NEE Capital debentures. The comparable yield of the NEE Capital debentures will generally be the rate at which NEE Capital would issue a fixed rate debt instrument with terms and conditions similar to the NEE Capital debentures (which rate will exceed the current interest payments on the NEE Capital debentures). NEE Capital has determined that, for the NEE Capital debentures, the comparable yield is     % and the projected payments, per $50 applicable ownership interest of NEE Capital debentures, are $        on September 1, 2019, $        for each subsequent quarter ending on or prior to September 1, 2019 and $        for each semi-annual period ending after September 1, 2019. NEE Capital has also determined that the projected payment for the NEE Capital debentures, per $50 applicable ownership interest of NEE Capital debentures, at the maturity date is $         (which includes the stated principal amount of the NEE Capital debentures as well as the final projected interest payment). The amount of OID on a NEE Capital debenture for each accrual period is determined by multiplying the comparable yield of the NEE Capital debenture (adjusted for the length of the accrual period) by the NEE Capital debenture’s adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each Corporate Unit described above, the adjusted issue price of each applicable ownership interest in a NEE Capital debenture, per $50 applicable ownership interest of NEE Capital debentures, at the beginning of the first accrual period will be $        , and the adjusted issue price of each applicable ownership interest in a NEE Capital debenture at the beginning of each subsequent accrual period will be equal to $        , increased by any OID previously accrued by holders on such applicable ownership interest in the NEE Capital debenture and decreased by the amount of projected payments on such applicable ownership interest in the NEE Capital debenture through such date. The amount of OID so determined will then be allocated on a ratable basis to each day in the accrual period that holders hold such applicable ownership interest in the NEE Capital debenture.

If, after the Reset Date, the remaining amounts of principal and interest payable on an applicable ownership interest in NEE Capital debentures differ from the payments set forth on the applicable projected payment schedule, negative or positive adjustments reflecting such difference are generally taken into account by holders as adjustments to interest income in a reasonable manner over the period to which they relate.

A holder is generally bound by the comparable yield and projected payment schedules for applicable ownership interests in NEE Capital debentures provided by NEE Capital unless either is unreasonable. If a holder decides to use its own comparable yield and projected payment schedules, the holder must explicitly disclose this fact and the reason for using different comparable yield and projected payment schedules. In general, this disclosure must be made on a statement attached to the holder’s timely filed U.S. federal income tax return for the taxable year that includes the date of the holder’s acquisition of the applicable ownership interests in NEE Capital debentures.

The foregoing comparable yield and projected payment schedules are supplied by NEE Capital solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that holders will actually receive as a result of owning applicable ownership interests in NEE Capital debentures or Corporate Units.

Adjustment to Tax Basis in Applicable Ownership Interests in NEE Capital Debentures. A holder’s tax basis in an applicable ownership interest in NEE Capital debentures will be increased by the amount of OID included in income with respect to such applicable ownership interest in NEE Capital debentures and decreased by the amount of projected payments with respect to such applicable ownership interest in NEE Capital debentures through the computation date.

Sales, Exchanges or Other Taxable Dispositions of Applicable Ownership Interests in NEE Capital Debentures. Holders will recognize gain or loss on a disposition of an applicable ownership interest in NEE Capital debentures (including a redemption for cash or the remarketing thereof) in an amount equal to the difference between the amount realized by holders on the disposition of the applicable ownership interest in NEE Capital debentures and their adjusted tax basis in the applicable ownership interest in NEE Capital debentures. Selling expenses incurred by holders, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by holders upon a disposition of applicable ownership interests in NEE Capital debentures. Gain recognized on the disposition of applicable ownership interests in NEE Capital debentures prior to the Reset Date will be treated as ordinary interest income. Loss recognized on the disposition of applicable ownership interests in NEE Capital debentures prior to the Reset Date will be treated as ordinary loss to the extent of the holders’ prior inclusions of OID on the applicable ownership interests in NEE Capital debentures. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of applicable ownership interests in NEE Capital debentures on or after the Reset Date will be ordinary interest income to the extent attributable to the remaining positive adjustments, if any, not already taken into account as positive adjustments to interest income under a reasonable manner as described above under “—Original Issue Discount.” . Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Under U.S. federal income tax law, certain non-corporate holders, including individuals, are eligible for preferential tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Treasury Securities

The discussion in this section will apply to holders that hold Treasury Units or Treasury securities.

Original Issue Discount. If holders hold Treasury Units, they will be required to treat their ownership interest in the Treasury securities included in a Treasury Unit as an interest in a bond that was originally issued on the date they acquired the Treasury securities. Any such Treasury securities that are owned or treated as owned by holders will have OID equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. Holders will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of their regular method of tax accounting and in advance of the receipt of cash attributable to such OID. A holder’s adjusted tax basis in the Treasury securities will be increased by the amounts of such OID included in such holder’s gross income.

Sales, Exchanges or Other Taxable Dispositions of Treasury Securities. As discussed below, in the event that holders obtain the release of Treasury securities by delivering applicable ownership interests in NEE Capital debentures to the collateral agent, holders generally will not recognize gain or loss upon such substitution. Holders will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by holders on such disposition and their adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such Treasury securities for more than one year immediately prior to such disposition. Under U.S. federal income tax law, certain non-corporate holders, including individuals, are eligible for preferential tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Purchase Contracts

Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Accordingly, Morgan, Lewis & Bockius LLP has not rendered an opinion regarding the U.S. federal income tax treatment of the contract adjustment payments or deferred contract adjustment payments. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to holders when received or accrued, in accordance with their regular method of tax accounting. To the extent NEE is required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, it intends to report such payments as taxable ordinary income to holders. Holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments.

The treatment of contract adjustment payments and deferred contract adjustment payments could affect a holder’s adjusted tax basis in a purchase contract or NEE common stock received under a purchase contract or the amount realized by a holder upon the sale or disposition of an Equity Unit or the termination of a purchase contract. In particular, any contract adjustment payments or deferred contract adjustment payments that have been:

•	included in holders’ income, but not paid to them, should increase their adjusted tax basis in the purchase contract; and

•	paid to holders, but not included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract.

See “—Acquisition of NEE Common Stock Under a Purchase Contract,” “—Sales, Exchanges or Other Taxable Dispositions of Equity Units” and “—Termination of Purchase Contract.”

Acquisition of NEE Common Stock Under a Purchase Contract. Holders generally will not recognize gain or loss on the purchase of NEE common stock under a purchase contract, including upon early settlement upon a fundamental change or any other early settlement, except with respect to any cash paid in lieu of a fractional share of NEE common stock. Holders’ aggregate initial tax basis in NEE common stock received under a purchase contract will generally equal the purchase price paid for such common stock, plus the properly allocable portion of their adjusted tax basis (if any) in the purchase contract, less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for NEE common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

Ownership of NEE Common Stock Acquired Under the Purchase Contract. Any distribution on NEE common stock paid by NEE out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by holders when received. Any such dividend will be eligible for the dividends received deduction if the holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Under U.S. federal income tax law, individuals who receive dividends are eligible for a reduced rate of taxation if certain holding period and other requirements are satisfied.

Upon a disposition of NEE common stock, holders generally will recognize capital gain or loss equal to the difference between the amount realized and their adjusted tax basis in NEE common stock. Such capital gain or loss generally will be long-term capital gain or loss if they held such common stock for more than one year immediately prior to such disposition. Under U.S. federal income tax law, certain non-corporate holders, including individuals, are eligible for preferential tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Early Settlement of Purchase Contract. Holders will not recognize gain or loss on the receipt of their proportionate share of applicable interests in NEE Capital debentures or Treasury securities or the applicable ownership interest in a Treasury portfolio upon early settlement of a purchase contract, and holders will have the same adjusted tax basis in such applicable interests in NEE Capital debentures, Treasury securities or the applicable ownership interest in a Treasury portfolio as before such early settlement.

Termination of Purchase Contract. If a purchase contract terminates, holders will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and their adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such purchase contract for more than one year immediately prior to such termination. Under U.S. federal income tax law, certain non-corporate holders, including individuals, are eligible for preferential tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations. A holder will not recognize gain or loss on the receipt of the holder’s proportionate share of applicable ownership interests in NEE Capital debentures or Treasury securities or the applicable ownership interest in a Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis in the applicable ownership interests in NEE Capital debentures, Treasury securities or the applicable ownership interest in a Treasury portfolio as before such distribution.

Adjustment to Settlement Rate. A holder might be treated as receiving a constructive distribution from NEE if (1) the settlement rate is adjusted (or fails to be adjusted) and as a result of that adjustment (or failure to adjust) such holder’s proportionate interest in NEE’s assets or earnings and profits is increased and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to NEE common stock. Thus, under certain circumstances, an adjustment to (or a failure to adjust) the settlement rate might give rise to a taxable dividend to a holder even though such holder would not receive any distribution related thereto.

Substitution of Treasury Securities to Create or Recreate Treasury Units

Holders of Corporate Units that deliver Treasury securities to the collateral agent in substitution for applicable ownership interests in the NEE Capital debentures or the applicable ownership interest in a Treasury portfolio will not recognize gain or loss upon their delivery of such Treasury securities or their receipt of the applicable ownership interest in NEE Capital debentures or the applicable ownership interest in a Treasury portfolio. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and such applicable ownership interests in NEE Capital debentures or the applicable ownership interest in a Treasury portfolio, and their adjusted tax bases in the Treasury securities, the applicable ownership interests in NEE Capital debentures or the applicable ownership interest in a Treasury portfolio and the purchase contract will not be affected by such delivery and release.

Substitution of Applicable Ownership Interests in NEE Capital Debentures or the Applicable Ownership Interest in a Treasury Portfolio to Recreate Corporate Units

Holders of Treasury Units that deliver applicable ownership interests in NEE Capital debentures or the applicable ownership interest in a Treasury portfolio to the collateral agent in substitution for Treasury securities to recreate Corporate Units will not recognize gain or loss upon their delivery of such applicable ownership interests in NEE Capital debentures or the applicable ownership interest in a Treasury portfolio or their receipt of the Treasury securities. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and applicable ownership interests in NEE Capital debentures or the applicable ownership interest in a Treasury portfolio, and their adjusted tax bases in the Treasury securities, applicable ownership interests in the NEE Capital debentures or the applicable ownership interest in a Treasury portfolio and the purchase contract will not be affected by such delivery and release.

Remarketing, Special Event Redemption and Mandatory Redemption of NEE Capital Debentures

A remarketing, a special event redemption or a mandatory redemption will be a taxable event for holders of applicable ownership interests in NEE Capital debentures, which will be subject to tax in the manner described above under “—NEE Capital Debentures—Sales, Exchanges or Other Taxable Dispositions of Applicable Ownership Interests in NEE Capital Debentures.”

Ownership of Treasury Portfolio. In the event of a successful remarketing of the NEE Capital debentures, a special event redemption prior to September 1, 2019 or a mandatory redemption prior to the September 1, 2019 (if the purchase contracts have not been so previously or concurrently terminated), NEE Capital and, by virtue of their acquisition of Corporate Units, holders agree to treat the applicable ownership interest in the Treasury portfolio constituting a part of their Corporate Units as owned by holders for U.S. federal income tax purposes. In such a case, holders will be required to include in income any amount earned on such pro rata portion of the Treasury portfolio for U.S. federal income tax purposes. The remainder of this discussion assumes that holders of Corporate Units will be treated as the owners of the applicable ownership interest in the Treasury portfolio constituting a part of such Corporate Units for U.S. federal income tax purposes.

Interest Income and Original Issue Discount. The Treasury portfolio will consist of U.S. Treasury securities (or principal or interest strips thereof). Following a successful remarketing of the NEE Capital debentures or a special event redemption prior to September 1, 2019, holders will be required to treat their pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has OID equal to their pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of Corporate Units. Holders will be required to include such OID (other than OID on short-term U.S. Treasury securities (as defined below)) in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of their regular method of tax accounting. To the extent that a payment from the Treasury portfolio made in respect of a scheduled interest payment on remarketed or redeemed applicable ownership interests in NEE Capital debentures exceeds the amount of such OID, such payment will be treated as a return of a holder’s investment in the Treasury portfolio and will not be considered current income for U.S. federal income tax purposes.

In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a “short-term U.S. Treasury Security”), holders will generally be required to include OID in income as it accrues only if they are accrual basis taxpayers. If holders are accrual basis taxpayers, they will generally accrue such OID on a straight line basis, unless they make an election to accrue such OID on a constant yield to maturity basis.

Tax Basis of the Applicable Ownership Interest in a Treasury Portfolio. The initial tax basis of holders in their applicable ownership interest in a Treasury portfolio will equal their pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A holder’s adjusted tax basis in the applicable ownership interest in the Treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of cash received in respect of the Treasury portfolio.

Sales, Exchanges or Other Dispositions of the Applicable Ownership Interest in a Treasury Portfolio. Holders that obtain the release of their applicable ownership interest in a Treasury portfolio and subsequently dispose of such interest will recognize gain or loss on such disposition in an amount equal to the difference between the amount realized upon such disposition and such holders’ adjusted tax basis in the applicable ownership interest in that Treasury portfolio. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such applicable interest in the Treasury portfolio for more than one year immediately prior to such disposition. Under U.S. federal income tax law, certain non-corporate holders, including individuals, are eligible for preferential tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Backup Withholding Tax and Information Reporting

Unless holders are exempt recipients, such as corporations, interest, OID, contract adjustment payments or deferred contract adjustment payments, and dividends received on, and proceeds received from the sale of, Equity Units, applicable ownership interests in NEE Capital debentures, purchase contracts, Treasury securities, the applicable ownership interest in a Treasury portfolio, or NEE common stock acquired under a purchase contract, as the case may be, may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if holders fail to supply accurate taxpayer identification numbers or otherwise fail to comply with applicable U.S. information reporting or certification requirements. The current backup withholding rate is 28%.

The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely and properly furnished to the IRS.

Additional Disclosure Requirements

If a holder sells Equity Units, applicable ownership interests in the NEE Capital debentures, the applicable ownership interest in the Treasury portfolio, Treasury securities, or NEE common stock at a loss that meets certain thresholds, the holder (and/or the partners or shareholders of the holder, if the holder is a partnership or an S corporation for U.S. federal income tax purposes) may be required to file a disclosure statement with the IRS. Holders and their partners or shareholders should consult their own tax advisors with respect to any disclosure requirements that may apply to them in their own particular circumstances.

Non-U.S. Holders

The following discussion applies to “non-U.S. holders” as defined above. This discussion does not address all aspects of U.S. federal income tax law that may be relevant to non-U.S. holders in light of their particular circumstances, such as non-U.S. holders that are subject to special tax treatment (for example, persons engaged in a trade or business in the United States, controlled foreign corporations, or passive foreign investment companies), nor does it address alternative minimum taxes, estate taxes or state, local, or foreign taxes. In addition, this discussion does not address the U.S. tax consequences to any non-U.S. holder that owns 10% or more of the Equity Units or that owns or is deemed to own, for purposes of Section 871(h) of the Code, 10% or more of the total combined voting power of all classes of NEE’s stock entitled to vote. Prospective investors that are subject to special tax treatment, and investors that own 10% or more of the Equity Units, or own or are deemed to own, for purposes of Section 871(h)(3) of the Code, 10% or more of the total combined voting power of all classes of NEE’s stock entitled to vote, are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences to them of an investment in the Equity Units, in light of their own particular circumstances.

Payments of Principal and Interest on Applicable Ownership Interests in NEE Capital Debentures, Treasury Securities, and the Applicable Ownership Interest in the Treasury Portfolio

Except as provided below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements,” no U.S. withholding tax will be imposed on any payment of principal or interest (including any OID) on applicable ownership interests in NEE Capital debentures, Treasury securities or the applicable ownership interest in the Treasury portfolio, provided that (1) in the case of applicable ownership interests in NEE Capital debentures, the non-U.S. holder does not own, either directly or through the application of certain constructive ownership rules, 10% or more of the total combined voting power of all classes of NEE’s voting stock for U.S. federal income tax purposes, and (2) (a) the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8-BEN-E (or suitable substitute form) and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person, or (b) if the non-U.S. holder is a foreign partnership or holds the Equity Units, applicable ownership interests in NEE Capital debentures, Treasury securities, or the applicable ownership in a Treasury portfolio through certain foreign intermediaries, certain alternative certification requirements are satisfied.

Dividends

Dividends received by a non-U.S. holder on NEE common stock generally will be subject to U.S. withholding tax at a 30% rate. In certain circumstances, a non-U.S. holder may be entitled to a reduced rate of withholding pursuant to an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or W-8-BEN-E (or suitable substitute form).

As discussed above, an adjustment to the settlement rate may result in a constructive distribution that is treated as a taxable constructive dividend to the holder of Equity Units. See “U.S. Holders—Purchase Contracts—Adjustment to Settlement Rate”. If NEE determines that any such adjustment results in a constructive dividend to a non-U.S. Holder of Equity Units, NEE may withhold on interest (or some other amount) paid to a non-U.S. holder in order to pay the proper U.S. withholding tax on such constructive dividend.

Contract Adjustment Payments

NEE intends to treat any contract adjustment payments paid to a non-U.S. holder as amounts generally subject to U.S. withholding tax at a 30% rate. In certain circumstances, a non-U.S. holder may be entitled to a reduced rate of withholding (or a complete exemption from withholding) pursuant to an applicable income tax treaty. In order to claim any benefits of an applicable income tax treaty that may be available, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or W-8-BEN-E (or suitable substitute form). Prospective investors should consult their own tax advisors concerning the U.S. tax treatment of contract adjustment payments.

Sale, Exchange, or Other Disposition of Equity Units, Applicable Ownership Interests in NEE Capital Debentures, Purchase Contracts, Treasury Securities, the Applicable Ownership Interest in the Treasury Portfolio or NEE Common Stock

Any gain recognized by a non-U.S. holder upon the sale, exchange, or other disposition of Equity Units, applicable ownership interests in NEE Capital Debentures, purchase contracts, Treasury securities, the applicable ownership interest in the Treasury portfolio, or NEE common stock generally will not be subject to U.S. federal income tax, unless (1) the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met or (2) in the case of purchase contracts or shares of NEE’s common stock, such purchase contracts or shares of NEE’s common stock are considered “United States real property interests” for U.S. federal income tax purposes. Purchase contracts or NEE common stock generally will be treated as United States real property interests if NEE is (or, during a specified period, has been) a “United States real property holding corporation” for U.S. federal income tax purposes. NEE believes that it has not been and currently is not a United States real property holding corporation, and NEE does not expect to become one in the future based on anticipated business operations.

Backup Withholding and Information Reporting

In general, no information reporting or backup withholding will be required with respect to payments made by NEE on the Equity Units or applicable ownership interests in the NEE Capital debentures if the non-U.S. holder has provided NEE with a properly executed IRS Form W-8BEN or W-8-BEN-E (or suitable substitute form) and NEE does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person. In addition, no information reporting or backup withholding will be required with respect to proceeds from a disposition of Equity Units, applicable ownership interests in NEE Capital debentures, Treasury securities, the applicable ownership interest in the Treasury portfolio, or NEE common stock (even if the disposition is considered to be effected within the United States or through a U.S. financial intermediary) if the payor receives a properly executed IRS Form W-8BEN or W-8-BEN-E (or suitable substitute form) and does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person, or an exemption is otherwise established. Any amounts withheld under the backup withholding tax rules will be creditable against the non-U.S. holder’s U.S. federal income tax liability, or allowed as a refund, provided that the required information is timely and properly provided to the IRS.

Additional Withholding Requirements

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” and the Treasury Regulations promulgated thereunder, the relevant withholding agent may be required to withhold 30% of any “withholdable payments,” which would include any interest (including OID), dividends and contract adjustment payments, and, after December 31, 2018, the gross proceeds of a sale, in each case with respect to NEE stock, NEE Capital debentures, Treasury securities or an applicable ownership interest in a Treasury portfolio, to (1) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its holders of U.S. accounts and meets certain other specified requirements or (2) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective non-U.S. holders should consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Equity Units.

ERISA CONSIDERATIONS

ERISA, the Code and similar federal, state and local laws that are substantively similar or are of similar effect (“Similar Law”) impose certain restrictions on:

•	employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of ERISA (“ERISA Plans”);

•	plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans;

•	any entities whose underlying assets include plan assets pursuant to 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) by reason of an ERISA Plan’s or a plan’s investment in such entities;

•	governmental plans and certain church plans (each as defined under ERISA) that are not subject to the provisions of Title I of ERISA or Section 4975 of the Code but are subject to Similar Law (“Non-ERISA Plans”) (together with ERISA Plans, plans described in Section 4975(e)(1) of the Code and entities whose underlying assets include plan assets by reason of an ERISA Plan’s or a plan’s investment in such entities, referred to as a “Plan”); and

•	persons who have certain specified relationships to a Plan (“Parties in Interest” as defined under ERISA and “Disqualified Persons” as defined under the Code).

ERISA, the Code and Similar Law impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving Plan assets and fiduciaries or other Parties in Interest or Disqualified Persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of assets of such a Plan, or who renders investment advice to such a Plan for a fee or other compensation, is generally considered a fiduciary of the Plan. A Plan may purchase Corporate Units (and the securities underlying the Corporate Units) subject to the representations and warranties set forth below and the investing fiduciary’s determination that the investment satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or Similar Law. Accordingly, among other factors, the investing fiduciary should consider whether:

•	the investment would satisfy the prudence and diversification requirements of ERISA or Similar Law, including among other things, the risk of loss on such investment and any limitations on liquidity and marketability of such investment;

•	an investment in the Corporate Units (and the securities underlying such Corporate Units) is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio;

•	the investment would be consistent with the documents and instruments governing the Plan;

•	the investment is made solely in the interest of participants and beneficiaries of the Plan;

•	the acquisition and holding of Corporate Units (and the securities underlying the Corporate Units) does not result in (1) a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code for which there is no applicable exemption or (2) a violation of Similar Law; and

•	the investment does not violate ERISA’s prohibition on improper delegation of control over or responsibility for Plan assets.

The Corporate Units (and the securities underlying the Corporate Units) held by a Plan will be deemed to constitute Plan assets. If NEE, NEE Capital or any of their respective affiliates is or becomes a Party in Interest or a Disqualified Person with respect to a Plan subject to ERISA or Section 4975 of the Code, such Plan’s acquisition, holding or disposition of the Corporate Units (and the securities underlying the Corporate Units) may constitute or result in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code (e.g., the extension of credit between a Plan and a Party in Interest or Disqualified Person), unless Corporate Units (and the securities underlying the Corporate Units) are acquired and are held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor (“DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of Corporate Units (and the securities underlying the Corporate Units). These class exemptions are PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting transactions involving insurance company separate accounts), PTCE 91-38 (respecting transactions involving bank collective investment funds), PTCE 95-60 (respecting transactions involving insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers). In addition, certain statutory prohibited transaction exemptions may be available to provide exemptive relief for a Plan, including, without limitation, the statutory exemption set forth in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code regarding transactions with certain service providers in which the Plan must pay no more, and receive no less, than “adequate consideration.”

Even if the conditions specified in one or more exemptions are met, the scope of the relief provided may or may not cover all acts that could be construed as prohibited transactions. For example, certain of the exemptions do not afford relief from the prohibition on self-dealing contained in ERISA Section 406(b) and Code Sections 4975(c)(1)(E) and (F). As a result, there can be no assurance that any exemptions will be available with respect to any particular transaction involving the Corporate Units (and the securities underlying the Corporate Units).

Special considerations also apply to insurance company general accounts. Based on the reasoning of the U.S. Supreme Court in John Hancock Mut. Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest with respect to a Plan by virtue of such investment. Any investor that is an insurance company using the assets of an insurance company general account should note that the Small Business Job Protection Act of 1996 added Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the DOL issued final regulations effective January 5, 2000 (the “General Account Regulations”) with respect to insurance policies issued on or before December 31, 1998, that are supported by an insurer’s general account. As a result of the General Account Regulations, assets of an insurance company’s general account will not be treated as “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to Plans on or before December 31, 1998 and the insurer satisfies certain conditions. The plan asset status of an insurance company’s separate accounts is unaffected by Section 401(c) of ERISA, and the assets of a separate account (other than a separate account maintained solely in connection with fixed contractual obligations of the insurance company under which the amounts payable are not affected in any manner by the performance of the separate account) continue to be treated as the plan assets of any Plan subject to ERISA and/or Section 4975 of the Code invested in such a separate account.

The Corporate Units (and the securities underlying the Corporate Units) should not be purchased or held by any person investing assets of a Plan unless such purchase and holding will either not constitute a prohibited transaction under ERISA and the Code or will be covered by an applicable exemption and should not be purchased or held by a person investing assets of a Non-ERISA Plan unless such purchase and holding will not violate applicable Similar Law. Additionally, each purchaser of Corporate Units (and the securities underlying the Corporate Units) that is purchasing the Corporate Units on behalf of, or with the assets of, any Plan will be deemed to have directed NEE, NEE Capital, the purchase contract agent, the collateral agent and the remarketing agents to take the respective actions set forth in this prospectus supplement to be taken by such parties.

Any Plan fiduciary or person that proposes to cause a Plan (or to act on behalf of, or use the assets of, a Plan) to purchase the Corporate Units (and the securities underlying the Corporate Units) should consult with its own counsel with respect to the potential applicability of ERISA, the Code or Similar Law, the potential consequences in its specific circumstances, and whether any exemption or exemptions would be applicable and determine on its own whether all conditions of such exemption or exemptions have been satisfied. In addition, the investing fiduciary should determine whether the investment in the Corporate Units (and the securities underlying the Corporate Units) satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or Similar Law. The investing fiduciary should also determine on its own that neither NEE, NEE Capital nor any of their affiliates exercised any discretionary authority or discretionary control respecting the purchase, holding and disposition of the Corporate Units (and the securities underlying the Corporate Units) and neither NEE, NEE Capital nor any of their affiliates provided advice that has formed the primary basis for the decision to purchase, hold or dispose of the Corporate Units (and the securities underlying the Corporate Units).

Accordingly, by its purchase or holding of the Corporate Units (and the securities underlying the Corporate Units), each purchaser or holder of the Corporate Units will be deemed to have represented and warranted that either:

•	the purchaser or holder is not purchasing the Corporate Units (and the securities underlying the Corporate Units) on behalf of, or with the assets of, any Plan; or

•	(1) the Plan will receive no less, and pay no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) in connection with the purchase, holding and disposition of the Corporate Units (and the securities underlying the Corporate Units), (2) the purchase, holding and disposition of the Corporate Units (and the securities underlying the Corporate Units) will not result in a non-exempt prohibited transaction under ERISA or the Code, or a violation of Similar Law, (3) neither NEE, NEE Capital nor any of their affiliates exercised any discretionary authority or discretionary control respecting the purchase, holding and disposition of the Corporate Units (and the securities underlying the Corporate Units) and neither NEE, NEE Capital nor any of their affiliates provided advice that has formed the primary basis for the decision to purchase, hold or dispose of the Corporate Units (and the securities underlying the Corporate Units) and (4) the purchaser or holder hereby directs NEE, NEE Capital, the purchase contract agent, the collateral agent and the remarketing agents to take the actions set forth in this prospectus supplement to be taken by such parties.

The sale or transfer of Corporate Units (and the securities underlying the Corporate Units) to a Plan or person acting on behalf of a Plan is in no way a representation by NEE or NEE Capital that the purchase, holding or disposition of Corporate Units (and the securities underlying the Corporate Units) meets the legal requirements for investments by Plans or is appropriate for Plans.

UNDERWRITING

The information in this section supplements the information in the “Plan of Distribution” section beginning on page 41 of the accompanying prospectus. Please read these two sections together.

NEE is selling the Corporate Units to the underwriters named in the table below pursuant to an underwriting agreement between NEE, NEE Capital and the underwriters named below. Subject to certain conditions, NEE has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Corporate Units set forth opposite that underwriter’s name in the table below:

Underwriter	Number of Corporate Units
Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA Inc.

Total

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Corporate Units when and if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Corporate Units to the public when and if the underwriters buy the Corporate Units from NEE.

The Corporate Units sold by the underwriters to the public will initially be offered at the price to public set forth on the cover page of this prospectus supplement. If all of the Corporate Units are not sold at the initial price to public, the underwriters may change the offering price and other selling terms of the Corporate Units.

No Sale of Similar Securities

NEE has agreed, for a period of 60 days from the date of this prospectus supplement, to not, without the prior written consent of the underwriters, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, or grant any option, right or warrant to purchase or otherwise transfer or dispose of any NEE common stock, Corporate Units or stock purchase contracts, or any equity security substantially similar to NEE common stock, Corporate Units or stock purchase contracts, or any security convertible into or exercisable or exchangeable for or repayable with NEE common stock, Corporate Units or stock purchase contracts, or any equity security substantially similar to NEE common stock, Corporate Units or stock purchase contracts, subject to certain exceptions including (i) in connection with this offering and sale of NEE common stock, Corporate Units or stock purchase contracts to the underwriters; (ii) in connection with any employee or director benefit or compensation, dividend reinvestment or dividend reinvestment and direct stock purchase, stock option or other incentive or stock purchase plan or shareholder rights plan of NEE or its direct or indirect subsidiaries; (iii) in connection with any securities issued pursuant to, exchanged for or sold in connection with any securities of NEE or its direct or indirect subsidiaries: (A) outstanding as of the date hereof, that are convertible into or exchangeable for or payable or repayable with any securities of NEE or its direct or indirect subsidiaries; (B) under the Purchase Contract Agreement, dated as of September 1, 2013, between NEE and The Bank of New York Mellon, as purchase contract agent, or the related stock purchase contracts; (C) under the Purchase Contract Agreement, dated as of September 1, 2015, between NEE and The Bank of New York Mellon, as purchase contract agent, or the related stock purchase contracts; and/or (D) under the Purchase Contract Agreement, dated as of August 1, 2016, between NEE and The Bank of New York Mellon, as purchase contract agent, or the related stock purchase contracts; (iv) in connection with any holder of corporate units or treasury units (issued pursuant to the purchase contract agreements specified above) electing to settle the related stock purchase contracts or to create or recreate corporate units or treasury units upon substitution of pledged securities; (v) upon exercise of stock options; or (vi) in connection with issuances of NEE common stock or any equity security substantially similar to NEE common stock or any security convertible into or exercisable or exchangeable for or payable or repayable with NEE common stock or any equity security substantially similar to NEE common stock as consideration for acquisitions by NEE or its direct or indirect subsidiaries, provided that any person or entity who receives such consideration agrees in writing to take such consideration subject to the remaining duration of the 60-day period.

New Issue

The Corporate Units are a new issue of securities with no established trading market. NEE does not intend to apply to list the Corporate Units on a securities exchange. However, if NEE is advised by the underwriters prior to issuance of the Corporate Units that the minimum distribution requirement established by the NYSE for listing the Corporate Units has been satisfied and, consequently, the underwriters request NEE to apply for listing on the NYSE, NEE will apply to list those securities on the NYSE. There can be no assurance that such requirement will be satisfied. If an application for listing is made and the Corporate Units are approved for listing, trading of the Corporate Units on the NYSE would be expected to commence within 30 days after the Corporate Units are first issued. The underwriters have advised NEE that they intend to make a market in the Corporate Units but are not obligated to do so and may discontinue such market-making activities at any time without notice and would discontinue such market-making activities if the Corporate Units are listed on the NYSE. NEE cannot give any assurance as to the maintenance of any secondary market that may develop for, or the liquidity of, the Corporate Units.

Remarketing

This prospectus supplement, as amended or supplemented, may be used by the remarketing agents for remarketing of the NEE Capital debentures at such time as is necessary or upon early settlement of the stock purchase contracts.

Price Stabilization and Short Positions

Until the distribution of the Corporate Units offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Corporate Units or shares of NEE common stock. However, the underwriters may engage in transactions that stabilize the price of the Corporate Units or NEE common stock, such as bids or purchases that peg, fix or maintain the price of the Corporate Units or NEE common stock.

In connection with the offering, the underwriters may make short sales of the Corporate Units. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Corporate Units than they are required to purchase in the offering. The underwriters must close out any such short position by purchasing Corporate Units in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Corporate Units or NEE common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the underwriters to cover short positions may have the effect of raising or maintaining the market price of the Corporate Units and NEE common stock or preventing or retarding a decline in the market price of the Corporate Units and NEE common stock. As a result, the prices of the Corporate Units and NEE common stock may be higher than they would otherwise be in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither NEE nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Corporate Units or NEE common stock. In addition, none of NEE, NEE Capital or the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

General

The Corporate Units are being offered for sale in the United States and in certain jurisdictions outside the United States, subject to applicable law.

Canada

The Corporate Units may be sold only to purchasers resident in Ontario, Quebec, Alberta, British Columbia, Nova Scotia, New Brunswick and Prince Edward Island purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Corporate Units must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Union Prospectus Directive

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the Corporate Units which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter nominated by NEE for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Corporate Units referred to in (a), (b) or (c) above shall require NEE, NEE Capital or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of these “Selling Restrictions” provisions, the expression an “offer of the Corporate Units to the public” in relation to any Corporate Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Corporate Units to be offered so as to enable an investor to decide to purchase or subscribe for the Corporate Units, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

This prospectus supplement and the accompanying prospectus (for the purpose of these “Selling Restrictions” provisions, collectively referred to as the “offering document”) have been prepared on the basis that all offers of the Corporate Units offered hereby will be made pursuant to an exemption under the Prospectus Directive, as implemented in Member States of the EEA, from the requirement to produce a prospectus for offers of the Corporate Units offered hereby. Accordingly any person making or intending to make any offer within the EEA of the Corporate Units which are the subject of the placement contemplated in this offering document should only do so in circumstances in which no obligation arises for NEE, NEE Capital or any of the underwriters to produce a prospectus for such offer. None of NEE, NEE Capital or the underwriters have authorized, nor do they authorize, the making of any offer of the Corporate Units offered hereby through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the Corporate Units contemplated in this offering document.

United Kingdom

In the United Kingdom, this offering document is only being distributed to and is only directed at persons (i) who fall within Article 19(5) (“investment professionals”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Financial Promotion Order”), (ii) who fall within Article 49(2)(a) through (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iii) who are persons to whom this offering document may otherwise lawfully be communicated without the need for such document to be approved, made or directed by an “authorised person” (as defined by Section 31(2) of the Financial Services and Markets Act 2000 (the “FSMA”)) under Section 21 of the FSMA (all such persons together being referred to as “relevant persons”).

In the United Kingdom, any investment or investment activity to which this offering document relates, including the Corporate Units, is available only to relevant persons and will be engaged in only with relevant persons. In the United Kingdom, this offering document must not be acted on or relied on by persons who are not relevant persons.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Corporate Units in circumstances in which Section 21(1) of the FSMA does not apply to NEE and NEE Capital; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Corporate Units in, from or otherwise involving the United Kingdom.

Expenses and Indemnification

The expenses in connection with the sale of the Corporate Units, other than underwriting discounts, are estimated to be $1.4 million. This estimate includes expenses relating to printing, rating agency fees, trustees’ fees and legal fees, among other expenses.

NEE and NEE Capital have agreed to indemnify the several underwriters against, or to contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

Certain Relationships

The underwriters and their respective affiliates may engage in transactions with, and may perform services for, NEE, its subsidiaries (including NEE Capital) and its affiliates in the ordinary course of business and have engaged, and may engage in the future, in commercial banking and/or investment banking transactions with NEE, its subsidiaries and its affiliates.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to NEE, NEE Capital and their respective affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of NEE, NEE Capital or their respective affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with NEE, NEE Capital or their respective affiliates. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

PROSPECTUS

NextEra Energy, Inc.

Common Stock, Preferred Stock, Stock Purchase Contracts,

Stock Purchase Units, Warrants, Senior Debt Securities,

Subordinated Debt Securities and Junior Subordinated Debentures

NextEra Energy Capital Holdings, Inc.

Preferred Stock, Senior Debt Securities, Subordinated Debt Securities

and Junior Subordinated Debentures

Guaranteed as described in this prospectus by

NextEra Energy, Inc.

NextEra Energy, Inc. (“NEE”) and/or NextEra Energy Capital Holdings, Inc. (“NEE Capital”) may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus may also be used by a selling securityholder of the securities described herein.

NEE and/or NEE Capital will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

NEE’s common stock is listed on the New York Stock Exchange and trades under the symbol “NEE.”

NEE and/or NEE Capital may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section beginning on page 41 of this prospectus also provides more information on this topic.

See “Risk Factors” beginning on page 3 of this prospectus to read about certain factors you should consider before purchasing any of the securities being offered.

NEE’s and NEE Capital’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408-0420, telephone number (561) 694-4000, and their mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July 8, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that NEE, NEE Capital, and Florida Power & Light Company (“FPL”) have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process.

Under this shelf registration process, NEE and/or NEE Capital may issue and sell any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized by the board of directors of NEE or NEE Capital, as the case may be. NEE may offer any of the following securities: common stock, preferred stock, stock purchase contracts, stock purchase units, warrants to purchase common stock or preferred stock, senior debt securities, subordinated debt securities and junior subordinated debentures and guarantees related to the preferred stock, senior debt securities, subordinated debt securities and junior subordinated debentures that NEE Capital may offer. NEE Capital may offer any of the following securities: preferred stock, senior debt securities, subordinated debt securities and junior subordinated debentures.

This prospectus provides you with a general description of the securities that NEE and/or NEE Capital may offer. Each time NEE and/or NEE Capital sells securities, NEE and/or NEE Capital will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement if necessary. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Before purchasing the securities, investors should carefully consider the risk factors described in NEE’s annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, together with the other information incorporated by reference or provided in this prospectus or in a related prospectus supplement in order to evaluate an investment in the securities.

NEE

NEE is a holding company incorporated in 1984 as a Florida corporation and conducts its operations principally through two wholly-owned subsidiaries, FPL and, indirectly through NEE Capital, NextEra Energy Resources, LLC (“NEER”). FPL is a rate-regulated electric utility engaged primarily in the generation, transmission, distribution and sale of electric energy in Florida. NEER produces the majority of its electricity from clean and renewable sources, including wind and solar. NEER also provides full energy and capacity requirements services, engages in power and gas marketing and trading activities, participates in natural gas, natural gas liquids and oil production and pipeline infrastructure development and owns a retail electricity provider.

NEE’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

NEE CAPITAL

NEE Capital owns and provides funding for all of NEE’s operating subsidiaries other than FPL and its subsidiaries. NEE Capital was incorporated in 1985 as a Florida corporation and is a wholly-owned subsidiary of NEE.

NEE Capital’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement, NEE and NEE Capital will each add the net proceeds from the sale of its securities to its respective general funds. NEE uses its general funds for corporate purposes, including to provide funds for its subsidiaries, to repurchase common stock and to repay, redeem or repurchase outstanding debt or equity issued by its subsidiaries. NEE Capital uses its general funds for corporate purposes, including to repay short-term borrowings and to repay, redeem or repurchase outstanding debt. NEE and NEE Capital may each temporarily invest any proceeds that it does not need to use immediately in short-term instruments.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS

TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows NEE’s consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of its last five fiscal years:

Years Ended December 31,
2014	2013	2012	2011	2010
3.43	2.76	2.95	3.00	3.23

NEE’s consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2015 was 3.61.

WHERE YOU CAN FIND MORE INFORMATION

NEE files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by NEE with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including NEE. NEE also maintains an Internet site (www.nexteraenergy.com). Information on NEE’s Internet site or any of its subsidiaries’ Internet sites is not a part of this prospectus.

NEE Capital does not file and does not intend to file reports or other information with the SEC under Sections 13 or 15(d) of the Securities Exchange Act of 1934. NEE includes summarized financial information relating to NEE Capital in some of its reports filed with the SEC.

INCORPORATION BY REFERENCE

The SEC allows NEE and NEE Capital to “incorporate by reference” information that NEE files with the SEC, which means that NEE and NEE Capital may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in any subsequently filed document which also is or is deemed to be incorporated in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. NEE and NEE Capital are incorporating by reference the documents listed below and any future filings NEE makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus (other than any documents, or portions of documents, not deemed to be filed) until NEE and/or NEE Capital sell all of the securities covered by the registration statement:

(1)	NEE’s Annual Report on Form 10-K for the year ended December 31, 2014,

(2)	NEE’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015,

(3)	NEE’s Current Reports on Form 8-K filed with the SEC on February 17, 2015, March 11, 2015 (excluding that portion furnished and not filed), May 7, 2015, May 20, 2015, May 28, 2015 and June 11, 2015, and

(4)	the description of the NEE common stock contained in NEE’s Current Report on Form 8-K/A filed with the SEC on May 28, 2015, and any amendments or reports filed for the purpose of updating such description.

You may request a copy of these documents, at no cost to you, by writing or calling Thomas P. Giblin, Jr., Esq., Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, (212) 309-6000. NEE will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

FORWARD-LOOKING STATEMENTS

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, NEE and NEE Capital are herein filing cautionary statements identifying important factors that could cause NEE’s and NEE Capital’s actual results to differ materially from those projected in forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, made by or on behalf of NEE and NEE Capital in this prospectus or any prospectus supplement, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, strategies, future events or performance (often, but not always, through the use of words or phrases such as “may result,” “are expected to,” “will continue,” “is anticipated,” “aim,” “believe,” “will,” “could,” “should,” “would,” “estimated,” “may,” “plan,” “potential,” “future,” “projection,” “goals,” “target,” “outlook,” “predict,” and “intend” or words of similar meaning) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, important factors discussed in NEE’s reports that are incorporated herein by reference (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could have a significant impact on NEE’s and NEE Capital’s operations and financial results, and could cause NEE’s and/or NEE Capital’s actual results to differ materially from those contained or implied in forward-looking statements made by or on behalf of NEE or NEE Capital.

Any forward-looking statement speaks only as of the date on which that statement is made, and NEE and NEE Capital undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which that statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.

The issues and associated risks and uncertainties discussed in the reports that are incorporated herein by reference are not the only ones NEE or NEE Capital may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with those additional issues could impair NEE’s and NEE Capital’s businesses in the future.

DESCRIPTION OF NEE COMMON STOCK

The following summary description of the terms of the common stock of NEE is not intended to be complete. The description is qualified in its entirety by reference to the provisions of NEE’s Restated Articles of Incorporation, as currently in effect (“NEE’s Charter”), and Amended and Restated Bylaws, as currently in effect (“NEE’s Bylaws”) and the other documents described below. Each of NEE’s Charter and NEE’s Bylaws and the other documents described below has previously been filed with the SEC and they are exhibits to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the Florida Business Corporation Act, or “Florida Act,” and other applicable laws.

Authorized and Outstanding Capital Stock

NEE’s Charter authorizes it to issue 900,000,000 shares of capital stock, each with a par value of $.01, consisting of:

•	800,000,000 shares of common stock, and

•	100,000,000 shares of preferred stock.

As of July 6, 2015, there were 452,103,676 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock Terms

Voting Rights. In general, each holder of common stock is entitled to one vote for each share held by such holder on all matters submitted to a vote of holders of the common stock, including the election of directors. Each holder of common stock is entitled to attend all special and annual meetings of NEE’s shareholders. The holders of common stock do not have cumulative voting rights.

In general, if a quorum exists at a meeting of NEE’s shareholders, unless a greater or different vote is required by the Florida Act, NEE’s Charter or NEE’s Bylaws, or by action of the board of directors, (1) on all matters other than the election of directors, action on such matters will be approved if the votes cast favoring the action exceed the votes cast opposing the action, (2) in an uncontested director election, a nominee for director will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election, and (3) in a contested director election, which is an election in which the number of persons considered for election to the board of directors exceeds the total number of directors to be elected, a nominee for director will be elected by a plurality of the votes cast. Other voting rights of shareholders are described below under “Anti-Takeover Effects of Provisions in NEE’s Charter and NEE’s Bylaws.”

Dividend Rights. The holders of common stock are entitled to participate on an equal per-share basis in any dividends declared on the common stock by NEE’s board of directors out of funds legally available for dividend payments.

The declaration and payment of dividends on the common stock is within the sole discretion of NEE’s board of directors. NEE’s Charter does not limit the dividends that may be paid on the common stock.

The ability of NEE to pay dividends on the common stock is currently subject to, and in the future may be limited by:

•	various risks which affect the businesses of FPL and NEE’s other subsidiaries that may in certain instances limit the ability of such subsidiaries to pay dividends to NEE, and

•	various contractual restrictions applicable to NEE and some of its subsidiaries, including those described below.

FPL is subject to the terms of its Mortgage and Deed of Trust dated as of January 1, 1944, with Deutsche Bank Trust Company Americas, as Trustee, as amended and supplemented from time to time (the “FPL Mortgage”), that secures its obligations under outstanding first mortgage bonds issued by it from time to time. In specified circumstances, the terms of the FPL Mortgage could restrict the amount of retained earnings that FPL can use to pay cash dividends on its common stock. As of the date of this prospectus, no retained earnings were restricted by these provisions of the FPL Mortgage.

Other contractual restrictions on the dividend-paying ability of NEE and its subsidiaries are contained in outstanding financing arrangements, and may be included in future financing arrangements. As of the date of this prospectus, NEE has equity units outstanding. In accordance with the terms of the equity units, NEE has the right, from time to time, to defer the payment of contract adjustment payments on the purchase contracts that form a part of the equity units to a date no later than the purchase contract settlement date. As of the date of this prospectus, NEE Capital has junior subordinated debentures outstanding. In accordance with the terms of the junior subordinated debentures NEE Capital has the right, from time to time, to defer the payment of interest on its outstanding junior subordinated debentures for a deferral period of up to 20 consecutive quarters, in the case of one series of such securities, and on one or more occasions for up to ten consecutive years, in the case of other series of such securities. NEE, FPL and NEE Capital may issue, from time to time, additional equity units, junior subordinated debentures or other securities that (i) provide them with rights to defer the payment of interest or other payments and (ii) contain dividend restrictions in the event of the exercise of such rights. In the event that NEE or NEE Capital were to exercise any right to defer interest or other payments on currently outstanding or future series of equity units, junior subordinated debentures or other securities, or if there were to occur certain payment defaults on those securities, NEE would not be able, with limited exceptions, to pay dividends on the common stock during the periods in which such payments were deferred or such payment defaults continued. In the event that FPL were to issue equity units, junior subordinated debentures or other securities having similar provisions and were to exercise any such right to defer the payment of interest or other payments on such securities, or if there were to occur certain payment defaults on those securities, FPL would not be able, with limited exceptions, to pay dividends to NEE or any other holder of its common stock or preferred stock during the periods in which such payments were deferred or such payment defaults continued. In addition, NEE, NEE Capital and FPL might issue other securities in the future containing similar or other restrictions on, or that affect, NEE’s ability to pay dividends on its common stock and on the ability of NEE’s subsidiaries, including NEE Capital and FPL, to pay dividends to any holder of their respective common stock or preferred stock, including NEE.

In addition, the right of the holders of NEE’s common stock to receive dividends might become subject to the preferential dividend, redemption, sinking fund or other rights of the holders of any series of NEE preferred stock that may be issued in the future, and the right of the holders (including NEE) of FPL or NEE Capital, as the case may be, common stock or preferred stock, as the case may be, to receive dividends might become subject to the preferential dividend, redemption, sinking fund or other rights of the holders of any series of FPL or NEE Capital, as the case may be, preferred stock that may be issued in the future.

Liquidation Rights. If there is a liquidation, dissolution or winding up of NEE, the holders of common stock are entitled to share equally and ratably in any assets remaining after NEE has paid, or provided for the payment of, all of its debts and other liabilities, and after NEE has paid, or provided for the payment of, any preferential amounts payable to the holders of any outstanding preferred stock.

Other Rights. The holders of common stock do not have any preemptive, subscription, conversion or sinking fund rights. The common stock is not subject to redemption.

Anti-Takeover Effects of Provisions in NEE’s Charter and NEE’s Bylaws

NEE’s Charter and NEE’s Bylaws contain provisions that may make it difficult and expensive for a third party to pursue a takeover attempt that NEE’s board of directors and management oppose even if a change in control of NEE might be beneficial to the interests of holders of common stock.

NEE’s Charter Provisions. Among NEE’s Charter provisions that could have an anti-takeover effect are those that:

•	provide that a vacancy on the board of directors may be filled only by a majority vote of the remaining directors,

•	prohibit the shareholders from taking action by written consent in lieu of a meeting of shareholders,

•	limit the persons who may call a special meeting of shareholders to the chairman of the NEE board of directors, the president or the secretary, a majority of the board of directors or the holders of 20% of the outstanding shares of stock entitled to vote on the matter or matters to be presented at the meeting,

•	require any action by shareholders to amend or repeal NEE’s Bylaws, or to adopt new bylaws, to receive the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of voting stock, voting together as a single class, and

•	require the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of voting stock, voting together as a single class, to alter, amend or repeal specified provisions of NEE’s Charter, including the foregoing provisions.

NEE’s Bylaw Provisions. NEE’s Bylaws contain some of the foregoing provisions contained in NEE’s Charter. NEE’s Bylaws also contain a provision limiting to 16 directors the maximum number of authorized directors of NEE. In addition, NEE’s Bylaws contain provisions that establish advance notice requirements for shareholders to nominate candidates for election as directors at any annual or special meeting of shareholders or to present any other business for consideration at any annual meeting of shareholders. These provisions generally require a shareholder to submit in writing to NEE’s secretary any nomination of a candidate for election to the board of directors or any other proposal for consideration at any annual meeting not earlier than 120 days or later than 90 days before the first anniversary of the preceding year’s annual meeting. NEE’s Bylaws also require a shareholder to submit in writing to NEE’s secretary any nomination of a candidate for election to the board of directors for consideration at any special meeting not earlier than 120 days before such special meeting and not after the later of 90 days before such special meeting or the tenth day following the day of the first public announcement of the date of the special meeting and of the fact that directors are to be elected at the meeting. For the shareholder’s notice to be in proper form, it must include all of the information specified in NEE’s Bylaws.

Preferred Stock. The rights and privileges of holders of common stock may be adversely affected by the rights, privileges and preferences of holders of shares of any series of preferred stock which NEE’s board of directors may authorize for issuance from time to time. NEE’s board of directors has broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, subject to any applicable rights of holders of any shares of preferred stock outstanding at any time. In that regard, NEE’s Charter authorizes NEE’s board of directors from time to time and without shareholder action to provide for the issuance of up to 100,000,000 shares of preferred stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of any such series, including voting rights, dividend rights, liquidation preferences, sinking fund provisions, conversion privileges and redemption rights. Among other things, by authorizing the issuance of shares of preferred stock with particular voting, conversion or other rights, the board of directors could adversely affect the voting power of the holders of the common stock and could discourage any attempt to effect a change in control of NEE, even if such a transaction would be beneficial to the interests of holders of the common stock. See the description of NEE’s Preferred Stock in “Description of NEE Preferred Stock.”

Restrictions on Affiliated and Control Share Transactions Under Florida Act

Affiliated Transactions. As a Florida corporation, NEE is subject to the Florida Act, which provides that an “affiliated transaction” of a Florida corporation with an “interested shareholder,” as those terms are defined in the statute, generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding voting shares, other than the shares beneficially owned by the interested shareholder. The Florida Act defines an “interested shareholder” as any person who is the beneficial owner of more than 10% of the outstanding voting shares of the corporation. The affiliated transactions covered by the Florida Act include, with specified exceptions:

•	mergers and consolidations to which the corporation and the interested shareholder are parties,

•	sales or other dispositions of assets representing 5% or more of the aggregate fair market value of the corporation’s assets, outstanding shares, earning power or net income to the interested shareholder,

•	issuances by the corporation of 5% or more of the aggregate fair market value of its outstanding shares to the interested shareholder,

•	the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the interested shareholder,

•	any reclassification of the corporation’s securities, recapitalization of the corporation, merger or consolidation, or other transaction which has the effect of increasing by more than 5% the percentage of the outstanding voting shares of the corporation beneficially owned by the interested shareholder, and

•	the receipt by the interested shareholder of certain loans or other financial assistance from the corporation.

The foregoing transactions generally also include transactions involving any affiliate of the interested shareholder and involving or affecting any direct or indirect majority-owned subsidiary of the corporation.

The two-thirds approval requirement does not apply if, among other things, subject to specified qualifications:

•	the transaction has been approved by a majority of the corporation’s disinterested directors,

•	the interested shareholder has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the transaction,

•	the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares, or

•	specified fair price and procedural requirements are satisfied.

The foregoing restrictions do not apply if the corporation’s original articles of incorporation or an amendment to its articles of incorporation or bylaws approved by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the corporation (other than shares held by the interested shareholder) contain a provision expressly electing for the corporation not to be governed by the restrictions. NEE’s Charter and NEE’s Bylaws do not contain such a provision.

Control-Share Acquisitions. The Florida Act also contains a control-share acquisition statute which provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person. The thresholds specified in the Florida Act are the acquisition of a number of shares representing:

•	one-fifth or more, but less than one-third, of all voting power of the corporation,

•	one-third or more, but less than a majority, of all voting power of the corporation, or

•	a majority or more of all voting power of the corporation.

The statute does not apply if, among other things, the acquisition:

•	is approved by the corporation’s board of directors, or

•	is effected pursuant to a statutory merger or share exchange to which the corporation is a party.

The statute also does not apply to an acquisition of shares of a corporation in excess of a specified threshold if, before the acquisition, the corporation’s articles of incorporation or bylaws provide that the corporation will not be governed by the statute. The statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption of the acquired shares by the corporation in specified circumstances. NEE’s Charter and NEE’s Bylaws do not contain such provisions.

Indemnification

Florida law generally provides that a Florida corporation, such as NEE, may indemnify its directors, officers, employees and agents against liabilities and expenses they may incur. Florida law also limits the liability of directors to NEE and other persons. NEE’s Bylaws contain provisions requiring NEE to indemnify its directors, officers, employees and agents under specified conditions. In addition, NEE carries insurance permitted by the laws of Florida on behalf of its directors, officers, employees and agents.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Listing

The common stock is listed on the New York Stock Exchange and trades under the symbol “NEE.”

DESCRIPTION OF NEE PREFERRED STOCK

General. The following statements describing NEE’s preferred stock are not intended to be a complete description. For additional information, please see NEE’s Charter and NEE’s Bylaws. You should read this summary together with the articles of amendment to NEE’s Charter, which will describe the terms of any preferred stock to be offered hereby, for a complete understanding of all the provisions. Please also see the FPL

Mortgage, which contains restrictions which may in certain instances restrict the amount of retained earnings that FPL can use to pay cash dividends on its common stock. Each of these documents has previously been filed, or will be filed, with the SEC and each is or will be an exhibit to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the Florida Act and other applicable laws.

NEE Preferred Stock. NEE may issue one or more series of its preferred stock, $.01 par value, without the approval of its shareholders. No shares of preferred stock are presently outstanding.

Some terms of a series of preferred stock may differ from those of another series. The terms of any preferred stock being offered will be described in a prospectus supplement. These terms will also be described in articles of amendment to NEE’s Charter, which will establish the terms of the preferred stock being offered. These terms will include any of the following that apply to that series:

(1)	the title of that series of preferred stock,

(2)	the number of shares in the series,

(3)	the dividend rate, or how such rate will be determined, and the dividend payment dates for the series,

(4)	whether the series will be listed on a securities exchange,

(5)	the date or dates on which the series of preferred stock may be redeemed at the option of NEE and any restrictions on such redemptions,

(6)	any sinking fund or other provisions that would obligate NEE to repurchase, redeem or retire the series of preferred stock,

(7)	the amount payable on the series of preferred stock in case of the liquidation, dissolution or winding up of NEE and any additional amount, or method of determining such amount, payable in case any such event is voluntary,

(8)	any rights to convert the shares of the series of preferred stock into shares of another series or into shares of any other class of capital stock,

(9)	the voting rights, if any, and

(10)	any other terms that are not inconsistent with the provisions of NEE’s Charter.

In some cases, the issuance of preferred stock could make it difficult for another company to acquire NEE and make it harder to remove current management. See also “Description of NEE Common Stock.”

There are contractual restrictions on the dividend-paying ability of NEE and its subsidiaries contained in outstanding financing arrangements, and may be included in future financing arrangements. As of the date of this prospectus, NEE has equity units outstanding. In accordance with the terms of the equity units, NEE has the right, from time to time, to defer the payment of contract adjustment payments on the purchase contracts that form a part of the equity units to a date no later than the purchase contract settlement date. NEE Capital has outstanding junior subordinated debentures giving NEE Capital the right, from time to time, to defer the payment of interest on its outstanding junior subordinated debentures for a deferral period of up to 20 consecutive quarters, in the case of one series of such securities, and on one or more occasions for up to ten consecutive years, in the case of other series of such securities. NEE, NEE Capital and FPL may issue, from time to time, additional equity units, junior subordinated debentures or other securities that (i) provide them with rights to defer the payment of interest or other payments and (ii) contain dividend restrictions in the event of the exercise of such rights. In the event that NEE or NEE Capital were to exercise any right to defer interest or other payments on currently outstanding or future series of equity units, junior subordinated debentures or such other securities, or if there were to occur certain payment defaults on those securities, NEE would not be able, with limited exceptions, to pay dividends on the preferred stock (and NEE Capital would not be able to pay dividends to NEE or any other holder of its common stock) during the periods in which such payments were deferred or such payment defaults continued. In the event that FPL were to issue equity units, junior subordinated debentures or other securities having similar provisions and were to exercise any such right to defer the payment of interest or other payments on such securities, or if there were to occur certain payment defaults on those securities, FPL would not be able, with limited exceptions, to pay dividends to NEE or any other holder of its common stock or preferred stock during the periods in which such payments were deferred or such payment defaults continued. In addition, NEE, NEE Capital and FPL might issue other securities in the future containing similar or other restrictions on, or that affect, NEE’s ability to pay dividends on its common stock or preferred stock and on the ability of NEE’s subsidiaries, including NEE Capital and FPL to pay dividends to any holder of their respective common stock or preferred stock, including NEE.

DESCRIPTION OF NEE STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

NEE may issue stock purchase contracts, including contracts that obligate holders to purchase from NEE, and NEE to sell to these holders, a specified number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either debt securities of NEE Capital, debt securities of NEE, or debt securities of third parties including, but not limited to, U.S. Treasury securities, that would secure the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require NEE to make periodic payments to the holders of some or all of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

The terms of any stock purchase contracts or stock purchase units being offered will be described in a prospectus supplement.

DESCRIPTION OF NEE WARRANTS

NEE may issue warrants to purchase common stock or preferred stock. The terms of any such warrants being offered and any related warrant agreement between NEE and a warrant agent will be described in a prospectus supplement.

DESCRIPTION OF NEE SENIOR DEBT SECURITIES

NEE may issue its senior debt securities, in one or more series, under one or more indentures between NEE and The Bank of New York Mellon, as trustee. The terms of any offered senior debt securities and the applicable indenture will be described in a prospectus supplement.

DESCRIPTION OF NEE SUBORDINATED DEBT SECURITIES

NEE may issue its subordinated debt securities (other than the NEE Junior Subordinated Debentures (as defined below under “Description of NEE Junior Subordinated Debentures”)), in one or more series, under one or more indentures between NEE and The Bank of New York Mellon, as trustee. The terms of any offered subordinated debt securities and the applicable indenture will be described in a prospectus supplement.

DESCRIPTION OF NEE JUNIOR SUBORDINATED DEBENTURES

NEE may issue its junior subordinated debentures (the “NEE Junior Subordinated Debentures”), in one or more series, under one or more indentures between NEE and The Bank of New York Mellon, as trustee. The terms of any offered junior subordinated debentures and the applicable indenture will be described in a prospectus supplement.

DESCRIPTION OF NEE CAPITAL PREFERRED STOCK

General. The following statements describing NEE Capital’s preferred stock are not intended to be a complete description. For additional information, please see NEE Capital’s Articles of Incorporation, as currently in effect (“NEE Capital’s Charter”), and NEE Capital’s bylaws, as currently in effect. You should read this summary together with the articles of amendment to NEE Capital’s Charter, which will describe the terms of any preferred stock to be offered hereby, for a complete understanding of all the provisions. Each of these documents has previously been filed, or will be filed, with the SEC and each is or will be an exhibit to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the Florida Act and other applicable laws.

NEE Capital Preferred Stock. NEE Capital may issue one or more series of its preferred stock, $.01 par value, without the approval of its shareholders. The NEE Capital preferred stock will be guaranteed by NEE as described under “Description of NEE Guarantee of NEE Capital Preferred Stock.” No shares of preferred stock are presently outstanding.

Some terms of a series of preferred stock may differ from those of another series. The terms of any preferred stock being offered will be described in a prospectus supplement. These terms will also be described in articles of amendment to NEE Capital’s Charter, which will establish the terms of the preferred stock being offered. These terms will include any of the following that apply to that series:

(1)	the title of that series of preferred stock,

(2)	the number of shares in the series,

(3)	the dividend rate, or how such rate will be determined, and the dividend payment dates for the series,

(4)	whether the series will be listed on a securities exchange,

(5)	the date or dates on which the series of preferred stock may be redeemed at the option of NEE Capital and any restrictions on such redemptions,

(6)	any sinking fund or other provisions that would obligate NEE Capital to repurchase, redeem or retire the series of preferred stock,

(7)	the amount payable on the series of preferred stock in case of the liquidation, dissolution or winding up of NEE Capital and any additional amount, or method of determining such amount, payable in case any such event is voluntary,

(8)	any rights to convert the shares of the series of preferred stock into shares of another series or into shares of any other class of capital stock,

(9)	the voting rights, if any, and

(10)	any other terms that are not inconsistent with the provisions of NEE Capital’s Charter.

There are contractual restrictions on the dividend-paying ability of NEE Capital contained in outstanding financing arrangements, and may be included in future financing arrangements. As of the date of this prospectus, NEE Capital has outstanding junior subordinated debentures giving NEE Capital the right, from time to time, to defer the payment of interest on its outstanding junior subordinated debentures for a deferral period of up to 20 consecutive quarters, in the case of one series of such securities, and on one or more occasions for up to ten consecutive years, in the case of other series of such securities. NEE Capital may issue, from time to time, additional junior subordinated debentures or other securities that (i) provide it with rights to defer the payment of interest or other payments and (ii) contain dividend restrictions in the event of the exercise of such rights. In the event that NEE Capital were to exercise any right to defer interest or other payments on currently outstanding or future series of junior subordinated debentures or other such securities, or if there were to occur certain payment defaults on those securities, NEE Capital would not be able, with limited exceptions, to pay dividends on the preferred stock during the periods in which such payments were deferred or such payment defaults continued. In addition, NEE Capital might issue other securities in the future containing similar or other restrictions on NEE Capital’s ability to pay dividends to any holder of its preferred stock.

DESCRIPTION OF NEE GUARANTEE OF NEE CAPITAL PREFERRED STOCK

The following statements describing NEE’s guarantee of NEE Capital’s preferred stock are not intended to be a complete description. For additional information, please see NEE’s guarantee agreement relating to NEE Capital’s preferred stock. You should read this summary together with the guarantee agreement for a complete understanding of all the provisions. Please also see the FPL Mortgage, which contains restrictions which may in certain instances limit the ability of FPL to pay dividends to NEE. Each of these documents has previously been filed with the SEC and each is an exhibit to the registration statement filed with the SEC of which this prospectus is a part.

NEE will absolutely, irrevocably and unconditionally guarantee the payment of accumulated and unpaid dividends, and payments due on liquidation or redemption, as and when due, regardless of any defense, right of set-off or counterclaim that NEE Capital may have or assert. NEE’s guarantee of NEE Capital’s preferred stock will be an unsecured obligation of NEE and will rank (1) subordinate and junior in right of payment to all other liabilities of NEE (except those made pari passu or subordinate by their terms), (2) equal in right of payment with the most senior preferred or preference stock that may be issued by NEE and with any other guarantee that may be entered into by NEE in respect of any preferred or preference stock of any affiliate of NEE, and (3) senior to NEE’s common stock. The terms of NEE’s guarantee of NEE Capital’s preferred stock will be described in a prospectus supplement.

While NEE is a holding company that derives substantially all of its income from its operating subsidiaries, NEE’s subsidiaries are separate and distinct legal entities and have no obligation to make any payments under the NEE guarantee of NEE Capital preferred stock or to make any funds available for such payment. Therefore, the NEE guarantee of NEE Capital preferred stock will effectively be subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, incurred or issued by NEE’s subsidiaries. In addition to trade liabilities, many of NEE’s operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will effectively be senior to the NEE guarantee of NEE Capital preferred stock. NEE’s guarantee of NEE Capital preferred stock does not place any limit on the amount of liabilities, including debt or preferred stock, that NEE’s subsidiaries may issue, guarantee or incur. See “Description of NEE Common Stock—Common Stock Terms—Dividend Rights” for a description of contractual restrictions on the dividend-paying ability of some of NEE’s subsidiaries.

DESCRIPTION OF NEE CAPITAL SENIOR DEBT SECURITIES

General. NEE Capital may issue its senior debt securities, in one or more series, under an Indenture, dated as of June 1, 1999, between NEE Capital and The Bank of New York Mellon, as trustee. This Indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the “Indenture.” The Bank of New York Mellon, as trustee under the Indenture, is referred to in this prospectus as the “Indenture Trustee.” These senior debt securities are referred to in this prospectus as the “Offered Senior Debt Securities.”

The Indenture provides for the issuance from time to time of debentures, notes or other senior debt by NEE Capital in an unlimited amount. The Offered Senior Debt Securities and all other debentures, notes or other debt of NEE Capital issued under the Indenture are collectively referred to in this prospectus as the “Senior Debt Securities.”

This section briefly summarizes some of the terms of the Offered Senior Debt Securities and some of the provisions of the Indenture. This summary does not contain a complete description of the Offered Senior Debt Securities or the Indenture. You should read this summary together with the Indenture and the officer’s certificates or other documents creating the Offered Senior Debt Securities for a complete understanding of all the provisions and for the definitions of some terms used in this summary. The Indenture, the form of officer’s certificate that may be used to create a series of Offered Senior Debt Securities and a form of Offered Senior Debt Securities have previously been filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. In addition, the Indenture is qualified under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

All Offered Senior Debt Securities of one series need not be issued at the same time, and a series may be re-opened for issuances of additional Offered Senior Debt Securities of such series. This means that NEE Capital may from time to time, without notice to, or the consent of any existing holders of the previously-issued Offered Senior Debt Securities of a particular series, create and issue additional Offered Senior Debt Securities of such series. Such additional Offered Senior Debt Securities will have the same terms as the previously-issued Offered Senior Debt Securities of such series in all respects except for the issue date and, if applicable, the initial interest payment date. The additional Offered Senior Debt Securities will be consolidated and form a single series with the previously-issued Offered Senior Debt Securities of such series.

Each series of Offered Senior Debt Securities may have different terms. NEE Capital will include some or all of the following information about a specific series of Offered Senior Debt Securities in a prospectus supplement relating to that specific series of Offered Senior Debt Securities:

(1)	the title of those Offered Senior Debt Securities,

(2)	any limit upon the aggregate principal amount of those Offered Senior Debt Securities,

(3)	the date(s) on which NEE Capital will pay the principal of those Offered Senior Debt Securities,

(4)	the rate(s) of interest on those Offered Senior Debt Securities, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which NEE Capital will pay interest and the record date for any interest payable on any interest payment date,

(5)	the person to whom NEE Capital will pay interest on those Offered Senior Debt Securities on any interest payment date, if other than the person in whose name those Offered Senior Debt Securities are registered at the close of business on the record date for that interest payment,

(6)	the place(s) at which or methods by which NEE Capital will make payments on those Offered Senior Debt Securities and the place(s) at which or methods by which the registered owners of those Offered Senior Debt Securities may transfer or exchange those Offered Senior Debt Securities and serve notices and demands to or upon NEE Capital,

(7)	the security registrar and any paying agent or agents for those Offered Senior Debt Securities,

(8)	any date(s) on which, the price(s) at which and the terms and conditions upon which NEE Capital may, at its option, redeem those Offered Senior Debt Securities, in whole or in part, and any restrictions on those redemptions,

(9)	any sinking fund or other provisions, including any options held by the registered owners of those Offered Senior Debt Securities, that would obligate NEE Capital to repurchase or redeem those Offered Senior Debt Securities,

(10)	the denominations in which NEE Capital may issue those Offered Senior Debt Securities, if other than denominations of $1,000 and any integral multiple of $1,000,

(11)	the currency or currencies in which NEE Capital may pay the principal of or premium, if any, or interest on those Offered Senior Debt Securities (if other than in U.S. dollars),

(12)	if NEE Capital or a registered owner may elect to pay, or receive, principal of or premium, if any, or interest on those Offered Senior Debt Securities in a currency other than that in which those Offered Senior Debt Securities are stated to be payable, the terms and conditions upon which that election may be made,

(13)	if NEE Capital will, or may, pay the principal of or premium, if any, or interest on those Offered Senior Debt Securities in securities or other property, the type and amount of those securities or other property and the terms and conditions upon which NEE Capital or a registered owner may elect to pay or receive those payments,

(14)	if the amount payable in respect of principal of or premium, if any, or interest on those Offered Senior Debt Securities may be determined by reference to an index or other fact or event ascertainable outside of the Indenture, the manner in which those amounts will be determined,

(15)	the portion of the principal amount of those Offered Senior Debt Securities that NEE Capital will pay upon declaration of acceleration of the maturity of those Offered Senior Debt Securities, if other than the entire principal amount of those Offered Senior Debt Securities,

(16)	events of default, if any, with respect to those Offered Senior Debt Securities and covenants of NEE Capital, if any, for the benefit of the registered owners of those Offered Senior Debt Securities, other than those specified in the Indenture,

(17)	the terms, if any, pursuant to which those Offered Senior Debt Securities may be converted into or exchanged for shares of capital stock or other securities of any other entity,

(18)	a definition of “Eligible Obligations” under the Indenture with respect to those Offered Senior Debt Securities denominated in a currency other than U.S. dollars,

(19)	any provisions for the reinstatement of NEE Capital’s indebtedness in respect of those Offered Senior Debt Securities after their satisfaction and discharge,

(20)	if NEE Capital will issue those Offered Senior Debt Securities in global form, necessary information relating to the issuance of those Offered Senior Debt Securities in global form,

(21)	if NEE Capital will issue those Offered Senior Debt Securities as bearer securities, necessary information relating to the issuance of those Offered Senior Debt Securities as bearer securities,

(22)	any limits on the rights of the registered owners of those Offered Senior Debt Securities to transfer or exchange those Offered Senior Debt Securities or to register their transfer, and any related service charges,

(23)	any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of business day with respect to those Offered Senior Debt Securities,

(24)	other than the Guarantee described under “Description of NEE Guarantee of NEE Capital Senior Debt Securities” below, any collateral security, assurance, or guarantee for those Offered Senior Debt Securities, and

(25)	any other terms of those Offered Senior Debt Securities that are not inconsistent with the provisions of the Indenture. (Indenture, Section 301).

NEE Capital may sell Offered Senior Debt Securities at a discount below their principal amount. Some of the important United States federal income tax considerations applicable to Offered Senior Debt Securities sold at a discount below their principal amount may be discussed in the related prospectus supplement. In addition, some of the important United States federal income tax or other considerations applicable to any Offered Senior Debt Securities that are denominated in a currency other than U.S. dollars may be discussed in the related prospectus supplement.

Except as otherwise stated in the related prospectus supplement, the covenants in the Indenture would not give registered owners of Offered Senior Debt Securities protection in the event of a highly-leveraged transaction involving NEE Capital or NEE.

Security and Ranking. The Offered Senior Debt Securities will be unsecured obligations of NEE Capital. The Indenture does not limit NEE Capital’s ability to provide security with respect to other Senior Debt Securities. All Senior Debt Securities issued under the Indenture will rank equally and ratably with all other Senior Debt Securities issued under the Indenture, except to the extent that NEE Capital elects to provide security with respect to any Senior Debt Security (other than the Offered Senior Debt Securities) without providing that security to all outstanding Senior Debt Securities in accordance with the Indenture. The Offered Senior Debt Securities will rank senior to NEE Capital’s Subordinated Debt Securities and NEE Capital’s Junior Subordinated Debentures. The Indenture does not limit NEE Capital’s ability to issue other unsecured debt.

While NEE Capital is a holding company that derives substantially all of its income from its operating subsidiaries, NEE Capital’s subsidiaries are separate and distinct legal entities and have no obligation to make any payments on the Senior Debt Securities or to make any funds available for such payment. Therefore, the Senior Debt Securities will effectively be subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, incurred or issued by NEE Capital’s subsidiaries. In addition to trade liabilities, many of NEE Capital’s operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will effectively be senior to the Senior Debt Securities. The Indenture does not place any limit on the amount of liabilities, including debt or preferred stock, that NEE Capital’s subsidiaries may issue, guarantee or incur.

Payment and Paying Agents. Except as stated in the related prospectus supplement, on each interest payment date NEE Capital will pay interest on each Offered Senior Debt Security to the person in whose name that Offered Senior Debt Security is registered as of the close of business on the record date relating to that interest payment date. However, on the date that the Offered Senior Debt Securities mature, NEE Capital will pay the interest to the person to whom it pays the principal. Also, if NEE Capital has defaulted in the payment of interest on any Offered Senior Debt Security, it may pay that defaulted interest to the registered owner of that Offered Senior Debt Security:

(1)	as of the close of business on a date that the Indenture Trustee selects, which may not be more than 15 days or less than 10 days before the date that NEE Capital proposes to pay the defaulted interest, or

(2)	in any other lawful manner that does not violate the requirements of any securities exchange on which that Offered Senior Debt Security is listed and that the Indenture Trustee believes is acceptable. (Indenture, Section 307).

Unless otherwise stated in the related prospectus supplement, the principal, premium, if any, and interest on the Offered Senior Debt Securities at maturity will be payable when such Offered Senior Debt Securities are presented at the main corporate trust office of The Bank of New York Mellon, as paying agent, in New York City. NEE Capital may change the place of payment on the Offered Senior Debt Securities, appoint one or more additional paying agents, including NEE Capital, and remove any paying agent. (Indenture, Section 602).

Transfer and Exchange. Unless otherwise stated in the related prospectus supplement, Offered Senior Debt Securities may be transferred or exchanged at the main corporate trust office of The Bank of New York Mellon, as security registrar, in New York City. NEE Capital may change the place for transfer and exchange of the Offered Senior Debt Securities and may designate one or more additional places for that transfer and exchange.

Except as otherwise stated in the related prospectus supplement, there will be no service charge for any transfer or exchange of the Offered Senior Debt Securities. However, NEE Capital may require payment of any tax or other governmental charge in connection with any transfer or exchange of the Offered Senior Debt Securities.

NEE Capital will not be required to transfer or exchange any Offered Senior Debt Security selected for redemption. Also, NEE Capital will not be required to transfer or exchange any Offered Senior Debt Security during a period of 15 days before selection of Offered Senior Debt Securities to be redeemed. (Indenture, Section 305).

Defeasance. NEE Capital may, at any time, elect to have all of its obligations discharged with respect to all or a portion of any Senior Debt Securities. To do so, NEE Capital must irrevocably deposit with the Indenture Trustee or any paying agent, in trust:

(1)	money in an amount that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Senior Debt Securities, on or prior to their maturity, or

(2)	in the case of a deposit made prior to the maturity of that series of Senior Debt Securities,

(a)	direct obligations of, or obligations unconditionally guaranteed by, the United States and entitled to the benefit of its full faith and credit that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, and

(b)	certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, the principal of and the interest on which, when due, without any regard to reinvestment of that principal or interest, will provide money that, together with any money deposited with or held by the Indenture Trustee, will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Senior Debt Securities, on or prior to their maturity, or

(3)	a combination of (1) and (2) that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Senior Debt Securities, on or prior to their maturity. (Indenture, Section 701).

Limitation on Liens. So long as any Senior Debt Securities remain outstanding, NEE Capital will not secure any indebtedness with a lien on any shares of the capital stock of any of its majority-owned subsidiaries, which shares of capital stock NEE Capital now or hereafter directly owns, unless NEE Capital equally secures all Senior Debt Securities. However, this restriction does not apply to or prevent:

(1)	any lien on capital stock created at the time NEE Capital acquires that capital stock, or within 270 days after that time, to secure all or a portion of the purchase price for that capital stock,

(2)	any lien on capital stock existing at the time NEE Capital acquires that capital stock (whether or not NEE Capital assumes the obligations secured by the lien and whether or not the lien was created in contemplation of the acquisition),

(3)	any extensions, renewals or replacements of the liens described in (1) and (2) above, or of any indebtedness secured by those liens; provided, that,

(a)	the principal amount of indebtedness secured by those liens immediately after the extension, renewal or replacement may not exceed the principal amount of indebtedness secured by those liens immediately before the extension, renewal or replacement, and

(b)	the extension, renewal or replacement lien is limited to no more than the same proportion of all shares of capital stock as were covered by the lien that was extended, renewed or replaced, or

(4)	any lien arising in connection with court proceedings; provided that, either

(a)	the execution or enforcement of that lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within that 30 day period) and the claims secured by that lien are being contested in good faith by appropriate proceedings,

(b)	the payment of that lien is covered in full by insurance and the insurance company has not denied or contested coverage, or

(c)	so long as that lien is adequately bonded, any appropriate legal proceedings that have been duly initiated for the review of the corresponding judgment, decree or order have not been fully terminated or the periods within which those proceedings may be initiated have not expired.

Liens on any shares of the capital stock of any of NEE Capital’s majority-owned subsidiaries, which shares of capital stock NEE Capital now or hereafter directly owns, other than liens described in (1) through (4) above, are referred to in this prospectus as “Restricted Liens.” The foregoing limitation does not apply to the extent that NEE Capital creates any Restricted Liens to secure indebtedness that, together with all other indebtedness of NEE Capital secured by Restricted Liens, does not at the time exceed 5% of NEE Capital’s Consolidated Capitalization. (Indenture, Section 608).

For this purpose, “Consolidated Capitalization” means the sum of:

(1)	Consolidated Shareholders’ Equity,

(2)	Consolidated Indebtedness for borrowed money (exclusive of any amounts which are due and payable within one year); and, without duplication, and

(3)	any preference or preferred stock of NEE Capital or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

The term “Consolidated Shareholders’ Equity” as used above means the total assets of NEE Capital and its Consolidated Subsidiaries less all liabilities of NEE Capital and its Consolidated Subsidiaries. As used in this definition, the term “liabilities” means all obligations which would, in accordance with generally accepted accounting principles, be classified on a balance sheet as liabilities, including without limitation:

(1)	indebtedness secured by property of NEE Capital or any of its Consolidated Subsidiaries whether or not NEE Capital or such Consolidated Subsidiary is liable for the payment thereof unless, in the case that NEE Capital or such Consolidated Subsidiary is not so liable, such property has not been included among the assets of NEE Capital or such Consolidated Subsidiary on such balance sheet,

(2)	deferred liabilities, and

(3)	indebtedness of NEE Capital or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of NEE Capital or such Consolidated Subsidiary.

As used in this definition, “liabilities” includes preference or preferred stock of NEE Capital or any Consolidated Subsidiary only to the extent of any such preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

The term “Consolidated Indebtedness” means total indebtedness as shown on the consolidated balance sheet of NEE Capital and its Consolidated Subsidiaries.

The term “Consolidated Subsidiary,” means at any date any direct or indirect majority-owned subsidiary whose financial statements would be consolidated with those of NEE Capital in NEE Capital’s consolidated financial statements as of such date in accordance with generally accepted accounting principles. (Indenture, Section 608).

The foregoing limitation does not limit in any manner the ability of:

(1)	NEE Capital to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries,

(2)	NEE Capital or NEE to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions,

(3)	NEE to place liens on any of its assets, or

(4)	any of the direct or indirect subsidiaries of NEE Capital or NEE (other than NEE Capital) to place liens on any of their assets.

Consolidation, Merger, and Sale of Assets. Under the Indenture, NEE Capital may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

(1)	the entity formed by that consolidation, or the entity into which NEE Capital is merged, or the entity that acquires or leases NEE Capital’s property and assets, is an entity organized and existing under the laws of the United States, any state or the District of Columbia and that entity expressly assumes NEE Capital’s obligations on all Senior Debt Securities and under the Indenture,

(2)	immediately after giving effect to the transaction, no event of default under the Indenture and no event that, after notice or lapse of time or both, would become an event of default under the Indenture exists, and

(3)	NEE Capital delivers an officer’s certificate and an opinion of counsel to the Indenture Trustee, as provided in the Indenture. (Indenture, Section 1101).

The Indenture does not restrict NEE Capital in a merger in which NEE Capital is the surviving entity.

Events of Default. Each of the following is an event of default under the Indenture with respect to the Senior Debt Securities of any series:

(1)	failure to pay interest on the Senior Debt Securities of that series within 30 days after it is due,

(2)	failure to pay principal or premium, if any, on the Senior Debt Securities of that series when it is due,

(3)	failure to comply with any other covenant in the Indenture, other than a covenant that does not relate to that series of Senior Debt Securities, that continues for 90 days after (i) NEE Capital receives written notice of such failure to comply from the Indenture Trustee or (ii) NEE Capital and the Indenture Trustee receive written notice of such failure to comply from the registered owners of at least 33% in principal amount of the Senior Debt Securities of that series,

(4)	certain events of bankruptcy, insolvency or reorganization of NEE Capital, or

(5)	any other event of default specified with respect to the Senior Debt Securities of that series. (Indenture, Section 801).

In the case of the third event of default listed above, the Indenture Trustee may extend the grace period. In addition, if registered owners of a particular series have given a notice of default, then registered owners of at least the same percentage of Senior Debt Securities of that series, together with the Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if NEE Capital has initiated and is diligently pursuing corrective action. (Indenture, Section 801). An event of default with respect to the Senior Debt Securities of a particular series will not necessarily constitute an event of default with respect to Senior Debt Securities of any other series issued under the Indenture.

Remedies. If an event of default applicable to the Senior Debt Securities of one or more series, but not applicable to all outstanding Senior Debt Securities, exists, then either (i) the Indenture Trustee or (ii) the registered owners of at least 33% in aggregate principal amount of the Senior Debt Securities of each of the affected series may declare the principal of and accrued but unpaid interest on all the Senior Debt Securities of that series to be due and payable immediately. However, under the Indenture, some Senior Debt Securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These Senior Debt Securities are defined as “Discount Securities” in the Indenture.

If an event of default is applicable to all outstanding Senior Debt Securities, then only the Indenture Trustee or the registered owners of at least 33% in aggregate principal amount of all outstanding Senior Debt Securities of all series, voting as one class, and not the registered owners of any one series, may make a declaration of acceleration. However, the event of default giving rise to the declaration relating to any series of Senior Debt Securities will be automatically waived, and that declaration and its consequences will be automatically rescinded and annulled, if, at any time after that declaration and before a judgment or decree for payment of the money due has been obtained:

(1)	NEE Capital deposits with the Indenture Trustee a sum sufficient to pay:

(a)	all overdue interest on all Senior Debt Securities of that series,

(b)	the principal of and any premium on any Senior Debt Securities of that series that have become due for reasons other than that declaration, and interest that is then due,

(c)	interest on overdue interest for that series, and

(d)	all amounts then due to the Indenture Trustee under the Indenture, and

(2)	any other event of default with respect to the Senior Debt Securities of that series has been cured or waived as provided in the Indenture. (Indenture, Section 802).

Other than its obligations and duties in case of an event of default under the Indenture, the Indenture Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the registered owners, unless those registered owners offer reasonable indemnity to the Indenture Trustee. (Indenture, Section 903). If they provide this reasonable indemnity, the registered owners of a majority in principal amount of any series of Senior Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Senior Debt Securities of that series. However, if an event of default under the Indenture relates to more than one series of Senior Debt Securities, only the registered owners of a majority in aggregate principal amount of all affected series of Senior Debt Securities, considered as one class, will have the right to make that direction. Also, the direction must not violate any law or the Indenture, and may not expose the Indenture Trustee to personal liability in circumstances where the indemnity would not, in the Indenture Trustee’s sole discretion, be adequate. (Indenture, Section 812).

A registered owner of a Senior Debt Security has the right to institute a suit for the enforcement of payment of the principal of or premium, if any, or interest on that Senior Debt Security on or after the applicable due date specified in that Senior Debt Security. (Indenture, Section 808). No registered owner of Senior Debt Securities of any series will have any other right to institute any proceeding under the Indenture, or any other remedy under the Indenture, unless:

(1)	that registered owner has previously given to the Indenture Trustee written notice of a continuing event of default with respect to the Senior Debt Securities of that series,

(2)	the registered owners of a majority in aggregate principal amount of the outstanding Senior Debt Securities of all series in respect of which an event of default under the Indenture exists, considered as one class, have made written request to the Indenture Trustee to institute that proceeding in its own name as trustee, and have offered reasonable indemnity to the Indenture Trustee against related costs, expenses and liabilities,

(3)	the Indenture Trustee for 60 days after its receipt of that notice, request and offer of indemnity has failed to institute any such proceeding, and

(4)	no direction inconsistent with that request was given to the Indenture Trustee during this 60 day period by the registered owners of a majority in aggregate principal amount of the outstanding Senior Debt Securities of all series in respect of which an event of default under the Indenture exists, considered as one class. (Indenture, Section 807).

NEE Capital is required to deliver to the Indenture Trustee an annual statement as to its compliance with all conditions and covenants under the Indenture. (Indenture, Section 606).

Modification and Waiver. Without the consent of any registered owner of Senior Debt Securities, NEE Capital and the Indenture Trustee may amend or supplement the Indenture for any of the following purposes:

(1)	to provide for the assumption by any permitted successor to NEE Capital of NEE Capital’s obligations under the Indenture and the Senior Debt Securities in the case of a merger or consolidation or a conveyance, transfer or lease of its properties and assets substantially as an entirety,

(2)	to add covenants of NEE Capital or to surrender any right or power conferred upon NEE Capital by the Indenture,

(3)	to add any additional events of default,

(4)	to change, eliminate or add any provision of the Indenture, provided that if that change, elimination or addition will materially adversely affect the interests of the registered owners of Senior Debt Securities of any series or tranche, that change, elimination or addition will become effective with respect to that particular series or tranche only

(a)	when the required consent of the registered owners of Senior Debt Securities of that particular series or tranche has been obtained, or

(b)	when no Senior Debt Securities of that particular series or tranche remain outstanding under the Indenture,

(5)	to provide collateral security for all but not a part of the Senior Debt Securities,

(6)	to create the form or terms of Senior Debt Securities of any other series or tranche,

(7)	to provide for the authentication and delivery of bearer securities and the related coupons and for other matters relating to those bearer securities,

(8)	to accept the appointment of a successor Indenture Trustee with respect to the Senior Debt Securities of one or more series and to change any of the provisions of the Indenture as necessary to provide for the administration of the trusts under the Indenture by more than one trustee,

(9)	to add procedures to permit the use of a non-certificated system of registration for all, or any series or tranche of, the Senior Debt Securities,

(10)	to change any place where

(a)	the principal of and premium, if any, and interest on all, or any series or tranche of, Senior Debt Securities are payable,

(b)	all, or any series or tranche of, Senior Debt Securities may be transferred or exchanged, and

(c)	notices and demands to or upon NEE Capital in respect of Senior Debt Securities and the Indenture may be served, or

(11)	to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided those changes or additions may not materially adversely affect the interests of the registered owners of Senior Debt Securities of any series or tranche. (Indenture, Section 1201).

The registered owners of a majority in aggregate principal amount of the Senior Debt Securities of all series then outstanding may waive compliance by NEE Capital with certain restrictive provisions of the Indenture. (Indenture, Section 607). The registered owners of a majority in principal amount of the outstanding Senior Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and a default with respect to certain restrictive covenants or provisions of the Indenture that cannot be modified or amended without the consent of the registered owner of each outstanding Senior Debt Security of that series affected. (Indenture, Section 813).

In addition to any amendments described above, if the Trust Indenture Act of 1939 is amended after the date of the Indenture in a way that requires changes to the Indenture or in a way that permits changes to, or the elimination of, provisions that were previously required by the Trust Indenture Act of 1939, the Indenture will be deemed to be amended to conform to that amendment of the Trust Indenture Act of 1939 or to make those changes, additions or eliminations. NEE Capital and the Indenture Trustee may, without the consent of any registered owners, enter into supplemental indentures to make that amendment. (Indenture, Section 1201).

Except for any amendments described above, the consent of the registered owners of a majority in aggregate principal amount of the Senior Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Senior Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the registered owners of a majority in aggregate principal amount of outstanding Senior Debt Securities of all directly affected series, considered as one class, is required. But, if NEE Capital issues any series of Senior Debt Securities in more than one tranche and if the proposed supplemental indenture directly affects the rights of the registered owners of Senior Debt Securities of less than all of those tranches, then the consent only of the registered owners of a majority in aggregate principal amount of the outstanding Senior Debt Securities of all directly affected tranches, considered as one class, will be required. However, none of those amendments or modifications may:

(1)	change the dates on which the principal of or interest on a Senior Debt Security is due without the consent of the registered owner of that Senior Debt Security,

(2)	reduce any Senior Debt Security’s principal amount or rate of interest (or the amount of any installment of that interest) or change the method of calculating that rate without the consent of the registered owner of that Senior Debt Security,

(3)	reduce any premium payable upon the redemption of a Senior Debt Security without the consent of the registered owner of that Senior Debt Security,

(4)	change the currency (or other property) in which a Senior Debt Security is payable without the consent of the registered owner of that Senior Debt Security,

(5)	impair the right to sue to enforce payments on any Senior Debt Security on or after the date that it states that the payment is due (or, in the case of redemption, on or after the redemption date) without the consent of the registered owner of that Senior Debt Security,

(6)	reduce the percentage in principal amount of the outstanding Senior Debt Security of any series or tranche whose owners must consent to an amendment, supplement or waiver without the consent of the registered owner of each outstanding Senior Debt Security of that particular series or tranche,

(7)	reduce the requirements for quorum or voting of any series or tranche without the consent of the registered owner of each outstanding Senior Debt Security of that particular series or tranche, or

(8)	modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Senior Debt Securities of any series or tranche, without the consent of the registered owner of each outstanding Senior Debt Security affected by the modification.

A supplemental indenture that changes or eliminates any provision of the Indenture that has expressly been included only for the benefit of one or more particular series or tranches of Senior Debt Securities, or that modifies the rights of the registered owners of Senior Debt Securities of that particular series or tranche with respect to that provision, will not affect the rights under the Indenture of the registered owners of the Senior Debt Securities of any other series or tranche. (Indenture, Section 1202).

The Indenture provides that, in order to determine whether the registered owners of the required principal amount of the outstanding Senior Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the registered owners of Senior Debt Securities, Senior Debt Securities owned by NEE Capital or any other obligor upon the Senior Debt Securities or any affiliate of NEE Capital or of that other obligor (unless NEE Capital, that affiliate or that obligor owns all Senior Debt Securities outstanding under the Indenture, determined without regard to this provision) will be disregarded and deemed not to be outstanding. (Indenture, Section 101).

If NEE Capital solicits any action under the Indenture from registered owners of Senior Debt Securities, NEE Capital may, at its option, fix in advance a record date for determining the registered owners of Senior Debt Securities entitled to take that action, but NEE Capital will not be obligated to do so. If NEE Capital fixes such a record date, that action may be taken before or after that record date, but only the registered owners of record at the close of business on that record date will be deemed to be registered owners of Senior Debt Securities for the purposes of determining whether registered owners of the required proportion of the outstanding Senior Debt Securities have authorized that action. For these purposes, the outstanding Senior Debt Securities will be computed as of the record date. Any action of a registered owner of any Senior Debt Security under the Indenture will bind every future registered owner of that Senior Debt Security, or any Senior Debt Security replacing that Senior Debt Security, with respect to anything that the Indenture Trustee or NEE Capital do, fail to do, or allow to be done in reliance on that action, whether or not that action is noted upon that Senior Debt Security. (Indenture, Section 104).

Resignation and Removal of Indenture Trustee. The Indenture Trustee may resign at any time with respect to any series of Senior Debt Securities by giving written notice of its resignation to NEE Capital. Also, the registered owners of a majority in principal amount of the outstanding Senior Debt Securities of one or more series of Senior Debt Securities may remove the Indenture Trustee at any time with respect to the Senior Debt Securities of that series, by delivering an instrument evidencing this action to the Indenture Trustee and NEE Capital. The resignation or removal of the Indenture Trustee and the appointment of a successor trustee will not become effective until a successor trustee accepts its appointment.

Except with respect to an Indenture Trustee appointed by the registered owners of Senior Debt Securities, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture if:

(1)	no event of default under the Indenture or event that, after notice or lapse of time, or both, would become an event of default under the Indenture exists, and

(2)	NEE Capital has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and that successor trustee has accepted that appointment in accordance with the terms of the Indenture. (Indenture, Section 910).

Notices. Notices to registered owners of Senior Debt Securities will be sent by mail to the addresses of those registered owners as they appear in the security register for those Senior Debt Securities. (Indenture, Section 106).

Title. NEE Capital, the Indenture Trustee, and any agent of NEE Capital or the Indenture Trustee, may treat the person in whose name a Senior Debt Security is registered as the absolute owner of that Senior Debt Security, whether or not that Senior Debt Security is overdue, for the purpose of making payments and for all other purposes, regardless of any notice to the contrary. (Indenture, Section 308).

Governing Law. The Indenture and the Senior Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereunder, except to the extent that the law of any other jurisdiction is mandatorily applicable. (Indenture, Section 112).

DESCRIPTION OF NEE GUARANTEE OF

NEE CAPITAL SENIOR DEBT SECURITIES

General. This section briefly summarizes some of the provisions of the Guarantee Agreement, dated as of June 1, 1999, between NEE and The Bank of New York Mellon, as guarantee trustee, referred to in this prospectus as the “Guarantee Trustee.” The Guarantee Agreement, referred to in this prospectus as the “Guarantee Agreement,” was executed for the benefit of the Indenture Trustee, which holds the Guarantee Agreement for the benefit of registered owners of the Senior Debt Securities covered by the Guarantee Agreement. This summary does not contain a complete description of the Guarantee Agreement. You should read this summary together with the Guarantee Agreement for a complete understanding of all the provisions. The Guarantee Agreement has previously been filed with the SEC and is an exhibit to the registration statement filed with the SEC of which this prospectus is a part. In addition, the Guarantee Agreement is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

Under the Guarantee Agreement, NEE absolutely, irrevocably and unconditionally guarantees the prompt and full payment, when due and payable (including upon acceleration or redemption), of the principal, interest and premium, if any, on the Senior Debt Securities that are covered by the Guarantee Agreement to the registered owners of those Senior Debt Securities, according to the terms of those Senior Debt Securities and the Indenture. Pursuant to the Guarantee Agreement, all of the Senior Debt Securities are covered by the Guarantee Agreement except Senior Debt Securities that by their terms are expressly not entitled to the benefit of the Guarantee Agreement. All of the Offered Senior Debt Securities will be covered by the Guarantee Agreement. This guarantee is referred to in this prospectus as the “Guarantee.” NEE is only required to make these payments if NEE Capital fails to pay or provide for punctual payment of any of those amounts on or before the expiration of any applicable grace periods. (Guarantee Agreement, Section 5.01). In the Guarantee Agreement, NEE has waived its right to require the Guarantee Trustee, the Indenture Trustee or the registered owners of Senior Debt Securities covered by the Guarantee Agreement to exhaust their remedies against NEE Capital prior to bringing suit against NEE. (Guarantee Agreement, Section 5.06).

The Guarantee is a guarantee of payment when due (i.e., the guaranteed party may institute a legal proceeding directly against NEE to enforce its rights under the Guarantee Agreement without first instituting a legal proceeding against any other person or entity). The Guarantee is not a guarantee of collection. (Guarantee Agreement, Section 5.01).

Except as otherwise stated in the related prospectus supplement, the covenants in the Guarantee Agreement would not give registered owners of the Senior Debt Securities covered by the Guarantee Agreement protection in the event of a highly-leveraged transaction involving NEE.

Security and Ranking. The Guarantee is an unsecured obligation of NEE and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of NEE. There is no limit on the amount of other indebtedness, including guarantees, that NEE may incur or issue.

While NEE is a holding company that derives substantially all of its income from its operating subsidiaries, NEE’s subsidiaries are separate and distinct legal entities and have no obligation to make any payments under the Guarantee Agreement or to make any funds available for such payment. Therefore, the Guarantee effectively is subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, incurred or issued by NEE’s subsidiaries. In addition to trade liabilities, many of NEE’s operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will effectively be senior to the Guarantee. Neither the Indenture nor the Guarantee Agreement places any limit on the amount of liabilities, including debt or preferred stock, that NEE’s subsidiaries may issue, guarantee or incur.

Events of Default. An event of default under the Guarantee Agreement will occur upon the failure of NEE to perform any of its payment obligations under the Guarantee Agreement. (Guarantee Agreement, Section 1.01). The registered owners of a majority of the aggregate principal amount of the outstanding Senior Debt Securities covered by the Guarantee Agreement have the right to:

(1)	direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee under the Guarantee Agreement, or

(2)	direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement. (Guarantee Agreement, Section 3.01).

The Guarantee Trustee must give notice of any event of default under the Guarantee Agreement known to the Guarantee Trustee to the registered owners of Senior Debt Securities covered by the Guarantee Agreement within 90 days after the occurrence of that event of default, in the manner and to the extent provided in subsection (c) of Section 313 of the Trust Indenture Act of 1939, unless such event of default has been cured or waived prior to the giving of such notice. (Guarantee Agreement, Section 2.07). The registered owners of all outstanding Senior Debt Securities may waive any past event of default and its consequences. (Guarantee Agreement, Section 2.06).

The Guarantee Trustee, the Indenture Trustee and the registered owners of Senior Debt Securities covered by the Guarantee Agreement have all of the rights and remedies available under applicable law and may sue to enforce the terms of the Guarantee Agreement and to recover damages for the breach of the Guarantee Agreement. The remedies of each of the Guarantee Trustee, the Indenture Trustee and the registered owners of Senior Debt Securities covered by the Guarantee Agreement, to the extent permitted by law, are cumulative and in addition to any other remedy now or hereafter existing at law or in equity. At the option of any of the Guarantee Trustee, the Indenture Trustee or the registered owners of Senior Debt Securities covered by the Guarantee Agreement, that person or entity may join NEE in any lawsuit commenced by that person or entity against NEE Capital with respect to any obligations under the Guarantee Agreement. Also, that person or entity may recover against NEE in that lawsuit, or in any independent lawsuit against NEE, without first asserting, prosecuting or exhausting any remedy or claim against NEE Capital. (Guarantee Agreement, Section 5.06).

NEE is required to deliver to the Guarantee Trustee an annual statement as to its compliance with all conditions under the Guarantee Agreement. (Guarantee Agreement, Section 2.04).

Modification. NEE and the Guarantee Trustee may, without the consent of any registered owner of Senior Debt Securities covered by the Guarantee Agreement, agree to any changes to the Guarantee Agreement that do not materially adversely affect the rights of registered owners. The Guarantee Agreement also may be amended with the prior approval of the registered owners of a majority in aggregate principal amount of all outstanding Senior Debt Securities covered by the Guarantee Agreement. However, the right of any registered owner of Senior Debt Securities covered by the Guarantee Agreement to receive payment under the Guarantee Agreement on the due date of the Senior Debt Securities held by that registered owner, or to institute suit for the enforcement of that payment on or after that due date, may not be impaired or affected without the consent of that registered owner. (Guarantee Agreement, Section 6.01).

Termination of the Guarantee Agreement. The Guarantee Agreement will terminate and be of no further force and effect upon full payment of all Senior Debt Securities covered by the Guarantee Agreement. (Guarantee Agreement, Section 5.05).

Governing Law. The Guarantee Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereunder, except to the extent that the law of any other jurisdiction is mandatorily applicable. (Guarantee Agreement, Section 5.07).

DESCRIPTION OF NEE CAPITAL SUBORDINATED DEBT SECURITIES

AND NEE SUBORDINATED GUARANTEE

NEE Capital may issue its subordinated debt securities (other than the NEE Capital Junior Subordinated Debentures (as defined above under “Description of NEE Capital Junior Subordinated Debentures and NEE Junior Subordinated Guarantee”)), in one or more series, under one or more indentures between NEE Capital and The Bank of New York Mellon, as trustee. The terms of any offered subordinated debt securities, including NEE’s guarantee of NEE Capital’s payment obligations under such subordinated debt securities, and the applicable indenture will be described in a prospectus supplement.

DESCRIPTION OF NEE CAPITAL

JUNIOR SUBORDINATED DEBENTURES AND

NEE JUNIOR SUBORDINATED GUARANTEE

General. The junior subordinated debentures issued by NEE Capital are referred to in this prospectus as the “NEE Capital Junior Subordinated Debentures.” The NEE Capital Junior Subordinated Debentures will be issued by NEE Capital in one or more series under an Indenture, dated as of September 1, 2006, among NEE Capital, NEE and The Bank of New York Mellon, as trustee, or another subordinated indenture among NEE Capital, NEE and The Bank of New York Mellon as specified in the related prospectus supplement. The indenture or indentures pursuant to which NEE Capital Junior Subordinated Debentures may be issued, as they may be amended from time to time, are referred to in this prospectus as the “NEE Capital Junior Subordinated Indenture.” The Bank of New York Mellon, as trustee under the NEE Capital Junior Subordinated Indenture, is referred to in this prospectus as the “Junior Subordinated Indenture Trustee.” The NEE Capital Junior Subordinated Indenture provides for the issuance from time to time of subordinated debt in an unlimited amount. The NEE Capital Junior Subordinated Debentures and all other subordinated debt issued previously or hereafter under the NEE Capital Junior Subordinated Indenture are collectively referred to in this prospectus as the “NEE Capital Junior Subordinated Indenture Securities.”

This section briefly summarizes some of the terms of the NEE Capital Junior Subordinated Debentures, NEE’s junior subordinated guarantee of the NEE Capital Junior Subordinated Debentures (the “Junior Subordinated Guarantee”), and some of the provisions of the NEE Capital Junior Subordinated Indenture. This summary does not contain a complete description of the NEE Capital Junior Subordinated Debentures, the Junior Subordinated Guarantee or the NEE Capital Junior Subordinated Indenture. You should read this summary together with the NEE Capital Junior Subordinated Indenture and the officer’s certificates or other documents creating the NEE Capital Junior Subordinated Debentures and the Junior Subordinated Guarantee for a complete understanding of all the provisions and for the definitions of some terms used in this summary. The NEE Capital Junior Subordinated Indenture which includes the Junior Subordinated Guarantee, the form of officer’s certificate that may be used to create a series of NEE Capital Junior Subordinated Debentures and the form of the NEE Capital Junior Subordinated Debentures have previously been filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. In addition, each NEE Capital Junior Subordinated Indenture will be qualified under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

All NEE Capital Junior Subordinated Debentures of one series need not be issued at the same time, and a series may be re-opened for issuances of additional NEE Capital Junior Subordinated Debentures of such series. This means that NEE Capital may from time to time, without notice to, or the consent of any existing holders of the previously-issued NEE Capital Junior Subordinated Debentures of a particular series, create and issue additional NEE Capital Junior Subordinated Debentures of such series. Such additional NEE Capital Junior Subordinated Debentures will have the same terms as the previously-issued NEE Capital Junior Subordinated Debentures of such series in all respects except for the issue date, and, if applicable, the initial interest payment date. The additional NEE Capital Junior Subordinated Debentures will be consolidated and form a single series with the previously-issued NEE Capital Junior Subordinated Debentures of such series.

The NEE Capital Junior Subordinated Debentures will be unsecured, subordinated obligations of NEE Capital which rank junior to all of NEE Capital’s Senior Indebtedness. The term “Senior Indebtedness” with respect to NEE Capital will be defined in the related prospectus supplement. All NEE Capital Junior Subordinated Debentures issued under a particular NEE Capital Junior Subordinated Indenture will rank equally and ratably with all other NEE Capital Junior Subordinated Debentures issued under that NEE Capital Junior Subordinated Indenture, except to the extent that NEE Capital elects to provide security with respect to any series of NEE Capital Junior Subordinated Debentures without providing that security to all outstanding NEE Capital Junior Subordinated Debentures in accordance with the respective NEE Capital Junior Subordinated Indenture.

NEE Capital Junior Subordinated Debentures issued under a particular NEE Capital Junior Subordinated Indenture may rank senior to, pari passu with, or junior to, NEE Capital Junior Subordinated Debentures issued by NEE Capital under another NEE Capital Junior Subordinated Indenture. The NEE Capital Junior Subordinated Debentures will be absolutely, unconditionally and irrevocably guaranteed by NEE as to payment of principal, and any interest and premium, pursuant to the Junior Subordinated Guarantee included in the NEE Capital Junior Subordinated Indenture for such NEE Capital Junior Subordinated Debentures, which Junior Subordinated Guarantee ranks junior to all of NEE’s Senior Indebtedness, and may rank senior to, pari passu with, or junior to, NEE’s obligations under a separate junior subordinated guarantee. See “—Junior Subordinated Guarantee of NEE Capital Junior Subordinated Debentures” below.

Each series of NEE Capital Junior Subordinated Debentures that may be issued under each NEE Capital Junior Subordinated Indenture may have different terms. NEE Capital will include some or all of the following information about a specific series of NEE Capital Junior Subordinated Debentures in a prospectus supplement relating to that specific series of NEE Capital Junior Subordinated Debentures:

(1)	the title of those NEE Capital Junior Subordinated Debentures,

(2)	any limit upon the aggregate principal amount of those NEE Capital Junior Subordinated Debentures,

(3)	the date(s) on which the principal will be paid,

(4)	the rate(s) of interest on those NEE Capital Junior Subordinated Debentures, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which interest will be paid and the record date for any interest payable on any interest payment date,

(5)	the person to whom interest will be paid on any interest payment date, if other than the person in whose name those NEE Capital Junior Subordinated Debentures are registered at the close of business on the record date for that interest payment,

(6)	the place(s) at which or methods by which payments will be made on those NEE Capital Junior Subordinated Debentures and the place(s) at which or methods by which the registered owners of those NEE Capital Junior Subordinated Debentures may transfer or exchange those NEE Capital Junior Subordinated Debentures and serve notices and demands to or upon NEE Capital,

(7)	the security registrar and any paying agent or agents for those NEE Capital Junior Subordinated Debentures,

(8)	any date(s) on which, the price(s) at which and the terms and conditions upon which those NEE Capital Junior Subordinated Debentures may be redeemed at the option of NEE Capital, in whole or in part, and any restrictions on those redemptions,

(9)	any sinking fund or other provisions, including any options held by the registered owners of those NEE Capital Junior Subordinated Debentures, that would obligate NEE Capital to repurchase or redeem those NEE Capital Junior Subordinated Debentures,

(10)	the denominations in which those NEE Capital Junior Subordinated Debentures may be issued, if other than denominations of $25 and any integral multiple of $25,

(11)	the currency or currencies in which the principal of or premium, if any, or interest on those NEE Capital Junior Subordinated Debentures may be paid (if other than in U.S. dollars),

(12)	if NEE Capital or a registered owner may elect to pay, or receive, principal of or premium, if any, or interest on those NEE Capital Junior Subordinated Debentures in a currency other than that in which those NEE Capital Junior Subordinated Debentures are stated to be payable, the terms and conditions upon which that election may be made,

(13)	if the principal of or premium, if any, or interest on those NEE Capital Junior Subordinated Debentures may be paid in securities or other property, the type and amount of those securities or other property and the terms and conditions upon which NEE Capital or a registered owner may elect to pay or receive those payments,

(14)	if the amount payable in respect of principal of or premium, if any, or interest on those NEE Capital Junior Subordinated Debentures may be determined by reference to an index or other fact or event ascertainable outside of the NEE Capital Junior Subordinated Indenture, the manner in which those amounts will be determined,

(15)	the portion of the principal amount of the NEE Capital Junior Subordinated Debentures that will be paid by NEE Capital upon declaration of acceleration of the maturity of those NEE Capital Junior Subordinated Debentures, if other than the entire principal amount of those NEE Capital Junior Subordinated Debentures,

(16)	events of default, if any, with respect to those NEE Capital Junior Subordinated Debentures and covenants of NEE Capital, if any, for the benefit of the registered owners of those NEE Capital Junior Subordinated Debentures, other than those specified in the NEE Capital Junior Subordinated Indenture,

(17)	the terms, if any, pursuant to which those NEE Capital Junior Subordinated Debentures may be exchanged for shares of capital stock or other securities of any other entity,

(18)	a definition of “Eligible Obligations” under the NEE Capital Junior Subordinated Indenture with respect to the NEE Capital Junior Subordinated Debentures denominated in a currency other than U.S. dollars,

(19)	any provisions for the reinstatement of NEE Capital’s indebtedness in respect of those NEE Capital Junior Subordinated Debentures after their satisfaction and discharge,

(20)	if those NEE Capital Junior Subordinated Debentures will be issued in global form, necessary information relating to the issuance of those NEE Capital Junior Subordinated Debentures in global form,

(21)	if those NEE Capital Junior Subordinated Debentures will be issued as bearer securities, necessary information relating to the issuance of those NEE Capital Junior Subordinated Debentures as bearer securities,

(22)	any limits on the rights of the registered owners of those NEE Capital Junior Subordinated Debentures to transfer or exchange those NEE Capital Junior Subordinated Debentures or to register their transfer, and any related service charges,

(23)	any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of business day with respect to those NEE Capital Junior Subordinated Debentures,

(24)	any collateral security, assurance, or guarantee for those NEE Capital Junior Subordinated Debentures, including any security, assurance of guarantee in addition to, or any exceptions to, the Junior Subordinated Guarantee,

(25)	any variation in the definition of pari passu securities, if applicable,

(26)	the terms relating to any additional interest that may be payable as a result of any tax, assessment or governmental charges, and

(27)	any other terms of those NEE Capital Junior Subordinated Debentures that are not inconsistent with the provisions of the NEE Capital Junior Subordinated Indenture. (NEE Capital Junior Subordinated Indenture, Section 301).

Except as otherwise stated in the related prospectus supplement, the covenants in the NEE Capital Junior Subordinated Indenture would not give registered owners of NEE Capital Junior Subordinated Debentures protection in the event of a highly-leveraged transaction involving NEE Capital or NEE.

Subordination. The NEE Capital Junior Subordinated Debentures will be subordinate and junior in right of payment to all Senior Indebtedness of NEE Capital. (NEE Capital Junior Subordinated Indenture, Article

Fifteen). No payment of the principal (including redemption and sinking fund payments) of, or interest, or premium, if any, on the NEE Capital Junior Subordinated Debentures may be made by NEE Capital, until all holders of Senior Indebtedness of NEE Capital have been paid in full (or provision has been made for such payment), if any of the following occurs:

(1)	certain events of bankruptcy, insolvency or reorganization of NEE Capital,

(2)	any Senior Indebtedness of NEE Capital is not paid when due (after the expiration of any applicable grace period) and that default continues without waiver, or

(3)	any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of NEE Capital are permitted to accelerate the maturity of such Senior Indebtedness. (NEE Capital Junior Subordinated Indenture, Section 1502).

Upon any distribution of assets of NEE Capital to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of NEE Capital must be paid in full before the holders of the NEE Capital Junior Subordinated Debentures are entitled to receive or retain any payment from such distribution. (NEE Capital Junior Subordinated Indenture, Section 1502).

While NEE Capital is a holding company that derives substantially all of its income from its operating subsidiaries, NEE Capital’s subsidiaries are separate and distinct legal entities and have no obligation to make any payments on the NEE Capital Junior Subordinated Indenture Securities or to make any funds available for such payment. Therefore, NEE Capital Junior Subordinated Indenture Securities will effectively be subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, incurred or issued by NEE Capital’s subsidiaries. In addition to trade liabilities, many of NEE Capital’s operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will effectively be senior to the NEE Capital Junior Subordinated Indenture Securities. The NEE Capital Junior Subordinated Indenture does not place any limit on the amount of liabilities, including debt or preferred stock, that NEE Capital’s subsidiaries may issue, guarantee or incur. See “Description of NEE Common Stock—Common Stock Terms—Dividend Rights” for a description of contractual restrictions on the dividend-paying ability of NEE Capital.

Junior Subordinated Guarantee of NEE Capital Junior Subordinated Debentures. Pursuant to the Junior Subordinated Guarantee, NEE will absolutely, irrevocably and unconditionally guarantee the payment of principal of and any interest and premium, if any, on the NEE Capital Junior Subordinated Debentures, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such NEE Capital Junior Subordinated Debentures and the NEE Capital Junior Subordinated Indenture. The Junior Subordinated Guarantee will remain in effect until the entire principal of and any premium, if any, and interest on the NEE Capital Junior Subordinated Debentures has been paid in full or otherwise discharged in accordance with the provisions of the NEE Capital Junior Subordinated Indenture. (NEE Capital Junior Subordinated Indenture, Article Fourteen).

The Junior Subordinated Guarantee will be subordinate and junior in right of payment to all Senior Indebtedness of NEE. (NEE Capital Junior Subordinated Indenture, Section 1402). The term “Senior Indebtedness” with respect to NEE will be defined in the related prospectus supplement. No payment of the principal (including redemption and sinking fund payments) of, or interest, or premium, if any, on, the NEE Capital Junior Subordinated Debentures may be made by NEE under the Junior Subordinated Guarantee until all holders of Senior Indebtedness of NEE have been paid in full (or provision has been made for such payment), if any of the following occurs:

(1)	certain events of bankruptcy, insolvency or reorganization of NEE,

(2)	any Senior Indebtedness of NEE is not paid when due (after the expiration of any applicable grace period) and that default continues without waiver, or

(3)	any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of NEE are permitted to accelerate the maturity of such Senior Indebtedness. (NEE Capital Junior Subordinated Indenture, Section 1403).

Upon any distribution of assets of NEE to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of NEE must be paid in full before the holders of the NEE Capital Junior Subordinated Debentures are entitled to receive or retain any payment from such distribution. (NEE Capital Junior Subordinated Indenture, Section 1403).

While NEE is a holding company that derives substantially all of its income from its operating subsidiaries, NEE’s subsidiaries are separate and distinct legal entities and have no obligation to make any payments under the Junior Subordinated Guarantee or to make any funds available for such payment. Therefore, the Junior Subordinated Guarantee will effectively be subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, incurred or issued by NEE’s subsidiaries. In addition to trade liabilities, many of NEE’s operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will effectively be senior to the Junior Subordinated Guarantee. The NEE Capital Junior Subordinated Indenture does not place any limit on the amount of liabilities, including debt or preferred stock, that NEE’s subsidiaries may issue, guarantee or incur. See “Description of NEE Common Stock—Common Stock Terms—Dividend Rights” for a description of contractual restrictions on the dividend-paying ability of some of NEE’s subsidiaries.

Payment and Paying Agents. Except as stated in the related prospectus supplement, on each interest payment date NEE Capital will pay interest on each NEE Capital Junior Subordinated Debenture to the person in whose name that NEE Capital Junior Subordinated Debenture is registered as of the close of business on the record date relating to that interest payment date. However, on the date that the NEE Capital Junior Subordinated Debentures mature, NEE Capital will pay the interest to the person to whom it pays the principal. Also, if NEE Capital has defaulted in the payment of interest on any NEE Capital Junior Subordinated Debenture, it may pay that defaulted interest to the registered owner of that NEE Capital Junior Subordinated Debenture:

(1)	as of the close of business on a date that the Junior Subordinated Indenture Trustee selects, which may not be more than 15 days or less than 10 days before the date that NEE Capital, or NEE, as the case may be, proposes to pay the defaulted interest, or

(2)	in any other lawful manner that does not violate the requirements of any securities exchange on which that NEE Capital Junior Subordinated Debenture is listed and that the Junior Subordinated Indenture Trustee believes is acceptable. (NEE Capital Junior Subordinated Indenture, Section 307).

Unless otherwise stated in the related prospectus supplement, the principal, premium, if any, and interest on the NEE Capital Junior Subordinated Debentures at maturity will be payable when such NEE Capital Junior Subordinated Debentures are presented at the main corporate trust office of The Bank of New York Mellon, as paying agent, in New York City. NEE Capital and NEE may change the place of payment on the NEE Capital Junior Subordinated Debentures, appoint one or more additional paying agents, including NEE Capital, and remove any paying agent. (NEE Capital Junior Subordinated Indenture, Section 602).

Transfer and Exchange. Unless otherwise stated in the related prospectus supplement, NEE Capital Junior Subordinated Debentures may be transferred or exchanged at the main corporate trust office of The Bank of New York Mellon, as security registrar, in New York City. NEE Capital may change the place for transfer and exchange of the NEE Capital Junior Subordinated Debentures and may designate one or more additional places for that transfer and exchange.

Except as otherwise stated in the related prospectus supplement, there will be no service charge for any transfer or exchange of the NEE Capital Junior Subordinated Debentures. However, NEE Capital may require payment of any tax or other governmental charge in connection with any transfer or exchange of the NEE Capital Junior Subordinated Debentures.

NEE Capital will not be required to transfer or exchange any NEE Capital Junior Subordinated Debenture selected for redemption. Also, NEE Capital will not be required to transfer or exchange any NEE Capital Junior Subordinated Debenture during a period of 15 days before selection of NEE Capital Junior Subordinated Debentures to be redeemed. (NEE Capital Junior Subordinated Indenture, Section 305).

Defeasance. NEE Capital and NEE may, at any time, elect to have all of their obligations discharged with respect to all or a portion of any NEE Capital Junior Subordinated Indenture Securities. To do so, NEE Capital or NEE must irrevocably deposit with the Junior Subordinated Indenture Trustee or any paying agent, in trust:

(1)	money in an amount that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those NEE Capital Junior Subordinated Indenture Securities, on or prior to their maturity,

(2)	in the case of a deposit made prior to the maturity of that series of NEE Capital Junior Subordinated Indenture Securities,

(a)	direct obligations of, or obligations unconditionally guaranteed by, the United States and entitled to the benefit of its full faith and credit that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, and

(b)	certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, the principal of and the interest on which, when due, without any regard to reinvestment of that principal or interest, will provide money that, together with any money deposited with or held by the Junior Subordinated Indenture Trustee, will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those NEE Capital Junior Subordinated Indenture Securities, on or prior to their maturity, or

(3)	a combination of (1) and (2) that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those NEE Capital Junior Subordinated Indenture Securities, on or prior to their maturity. (NEE Capital Junior Subordinated Indenture, Section 701).

Option to Defer Interest Payments. If so specified in the related prospectus supplement, NEE Capital will have the option to defer the payment of interest from time to time on the NEE Capital Junior Subordinated Debentures for one or more periods. Interest would, however, continue to accrue on the NEE Capital Junior Subordinated Debentures. Unless otherwise provided in the related prospectus supplement, during any optional deferral period neither NEE nor NEE Capital may:

(1)	declare or pay any dividend or distribution on its capital stock,

(2)	redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock,

(3)	pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the NEE Capital Junior Subordinated Debentures, or with the Junior Subordinated Guarantee, or

(4)	make any payments with respect to any guarantee of debt securities if such guarantee is equal or junior in right of payment to the NEE Capital Junior Subordinated Debentures or the Junior Subordinated Guarantee,

other than

(a)	purchases, redemptions or other acquisitions of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock,

(b)	any payment, repayment, redemption, purchase, acquisition or declaration of dividend listed as restricted payments in clauses (1) and (2) above as a result of a reclassification of its capital stock or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock,

(c)	the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts,

(d)	dividends or distributions paid or made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts,

(e)	redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future,

(f)	payments under any preferred trust securities guarantee or guarantee of subordinated debentures executed and delivered by NEE concurrently with the issuance by a trust of any preferred trust securities, so long as the amount of payments made with respect to any preferred trust securities or subordinated debentures (as the case may be) is paid on all preferred trust securities or subordinated debentures (as the case may be) then outstanding on a pro rata basis in proportion to the full distributions to which each series of preferred trust securities or subordinated debentures (as the case may be) is then entitled if paid in full,

(g)	payments under any guarantee of junior subordinated debentures executed and delivered by NEE (including the Junior Subordinated Guarantee), so long as the amount of payments made on any junior subordinated debentures is paid on all junior subordinated debentures then outstanding on a pro rata basis in proportion to the full payment to which each series of junior subordinated debentures is then entitled if paid in full,

(h)	dividends or distributions by NEE Capital on its capital stock to the extent owned by NEE, or

(i)	redemptions, purchases, acquisitions or liquidation payments by NEE Capital with respect to its capital stock to the extent owned by NEE. (NEE Capital Junior Subordinated Indenture, Section 608).

NEE and NEE Capital have reserved the right to amend the NEE Capital Junior Subordinated Indenture, dated as of September 1, 2006, without the consent or action of the holders of any NEE Capital Junior Subordinated Indenture Securities issued after October 1, 2006, including the NEE Capital Junior Subordinated Debentures, to modify the exceptions to the restrictions described in clause (f) above to allow payments with respect to any preferred trust securities or debt securities, or any guarantee thereof (including the Junior Subordinated Guarantee), executed and delivered by NEE, NEE Capital or any of their subsidiaries, in each case that rank equal in right of payment to such junior subordinated debentures or the related guarantee, as the case may be, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities or guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities or guarantees is then entitled if paid in full.

Unless otherwise provided in the related prospectus supplement, (i) before an optional deferral period ends, NEE Capital may further defer the payment of interest and (ii) after any optional deferral period and the payment of all amounts then due, NEE Capital may select a new optional deferral period. Unless otherwise provided in the related prospectus supplement, no optional deferral period may exceed the period of time specified in that prospectus supplement. No interest period may be deferred beyond the maturity of the NEE Capital Junior Subordinated Debentures.

Redemption. The redemption terms of the NEE Capital Junior Subordinated Debentures, if any, will be set forth in a prospectus supplement. Unless otherwise provided in the related prospectus supplement, and except with respect to NEE Capital Junior Subordinated Debentures redeemable at the option of the holder, NEE Capital Junior Subordinated Debentures will be redeemable upon notice between 30 and 60 days prior to the redemption date. If less than all of the NEE Capital Junior Subordinated Debentures of any series or any tranche thereof are to be redeemed, the Junior Subordinated Indenture Trustee will select the NEE Capital Junior Subordinated Debentures to be redeemed. In the absence of any provision for selection, the Junior Subordinated Indenture Trustee will choose a method of random selection as it deems fair and appropriate. (NEE Capital Junior Subordinated Indenture, Sections 403 and 404).

NEE Capital Junior Subordinated Debentures selected for redemption will cease to bear interest on the redemption date. The paying agent will pay the redemption price and any accrued interest once the NEE Capital Junior Subordinated Debentures are surrendered for redemption. (NEE Capital Junior Subordinated Indenture, Section 405). If only part of a NEE Capital Junior Subordinated Debenture is redeemed, the Junior Subordinated Indenture Trustee will deliver a new NEE Capital Junior Subordinated Debenture of the same series for the remaining portion without charge. (NEE Capital Junior Subordinated Indenture, Section 406).

Any redemption at the option of NEE Capital may be conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received such money by the date fixed for redemption, neither NEE Capital nor NEE will be required to redeem such NEE Capital Junior Subordinated Debentures. (NEE Capital Junior Subordinated Indenture, Section 404).

Subject to applicable law, including United States federal securities laws, NEE or its affiliates, including NEE Capital, may at any time and from time to time purchase outstanding NEE Capital Junior Subordinated Debentures by tender, in the open market or by private agreement.

Consolidation, Merger, and Sale of Assets. Under the NEE Capital Junior Subordinated Indenture, neither NEE Capital nor NEE may consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

(1)	the entity formed by that consolidation, or the entity into which NEE Capital or NEE, as the case may be, is merged, or the entity that acquires or leases the properties and assets of NEE Capital or NEE, as the case may be, is an entity organized and existing under the laws of the United States, any state or the District of Columbia and that entity expressly assumes NEE Capital’s or NEE’s, as the case may be, obligations on all NEE Capital Junior Subordinated Indenture Securities and under the NEE Capital Junior Subordinated Indenture,

(2)	immediately after giving effect to the transaction, no event of default under the NEE Capital Junior Subordinated Indenture and no event that, after notice or lapse of time or both, would become an event of default under the NEE Capital Junior Subordinated Indenture exists, and

(3)	NEE Capital or NEE, as the case may be, delivers an officer’s certificate and an opinion of counsel to the Junior Subordinated Indenture Trustee, as provided in the NEE Capital Junior Subordinated Indenture. (NEE Capital Junior Subordinated Indenture, Section 1101).

The NEE Capital Junior Subordinated Indenture does not prevent or restrict:

(a)	any consolidation or merger after the consummation of which NEE Capital or NEE, as the case may be, would be the surviving or resulting entity,

(b)	any consolidation of NEE Capital with NEE or any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by NEE, or any merger of any such entity into any other of such entities, or any conveyance or other transfer, or lease, of properties or assets by any thereof to any other thereof,

(c)	any conveyance or other transfer, or lease, of any part of the properties or assets of NEE Capital or NEE which does not constitute the entirety, or substantially the entirety, thereof, or

(d)	the approval by NEE Capital or NEE of or the consent by NEE Capital or NEE to any consolidation or merger to which any direct or indirect subsidiary or affiliate of NEE may be a party, or any conveyance, transfer or lease by any such subsidiary or affiliate of any or all of its properties or assets. (NEE Capital Junior Subordinated Indenture, Section 1103).

Events of Default. Each of the following is an event of default under the NEE Capital Junior Subordinated Indenture with respect to the NEE Capital Junior Subordinated Indenture Securities of any series:

(1)	failure to pay interest on the NEE Capital Junior Subordinated Indenture Securities of that series within 30 days after it is due (provided, however, that a failure to pay interest during a valid optional deferral period will not constitute an event of default),

(2)	failure to pay principal or premium, if any, on the NEE Capital Junior Subordinated Indenture Securities of that series when it is due,

(3)	failure to comply with any other covenant in the NEE Capital Junior Subordinated Indenture, other than a covenant that does not relate to that series of NEE Capital Junior Subordinated Indenture Securities, that continues for 90 days after (i) NEE Capital and NEE receive written notice of such failure to comply from the Junior Subordinated Indenture Trustee or (ii) NEE Capital, NEE and the Junior Subordinated Indenture Trustee receive written notice of such failure to comply from the registered owners of at least 33% in principal amount of the NEE Capital Junior Subordinated Indenture Securities of that series,

(4)	certain events of bankruptcy, insolvency or reorganization of NEE Capital or NEE,

(5)	with certain exceptions, the Junior Subordinated Guarantee ceases to be effective, is found by a judicial proceeding to be unenforceable or invalid or is denied or disaffirmed by NEE, or

(6)	any other event of default specified with respect to the NEE Capital Junior Subordinated Indenture Securities of that series. (NEE Capital Junior Subordinated Indenture, Section 801).

In the case of an event of default listed in item (3) above, the Junior Subordinated Indenture Trustee may extend the grace period. In addition, if registered owners of a particular series have given a notice of default, then registered owners of at least the same percentage of NEE Capital Junior Subordinated Debentures of that series, together with the Junior Subordinated Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if NEE Capital or NEE has initiated and is diligently pursuing corrective action in good faith. (NEE Capital Junior Subordinated Indenture, Section 801). An event of default with respect to the NEE Capital Junior Subordinated Indenture Securities of a particular series will not necessarily constitute an event of default with respect to NEE Capital Junior Subordinated Indenture Securities of any other series issued under the NEE Capital Junior Subordinated Indenture.

Remedies. If an event of default applicable to the NEE Capital Junior Subordinated Indenture Securities of one or more series, but not applicable to all outstanding NEE Capital Junior Subordinated Indenture Securities, exists, then either (i) the Junior Subordinated Indenture Trustee or (ii) the registered owners of at least 33% in aggregate principal amount of the NEE Capital Junior Subordinated Indenture Securities of each of the affected series may declare the principal of and accrued but unpaid interest on all the NEE Capital Junior Subordinated Indenture Securities of that series to be due and payable immediately. (NEE Capital Junior Subordinated Indenture, Section 802). However, under the Indenture, some NEE Capital Junior Subordinated Indenture

Securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. Such a NEE Capital Junior Subordinated Indenture Security is defined as a “Discount Security” in the Indenture.

A majority of the currently outstanding series of NEE Capital Junior Subordinated Indenture Securities contain an exception to the right to accelerate payment of the principal of and accrued but unpaid interest on NEE Capital Junior Subordinated Indenture Securities of those series for an event of default listed in item (3) under “Events of Default” above. With respect to such NEE Capital Junior Subordinated Indenture Securities, if an event of default listed in item (3) under “Events of Default” above exists, the registered owners of the NEE Capital Junior Subordinated Indenture Securities of such series will not be entitled to vote to make a declaration of acceleration (and these NEE Capital Junior Subordinated Indenture Securities will not be considered outstanding for the purpose of determining whether the required vote, described above, has been obtained), and the Junior Subordinated Indenture Trustee will not have a right to make such declaration with respect to these NEE Capital Junior Subordinated Indenture Securities. Unless otherwise provided in the related prospectus supplement, the terms of the NEE Capital Junior Subordinated Indenture Securities issued in the future will contain this exception.

If an event of default is applicable to all outstanding NEE Capital Junior Subordinated Indenture Securities, then either (i) the Junior Subordinated Indenture Trustee or (ii) the registered owners of at least 33% in aggregate principal amount of all outstanding NEE Capital Junior Subordinated Indenture Securities of all series, voting as one class, and not the registered owners of any one series, may make a declaration of acceleration. (NEE Capital Junior Subordinated Indenture, Section 802). However, the event of default giving rise to the declaration relating to any series of NEE Capital Junior Subordinated Indenture Securities will be automatically waived, and that declaration and its consequences will be automatically rescinded and annulled, if, at any time after that declaration and before a judgment or decree for payment of the money due has been obtained:

(1)	NEE Capital or NEE deposits with the Junior Subordinated Indenture Trustee a sum sufficient to pay:

(a)	all overdue interest on all NEE Capital Junior Subordinated Indenture Securities of that series,

(b)	the principal of and any premium on any NEE Capital Junior Subordinated Indenture Securities of that series that have become due for reasons other than that declaration, and interest that is then due,

(c)	interest on overdue interest for that series, and

(d)	all amounts then due to the Junior Subordinated Indenture Trustee under the NEE Capital Junior Subordinated Indenture, and

(2)	any other event of default with respect to the NEE Capital Junior Subordinated Indenture Securities of that series has been cured or waived as provided in the NEE Capital Junior Subordinated Indenture. (NEE Capital Junior Subordinated Indenture, Section 802).

Other than its obligations and duties in case of an event of default under the NEE Capital Junior Subordinated Indenture, the Junior Subordinated Indenture Trustee is not obligated to exercise any of its rights or powers under the NEE Capital Junior Subordinated Indenture at the request or direction of any of the registered owners of the NEE Capital Junior Subordinated Indenture Securities, unless those registered owners offer reasonable indemnity to the Junior Subordinated Indenture Trustee. (NEE Capital Junior Subordinated Indenture, Section 903). If they provide this reasonable indemnity, the registered owners of a majority in principal amount of any series of NEE Capital Junior Subordinated Indenture Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Subordinated Indenture Trustee, or exercising any trust or power conferred on the Junior Subordinated Indenture Trustee, with respect to the NEE Capital Junior Subordinated Indenture Securities of that series. However, if an event of default under the NEE Capital Junior Subordinated Indenture relates to more than one series of NEE Capital Junior Subordinated Indenture Securities, only the registered owners of a majority in aggregate principal amount of all affected series of NEE Capital Junior Subordinated Indenture Securities, considered as one class, will have the right to make that direction. Also, the direction must not violate any law or the NEE Capital Junior Subordinated Indenture, and may not expose the Junior Subordinated Indenture Trustee to personal liability in circumstances where the indemnity would not, in the Junior Subordinated Indenture Trustee’s sole discretion, be adequate. (NEE Capital Junior Subordinated Indenture, Section 812).

A registered owner of a NEE Capital Junior Subordinated Indenture Security has the right to institute a suit for the enforcement of payment of the principal of or premium, if any, or interest on that NEE Capital Junior Subordinated Indenture Security on or after the applicable due date specified in that NEE Capital Junior Subordinated Indenture Security. (NEE Capital Junior Subordinated Indenture, Section 808). No registered owner of NEE Capital Junior Subordinated Indenture Securities of any series will have any other right to institute any proceeding under the NEE Capital Junior Subordinated Indenture, or any other remedy under the NEE Capital Junior Subordinated Indenture, unless:

(1)	that registered owner has previously given to the Junior Subordinated Indenture Trustee written notice of a continuing event of default with respect to the NEE Capital Junior Subordinated Indenture Securities of that series,

(2)	the registered owners of a majority in aggregate principal amount of the outstanding NEE Capital Junior Subordinated Indenture Securities of all series in respect of which an event of default under the NEE Capital Junior Subordinated Indenture exists, considered as one class, have made written request to the Junior Subordinated Indenture Trustee to institute that proceeding in its own name as trustee, and have offered reasonable indemnity to the Junior Subordinated Indenture Trustee against related costs, expenses and liabilities,

(3)	the Junior Subordinated Indenture Trustee for 60 days after its receipt of that notice, request and offer of indemnity has failed to institute any such proceeding, and

(4)	no direction inconsistent with that request was given to the Junior Subordinated Indenture Trustee during this 60 day period by the registered owners of a majority in aggregate principal amount of the outstanding NEE Capital Junior Subordinated Indenture Securities of all series in respect of which an event of default under the NEE Capital Junior Subordinated Indenture exists, considered as one class. (NEE Capital Junior Subordinated Indenture, Section 807).

Each of NEE Capital and NEE is required to deliver to the Junior Subordinated Indenture Trustee an annual statement as to its compliance with all conditions and covenants applicable to it under the NEE Capital Junior Subordinated Indenture. (NEE Capital Junior Subordinated Indenture, Section 606).

Modification and Waiver. Without the consent of any registered owner of NEE Capital Junior Subordinated Indenture Securities, NEE Capital, NEE and the Junior Subordinated Indenture Trustee may amend or supplement the NEE Capital Junior Subordinated Indenture for any of the following purposes:

(1)	to provide for the assumption by any permitted successor to NEE Capital or NEE of NEE Capital’s or NEE’s obligations with respect to the NEE Capital Junior Subordinated Indenture and the NEE Capital Junior Subordinated Indenture Securities in the case of a merger or consolidation or a conveyance, transfer or lease of NEE Capital or NEE’s properties and assets substantially as an entirety,

(2)	to add covenants of NEE Capital or NEE or to surrender any right or power conferred upon NEE Capital or NEE by the NEE Capital Junior Subordinated Indenture,

(3)	to add any additional events of default,

(4)	to change, eliminate or add any provision of the NEE Capital Junior Subordinated Indenture, provided that if that change, elimination or addition will materially adversely affect the interests of the registered owners of NEE Capital Junior Subordinated Indenture Securities of any series or tranche, that change, elimination or addition will become effective with respect to that particular series or tranche only

(a)	when the required consent of the registered owners of NEE Capital Junior Subordinated Indenture Securities of that particular series or tranche has been obtained, or

(b)	when no NEE Capital Junior Subordinated Indenture Securities of that particular series or tranche remain outstanding under the NEE Capital Junior Subordinated Indenture,

(5)	to provide collateral security for all but not a part of the NEE Capital Junior Subordinated Indenture Securities,

(6)	to create the form or terms of NEE Capital Junior Subordinated Indenture Securities of any other series or tranche,

(7)	to provide for the authentication and delivery of bearer securities and the related coupons and for other matters relating to those bearer securities,

(8)	to accept the appointment of a successor Junior Subordinated Indenture Trustee or co-trustee with respect to the NEE Capital Junior Subordinated Indenture Securities of one or more series and to change any of the provisions of the NEE Capital Junior Subordinated Indenture as necessary to provide for the administration of the trusts under the NEE Capital Junior Subordinated Indenture by more than one trustee,

(9)	to add procedures to permit the use of a non-certificated system of registration for all, or any series or tranche of, the NEE Capital Junior Subordinated Indenture Securities,

(10)	to change any place where

(a)	the principal of and premium, if any, and interest on all, or any series or tranche of, NEE Capital Junior Subordinated Indenture Securities are payable,

(b)	all, or any series or tranche of, NEE Capital Junior Subordinated Indenture Securities may be transferred or exchanged, and

(c)	notices and demands to or upon NEE Capital or NEE in respect of NEE Capital Junior Subordinated Indenture Securities and the NEE Capital Junior Subordinated Indenture may be served, or

(11)	to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the NEE Capital Junior Subordinated Indenture, provided those changes or additions may not materially adversely affect the interests of the registered owners of NEE Capital Junior Subordinated Indenture Securities of any series or tranche. (NEE Capital Junior Subordinated Indenture, Section 1201).

The registered owners of a majority in aggregate principal amount of the NEE Capital Junior Subordinated Indenture Securities of all series then outstanding may waive compliance by NEE Capital or NEE with certain restrictive provisions of the NEE Capital Junior Subordinated Indenture. (NEE Capital Junior Subordinated Indenture, Section 607). The registered owners of a majority in principal amount of the outstanding NEE Capital Junior Subordinated Indenture Securities of any series may waive any past default under the NEE Capital Junior Subordinated Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and a default with respect to certain restrictive covenants or provisions of the NEE Capital Junior Subordinated Indenture that cannot be modified or amended without the consent of the registered owner of each outstanding NEE Capital Junior Subordinated Indenture Security of that series affected. (NEE Capital Junior Subordinated Indenture, Section 813).

In addition to any amendments described above, if the Trust Indenture Act of 1939 is amended after the date of the NEE Capital Junior Subordinated Indenture in a way that requires changes to the NEE Capital Junior Subordinated Indenture or in a way that permits changes to, or the elimination of, provisions that were previously required by the Trust Indenture Act of 1939, the NEE Capital Junior Subordinated Indenture will be deemed to be amended to conform to that amendment of the Trust Indenture Act of 1939 or to make those changes, additions or eliminations. NEE Capital, NEE and the Junior Subordinated Indenture Trustee may, without the consent of any registered owners, enter into supplemental indentures to make that amendment. (NEE Capital Junior Subordinated Indenture, Section 1201).

Except for any amendments described above, the consent of the registered owners of a majority in aggregate principal amount of the NEE Capital Junior Subordinated Indenture Securities of all series then outstanding, considered as one class, is required for all other modifications to the NEE Capital Junior Subordinated Indenture. However, if less than all of the series of NEE Capital Junior Subordinated Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the registered owners of a majority in aggregate principal amount of outstanding NEE Capital Junior Subordinated Indenture Securities of all directly affected series, considered as one class, is required. But, if NEE Capital issues any series of NEE Capital Junior Subordinated Indenture Securities in more than one tranche and if the proposed supplemental indenture directly affects the rights of the registered owners of NEE Capital Junior Subordinated Indenture Securities of less than all of those tranches, then the consent only of the registered owners of a majority in aggregate principal amount of the outstanding NEE Capital Junior Subordinated Indenture Securities of all directly affected tranches, considered as one class, will be required. However, none of those amendments or modifications may:

(1)	change the dates on which the principal of or interest (except as described above under “—Option to Defer Interest Payments”) on a NEE Capital Junior Subordinated Indenture Security is due without the consent of the registered owner of that NEE Capital Junior Subordinated Indenture Security,

(2)	reduce any NEE Capital Junior Subordinated Indenture Security’s principal amount or rate of interest (or the amount of any installment of that interest) or change the method of calculating that rate without the consent of the registered owner of that NEE Capital Junior Subordinated Indenture Security,

(3)	reduce any premium payable upon the redemption of a NEE Capital Junior Subordinated Indenture Security without the consent of the registered owner of that NEE Capital Junior Subordinated Indenture Security,

(4)	change the currency (or other property) in which a NEE Capital Junior Subordinated Indenture Security is payable without the consent of the registered owner of that NEE Capital Junior Subordinated Indenture Security,

(5)	impair the right to sue to enforce payments on any NEE Capital Junior Subordinated Indenture Security on or after the date that it states that the payment is due (or, in the case of redemption, on or after the redemption date) without the consent of the registered owner of that NEE Capital Junior Subordinated Indenture Security,

(6)	impair the right to receive payments under the Junior Subordinated Guarantee or to institute suit for enforcement of any such payment under the Junior Subordinated Guarantee,

(7)	reduce the percentage in principal amount of the outstanding NEE Capital Junior Subordinated Indenture Securities of any series or tranche whose owners must consent to an amendment, supplement or waiver without the consent of the registered owner of each outstanding NEE Capital Junior Subordinated Indenture Security of that particular series or tranche,

(8)	reduce the requirements for quorum or voting of any series or tranche without the consent of the registered owner of each outstanding NEE Capital Junior Subordinated Indenture Security of that particular series or tranche, or

(9)	modify certain of the provisions of the NEE Capital Junior Subordinated Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the NEE Capital Junior Subordinated Indenture Securities of any series or tranche, without the consent of the registered owner of each outstanding NEE Capital Junior Subordinated Indenture Security affected by the modification.

A supplemental indenture that changes or eliminates any provision of the NEE Capital Junior Subordinated Indenture that has expressly been included only for the benefit of one or more particular series or tranches of NEE Capital Junior Subordinated Indenture Securities, or that modifies the rights of the registered owners of NEE Capital Junior Subordinated Indenture Securities of that particular series or tranche with respect to that provision, will not affect the rights under the NEE Capital Junior Subordinated Indenture of the registered owners of the NEE Capital Junior Subordinated Indenture Securities of any other series or tranche. (NEE Capital Junior Subordinated Indenture, Section 1202).

The NEE Capital Junior Subordinated Indenture provides that, in order to determine whether the registered owners of the required principal amount of the outstanding NEE Capital Junior Subordinated Indenture Securities have given any request, demand, authorization, direction, notice, consent or waiver under the NEE Capital Junior Subordinated Indenture, or whether a quorum is present at the meeting of the registered owners of NEE Capital Junior Subordinated Indenture Securities, NEE Capital Junior Subordinated Indenture Securities owned by NEE Capital, NEE or any other obligor upon the NEE Capital Junior Subordinated Indenture Securities or any affiliate of NEE Capital, NEE or of that other obligor (unless NEE Capital, NEE, that affiliate or that obligor owns all NEE Capital Junior Subordinated Indenture Securities outstanding under the NEE Capital Junior Subordinated Indenture, determined without regard to this provision), will be disregarded and deemed not to be outstanding. (NEE Capital Junior Subordinated Indenture, Section 101).

If NEE Capital or NEE solicits any action under the NEE Capital Junior Subordinated Indenture from registered owners of NEE Capital Junior Subordinated Indenture Securities, each of NEE Capital or NEE may, at its option, fix in advance a record date for determining the registered owners of NEE Capital Junior Subordinated Indenture Securities entitled to take that action. However, neither NEE Capital nor NEE will be obligated to do this. If NEE Capital or NEE fixes such a record date, that action may be taken before or after that record date, but only the registered owners of record at the close of business on that record date will be deemed to be registered owners of NEE Capital Junior Subordinated Indenture Securities for the purposes of determining whether registered owners of the required proportion of the outstanding NEE Capital Junior Subordinated Indenture Securities have authorized that action. For these purposes, the outstanding NEE Capital Junior Subordinated Indenture Securities will be computed as of the record date. Any action of a registered owner of any NEE Capital Junior Subordinated Indenture Security under the NEE Capital Junior Subordinated Indenture will bind every future registered owner of that NEE Capital Junior Subordinated Indenture Security, or any NEE Capital Junior Subordinated Indenture Security replacing that NEE Capital Junior Subordinated Indenture Security, with respect to anything that the Junior Subordinated Indenture Trustee, NEE Capital or NEE do, fail to do, or allow to be done in reliance on that action, whether or not that action is noted upon that NEE Capital Junior Subordinated Indenture Security. (NEE Capital Junior Subordinated Indenture, Section 104).

Resignation and Removal of Junior Subordinated Indenture Trustee. The Junior Subordinated Indenture Trustee may resign at any time with respect to any series of NEE Capital Junior Subordinated Indenture Securities by giving written notice of its resignation to NEE Capital and NEE. Also, the registered owners of a majority in principal amount of the outstanding NEE Capital Junior Subordinated Indenture Securities of one or more series of NEE Capital Junior Subordinated Indenture Securities may remove the Junior Subordinated Indenture Trustee at any time with respect to the NEE Capital Junior Subordinated Indenture Securities of that series, by delivering an instrument evidencing this action to the Junior Subordinated Indenture Trustee, NEE Capital and NEE. The resignation or removal of the Junior Subordinated Indenture Trustee and the appointment of a successor trustee will not become effective until a successor trustee accepts its appointment.

Except with respect to a Junior Subordinated Indenture Trustee appointed by the registered owners of NEE Capital Junior Subordinated Indenture Securities, the Junior Subordinated Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the NEE Capital Junior Subordinated Indenture if:

(1)	no event of default under the NEE Capital Junior Subordinated Indenture or event that, after notice or lapse of time, or both, would become an event of default under the NEE Capital Junior Subordinated Indenture exists, and

(2)	NEE Capital and NEE have delivered to the Junior Subordinated Indenture Trustee resolutions of their Boards of Directors appointing a successor trustee and that successor trustee has accepted that appointment in accordance with the terms of the NEE Capital Junior Subordinated Indenture. (NEE Capital Junior Subordinated Indenture, Section 910).

Notices. Notices to registered owners of NEE Capital Junior Subordinated Indenture Securities will be sent by mail to the addresses of those registered owners as they appear in the security register for those NEE Capital Junior Subordinated Indenture Securities. (NEE Capital Junior Subordinated Indenture, Section 106).

Title. The person in whose name a NEE Capital Junior Subordinated Indenture Security is registered may be treated as the absolute owner of that NEE Capital Junior Subordinated Indenture Security, whether or not that NEE Capital Junior Subordinated Indenture Security is overdue, for the purpose of making payments and for all other purposes, regardless of any notice to the contrary. (NEE Capital Junior Subordinated Indenture, Section 308).

Governing Law. The NEE Capital Junior Subordinated Indenture and the NEE Capital Junior Subordinated Indenture Securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereunder, except to the extent that the law of any other jurisdiction is mandatorily applicable. (NEE Capital Junior Subordinated Indenture, Section 112).

INFORMATION CONCERNING THE TRUSTEES

NEE and its subsidiaries, including NEE Capital, and various of their affiliates maintain various banking and trust relationships with The Bank of New York Mellon and its affiliates. The Bank of New York Mellon acts, or would act, as (i) Indenture Trustee, security registrar and paying agent under the Indenture described under “Description of NEE Capital Senior Debt Securities” above, (ii) Guarantee Trustee under the Guarantee Agreement described under “Description of NEE Guarantee of NEE Capital Senior Debt Securities” above, (iii) purchase contract agent under purchase contract agreements with respect to stock purchase units, (iv) guarantee trustee under the existing guarantee agreement with respect to preferred trust securities issued by NEE Capital and guaranteed by NEE and (v) Junior Subordinated Indenture Trustee, security registrar and paying agent under the NEE Capital Junior Subordinated Indenture described under “Description of NEE Capital Junior Subordinated Debentures and NEE Junior Subordinated Guarantee” above. In addition, an affiliate of The Bank of New York Mellon acts as property trustee under a trust agreement with respect to the aforementioned preferred trust securities.

PLAN OF DISTRIBUTION

NEE and NEE Capital may sell the securities offered pursuant to this prospectus (“Offered Securities”):

(1)	through underwriters or dealers,

(2)	through agents, or

(3)	directly to one or more purchasers.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Through Underwriters or Dealers. If NEE and/or NEE Capital uses underwriters in the sale of the Offered Securities, the underwriters will acquire the Offered Securities for their own account. The underwriters may resell the Offered Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Offered Securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to the Offered Securities, the obligations of the underwriters to purchase those Offered Securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Offered Securities if they purchase any of them. If NEE and/or NEE Capital uses a dealer in the sale, NEE and/or NEE Capital will sell the Offered Securities to the dealer as principal. The dealer may then resell those Offered Securities at varying prices determined at the time of resale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents. NEE and/or NEE Capital may designate one or more agents to sell the Offered Securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly. NEE and/or NEE Capital may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

General Information. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to NEE and/or NEE Capital from the sale of the Offered Securities, any initial public offering price and other terms of the offering of those Offered Securities.

NEE and/or NEE Capital may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from NEE and/or NEE Capital at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as agent for NEE and/or NEE Capital, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with NEE and/or NEE Capital, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

NEE and/or NEE Capital may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by NEE and/or NEE Capital or borrowed from any of them or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from NEE and/or NEE Capital in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

NEE and/or NEE Capital may have agreements to indemnify underwriters, dealers and agents against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from NextEra Energy, Inc.’s Annual Report on Form 10-K and the effectiveness of NextEra Energy, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Morgan, Lewis & Bockius LLP, New York, New York and Squire Patton Boggs (US) LLP, West Palm Beach, Florida, co-counsel to NEE and NEE Capital, will pass upon the legality of the Offered Securities for NEE and NEE Capital. Hunton & Williams LLP, New York, New York, will pass upon the legality of the Offered Securities for any underwriters, dealers or agents. Morgan, Lewis & Bockius LLP and Hunton & Williams LLP may rely as to all matters of Florida law upon the opinion of Squire Patton Boggs (US) LLP. Squire Patton Boggs (US) LLP may rely as to all matters of New York law upon the opinion of Morgan, Lewis & Bockius LLP.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or in any written communication from NEE or NEE Capital specifying the final terms of a particular offering of securities. Neither NEE nor NEE Capital has authorized anyone else to provide you with additional or different information. Neither NEE nor NEE Capital is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

NextEra Energy, Inc.

                    Equity Units

(Initially Consisting of            Corporate Units)

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Credit Suisse

Mizuho Securities

August     , 2016